    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 2, 2001


                                                  REGISTRATION NO. 333-66282


                                                                    333-66282-01

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               (Amendment No. 3)

                             ---------------------

         TRI-UNION DEVELOPMENT CORPORATION                      TRI-UNION OPERATING COMPANY
   (Exact name of registrant as specified in its       (Exact name of registrant as specified in its
                     charter)                                            charter)

                       TEXAS                                             DELAWARE
 (State or other jurisdiction of incorporation or    (State or other jurisdiction of incorporation or
                   organization)                                       organization)

                       1311                                                1311
  (Primary Standard Industrial Classification No.     (Primary Standard Industrial Classification No.

                    76-0503660                                          94-2285498
       (I.R.S. Employer Identification No.)                (I.R.S. Employer Identification No.)

                              530 LOVETT BOULEVARD
                              HOUSTON, TEXAS 77006
                                 (713) 533-4000
  (Address, including zip code, and telephone number, including area code, or registrants' principal executive offices)
                             ---------------------
                                   copies to:

                                  BARRY DAVIS
                              WILLIAM T. HELLER IV
                             THOMPSON & KNIGHT LLP
                             1200 SMITH, SUITE 3600
                              HOUSTON, TEXAS 77002
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell the new notes until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the new notes and it is not soliciting an offer to buy the new notes in any state where the offer or sale is not permitted.


PROSPECTUS                         SUBJECT TO COMPLETION, DATED NOVEMBER 2, 2001


[TRI-UNION DEVELOPMENT CORPORATION LOGO]

                       TRI-UNION DEVELOPMENT CORPORATION

                               OFFER TO EXCHANGE
        $130,000,000 REGISTERED 12.5% SENIOR SECURED NOTES DUE 2006 FOR ALL OUTSTANDING UNREGISTERED 12.5% SENIOR SECURED NOTES DUE 2006

        PAYMENT UNCONDITIONALLY GUARANTEED ON A SENIOR SECURED BASIS BY
                          TRI-UNION OPERATING COMPANY

                             ---------------------

                          TERMS OF THE EXCHANGE OFFER

     - We are offering to exchange all validly tendered old notes, which we originally sold in a private offering, for an equal principal amount of new notes that have been registered under the Securities Act of 1933.


     - THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 10, 2001, UNLESS EXTENDED.


     - Tenders of outstanding old notes may be withdrawn at any time prior to the expiration of the exchange offer.


     - We believe that the exchange of old notes for new notes should not be a taxable exchange for federal income tax purposes, but you should read -- "Material United States Federal Income Tax Considerations -- The Exchange Offer" on page 122 for more information.


     - We will not receive any proceeds from the exchange offer.

     - The terms of the new notes are substantially identical to the terms of the old notes, except that the new notes will not generally be subject to the transfer restrictions nor have the registration rights applicable to the old notes.

     - No public market currently exists for the new notes. We do not intend to apply for listing of the new notes on any securities exchange or to arrange for them to be quoted on any quotation system.

     - The old notes and the new notes are senior in right of payment to all of our unsecured senior indebtedness, to the extent of the value of the pledged collateral, and all of our subordinated indebtedness. We do not currently have any senior or subordinated indebtedness for borrowed money other than the old notes.

      YOU SHOULD CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 11 BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this Prospectus is November 2, 2001.

          OUR PRINCIPAL OIL AND GAS FIELDS IN OUR CORE OPERATING AREAS


                                     [MAP]

[This page includes a map of the United States with breakout segments identifying oil fields located in the Sacramento Basin and the Onshore and Offshore Gulf Coast. The Sacramento Basin segment identifies the following oil fields: Rancho Capay; West Ord Bend; Willows-Beehive Bend; Afton/Main; South Afton; Moon Bend; Sycamore; West Grimes; Sutter Buttes; Sutter City Grimes and Tisdale. The Onshore and Offshore Gulf Coast segment identifies the following oil fields: AWP; Alamo; Matagorda Island; Powderhorn; Weesatche; McFaddin; Brazos; East Placedo; Heinzeville; Word; Danbury; Sublime; Galveston; High Island West; High Island East; North Alvin; Hastings; Gillock; Giddings; Kurten; South Liberty; Madisonville; Hull; High Island; Constitution; Barbers Hill; Sour Lake; Spindletop; Winnie SE; West Cameron; South Marsh Island; Eugene Island; Rayne; Scott; Clear Branch; South Timbalier and South Pass.]

                                    SUMMARY


     This summary contains basic information about us and this exchange offer. Because it is a summary, it does not contain all the information that you should consider before making a decision as to whether to tender your old notes in this exchange offer. You should read this entire prospectus carefully before making a decision. Unless the context requires otherwise, references in this prospectus to "Tri-Union," "we," "us" and "our" refer to Tri-Union Development Corporation and Tri-Union Operating Company, our wholly-owned subsidiary. The consolidated historical financial, reserve, operating and pro forma data set forth in this prospectus include information for our subsidiary and us on a consolidated basis. The information in this prospectus gives effect to our merger with our former parent corporation, Tribo Petroleum Corporation, on July 27, 2001. If you are not familiar with some of the oil and natural gas terms used in this prospectus, please read "Glossary of Oil and Natural Gas Terms" beginning on page 128.


                                  OUR COMPANY

     We are an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties in three core areas. Our core areas are located onshore Gulf Coast, primarily in Texas and Louisiana, offshore Gulf Coast in the shallow waters of the Gulf of Mexico and in the Sacramento Basin of northern California. We have established significant operating expertise in our core areas which we believe allows us to better anticipate and manage operating expenses, produce our properties more efficiently and improve recovery from our reservoirs.

     We have one subsidiary, Tri-Union Operating Company, which is wholly owned by us. Tri-Union Operating's principal asset is a net profits interest in a field operated by us. This interest is the only oil and natural gas property of Tri-Union Operating and represents less than 5% of our consolidated proved reserves.

     At December 31, 2000, we had net proved reserves of 180.1 Bcfe, approximately one-half of which were natural gas, with a reserve life of 11.0 years. Our reserve base is diversified across our three core areas, with 64% of our proved reserves located onshore Gulf Coast, 12% offshore Gulf Coast and 24% in California. Each of these core areas is characterized by years of stable, historical production and numerous producing wells. We operate approximately 92% of our proved reserves.

     We have a large inventory of development projects that we have only recently begun to exploit. Because we operate in older, more mature fields with long production histories and many producing wells, we believe these projects represent low-risk opportunities to add to our reserves. We completed 28 of these projects during 1999 and 2000 for $10.6 million in development capital expenditures for drilling and recompletions, resulting in a 42% increase in our daily production. We experienced a 75% drilling success rate over that period. We have identified another 175 similar projects on our existing fields to pursue through 2003. Of these projects, 116 are proved behind pipe and proved undeveloped projects and two are 3-D seismic surveys in California. We have allocated $14.9 million of our capital budget for the second half of 2001, $19.3 million for 2002 and $3.5 million for 2003 for these projects. The balance of 57 projects are behind pipe opportunities in the Sacramento Basin that were not classified as proved at December 31, 2000. Of these projects, 24 and 33 may be added to our budgeted projects during 2001 and 2002, respectively, depending on our capital resources. We anticipate that we may expend an additional $720,000 during the remainder of 2001 and $990,000 in 2002 should we decide to fund these projects. Further, depending on our capital resources, we may substitute some of these projects for currently budgeted projects as these behind pipe opportunities are less expensive than many of our budgeted development projects.

     Approximately 80% of our projected oil and natural gas production from proved developed producing reserves (and the basis differential attributable to approximately 80% of our projected proved developed producing natural gas production from our California properties) is hedged through June 30, 2003 at swap prices of $4.19 per Mcf and $25.30 per Bbl, or a weighted-average natural gas-equivalent price of approximately $4.20 per Mcfe. In connection with the original offering, we agreed to maintain, on a monthly basis, a rolling two-year hedge program until the maturity of the old notes and the new notes, subject to certain conditions. We believe this hedging program will provide us with the financial capacity to successfully execute our development plans and profitably grow production from current levels.

     Our principal executive offices are located at 530 Lovett Boulevard, Houston, Texas 77006-4021, and our telephone number is (713) 533-4000.

                      OUR BANKRUPTCY AND RECAPITALIZATION

     In March 1998, we acquired certain onshore Texas oil and natural gas properties from Apache Corporation. Prior to the acquisition, we had approximately $35 million in debt outstanding. We incurred approximately another $63 million in debt in connection with the acquisition of these properties from Apache. A portion of this debt was in the form of a short-term, amortizing bank loan.


     In August 1998, before we were able to refinance our bank loan, commodity prices began falling, with oil prices ultimately reaching a 12-year low in December 1998. The resultant negative effect on our cash flow from the deterioration of commodity prices, coupled with the required amortization payments on our bank loan, severely restricted the amount of capital we were able to dedicate to development drilling. Consequently, our oil and natural gas production declined, further negatively affecting our cash flow. In October 1998, our short-term loan matured and we arranged a forbearance agreement providing for interest payments to be partially capitalized and providing us with additional time to refinance our obligations. In July 1999, the forbearance agreement terminated and we made negotiated interest payments while attempting to negotiate a restructuring of our obligations. By March 2000, the aggregate principal balance of our bank debt had increased as a result of capitalized interest and expense to approximately $105 million. In February 2000, the bank declared a default on the loan, demanded payment of all principle and interest and posted the shares of Tribo Petroleum Corporation, our parent corporation and a guarantor of the loan, for foreclosure. As a consequence of the bank's foreclosure action, on March 14, 2000, we chose to seek protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division. Tri-Union Operating continued to operate outside of bankruptcy.


     As a result of the redeployment of funds formerly utilized for amortization payments, we have conducted a limited but highly successful, low-risk development drilling program, which has resulted in an increase of approximately 42% in our average daily production over the last two years. This production increase, coupled with improved commodity prices, allowed us to increase our cash position to approximately $66.7 million immediately prior to closing of the original offering on June 18, 2001, from approximately $1.4 million on March 14, 2000. The original offering was a private unit offering, with each unit consisting of one old note in the principal amount of $1,000 and one share of class A common stock of our former parent corporation, Tribo Petroleum Corporation, with which we merged on July 27, 2001. The units were sold to Jefferies & Company, Inc., as initial purchaser, which then resold the units to qualified institutional buyers in reliance on Rule 144A under the Securities Act. The proceeds of the original offering and our available cash balances at closing were sufficient to allow us to pay or segregate funds for the payment of all creditor claims in full, including interest, and to exit bankruptcy on June 18, 2001.

     The old notes are our only material long-term indebtedness. Our level of indebtedness as of June 30, 2001, was $130.0 million as compared to adjusted EBITDA on a pro forma basis for the six months then ended of $36.8 million and for the year ended December 31, 2000, of $42.0 million. Our significant leverage creates risks for holders of the notes, including the risk that we will be unable to satisfy the amortization payments due on the notes on June 1, 2002, 2003 and 2004.

                               THE EXCHANGE OFFER

Securities Offered..................     We are offering to exchange old notes
                                         for new notes in the aggregate
                                         principal amount of up to $130,000,000.
                                         The new notes will evidence the same
                                         debt as the old notes and will be
                                         entitled to the benefits of the same
                                         indenture as the old notes. The terms
                                         of the new notes and the old notes are
                                         substantially identical, except that
                                         the new notes will not generally be
                                         subject to the transfer restrictions
                                         nor have the registration rights
                                         applicable to the old notes.

The Exchange Offer..................     The new notes are being offered in
                                         exchange for a like principal amount of
                                         the old notes. The old notes may be
                                         exchanged only in integral multiples of
                                         $1,000.


Expiration Date.....................     The exchange offer expires at 5:00
                                         p.m., New York City time, on December
                                         10, 2001, or such later date and time
                                         to which it is extended by us in our
                                         sole discretion.


Withdrawal Rights...................     Tenders may be withdrawn at any time
                                         prior to the expiration date. Any old
                                         notes not accepted for any reason will
                                         be returned without expense to the
                                         tendering holder thereof as promptly as
                                         practicable after the expiration or
                                         termination of the exchange offer.

Effect of Exchange on Holder of New
Notes...............................     Based on interpretations by the staff
                                         of the SEC as set forth in no-action
                                         letters issued to third parties we
                                         believe that the new notes issued in
                                         exchange for old notes may be offered
                                         for resale, resold or otherwise
                                         transferred by holders (other than any
                                         holder which is an "affiliate" of ours
                                         within the meaning of Rule 405 under
                                         the Securities Act) without compliance
                                         with the registration and prospectus
                                         delivery provisions of the Securities
                                         Act, provided that such new notes are
                                         acquired in the ordinary course of the
                                         holder's business and the holder has no
                                         arrangement with any person to
                                         participate in the distribution of such
                                         new notes. In addition, holders of new
                                         notes will have no further registration
                                         rights under the registration rights
                                         agreement.

Effect of Failure to Exchange on
Holders of Old Notes................     All untendered, and tendered but
                                         unaccepted, old notes will continue to
                                         be subject to the restrictions on
                                         transfer provided for in the old notes
                                         and the indenture. To the extent old
                                         notes are tendered and accepted in the
                                         exchange offer, the trading market, if
                                         any, for the old notes could be
                                         adversely affected. Holders of the old
                                         notes that do not exchange their old
                                         notes for new notes will, after
                                         the exchange is consummated, have no
                                         further registration or other rights
                                         under the registration rights
                                         agreement. Holders of the old notes
                                         will continue to be entitled to all the
                                         rights and limitations under the
                                         indenture.

Procedure for Tendering Old Notes...     For you to validly tender old notes in
                                         the exchange offer, either:

                                         - a properly completed and duly
                                           executed letter of transmittal, or a
                                           manually executed facsimile of that
                                           document, along with any required
                                           signature guarantees, or an agent's
                                           message in connection with a
                                           book-entry transfer, and any other
                                           required documents, must be
                                           transmitted to and received by the
                                           exchange agent at its address set
                                           forth on page 29 of this prospectus
                                           under the heading "The Exchange
                                           Offer -- Exchange Agent" and
                                           certificates for tendered old notes
                                           must be received by the exchange
                                           agent at one of those addresses, or
                                           those old notes must be tendered in
                                           accordance with the procedure for
                                           book-entry tender (and a confirmation
                                           of receipt of the tender received),
                                           in each case before the expiration
                                           date. See "The Exchange
                                           Offer -- Exchange Offer
                                           Procedures -- General",
                                           "-- Book-Entry Transfer" and
                                           "-- Certificated Old Notes" beginning
                                           on page 24 for more details; or

                                         - you must comply with the guaranteed
                                           delivery procedures set forth in "The
                                           Exchange Offer -- Guaranteed Delivery
                                           Procedures" beginning on page 26.

Use of Proceeds.....................     We will not receive any cash proceeds
                                         from the issuance of new notes.

Exchange Agent......................     Firstar Bank, National Association is
                                         serving as the exchange agent in
                                         connection with the exchange offer.

United States Federal Income Tax
  Consequences......................     The exchange of old notes should not be
                                         a taxable event for United States
                                         federal income tax purposes.

THE TERMS OF THE OLD NOTES AND THE NEW NOTES

Issuer..............................     Tri-Union Development Corporation.

Maturity Date.......................     June 1, 2006.

Amortization Payments...............     On June 1, 2002, 2003 and 2004, we will
                                         make amortization payments of the
                                         greater of $20.0 million and 15.3%,
                                         $20.0 million and 15.3%, and $15.0
                                         million and 11.5%, respectively, of the
                                         aggregate principal amount of the
                                         notes, reduced by any amortization
                                         payments made prior to the payment
                                         date, together with accrued and unpaid
                                         interest to the date of payment.

Interest Rate and Payment Dates.....     The notes bear interest at a rate of
                                         12.5% per annum. Interest on the new
                                         notes will accrue from the last date on
                                         which interest was paid on the old
                                         notes surrendered in exchange for the
                                         new notes or, if no interest has been
                                         paid, from the date of original
                                         issuance of the old notes. Interest
                                         will be payable semi-annually in cash
                                         in arrears on June 1 and December 1 of
                                         each year, commencing December 1, 2001.

Collateral and Intercreditor
Rights..............................     The notes and the guarantees by our
                                         subsidiary and any future subsidiaries
                                         will be secured by a first lien on
                                         substantially all existing and future
                                         oil and natural gas properties owned by
                                         us and our subsidiary. The notes are
                                         subject to certain payment priorities
                                         in connection with commodity hedge
                                         agreements we entered into in
                                         connection with the issuance of the old
                                         notes, and the collateral securing the
                                         notes will be subject to certain
                                         permitted liens.

Guarantees..........................     The notes will be unconditionally
                                         guaranteed on a senior secured basis by
                                         Tri-Union Operating Company, as well as
                                         all of our future subsidiaries. The
                                         guarantees will rank senior in right of
                                         payment to all unsecured senior
                                         indebtedness of the guarantors, to the
                                         extent of the value of the pledged
                                         collateral. The guarantees will be
                                         subject to certain payment priorities
                                         in connection with commodity hedge
                                         agreements that we entered into in
                                         connection with the issuance of the
                                         notes and that we will be required to
                                         enter into the future under the terms
                                         of the indenture, and the collateral
                                         securing the guarantees will be subject
                                         to certain permitted liens.

Ranking.............................     The notes will rank senior in right of
                                         payment to all of our unsecured senior
                                         indebtedness, to the extent of the
                                         value of the pledged collateral.

Original Issue Discount.............     The old notes were issued with, and the
                                         new notes will be deemed to have been
                                         issued with,
                                         original issue discount for federal
                                         income tax purposes. You should be
                                         aware that accrued original issue
                                         discount will be included periodically
                                         in your gross income for federal income
                                         tax purposes. See "Material United
                                         States Federal Tax
                                         Considerations -- Notes" beginning on
                                         page 122 for more details.


Optional Redemption.................     The notes will be redeemable at our
                                         option, in whole or in part, at any
                                         time on or after June 1, 2004, at
                                         redemption prices equal to 104% of the
                                         aggregate principal amount of the notes
                                         to be redeemed, or 100% of the
                                         aggregate principal amount of the notes
                                         to be redeemed on or after June 1,
                                         2005, in each case together with
                                         accrued and unpaid interest to the date
                                         of redemption.

                                         In addition, in the event we consummate
                                         a public equity offering prior to June
                                         1, 2003, we may use all or a portion of
                                         the net proceeds from that offering to
                                         redeem up to 30% of the aggregate
                                         principal amount of the notes at a
                                         redemption price equal to 112.5% of the
                                         principal amount of the notes to be
                                         redeemed, together with accrued and
                                         unpaid interest to the date of
                                         redemption. The redemptions from a
                                         public equity offering will be limited
                                         so that no less than 70% of the
                                         aggregate principal amount of the notes
                                         will remain outstanding.

Repurchase Obligations Upon Change
of Control..........................     Upon a change of control, each holder
                                         of notes will have the right to require
                                         us to repurchase all or a portion of
                                         such holder's notes at a repurchase
                                         price equal to 101% of the principal
                                         amount of the notes, together with
                                         accrued and unpaid interest to the date
                                         of repurchase.

Certain Covenants...................     The new notes will be issued under the
                                         same indenture as the old notes. The
                                         indenture contains certain covenants
                                         including, but not limited to,
                                         covenants that limit our ability to:

                                         - incur additional indebtedness and
                                           issue disqualified capital stock;

                                         - pay dividends;

                                         - make certain restricted payments;

                                         - consummate certain asset sales and
                                           asset sale offers;

                                         - enter into certain transactions with
                                           affiliates;

                                         - incur liens;

                                         - merge or consolidate with any other
                                           person or sell or otherwise dispose
                                           of all of our assets;

                                         - sell or issue capital stock of a
                                           restricted subsidiary;

                                         - enter into new lines of business; and

                                         - enter into synthetic lease
                                           transactions.

                                         The indenture also contains covenants
                                         regarding the designation of
                                         unrestricted subsidiaries, ownership of
                                         restricted subsidiaries, issuance of
                                         reports, liens on additional collateral
                                         and the independence of our board of
                                         directors.

Hedge Covenant......................     Approximately 80% of our projected oil
                                         and natural gas production from proved
                                         developed producing reserves (and the
                                         basis differential attributable to
                                         approximately 80% of our projected
                                         proved developed producing natural gas
                                         production from our California
                                         properties) is hedged through June 30,
                                         2003 at swap prices of $4.19 per Mcf
                                         and $25.30 per Bbl, or a
                                         weighted-average natural gas-equivalent
                                         price of approximately $4.20 per Mcfe.
                                         In connection with the original
                                         offering, we agreed to maintain, on a
                                         monthly basis, a rolling two-year hedge
                                         program until the maturity of the old
                                         notes and the new notes, subject to
                                         certain conditions.

Excess Cash Flow Offer..............     If we have excess cash flow of at least
                                         $1.0 million during any fiscal quarter
                                         beginning with the quarter ended June
                                         30, 2004, we will be obligated to
                                         purchase notes at 100% of the principal
                                         amount thereof, plus accrued and unpaid
                                         interest, provided that the amount
                                         required to be paid to repurchase notes
                                         will be limited to the amount of 50% of
                                         such excess cash flow.

                                  RISK FACTORS

     Before deciding to invest in the notes or to tender your old notes in exchange for the new notes, you should carefully consider the information included in "Risk Factors" beginning on page 11, as well as all other information set forth in this prospectus.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following table sets forth some of our historical and pro forma consolidated financial data. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the pro forma financial data and the consolidated financial statements and related notes included in this prospectus. The summary financial and other data as of, and for the years ended December 31, 1998, 1999 and 2000, have been derived from the audited consolidated financial statements included in this prospectus. The summary financial data as of June 30, 2001 and for the six months ended June 30, 2000 and 2001 are derived from our unaudited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, that management considers necessary to fairly present such data. The results for the six months ended June 30, 2001 are not necessarily indicative of the results to be expected for the year ending December 31, 2001. The summary unaudited pro forma statement of operations data and other financial data illustrates the impact that the original offering and our amended plan of reorganization would have had if they had been consummated as of January 1, 2000. The summary unaudited pro forma financial data is not necessarily indicative of the results that would have occurred had the original offering and our plan been consummated as of the beginning of the periods presented.

                                         YEARS ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
                                 ----------------------------------------   -----------------------------
                                                                PRO FORMA                       PRO FORMA
                                   1998      1999      2000       2000       2000      2001       2001
                                 --------   -------   -------   ---------   -------   -------   ---------
                                                    (IN THOUSANDS, EXCEPT RATIO DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Total revenues.................  $ 26,352   $37,766   $74,476   $ 74,476    $27,509   $58,733    $58,733
Expenses:
  Lease operating..............    17,450    15,542    19,485     19,485      6,804    10,480     10,480
  Workover.....................       600     2,410     6,649      6,649      1,697     3,340      3,340
  Production taxes.............       639       705     1,968      1,968        712     1,342      1,342
  Depreciation, depletion and
     amortization..............    12,398    11,040    13,506     13,506      5,394     7,262      7,262
  General and administrative...     3,327     5,237     4,328      4,328      2,447     3,149      3,149
  Interest.....................     7,734    11,981    12,758     27,876      6,733     6,276     13,066
                                 --------   -------   -------   --------    -------   -------    -------
          Total expenses.......    42,147    46,916    58,695     73,814     23,788    31,850     38,639
Income (loss) before
  reorganization costs and
  income taxes.................   (15,795)   (9,150)   15,780        662      3,721    26,883     20,093
Reorganization costs...........        --        --    21,487     21,487        915     7,311      7,311
                                 --------   -------   -------   --------    -------   -------    -------
Income (loss) before income
  taxes........................   (15,795)   (9,150)   (5,707)   (20,826)     2,807    19,572     12,782
Provision for income taxes.....        --        --        79         --         --       391        256
                                 --------   -------   -------   --------    -------   -------    -------
Net income (loss)..............  $(15,795)  $(9,150)  $(5,786)  $(20,826)   $ 2,807   $19,181    $12,527
                                 ========   =======   =======   ========    =======   =======    =======
OTHER FINANCIAL DATA:
Capital expenditures -- oil and
  natural gas properties.......  $ 71,992   $13,572   $10,878   $ 10,878    $ 3,609   $ 3,339    $ 3,339
Earnings to fixed charges(1)...        NM      0.31x     0.60x      0.28x      1.40x     4.03x      1.97x
Adjusted EBITDA(2).............     4,337    13,871    42,045     42,045     15,849    36,835     36,835
Adjusted EBITDA to cash
  interest(3)..................      0.56x     1.16x     3.30x      2.59x      2.35x     6.34       4.57x

                                                               AT JUNE 30,
                                                                   2001
                                                              --------------
                                                              (IN THOUSANDS,
                                                                  EXCEPT
                                                               RATIO DATA)
CONSOLIDATED BALANCE SHEET DATA:
Net property and equipment..................................     $ 80,484
Total assets................................................      158,954
Stockholders' equity (capital deficit)......................       14,423
ACNTA(4)....................................................      626,650
Notes payable, including current maturities and net of bond
  discounts.................................................      105,512
ACNTA to indebtedness.......................................         5.93x

---------------

(1) For purposes of computing the ratio of earnings to fixed charges, earnings are computed as income after reorganization costs and before income taxes plus interest expense, including amortization of premiums, discounts, and capitalized expenses related to indebtedness. Fixed charges represent interest expense and capitalized interest (including amortization of deferred finance charges and an estimated portion of rentals representing interest costs). Earnings to fixed charges were 2.18x and 1.44x for the years ended December 31, 1996 and 1997, respectively. Earnings were insufficient to cover fixed charges by $15.8 million, $9.2 million, $5.7 and $20.8 million for the years ended December 31, 1998, 1999, 2000 and on a pro forma basis for the year ended December 31, 2000, respectively. NM means "not measured."

(2) EBITDA means earnings before interest expense, income taxes, depreciation, depletion and amortization. Adjusted EBITDA means EBITDA before impairment of oil and natural gas properties, reorganization costs, and gains or losses on derivative contracts. EBITDA is commonly used by debt holders and financial statement users as a measurement to determine the ability of an entity to meet its interest obligations. EBITDA is not a measurement presented in accordance with generally accepted accounting principles ("GAAP") and is not intended to be used in lieu of GAAP presentation of results of operations and cash provided by operating activities. Our definition of adjusted EBITDA may not be identical to similarly entitled measures used by other companies.

(3) Cash interest excludes non-cash interest for amortization of bond discount and bond issuance costs, which are included in determining interest expense in accordance with GAAP.


(4) ACNTA means Adjusted Consolidated Net Tangible Assets, as defined in "Description of the Senior Secured Notes -- Certain Definitions" beginning on page 97. ACNTA is calculated using oil and natural gas prices utilized in our year end reserve report.

                        SUMMARY HISTORICAL RESERVE DATA

     The following table sets forth summary information with respect to our estimated net proved oil and natural gas reserves as of the periods shown. Please read "Risk Factors -- Our estimates of oil and natural gas reserves and future net revenue are uncertain and inherently imprecise", beginning on page 15, regarding the risks of relying upon the information in the table.

                                                                    AT DECEMBER 31,
                                                             ------------------------------
                                                               1998       1999       2000
                                                             --------   --------   --------
Proved reserves:
  Oil and condensate (MBbls)...............................    11,319     15,851     15,073
  Natural gas (MMcf).......................................   111,149    110,092     89,699
          Total (MMcfe)....................................   179,063    205,198    180,137
Proved developed reserves:
  Oil and condensate (MBbls)...............................     9,124     12,957     12,290
  Natural gas (MMcf).......................................    58,088     58,265     45,575
          Total (MMcfe)....................................   112,832    136,007    119,315
PV-10 Value (in thousands)(1)..............................  $118,151   $292,495   $630,002
Standardized Measure (in thousands)(2).....................  $105,403   $231,564   $472,279
Reserve life (in years)....................................      13.9       14.8       11.0

---------------

(1) The average prices used in calculating PV-10 Value as of December 31, 2000 were $10.31 per Mcf and $25.90 per Bbl. Assuming benchmark prices of $4.25 per Mcf and $25.00 per Bbl (or net realized prices of $4.82 per Mcf and $24.10 per Bbl), our PV-10 Value would have been $309.3 million at December 31, 2000.

(2) Represents PV-10 Value adjusted for the effects of future estimated income tax expense.

                       SUMMARY HISTORICAL OPERATING DATA

     The following table sets forth summary information with respect to our consolidated operations for the periods shown.

                                                                             SIX MONTHS
                                             YEARS ENDED DECEMBER 31,      ENDED JUNE 30,
                                            ---------------------------   -----------------
                                             1998      1999      2000      2000      2001
                                            -------   -------   -------   -------   -------
Production volumes:
  Oil and condensate (MBbls)..............    1,030     1,145     1,333       540       692
  Natural gas (MMcf)......................    6,711     7,007     8,314     3,413     4,615
          Total (MMcfe)...................   12,890    13,874    16,313     6,653     8,767
Average daily production:
  Oil and condensate (Bbls)...............    2,821     3,136     3,643     2,983     3,823
  Natural gas (Mcf).......................   18,387    19,196    22,716    18,856    25,497
          Total (Mcfe)....................   35,314    38,011    44,574    36,757    48,436
Average realized prices:(1)
  Oil and condensate (per Bbl)............  $ 12.43   $ 17.27   $ 28.95   $ 29.27   $ 27.12
  Natural gas (per Mcf)...................     1.94      2.36      4.19      2.93      7.78
          Per Mcfe........................     2.00      2.61      4.50      3.94      6.24
Expenses (per Mcfe):
  Lease operating (excluding workover
     expense and production taxes)........  $  1.35   $  1.12   $  1.19   $  1.02   $  1.20
  Workover................................     0.05      0.17      0.41      0.26      0.38
  Production taxes........................     0.05      0.05      0.12      0.11      0.15
  Depreciation, depletion and
     amortization.........................     0.96      0.80      0.83      0.81      0.83
  General and administrative, net.........     0.26      0.38      0.27      0.37      0.36

---------------

(1) Reflects the actual realized prices received, including the results of hedging activities. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 38.

                                  RISK FACTORS

     The exchange and ownership of notes involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in the notes or to exchange old notes for new notes.

RISKS RELATING TO THE EXCHANGE OFFER

  Broker-dealers or certain holders may become subject to the registration and prospectus delivery requirements of the Securities Act.

     Holders that are our "affiliates" within the meaning of Rule 405 under the Securities Act and holders that have not acquired new notes in the ordinary course of such holder's business or who have an arrangement with any person to participate in the distribution of new notes will not be able to offer for resale, resell or otherwise transfer new notes without first complying with the registration and prospectus delivery provisions of the Securities Act. Further, while we believe other holders may be able to offer for resale, resell or otherwise transfer new notes without complying with the provisions of the Securities Act, our belief is based upon interpretations of no-action letters issued to third parties and we have not requested the SEC to issue, and the SEC has not issued, a no-action letter with regard to the exchange offer. Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must deliver a prospectus in connection with any resale of such new notes.

     In addition, to comply with the securities laws of certain jurisdictions, the new notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. We have agreed to register or qualify the new notes for offer or sale under the securities or blue sky laws of such states as any holder of the new notes reasonably requests in writing but our obligation to do so is limited to jurisdictions within the United States and where we are not required to qualify generally to do business or subject ourselves to taxation in any jurisdiction where we are not otherwise qualified or subject to taxation.

RISKS RELATING TO THE OLD NOTES AND THE NEW NOTES

  The value of the pledged collateral securing the notes may be inadequate, and there are risks that may reduce your ability to conduct a successful foreclosure.


     We have granted a first lien on, and have pledged to the holders of the notes, substantially all of our proved oil and natural gas properties and our hedge contracts. However, you may be unable to foreclose on or dispose of any of the collateral without substantial delays and other risks. For example, the ability of the trustee for the holders of the notes to realize upon the collateral will be subject to certain procedural limitations as further described in this prospectus under "Description of the Senior Secured
Notes -- Defaults," beginning on page 89, and "Possession, Use and Release of Collateral -- Release" beginning on page 92. In addition, if we become a debtor in a new case under the Bankruptcy Code, the automatic stay imposed by the Bankruptcy Code would prevent the trustee from selling or otherwise disposing of the collateral without the bankruptcy court's authorization. In that case, the foreclosure might be delayed indefinitely. Further, the proceeds obtained from a foreclosure may be insufficient to pay all amounts owing to holders of the notes and the approved hedge counterparties, others who have a payment priority under the intercreditor agreement and amounts due to holders of permitted liens. At December 31, 2000, we had oil and natural gas properties with a PV-10 Value of $630.0 million. The average prices used in calculating PV-10 Value as of December 31, 2000 were $10.31 per Mcf and $25.90 per Bbl. Assuming benchmark prices of $4.25 per Mcf and $25.00 per Bbl (or net realized prices of $4.82 per Mcf and $24.10 per Bbl), our PV-10 Value would have been $309.3 million at December 31, 2000. The reserve data with respect to such interests, however, represent estimates only and should not be construed as exact. Moreover, the estimated PV-10 Value should not be construed as the current market value of the estimated proved reserves attributable to our oil and natural gas properties. Please read "-- Our estimates of oil and natural gas reserves and future net revenue are uncertain and inherently imprecise" beginning on page 15.


     In addition, the terms of the indenture allow us to issue additional notes provided that we meet certain financial tests. Please read "Description of the Senior Secured Notes -- Certain Covenants -- Limitation on Indebtedness" beginning on page 77. The indenture does not require that we maintain the current level of collateral or maintain a specific ratio of indebtedness to asset values. Any additional notes issued pursuant to the indenture will rank equal to the notes and will be entitled to the same rights and priority with respect to the collateral. Thus, the issuance of additional notes pursuant to the indenture may have the effect of significantly diluting the trustee's ability to recover payment in full from the then existing pool of collateral. Please read "Description of the Senior Secured Notes" beginning on page 72.


  You will be required to include original issue discount in ordinary income for federal income tax purposes.

     The notes have original issue discount. You will be required to include original issue discount in ordinary income for federal income tax purposes as it accrues before you receive cash payments attributable to such income, regardless of your method of accounting. If a bankruptcy case is commenced by or against us after the issuance of the notes, the claim of a holder of the notes may be limited to an amount equal to the sum of:

     - the initial offering price allocable to the notes; plus

     - stated interest and original issue discount that has accrued on the notes as of the date of any bankruptcy filing; less

     - any payments made on the notes before the bankruptcy filing.

  Our principal stockholder owns approximately 65% of our class A common stock, representing 55% of our total common stock outstanding, which may prevent new investors from influencing corporate decisions.

     Richard Bowman, our principal stockholder and Chief Executive Officer, owns approximately 65% of our class A common stock, which represents 55% of our total common stock outstanding. As a consequence, Mr. Bowman is able to affect the outcome of all matters requiring stockholder approval, including the approval of significant corporate transactions, such as transactions involving a change of control. The interests of Mr. Bowman may differ from yours, and Mr. Bowman may vote his class A common stock in a manner that may adversely affect you.

  Jefferies & Company, Inc. owns all of our class B common stock, representing approximately 15% of our total common stock outstanding, and will have special class voting and other rights in connection with such ownership.

     Jefferies & Company, Inc. owns all of the outstanding shares of our class B common stock, which votes as a separate class on all matters subject to a stockholder vote. By voting as a separate class, Jefferies is able to affect the outcome of all matters submitted to a stockholder approval. Additionally, Jefferies will be entitled to elect one member to serve as a non-voting advisory director to our board of directors and to cause us, at any time, to increase the size of our board of directors and to immediately elect a majority of the directors. These additional rights will allow Jefferies to exercise control over our management and operations at any time. The interests of Jefferies may differ from yours, and Jefferies may exercise its voting and other special rights in a manner that may adversely affect you. The class voting and other special rights of Jefferies will terminate under certain circumstances, including at the election of Jefferies.

  There is currently no public market for the notes, and there may never be a public market for the notes.

     There is currently no public market for the old notes or the new notes. We do not intend to list the old notes or the new notes on any national securities exchange or to seek the admission thereof to trading over the National Association of Securities Dealers Automated Quotation System. The old notes currently are eligible for trading by qualified institutional buyers in the PORTAL market.

     Trading in the notes may not develop or may be sporadic, limiting the ability of holders of the notes to sell their notes. To the extent trading does occur, volumes may be limited and prices may be volatile as a consequence of this and other factors, many of which are beyond our control, including:

     - changes in oil and natural gas prices;

     - actual or anticipated variations in quarterly operating results; and,

     - additions or departures of key personnel.

  Debt covenants may limit our future flexibility in obtaining additional financing and in pursuing business opportunities.

     Covenants in the notes will require us to meet certain financial tests in order to incur additional indebtedness. Failing to comply with such tests and incurring additional indebtedness could cause an event of default under the terms of the indenture. If we are unable to borrow additional money or obtain additional financing, our ability to successfully operate and service our debt obligations could be hindered and we may not be able to make scheduled debt payments of principal and interest to the holders of the notes. Please read "-- Our significant leverage and lack of capital resources may affect our ability to successfully operate and service our debt obligations" beginning on page 14.

  The guarantee by our subsidiary and any guarantees by future subsidiaries could be deemed fraudulent conveyances under certain circumstances, and a court may subordinate or void the subsidiary guarantees.

     Various fraudulent conveyance laws could be utilized by a court to subordinate or avoid the guarantee by our subsidiary and any guarantees by future subsidiaries. It is also possible that under certain circumstances a court could hold that the direct obligations of the guarantor could be superior to the obligations under the guarantee of the notes.

     Generally, to the extent that a court were to find that at the time a guarantee was entered into either:

     - the guarantee was incurred with the intent to hinder, delay or defraud any present or future creditor or that our subsidiary contemplated insolvency and intended to favor one or more creditors to the exclusion in whole or in part of others;

     - our subsidiary did not receive fair consideration or reasonably equivalent value for issuing the guarantee;

     - our subsidiary was insolvent or rendered insolvent by reason of the issuance of the guarantee;

     - our subsidiary was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital; or

     - our subsidiary intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured;

then the court could, among other things, avoid all or a portion of the guarantee, or subordinate the guarantee to other existing and future debt of our subsidiary. The result would be to entitle other creditors to be paid in full before any payment could be made on the guarantee.

     Among other things, a legal challenge to the guarantee might focus on the benefits, if any, realized by our subsidiary as a result of the issuance by us of the notes. To the extent the guarantee is avoided as a fraudulent conveyance or held unenforceable for any other reason, you would cease to have any claim against our subsidiary and would be a creditor solely of us.

RISKS RELATING TO OUR BUSINESS, FINANCES AND OPERATIONS

  Our bankruptcy may adversely affect our ability to conduct our future operations.

     On June 18, 2001, we exited bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. Our prior bankruptcy may adversely affect the conduct of our future operations by causing vendors and others from whom we purchase goods or services to be reluctant to do business with us. These vendors may request payment in advance, refuse to extend us credit, or give us terms less favorable than our competitors. We currently do business with certain vendors that require us to pay in advance for goods or services. These limitations make us more susceptible to timing differences between our receipt of payment and our expenditures, which requires us to carefully manage our collections and disbursements, and may hinder our ability to adjust rapidly to changing market conditions. In addition, our recourse to bankruptcy protection were we to require it is limited for the 6 years following the date we filed bankruptcy, March 14, 2000, unless we waive the benefits of our past discharge.

  Our significant leverage and lack of capital resources may affect our ability to successfully operate and service our debt obligations.

     Our level of indebtedness as of June 30, 2001, was $130.0 million, as compared to adjusted EBITDA on a pro forma basis for the year ended December 31, 2000 of $42.0 million and for the six months ended June 30, 2001 of $36.8 million. Under the indenture we are permitted to incur, subject to certain conditions, up to $20.0 million of additional secured debt through the issuance of additional notes and additional amounts by other means.

     Our level of indebtedness and lack of capital resources could have several important effects on our future operations, which in turn could have important consequences to you as a holder of the notes, including, without limitation:

     - impairing our ability to obtain additional financing for working capital, capital expenditures or general corporate or other purposes in the future;

     - placing us at a competitive disadvantage relative to competitors that have less indebtedness, by requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness and thereby reducing the availability of our cash flow to fund working capital, capital expenditures, general corporate expenditures and other purposes;

     - causing us to be unable to satisfy our amortization payments due on the notes on June 1, 2002, 2003 and 2004;

     - causing us to be unable to repurchase, upon a change of control, all of the outstanding notes, together with any accrued and unpaid interest to the date of repurchase;

     - causing us to be unable to repurchase notes pursuant to an asset sale offer or an excess cash flow offer; and

     - limiting or hindering our ability to adjust rapidly to changing market conditions, making us more vulnerable in the event of a downturn in general economic conditions or our business.

     Our ability to make scheduled payments of principal and interest with respect to our indebtedness, including the notes, or to refinance such obligations will depend on our financial and operating performance, which, in turn, will be subject to prevailing economic conditions and to certain financial, business and other factors beyond our control. If our near-term cash flow is consumed by our debt service, we may be forced to reduce or delay planned capital expenditures, sell assets, obtain additional equity capital or attempt to restructure our indebtedness.

     Historically, we have financed acquisition, exploration and development activities primarily through various credit facilities and with internally generated funds. We currently intend to continue our development and exploration activities. However, our ability to expend the capital necessary to undertake or complete future activities may be limited and we may not have adequate funds available to us to carry out our growth strategy. Please read "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources," beginning on page 45, and our consolidated financial statements and the related notes included in this prospectus.

  Our estimates of oil and natural gas reserves and future net revenue are uncertain and inherently imprecise.

     This prospectus contains estimates of our proved reserves and the estimated future net revenues from our proved reserves. Estimating oil and natural gas reserves and their values involves numerous uncertainties, including many factors beyond our control. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas, which cannot be measured in an exact manner. Estimates of economically recoverable oil and natural gas reserves and of future net revenues necessarily depend upon a number of variable factors and assumptions, including the following:

     - historical production from the area compared with production from other producing areas;

     - the assumed effects of regulation by governmental agencies; and

     - assumptions concerning future oil and natural gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs.

     Because of the variable factors and assumptions involved in the estimation of reserves, different engineers or the same engineers at different times may reach substantially different results in their estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, their classification of reserves based on risk recovery and their estimates of the future net revenues expected from reserves. In addition, reserve estimates may be adjusted downward or upward because of changes in such factors and assumptions.

     Because all reserve estimates are subjective to some degree, each of the following items may differ materially from those assumed in the estimated reserves:

     - the quantities of oil and natural gas that are ultimately recovered;

     - the production and operating costs incurred;

     - the amount and timing of future development expenditures; and

     - future oil and natural gas prices.

     The present values of estimated future net revenues referred to in this prospectus should not be construed as the current market value of the estimated oil and natural gas reserves attributable to our properties. In accordance with applicable requirements of the SEC, the estimated discounted future net revenues from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net revenues also will be affected by factors such as:

     - the amount and timing of actual production;

     - supply and demand for oil and natural gas;

     - curtailments or increases in consumption by natural gas purchasers; and

     - changes in governmental regulations or taxation.

     The timing of actual future net revenues from proved reserves, and their actual present value, will be affected by both the timing of the production and the incurrence of expenses in connection with development and production of oil and natural gas properties. In addition, the calculation of the present value of the future net revenues using a 10% discount, as required by the SEC, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with our reserves or the oil and natural gas industry in general.

  Oil and natural gas prices are volatile. A decline in prices could adversely affect our financial results, cash flows, access to capital and ability to pay debt.

     The price we receive for our oil and natural gas production has a significant effect on our financial results, profitability, future rate of growth and the carrying value of our oil and natural gas properties. Prices also affect the amount of cash flow available to pay debt, to make capital expenditures and our ability to borrow money or obtain other forms of financing. Historically, prices for oil and natural gas have been volatile and may continue to be volatile in the future. Additionally, oil and natural gas prices may vary significantly by geographic region and have been particularly volatile in California where much of our natural gas is produced and sold. The prices we are currently receiving for our production are near historic highs in all our areas. Wide fluctuations in oil and natural gas prices may result from relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and other factors beyond our control including:

     - worldwide and domestic supplies of oil and natural gas;

     - weather conditions;

     - the level of consumer demand;

     - the price and availability of alternative fuels;

     - the availability of pipeline capacity;

     - the price and level of foreign imports;

     - domestic and foreign governmental regulations and taxes;

     - the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

     - political instability or armed conflict in oil producing regions; and

     - the overall economic environment.

     These factors and the volatility of the energy markets generally make it extremely difficult to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices would not only reduce revenue, but could reduce the amount of oil and natural gas that we can produce economically and, as a result, could adversely effect both our financial condition and our oil and natural gas reserves.

  Drilling involves numerous risks, including the risk that no commercially productive oil or natural gas reservoirs will be encountered.

     Our success is significantly affected by risks associated with drilling and other operational activities. We do not ourselves conduct the actual drilling operations, but hire drilling companies at standard industry rates. Perhaps the most significant drilling risk is the risk that no oil or natural gas will be found that can be produced at a profit. New wells we drill may be unproductive or we may not be able to recover all or any portion of our investment in wells drilled. The seismic data and other technologies we may use do not allow us to know conclusively prior to drilling a well that oil or natural gas is present or may be produced economically. The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a project. Our efforts will be unprofitable if we drill dry holes or wells that are productive but do not produce enough reserves to return a profit after drilling, operating and other costs. If we are not successful in finding productive oil and natural gas reservoirs or drilling productive oil and natural gas wells, or if drilling costs are significantly higher than projected, our financial results may suffer. Further, drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including the following:

     - unexpected drilling conditions;

     - pressure or irregularities in formations;

     - equipment failures or accidents;

     - adverse weather conditions;

     - compliance with environmental and other governmental requirements;

     - title problems; and

     - costs of, shortages of or delays in the availability or delivery of equipment or qualified operating personnel.

  Hedging transactions may limit our potential profits from operations.

     To manage our exposure to price risks in the marketing of our oil and natural gas production, we have in the past and will be required in the future under the terms of the indenture, subject to certain conditions, to enter into oil and natural gas price hedging arrangements with respect to a portion of our expected production. Our hedging arrangements may include futures contracts on the NYMEX. Our hedging transactions may limit our potential profits if oil and natural gas prices were to rise substantially over the price established by the hedge.

     Hedging transactions may expose us to the risk of loss in certain circumstances, including instances in which:

     - our production is materially less than expected;

     - there is volatility of price differentials between delivery points for our production and the delivery point assumed in the hedge arrangement or the sales prices for the quality of our oil and natural gas and the sales price of the quality assumed in the hedge; or

     - the counterparties to our future contracts fail to perform the contracts.

     In connection with the original offering, we agreed to maintain, on a monthly basis, a rolling two-year hedge program until the maturity of the old notes and the new notes, subject to certain conditions. Approximately 80% of our projected oil and natural gas production from proved developed producing reserves (and the basis differential attributable to approximately 80% of our projected proved developed producing natural gas production from our California properties) is hedged through June 30, 2003 at swap prices $4.19 per Mcf and $25.30 per Bbl, or a weighted-average natural gas-equivalent price of approximately $4.20 per Mcfe.

  If we are unable to adequately replace our reserves, our ability to sustain production and our long-term financial performance will be adversely impacted.

     The volume of production from oil or natural gas properties generally decreases as more oil and natural gas is produced from a property and reserves are depleted. The rate at which the decrease occurs depends upon the geologic characteristics of a particular property. If we do not find new oil and natural gas production either by our exploration and development efforts or acquisition, then our proved reserves will decrease as we produce oil and natural gas. Our future oil and natural gas production rates are therefore highly dependent upon our level of success in finding, developing or acquiring additional reserves. Finding, developing or acquiring additional reserves requires significant capital expenditures. In addition, at December 31, 2000, approximately 34% of our total estimated proved reserves were undeveloped. By their nature, undeveloped reserves are less certain than developed reserves and recovery of such reserves will require greater capital expenditures and successful drilling operations. If we do not make significant capital expenditures, we may not be able to replace produced reserves.

     Historically, we have funded our capital expenditures primarily through various credit facilities and with internally generated funds. Future cash flows are subject to a number of variables, such as the level of production from existing wells, prices of oil and natural gas and our success in developing and producing new reserves. If revenue were to decrease as a result of lower oil and natural gas prices or decreased production, and our access to capital were limited, we would have a reduced ability to replace our reserves. Due to our limited capital resources and required debt repayment as discussed beginning on page 14 under the heading "-- Our significant leverage and lack of capital resources may affect our ability to successfully operate and service our debt obligations," if revenue were to decrease as a result of lower oil and natural gas prices or decreased production, we might not be able to make sufficient capital investments to replace our oil and natural gas reserves. Even if funds are available, we may not be able to successfully find, develop or acquire additional oil and natural gas proved reserves that are economically recoverable.

  Our business involves operating hazards and uninsured risks.

     Our drilling and production and other operations, and the transportation of production by others, also involve a number of hazards and risks such as fires, natural disasters, explosions, blowouts and spills. If any of these risks occur, we could sustain substantial losses as a result of:

     - injury or loss of life;

     - severe damage or destruction to property, natural resources and equipment;

     - pollution or other environmental damage;

     - clean-up responsibilities;

     - regulatory investigations and penalties; and

     - suspension of operations.

     We are not fully insured against some of these risks, either because the insurance is not available or because of high premium costs. If a significant accident or other event happens and is not fully covered by insurance, we could be required to pay some or all of the costs associated with the accident or event, which may require us to divest resources needed for other purposes. Also, we cannot predict the continued availability of insurance at premium levels that, in our sole discretion, justify its purchase.

  Our industry is extremely competitive and many of our competitors have superior resources.

     The energy industry is extremely competitive. This is especially true with regard to exploration for, and development and production of, new sources of oil and natural gas. As an independent producer of oil and natural gas, we encounter substantial competition in acquiring properties suitable for exploration, in contracting for drilling equipment and other services, in marketing oil and natural gas and in securing trained personnel. We frequently compete against companies that have substantially larger financial resources, staffs and facilities. If we directly compete against one of those larger companies in a desired acquisition of oil and natural gas properties or in the hiring of experienced and skilled personnel, we may not have the resources available to obtain the desired result.

  We depend heavily on the services of key personnel and the loss of their services could have an adverse effect on our ability to operate.

     We depend to a large extent on the services of Richard Bowman, Jeffrey T. Janik and Suzanne R. Ambrose. The loss of the services of these key personnel could impair our ability to manage our business and properties. We do not currently have employment contracts with these key personnel and do not currently maintain key man life insurance on their lives. We believe that our success is also dependent upon our ability to continue to employ and retain skilled technical personnel.

  Higher oil and natural gas prices adversely affect the cost and availability of drilling and production services.

     Higher oil and natural gas prices, such as those we are currently experiencing, generally stimulate increased demand and result in increased prices for drilling rigs, crews and associated supplies, equipment and services. We have recently experienced significantly higher costs and reduced availability for drilling rigs and other related services and expect such costs to continue to escalate.

  Our operations are subject to significant government regulation that may change over time.

     Our oil and natural gas operations are subject to various federal, state and local governmental laws and regulations that may change in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds or other financial responsibility requirements, reports concerning operations, the spacing of wells, utilization and pooling of properties, taxation and the environment. From time to time, regulatory agencies have imposed price controls and production limitations to conserve supplies of oil and natural gas. A significant portion of our production of natural gas is from our properties in the Sacramento Basin in California. As a result of the recent energy crises in California, certain bills are currently being considered by the California legislature which could impose civil and criminal penalties on producers of natural gas or electric power who curtail production or sell energy "at prices above marginal cost." We cannot determine at this time the effect, if any, that such legislation, were it enacted, would have on our operations. We are not aware that any similar legislation is currently proposed by any other state in which we operate.

     In addition, the production, handling, storage, transportation and disposal of oil and natural gas, their by-products and other substances and wastes generated, produced or used in connection with oil and natural gas operations are regulated under federal, state and local laws and regulations relating to the protection of health and the environment. These laws and regulations may impose increasingly strict requirements for water and air pollution control, spill cleanups and solid waste management. Our failure to meet any of the foregoing requirements could result in a suspension of our operations, as well as administrative, civil, and even criminal, penalties. See "Business and Properties -- Regulation" beginning on page 60 for more detail.

  We may not be able to profitably sell all of the oil and natural gas we produce.

     The marketability of our oil and natural gas production depends upon the availability and capacity of natural gas gathering systems, pipelines and processing facilities. If such capacity is not available, we might have to shut-in producing wells or delay or discontinue development plans for properties. In addition, federal and state regulation of oil and natural gas production and transportation, general economic conditions and changes in supply and demand could adversely affect our ability to produce and market our oil and natural gas on a profitable basis.

  Our earnings may not be sufficient to cover fixed charges.

     For purposes of computing the ratio of earnings to fixed charges, earnings are computed as income after reorganization costs and before income taxes plus interest expense, including amortization of premiums, discounts, and capitalized expenses related to indebtedness. Fixed charges represent interest expense (including amortization of deferred finance charges and an estimated portion of rentals representing interest costs). Our earnings were insufficient to cover fixed charges by $15.8 million, $9.2 million, $5.7 and $20.6 million for the years ended December 31, 1998, 1999, 2000 and on a pro forma basis for the year ended December 31, 2000, respectively. If, in the future, our earnings are insufficient to cover our fixed charges, we may be unable to satisfy our obligations under the notes and indenture or may be required to dedicate a substantial portion of our cash reserves and other resources to cover these charges, reduce or delay planned capital expenditures, sell assets, obtain additional equity capital or attempt to restructure our indebtedness.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains statements about future events and expectations which can be characterized as forward-looking statements, including, in particular, statements about our plans, strategies and prospects. The use of the words "anticipate," "estimate," "expect," "may," "project," "believe" and similar expressions are intended to identify future uncertainties. Although we believe that the plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties, and we cannot assure you that those expectations will prove to have been correct. Actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth in this prospectus under the heading "Risk Factors" beginning on page 11 and other factors identified elsewhere in this prospectus. Many of these factors are beyond our ability to control or predict. We caution you against putting any undue reliance on forward-looking statements or projecting future results based on such statements. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus. Forward-looking statements include statements concerning the following matters:

     - levels of oil and natural gas production and trends or expectations concerning oil or natural gas prices;

     - oil and natural gas reserve estimates;

     - anticipated administrative, operational and other costs;

     - development and exploration opportunities and projects;

     - potential liabilities or the expected absence thereof;

     - changes in the level and timing of future costs and expenses relating to drilling and operating activities;

     - weather conditions, governmental and environmental regulation, third party pipeline delivery systems, service providers, labor matters, unanticipated curtailments or disruptions in natural gas production or transportation; and

     - our ongoing creditworthiness.

     We do not have any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained in this prospectus to reflect any change in our expectations about the statement or any change in events, conditions or circumstances on which the statement is based.

                                  THE COMPANY

     Tri-Union Development Corporation was formed as a Texas corporation in 1996 in connection with the acquisition of the operations of Reunion Energy Company. Tri-Union Operating Company, our wholly-owned subsidiary, is a Delaware corporation that was also formed in 1996 in connection with the Reunion acquisition.


     On July 27, 2001, we were the surviving corporation in a merger with our parent corporation, Tribo Petroleum Corporation. As a consequence of the merger, we assumed all of the rights and obligations of Tribo. Tribo was incorporated in Texas in 1992 by Mr. Bowman to acquire and develop oil and natural gas properties, typically by serving as operator and retaining a working interest in its properties while financing its net drilling costs through the sale of a majority of the working interest. Tribo had only a few properties and no significant reserves until 1996, when it acquired Reunion.


     The acquisition of Reunion was structured so that Tri-Union Development acquired substantially all of Reunion's operations except a net profit interest in the Sutter Buttes field, which was acquired by Tri-Union Operating. Tri-Union Operating's interest in the Sutter Buttes field is its only oil and natural gas property and represents less than approximately 5% of our consolidated net proved oil and natural gas reserves.

     In March 1998, we acquired certain onshore Texas oil and natural gas properties from Apache Corporation with proceeds from a short-term, amortizing bank loan. In August 1998, before we were able to refinance our bank loan, commodity prices began falling, with oil prices ultimately reaching a 12-year low in December of that year. The resultant negative effect on our cash flow from the deterioration of commodity prices, coupled with the required amortization payments on our bank loan, severely restricted the amount of capital we were able to dedicate to development drilling. Consequently, our oil and natural gas production declined, further negatively affecting our cash flow. In October 1998, our short-term loan matured and we arranged a forbearance agreement providing for interest payments to be partially capitalized and providing us with additional time to refinance our obligations. In July 1999, this forbearance agreement terminated and we made negotiated interest payments while attempting to negotiate a restructuring of our obligations. By March 2000, the aggregate principal balance of our debt had increased as a result of capitalized interest and expenses to approximately $105 million. In February 2000, the bank declared a default on the loan, demanded payment of all principle and interest and posted the shares of Tribo Petroleum Corporation, our parent corporation and a guarantor of the loan, for foreclosure. As a consequence of the bank's foreclosure action, on March 14, 2000, we filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. Tri-Union Operating continued to operate outside of bankruptcy. We filed our amended plan of reorganization in the bankruptcy proceeding on May 9, 2001. Our plan was confirmed by a court order entered as of May 23, 2001, subject to the completion of the original offering. On June 18, 2001, the original offering closed and we exited bankruptcy. The proceeds of the offering and our available cash balances at closing were sufficient to allow us to pay or segregate funds for the payment of all claims.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The old notes were issued on June 18, 2001, as part of a unit offering (the "original offering"), each unit consisting of one old note in the principal amount of $1,000 and one share of the class A common stock of Tribo Petroleum Corporation, our former parent corporation. The units were sold to Jefferies & Company, Inc., in reliance upon the exemption provided by Section 4(2) of the Securities Act. Jefferies then sold the units to qualified institutional buyers in reliance on Rule 144A under the Securities Act.

     In connection with the sale of the old notes, we entered into a registration rights agreement with Jefferies. The sole purpose of the exchange offer is to fulfill our obligations under the registration rights agreement. The registration rights agreement provides that unless the exchange offer would not be permitted by applicable law or SEC policy, we will (i) file an exchange offer registration statement with the SEC on or prior to 60 days after the date of original issuance of the old notes, (ii) use our best efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 120 days after the date of original issuance of the old notes, (iii) commence the exchange offer and use our best efforts to issue, on or prior to 60 days after the date on which the exchange offer registration statement was declared effective by the SEC, publicly registered notes, in exchange for all old notes tendered prior thereto in the exchange offer; provided that if we have not consummated the exchange offer within 180 days of the date of original issuance of the old notes, then we will file the shelf registration statement with the SEC on or prior to the 181st day after the date of original issuance of the old notes and use our best efforts to cause the shelf registration statement to be declared effective within 60 days after such filing. We will be required to use our best efforts to keep the shelf registration statement continuously effective, supplemented and amended until the second anniversary of the date of original issuance of the old notes or such shorter period that will terminate when all the transfer restricted notes covered by the shelf registration statement have been sold.

     If (i) we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing,
(ii) any of the registration statements is not declared effective by the SEC or prior to the date specified for effectiveness, (iii) we fail to consummate the exchange offer within 60 days of the date specified for effectiveness with respect to the exchange offer registration statement, or (iv) the shelf registration statement with respect to the notes or the exchange offer registration statement is declared effective but thereafter, subject to certain exceptions, ceases to be effective or usable in connection with the exchange offer or resales of transfer restricted notes, as the case may be, during the periods specified in the registration rights agreement, then the interest rate on the old notes will increase, with respect to the first 90-day period immediately following the occurrence of any default referred to above by 0.50% per annum and will increase by an additional 0.50% per annum with respect to each subsequent 90-day period until all such defaults have been cured, up to a maximum amount of 2% per annum with respect to all such defaults. Following the cure of all such defaults, the accrual of all such additional interest will cease and the interest rate will revert to the original rate.


     Each broker-dealer that receives new notes for its own account in exchange for old notes, where such notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution" beginning on page 119.


TERMS OF THE EXCHANGE OFFER

     We offer to exchange, upon the terms and subject to the conditions set forth herein and in the letter of transmittal, up to $130,000,000 in principal amount of new senior secured notes for up to $130,000,000 in principal amount of old senior secured notes. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes will not generally be subject to the transfer restrictions applicable to the old notes and the holders of the new notes (as well as remaining holders of any old notes) will not be entitled to registration rights under the registration rights agreement. The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture pursuant to which such old notes were issued. See "Description of the Senior Secured Notes" beginning on page 72.



     Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes issued in the exchange offer for old notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of us within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are acquired in the ordinary course of the holder's business and the holder has no arrangement with any person to participate in the distribution of the new notes. However, we have not requested the SEC to issue, and the SEC has not issued, a no-action letter with regard to the exchange offer, and there is no assurance that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances. Each holder, other than a broker-dealer, will be required to acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes. If any holder is an affiliate of us, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer, the holder cannot rely on the applicable interpretations of the staff of the SEC and must comply with registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities (other than old notes acquired directly from us). We have agreed that for a period of 180 days following the consummation of the exchange offer we will make this prospectus available to any broker-dealer for use in connection with any resale. See "Plan of Distribution" beginning on page 119.


     Tendering holders of old notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the old notes.

     Interest on each new note will accrue from the last date on which interest was paid on such old notes surrendered in exchange therefor or, if no interest has been paid, from the date of original issuance of the old notes.

     Holders whose old notes are accepted for exchange will receive accrued interest to, but not including, the date of issuance of the new notes, such interest to be payable with the first interest payment on the new notes, but will not receive any payment in respect of interest on the old notes accrued after the issuance of the new notes.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS


     The exchange offer expires at 5:00 p.m., New York City time on December 10, 2001, unless we in our sole discretion extend the period during which the exchange offer is open. We will be entitled to close the exchange offer 30 days after commencement, provided, however, that we have accepted all old notes theretofore validly surrendered in accordance with the term of the exchange offer. We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to Firstar Bank, National Association (the "Exchange Agent") and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a press release. During any extension of the exchange offer, all old notes previously tendered will remain subject to the exchange offer.

     We expressly reserve the right to terminate the exchange offer and not accept for exchange any old notes for any reason, including if any of the events set forth below under "-- Conditions to the Exchange Offer" shall have occurred and shall not have been waived by us and to amend the terms of the exchange offer in any manner, whether before or after any tender of the old notes. Terms of the exchange offer which affect the note holders only shall not be amended, modified or supplemented, nor will waivers from such provisions be given unless we have obtained the written consent of the holders of at least a majority in aggregate principal amount of the old notes. If any termination or amendment occurs, we will notify the Exchange Agent in writing and will either issue a press release or give written notice to the holders of the old notes as promptly as practicable. Unless we terminate the Exchange Offer prior to 5:00 p.m. New York City time, on the date set forth above, we will exchange the new notes for the old notes promptly following the expiration of the exchange offer.

     If we waive any material condition to the exchange offer, or amend the exchange offer in any other material respect, and if the exchange offer is scheduled to expire less than five business days from and including the date notice of the waiver or amendment is first published, sent or given to holders of old notes, then the exchange offer will be extended until the expiration of such period of five business days.

     This prospectus and the related letter of transmittal and other relevant materials will be mailed by us to record holders of old notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of old notes.

EXCHANGE OFFER PROCEDURES

     The tender of old notes to us by a holder pursuant to one of the procedures set forth below will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. All references in this prospectus to the letter of transmittal are deemed to include a facsimile of the letter of transmittal.

     General Procedures.  A holder of an old note may tender the same by:

     - properly completing and signing the letter of transmittal or a facsimile thereof;

     - properly completing any required signature guarantees;

     - properly completing any other documents required by the letter of transmittal; and

     - delivering all of the above, together with the certificate or certificates representing the old notes being tendered, to the Exchange Agent at its address set forth below under "-- Exchange Agent" on or prior to the expiration date; or

     - complying with the procedure for book-entry transfer described below; or

     - complying with the guaranteed delivery procedures described below.

     The signature on the letter of transmittal need not be guaranteed if:

     - tendered old notes are registered in the name of the signer of the letter of transmittal; and

     - the new notes are registered in the name of the signer of the letter of transmittal; and

     - any untendered old notes are to be reissued in the name of the holder.

     In any other case, the tendered old notes must be:

     - endorsed or accompanied by written instruments of transfer in form satisfactory to us;

     - the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution, each an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act and that is a member of a recognized signature guarantee medallion program (an "Eligible Institution").

If the new notes and/or old notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the old notes, the signature in the letter of transmittal must be guaranteed by an Eligible Institution.

     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender old notes should contact the registered holder promptly and instruct the holder to tender old notes on the beneficial owner's behalf. If the beneficial owner wishes to tender the old notes himself, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the old notes, either make appropriate arrangements to register ownership of the old notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

     THE METHOD OF DELIVERY OF OLD NOTES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

     Book-Entry Transfer. The old notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in the DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by the DTC with respect to its participants.

     The Exchange Agent will make a request within two business days after receipt of this prospectus to establish an account with respect to the book-entry interests at the DTC for purposes of facilitating the exchange offer unless a suitable account has already been established. You must deliver your book-entry interest by book-entry transfer to the account maintained by the Exchange Agent at the DTC. Any financial institution that is a participant in the DTC's systems may make book-entry delivery of book-entry interests by causing the DTC to transfer the book-entry interests into the Exchange Agent's account at the DTC in accordance with the DTC's procedures for transfer.

     If you hold your old notes in the form of book-entry interests and you wish to tender your old notes for exchange, you must transmit to the Exchange Agent on or prior to the expiration date either: a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the Exchange Agent at the address set forth below under "-- Exchange Agent"; or a computer-generated message transmitted by means of the DTC's Automated Tender Offer Program system and received by the Exchange Agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

     In addition, in order to deliver old notes held in the form of book-entry interests, a timely confirmation of book-entry transfer of those old notes into the Exchange Agent's account at the DTC must be received by the Exchange Agent prior to the expiration date or you must comply with the guaranteed delivery procedures described below.

     Certificated Old Notes. If your old notes are certificated old notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the Exchange Agent on or prior to the expiration date a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "-- Exchange Agent." In addition, in order to validly tender your certificated old notes, the certificates representing your old notes must be received by the Exchange Agent prior to the expiration date or you must comply with the guaranteed delivery procedures described below.

     Guaranteed Delivery Procedures. If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or old notes to reach the Exchange Agent before the expiration date, a tender may be effected if the Exchange Agent has received at the address specified below under "-- Exchange Agent" on or prior to the expiration date a letter or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the old notes are registered and, if possible, the certificate number of the old notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of such letter or facsimile transmission by the Eligible Institution, the old notes, in proper form for transfer, will be delivered by the Eligible Institution together with a properly completed and duly executed letter of transmittal (and any other required documents). Unless old notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed letter of transmittal and any other required documents), we may, at our option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are being delivered with this prospectus and the related letter of transmittal.

     A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed letter of transmittal accompanied by the old notes or a timely book-entry confirmation is received by the Exchange Agent. Issuances of new notes in exchange for old notes tendered pursuant to a Notice of Guaranteed Delivery or letter or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the letter of transmittal (and any other required documents) and the tendered old notes or a timely book-entry confirmation.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of old notes will be determined by us and shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders not in proper form or the acceptance of which, or exchange for which, may, in the opinion of counsel to us, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the exchange offer or any defects or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. Our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and the instructions thereto) will be final and binding. No tender of old notes will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. Neither we, the Exchange Agent nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.


     Each broker-dealer that receives new notes for its own account in exchange for old notes, where the notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution" beginning on page 119.


TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

     The party tendering old notes for exchange exchanges, assigns and transfers the old notes to us and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the old notes to be assigned, transferred and exchanged.

     The transferor represents and warrants that it has full power and authority to tender, exchange, sell, assign and transfer the old notes, and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, changes and encumbrances and not subject to any adverse claim. The transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by us or the Exchange Agent to be necessary or desirable to complete the exchange, assignment and transfer of tendered old notes. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such transferor. The transferor certifies that it is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act and that it is acquiring the new notes offered hereby in the ordinary course of the transferor's business and that the transferor has no arrangement with any person to participate in the distribution of the new notes.

     If the transferor is not a broker-dealer, it represents that it is not engaged in, and does not intend to engage in, a distribution of new notes. If the transferor is a broker-dealer that will receive new notes for its own account in exchange for old notes, it represents that the old notes to be exchanged for new notes were acquired by it as a result of market-making activities or other trading activities and acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of new notes acquired in the exchange offer; however, by so acknowledging and by delivering a prospectus, the transferor will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

WITHDRAWAL RIGHTS

     Old notes tendered in the exchange offer may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written or facsimile transmission of notice of withdrawal must be timely received by the Exchange Agent at its address set forth below under "-- Exchange Agent" on or prior to the expiration date. Any notice of withdrawal must specify the person named in the letter of transmittal as having tendered old notes to be withdrawn, the certificate numbers of old notes to be withdrawn, the aggregate principal amount of old notes to be withdrawn (which must be an authorized denomination), that the holder is withdrawing his election to have the old notes exchanged, and the name of the registered holder of such old notes, if different from that of the person who tendered the old notes. Additionally, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of old notes tendered for the account of an Eligible Institution). The Exchange Agent will return the properly withdrawn old notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be final and binding on all parties.

     If old notes have been tendered pursuant to the procedures for book entry transfer, the notice of withdrawal must specify the name and number of the account at the DTC to be credited with the withdrawal of old notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written or facsimile transmission. Withdrawals of tenders of old notes may not be rescinded. Old notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described herein.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of old notes validly tendered and not withdrawn and the issuance of the new notes will be made promptly following the expiration date. For the purposes of the exchange offer, we shall be deemed to have accepted for exchange validly tendered old notes when, as and if we had given notice of acceptance to the Exchange Agent.

     The Exchange Agent will act as agent for the tendering holders of old notes for the purposes of receiving new notes from us and causing the old notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of new notes to be issued in exchange for accepted old notes will be made by the Exchange Agent promptly after acceptance of the tendered old notes. Old notes not accepted for exchange by us will be returned without expense to the tendering holders or in the case of old notes tendered by book-entry transfer into the Exchange Agent's account at the DTC promptly following the expiration date or, if we terminate the exchange offer prior to the expiration date, promptly after the exchange offer is terminated.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, or any extension of an exchange offer, we will not be required to issue new notes in respect of any properly tendered old notes not previously accepted and may terminate the exchange offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a press release or, at our option, modify or otherwise amend the exchange offer, if (i) the exchange offer, or the making of any exchange by a note holder, would violate applicable law or any applicable interpretation of the staff of the SEC, (ii) an action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer, (iii) there shall have been adopted or enacted any law, statute, rule or regulation prohibiting or limiting the exchange offer, (iv) there shall have been declared by United States federal or New York state authorities a banking moratorium, or (v) trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the SEC or any other governmental authority.

     The foregoing conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the exchange offer regardless of the circumstances (including any action or inaction by us) giving rise to such condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the exchange offer.

     Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

     In addition, we will not accept for exchange any old notes tendered and no new notes will be issued in exchange for any old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or qualification under the Trust Indenture Act of 1939 (the "Trust Indenture Act") of the indenture pursuant to which such old notes were issued.

EXCHANGE AGENT

     Firstar Bank, National Association has been appointed as the Exchange Agent of the exchange offer. All executed letters of transmittal should be directed to the Exchange Agent at its address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

By Mail/Hand Delivery/Overnight Delivery:
Firstar Bank, National Association
MN-SP-12CT 101 Fifth Street
St. Paul, Minnesota 55101-1860
Attn: Frank Leslie

Via Facsimile:
(651) 229-6415
Confirm by telephone:
(651) 229-2600

     You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and telephone number set forth in the letter of transmittal.

     Delivery to an address other than as set forth above, or transmissions of instructions via facsimile number other than the ones set forth above, will not constitute a valid delivery.

SOLICITATIONS OF TENDERS; EXPENSES

     We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees, will be paid by us.

     No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made based upon this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given. The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) holders of old notes in any jurisdiction in which the making of the exchange offer or the acceptance of the exchange offer would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of old notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on our behalf by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

ACCOUNTING TREATMENT

     The new notes will be recorded at the same carrying value as the old notes, which is the principal amount as reflected in our accounting records on the expiration date. Accordingly, no gain or loss for accounting purposes will be recognized. For accounting purposes, the expenses of the exchange offer will be deferred and amortized as interest expense over the life of the notes.

APPRAISAL RIGHTS

     Holders of old notes will not have dissenters' rights or appraisal rights in connection with the exchange offer.

OTHER

     Participation in the exchange offer is voluntary and holders should carefully consider whether to accept. Holders of the old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.


     As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. Holders of the old notes who do not tender their certificates in the exchange offer will continue to hold such certificates and will be entitled to all the rights and limitations under the indenture pursuant to which the old notes were issued, except for any such rights under the registration rights agreement which by its terms terminates or ceases to have further effect as a result of the making of this exchange offer. See "Registration Rights" beginning on page 119. All untendered old notes will continue to be subject to the restrictions on transfer set forth in the old notes and the indenture. To the extent that old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes could be adversely affected.


     We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offer or otherwise. We have no present plan to acquire any old notes which are not tendered in the exchange offer.

                                USE OF PROCEEDS

     The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the new notes pursuant to the exchange offer. The net proceeds from the original offering, prior to the discount to Jefferies & Company, Inc., as initial purchaser, were approximately $122.9 million. We used the net proceeds of the original offering and approximately $55.5 million of our available cash balances, to pay or segregate funds for the payment of all claims in accordance with our plan. We intend to use our remaining funds to pursue our low-risk development drilling program and for working capital.

                                SOURCES OF FUNDS
------------------------------------------------------
                                 USES OF FUNDS
------------------------------------------------------

                                 (IN MILLIONS)

Proceeds from sale of units.........  $122.9
Estimated cash......................    66.7
                                      ------
          Total sources.............  $189.6
                                      ======

Repayment of note payable(1)........  $104.3
Repayment of other obligations......    32.6
Payment of accrued interest.........    20.5
Segregated funds for disputed
  claims(2).........................    11.4
Offering fees and expenses..........     9.6
Development drilling program and
  working capital...................    11.2
                                      ------
          Total uses................  $189.6
                                      ======

---------------


(1) Represents a bank loan, originally maturing on March 31, 2001, with a short-term component originally maturing October 31, 1998, and bearing an effective interest rate of 12.1% per annum immediately prior to repayment on June 18, 2001.


(2) To the extent claims are resolved for less than the full amount, the balance will be remitted to us.

                                 CAPITALIZATION

     The following table sets forth our consolidated indebtedness and capitalization at June 30, 2001. Please read the following information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds" and our consolidated financial statements and related notes included in this prospectus.

                                                              AT JUNE 30, 2001
                                                              ----------------
                                                               (IN THOUSANDS)
Long-term debt, including current maturities:
  Notes payable, net of bond discounts......................      $105,512
  Other debt(1).............................................            83
                                                                  --------
          Total debt........................................       105,595
                                                                  --------
Stockholders' equity (capital deficit)
  Class A Common stock, $0.01 par value, 445,000 shares
     authorized, 368,333 shares issued and outstanding......             4
  Class B Common stock, $0.01 par value, 65,000 shares
     authorized, 65,000 shares issued and outstanding.......             1
  Additional paid in capital................................        25,380
  Deficit...................................................       (10,961)
                                                                  --------
          Total stockholders' equity........................        14,424
                                                                  --------
          Total capitalization..............................      $120,019
                                                                  ========

---------------

(1) Represents an unsecured financing of well control insurance policy premiums, scheduled to be repaid by August 31, 2001.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following tables set forth our selected consolidated historical financial data for the periods shown. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Capitalization" and the consolidated financial statements and related notes included in this prospectus.

                                                                                                    SIX MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,                      JUNE 30,
                                             ---------------------------------------------------   -------------------
                                              1996       1997       1998       1999       2000       2000       2001
                                             -------   --------   --------   --------   --------   --------   --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Total revenues.............................  $ 5,056   $ 13,296   $ 26,352   $ 37,766   $ 74,476   $ 27,509   $ 58,733
Expenses:
  Lease operating..........................    1,829      4,845     17,450     15,542     19,485      6,804     10,480
  Workover.................................      136        687        600      2,410      6,649      1,697      3,340
  Production taxes.........................      160        305        639        705      1,968        712      1,342
  Depreciation, depletion and
    amortization...........................      838      3,037     12,398     11,040     13,506      5,394      7,262
  General and administrative...............      239      2,276      3,327      5,237      4,328      2,447      3,149
  Interest.................................      836      1,410      7,734     11,981     12,758      6,733      6,276
                                             -------   --------   --------   --------   --------   --------   --------
         Total expenses....................    4,038     12,560     42,147     46,916     58,695     23,788     31,850
Income (loss) before reorganization costs
  and income taxes.........................    1,018        736    (15,795)    (9,150)    15,780      3,721     26,883
Reorganization costs.......................       --         --         --         --     21,487        915      7,311
                                             -------   --------   --------   --------   --------   --------   --------
Income (loss) before income
  taxes....................................    1,018        736    (15,795)    (9,150)    (5,707)     2,807     19,572
Provision for income taxes.................      352        925         --         --         79         --        391
                                             -------   --------   --------   --------   --------   --------   --------
Net income (loss)..........................  $   666   $   (189)  $(15,795)  $ (9,150)  $ (5,786)  $  2,807   $ 19,181
                                             =======   ========   ========   ========   ========   ========   ========
Net income (loss) per share -- basic and
  diluted..................................  $  2.79   $  (0.79)  $ (66.27)  $ (38.39)  $ (24.28)  $  11.77   $  76.01
                                             =======   ========   ========   ========   ========   ========   ========
Weighted average shares outstanding........  238,333    238,333    238,333    238,333    238,333    238,333    252,339
                                             =======   ========   ========   ========   ========   ========   ========
OTHER FINANCIAL DATA:
Capital expenditures -- oil and natural gas
  properties...............................  $ 1,431   $ 20,457   $ 71,992   $ 13,572   $ 10,878   $  3,609   $  3,339
Adjusted EBITDA(1).........................    2,692      5,183      4,337     13,871     42,045     15,849     36,835
Adjusted EBITDA to cash interest(2)........     3.22x      3.68x      0.56x      1.16x      3.30x      2.35x      6.34x
Earnings to fixed charges(3)...............     2.18x      1.44x        NM       0.31x      0.60x      1.40x      4.03x

Cash flows from operating activities.......  $ 1,731   $  2,516   $  7,168   $ 12,127   $ 40,695   $  9,988   $(24,614)
Cash flows from investing activities.......   (9,544)   (24,196)   (71,926)   (11,943)   (10,118)    (2,855)    (1,978)
Cash flows from financing activities.......    8,439     23,324     65,153        (42)      (401)      (669)     6,566

                                                            AT DECEMBER 31,
                                          ---------------------------------------------------   AT JUNE 30,
                                           1996       1997       1998       1999       2000         2001
                                          -------   --------   --------   --------   --------   ------------
                                                          (IN THOUSANDS, EXCEPT RATIO DATA)
CONSOLIDATED BALANCE SHEET DATA:
Net property and equipment..............  $11,062   $ 28,810   $ 89,194   $ 89,897   $ 87,308     $ 80,484
Total assets............................   14,904     41,831    104,130    108,903    152,594      158,954
Stockholder's equity (capital
  deficit)..............................      710        592    (15,203)   (24,352)   (30,139)      14,423
ACNTA(4)................................       NM    101,050    116,319    283,562    617,387      626,650
Notes payable, including current
  maturities............................   11,300     35,184    101,480    105,058    104,657      105,512
ACNTA to indebtedness...................       NM       2.87x      1.15x      2.70x      5.90x        5.93x

                                                   (footnotes on following page)

---------------

(1) EBITDA means earnings before interest expense, income taxes, depreciation, depletion and amortization. Adjusted EBITDA means EBITDA before impairment of oil and natural gas properties, reorganization costs and gains or losses on derivative contracts. EBITDA is commonly used by debt holders and financial statement users as a measurement to determine the ability of an entity to meet its interest obligations. EBITDA is not a measurement presented in accordance with generally accepted accounting principles ("GAAP") and is not intended to be used in lieu of GAAP presentation of results of operations and cash provided by operating activities. Our definition of adjusted EBITDA may not be identical to similarly entitled measures used by other companies.

(2) Cash interest excludes non-cash interest for amortization of bond discount and bond issuance costs, which are included in determining interest expense in accordance with GAAP.

(3) For purposes of computing the ratio of earnings to fixed charges, earnings are computed as income after reorganization costs and before income taxes plus interest expense including amortization of premiums, discounts, and capitalized expenses related to indebtedness. Fixed charges represent interest expense and capitalized interest (including amortization of deferred finance charges and an estimated portion of rentals representing interest costs). Earnings were insufficient to cover fixed charges by $15.8 million, $9.2 million and $5.7 million for the years ended December 31, 1998, 1999 and 2000, respectively. NM means "not measured."

(4) ACNTA means Adjusted Consolidated Net Tangible Assets, as defined in "Description of the Senior Secured Notes -- Certain Definitions." ACNTA is calculated using oil and natural gas prices utilized in our year end reserve report. NM means "not measured."

                  UNAUDITED CONDENSED PRO FORMA FINANCIAL DATA

     The following unaudited condensed pro forma financial data consists of our unaudited condensed pro forma consolidated statement of our operations for the year ended December 31, 2000 and the six months ended June 30, 2001. Please read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included in this prospectus. The unaudited pro forma data illustrates the impact of the original offering and our amended plan of reorganization, which was effective June 18, 2001, as if they had been consummated as of January 1, 2000. The pro forma financial data is not necessarily indicative of the results that would have occurred had the offering and our plan been consummated as of the beginning of the periods presented or of any future results or financial position. Pro forma amounts allocated to the value of Tri-Union's equity securities are based on estimates which are subject to change.

      UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                                     YEAR ENDED DECEMBER 31, 2000           SIX MONTHS ENDED JUNE 30, 2001
                                 -------------------------------------   ------------------------------------
                                 HISTORICAL   ADJUSTMENTS    PRO FORMA   HISTORICAL   ADJUSTMENTS   PRO FORMA
                                 ----------   -----------    ---------   ----------   -----------   ---------
                                               (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
Total revenues.................   $74,476                    $ 74,476     $58,733                    $58,733
                                  -------                    --------     -------                    -------
Expenses:
  Lease operating..............    19,485                      19,485      10,480                     10,480
  Workover.....................     6,649                       6,649       3,340                      3,340
  Production taxes.............     1,968                       1,968       1,342                      1,342
  Depreciation, depletion and
     amortization..............    13,506                      13,506       7,262                      7,262
  General and administrative...     4,328                       4,328       3,149                      3,149
  Interest.....................    12,758      $ 15,119(1)     27,876       6,276       $ 6,790(1)   $13,066
                                  -------      --------      --------     -------       -------      -------
          Total expenses.......    58,695        15,119        73,814      31,850         6,790       38,639
Income (loss) before
  reorganization costs and
  income taxes.................    15,780       (15,119)          662      26,883        (6,790)      20,093
Reorganization costs...........    21,487                      21,487       7,311                      7,311
                                  -------      --------      --------     -------       -------      -------
Income (loss) before income
  taxes........................    (5,707)      (15,119)      (20,826)     19,572        (6,790)      12,782
Provision for income taxes.....        79           (79)(2)        --         391          (136)(2)      256
                                  -------      --------      --------     -------       -------      -------
Net income (loss)..............   $(5,786)     $(15,040)     $(20,826)    $19,181       $(6,654)     $12,527
                                  =======      ========      ========     =======       =======      =======
Net income (loss) per share --
  basic and diluted............   $(24.28)                   $ (48.06)    $ 76.01                    $ 28.91
                                  =======                    ========     =======                    =======
Weighted average shares
  outstanding..................   238,333                     433,333     252,339                    433,333
                                  =======                    ========     =======                    =======

---------------

(1) To adjust for additional interest at 12.5% on the notes and record amortization of bond discounts and bond issuance costs.

(2) To adjust for the estimated current federal income tax liability.

(3) Other Financial Data:

                                                     YEAR ENDED        SIX MONTHS ENDED
                                                  DECEMBER 31, 2000     JUNE 30, 2001
                                                      PRO FORMA           PRO FORMA
                                                  -----------------   ------------------
Adjusted EBITDA(a)..............................       $42,045             $36,814
Adjusted EBITDA to cash interest(c).............          2.59x               4.57x
Earnings to fixed charges(b)....................          0.28x               1.97x
                                                       =======             =======

     (a)EBITDA means earnings before interest expense, income taxes, depreciation, depletion and amortization. Adjusted EBITDA means EBITDA before impairment of oil and natural gas properties, reorganization costs and gains or loses on derivative contracts. EBITDA is commonly used by debt holders and financial statement users as a measurement to determine the ability of an entity to meet its interest obligations. EBITDA is not a measurement presented in accordance with generally accepted accounting principles ("GAAP") and is not intended to be used in lieu of GAAP presentation of results of operations and cash provided by operating activities. Our definition of adjusted EBITDA may not be identical to similarly entitled measures used by other companies.

     (b)Earnings were insufficient to cover fixed charges by $20.8 million on a pro forma basis for the year ended December 31, 2000.

     (c)Cash interest excludes non-cash interest for amortization of bond discount and bond issuance costs, which are included in determining interest expense in accordance with GAAP.

                                 OPERATING DATA

     The following table sets forth information with respect to our consolidated operations for the periods shown.

                                                                             SIX MONTHS
                                             YEARS ENDED DECEMBER 31,      ENDED JUNE 30,
                                            ---------------------------   -----------------
                                             1998      1999      2000      2000      2001
                                            -------   -------   -------   -------   -------
Production volumes:
  Oil and condensate (MBbls)..............    1,030     1,145     1,333       540       692
  Natural gas (MMcf)......................    6,711     7,007     8,314     3,413     4,615
          Total (MMcfe)...................   12,890    13,874    16,313     6,653     8,767
Average daily production:
  Oil and condensate (Bbls)...............    2,821     3,136     3,643     2,983     3,823
  Natural gas (Mcf).......................   18,387    19,196    22,716    18,856    25,497
          Total (Mcfe)....................   35,314    38,011    44,574    36,757    48,436
Average realized prices:(1)
  Oil and condensate (per Bbl)............  $ 12.43   $ 17.27   $ 28.95   $ 29.27   $ 27.12
  Natural gas (per Mcf)...................     1.94      2.36      4.19      2.93      7.78
          Per Mcfe........................     2.00      2.61      4.50      3.94      6.24
Expenses (per Mcfe):
  Lease operating (excluding workover
     expense and production taxes)........  $  1.35   $  1.12   $  1.19   $  1.02   $  1.20
  Workover................................     0.05      0.17      0.41      0.26      0.38
  Production taxes........................     0.05      0.05      0.12      0.11      0.15
  Depreciation, depletion and
     amortization.........................     0.96      0.80      0.83      0.81      0.83
  General and administrative, net.........     0.26      0.38      0.27      0.37      0.36

---------------

(1) Reflects the actual realized prices received, including the results of hedging activities. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  RESERVE DATA

     The following table sets forth data with respect to our estimated net proved oil and natural gas reserves as of the dates shown.

                                                                    AT DECEMBER 31,
                                                             ------------------------------
                                                               1998       1999       2000
                                                             --------   --------   --------
Proved reserves:
  Oil and condensate (MBbls)...............................    11,319     15,851     15,073
  Natural gas (MMcf).......................................   111,149    110,092     89,699
          Total (MMcfe)....................................   179,063    205,198    180,137
Proved developed reserves:
  Oil and condensate (MBbls)...............................     9,124     12,957     12,290
  Natural gas (MMcf).......................................    58,088     58,265     45,575
          Total (MMcfe)....................................   112,832    136,007    119,315
PV-10 Value (in thousands)(1)..............................  $118,151   $292,495   $630,002
Standardized Measure (in thousands)(2).....................  $105,403   $231,564   $472,279
Reserve life (in years)....................................      13.9       14.8       11.0

---------------

(1) The average prices used in calculating PV-10 Value as of December 31, 2000 were $10.31 per Mcf and $25.90 per Bbl. Assuming benchmark prices of $4.25 per Mcf and $25.00 per Bbl (or net realized prices of $4.82 per Mcf and $24.10 per Bbl), our PV-10 Value would have been $309.3 million at December 31, 2000.

(2) Represents PV-10 Value adjusted for the effects of future estimated income tax expense.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion of our results of operations and financial condition includes the results of operations and financial condition of our subsidiary and us on a consolidated basis. Our consolidated financial statements and the related notes contain additional detailed information that should be referred to when reviewing this material.

GENERAL

     We are an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties in three core areas.

     We commenced operations in 1992 and from our inception until mid-1996 we primarily acquired and developed properties onshore in south and southeast Texas. We expanded into the Sacramento Basin of northern California with our acquisition of Reunion in 1996. We established a core area of operation in the shallow waters of the Gulf of Mexico in 1997 with acquisitions from Apache and Statoil. In 1998 we expanded our onshore Gulf Coast properties by completing our largest acquisition to date, the $63.0 million acquisition of onshore Texas oil and natural gas properties from Apache. We have since focused our efforts and capital resources on developing our assets.

     We have one subsidiary, Tri-Union Operating Company, which is wholly owned by us. Tri-Union Operating's principal asset is a net profits interest in a field operated by us. This interest is the only oil and natural gas property of Tri-Union Operating and represents less than 5% of our consolidated proved reserves.

     In March 1998, we acquired certain onshore Texas oil and natural gas properties from Apache Corporation with the proceeds from a short-term, amortizing bank loan. In August 1998, before we were able to refinance our bank loan, commodity prices began falling, with oil prices ultimately reaching a 12-year low in December 1998. The resultant negative effect on our cash flow from the deterioration of commodity prices, coupled with the required amortization payments on our bank loan, severely restricted the amount of capital we were able to dedicate to development drilling. Consequently, our oil and natural gas production declined, further negatively affecting our cash flow. In October 1998, our short-term loan matured and we arranged a forbearance agreement providing for interest payments to be partially capitalized. On July 1999, this forbearance agreement terminated and we made negotiated interest payments while attempting to negotiate a restructuring of our obligations.

     On March 14, 2000, we chose to seek protection under Chapter 11 of the U.S. Bankruptcy Code. Tri-Union Operating continued to operate outside of bankruptcy. On July 18, 2001, we sold in a private unit offering $130,000,000 of old notes, each unit consisting of one old note in the principal amount of $1,000 and one share of class A common stock of Tribo Petroleum Corporation, our former parent corporation. The proceeds from this offering and our available cash balances were sufficient to allow us to pay or segregate funds for the payment of all creditor claims in full, including interest, and to exit bankruptcy on June 18, 2001.

     As of June 30, 2001, we had $105.6 million of debt outstanding (net of bond discounts), as compared to adjusted EBITDA on a pro forma basis for the six months then ended of $36.8 million and for the year ended December 31, 2000, of $42.0 million.

     At December 31, 2000, our net proved reserves were 180.1 Bcfe with a PV-10 Value of $630.0 million. At December 31, 1999, our net proved reserves were
205.2 Bcfe with a PV-10 Value of $292.5 million. While our total proved reserves quantities at December 31, 2000 decreased by 12% versus those at December 31, 1999, our proved developed producing reserves actually increased by 3% over the same period. The decrease in total proved reserves was primarily due to lease expirations that resulted in the loss of proved undeveloped reserves in our offshore Gulf Coast area. These leases expired as a consequence of our inability to obtain approval from the bankruptcy court to make the significant capital investments required to maintain these leases. Our capital budget has been primarily focused on converting proved developed non-producing and proved undeveloped reserves to production.

     During 1998, 1999, 2000 and the first quarter of 2001, our capital expenditures on oil and natural gas activities totaled approximately $72.0 million, $13.6 million, $10.9 million and $1.4 million, respectively. These expenditures related to operations in our three core areas. In 1998, 87% of our capital expenditures were related to the acquisition of reserves. In 1999 and 2000, 44%, or $10.6 million, of our capital expenditures were for development drilling and recompletions. The remaining 56% was incurred on items such as platform and pipeline improvements that were identified at the time of our acquisition of the properties, compressor installations and on 3-D seismic surveys. During 1999 and 2000 our development capital investments of $10.6 million were expended to complete 28 development wells, exploitation wells and recompletions. With our working capital from the original offering and cash flow from operations, we plan to significantly increase our capital budget for the remainder of 2001 through 2003 to $37.7 million, to complete 116 development drilling, exploitation and recompletion projects and two seismic surveys.

     On July 27, 2001, we were the surviving corporation in a merger with our parent corporation, Tribo Petroleum Corporation. As a consequence of this merger, we assumed all of the rights and obligations of Tribo, including those under the indenture. The financial information in this prospectus is the consolidated financial information for Tribo, us and our subsidiary as of the periods indicated.

     We use the full cost method of accounting for oil and natural gas property acquisition, exploration and development activities. Under this method, all productive and nonproductive costs incurred in connection with the acquisition of, exploration for and development of oil and natural gas reserves are capitalized. Capitalized costs include lease acquisitions, geological and geophysical work, delay rentals and the costs of drilling, completing and equipping oil and natural gas wells. Gains or losses are recognized only upon sales or dispositions of significant amounts of oil and natural gas reserves. Proceeds from all other sales or dispositions are treated as reductions to capitalized costs.

RESULTS OF OPERATIONS

  Six Months Ended June 30, 2001 Compared to Six Months Ended June 30, 2000

     For the six months ended June 30, 2001, consolidated net income was $19,180,648, an improvement over consolidated net income of $2,806,530 for the six months ended June 30, 2000.

     Oil and Gas Revenues. Oil and natural gas revenues increased $28,479,224, or 109%, to $54,666,487 for the six months ended June 30, 2001, from $26,187,263 for the six months ended June 30, 2000. The increase in oil and natural gas revenues was primarily the result of an increase in production volumes and a substantial increase in the average price we received for natural gas during the period, which may not reflect the prices we receive in future periods. The following table summarizes the consolidated results of oil and natural gas production and related pricing for the six months ended June 30, 2001 and 2000:

                                                           FOR THE SIX MONTHS ENDED
                                                                   JUNE 30,
                                                          --------------------------
                                                           2000     2001    % CHANGE
                                                          ------   ------   --------
Oil production volumes (Mbbls)..........................     540      692      28%
Gas production volumes (Mmcf)...........................   3,413    4,615      35%
          Total (Mmcfe).................................   6,653    8,767      32%
Average oil price (per Bbl).............................  $29.27   $27.12      (7)%
Average gas price (per Mcf).............................  $ 2.93   $ 7.78     166%
          Average price (per Mcfe)......................  $ 3.94   $ 6.24      58%

     Gain or Loss on Marketable Securities. We recognized $417,180 in losses on marketable securities for the six months ended June 30, 2001, as compared to gains of $902,696 at June 30, 2000. Marketable securities bought and held principally for the purpose of sale in the near term are classified as trading securities. Trading securities are recorded at fair value on the balance sheet as current assets, with the change in fair value recognized during the period included in earnings.

     Other Income. Other income increased $477,616, or 114%, to $896,922 for the six months ended June 30, 2001 from $419,306 for the six months ended June 30, 2000. The increase was primarily the result of the sale of emission reduction credits from our Hastings Field.

     Lease Operating Expense. Lease operating expense increased $3,676,286, or 54%, to $10,480,429 for the six months ended June 30, 2001 from $6,804,142 for the six months ended June 30, 2000. Lease operating expense was $1.20 per Mcfe for the six months ended June 30, 2001, an increase of 17% from $1.02 per Mcfe for the six months ended June 30, 2000. The increase in lease operating expense is primarily the result of higher electricity and fuel costs, an increase in the number of producing wells and MMS compliance work at our Matagorda Island A-4 and Brazos 104 facilities.

     Workover Expense. Workover expense increased $1,643,231, or 97%, to $3,340,129 for the six months ended June 30, 2001 from $1,696,898 for the six months ended June 30, 2000. Workover expense was $0.38 per Mcfe for the six months ended June 30, 2001, an increase of 49% from $0.26 per Mcfe for the six months ended June 30, 2000. During the first half of 2000 and immediately preceding our bankruptcy filing, workover spending was minimized. During the remainder of 2000 and the first half of 2001, a workover program was completed that included normal and recurring workovers and a backlog of workovers from 1998 and 1999. During the first half of 2001, workover repairs were completed on several wells which will provide long-term cost savings due to a reduced requirement for minor maintenance work in the future and fewer interruptions from associated downtime.

     Production Taxes. Production taxes increased by $629,136 or 88% to $1,341,576 for the six months ended June 30, 2001 from $712,441 for the six months ended June 30, 2000. Production taxes were $0.15 per Mcfe for the six months ended June 30, 2001, an increase of 43% from $0.11 per Mcfe for the six months ended June 30, 2000. Increases in oil and natural gas production and revenues during the six months ended June 30, 2001 resulted in an increase in the amount of production taxes paid during the period.

     Depreciation, Depletion and Amortization Expense ("DD&A"). DD&A expense increased by $1,867,720, or 35%, to $7,262,042 for the six months ended June 30, 2001 from $5,394,322 for the six months ended June 30, 2000. DD&A was $0.83 per Mcfe for the six months ended June 30, 2001, an increase of 2% from $0.81 per Mcfe for the six months ended June 30, 2000. Increased oil and natural gas production during the six months ended June 30, 2001 resulted in an increase in the amount of depletion computed on those volumes.

     General and Administrative Expense ("G&A"). G&A increased $702,358, or 29%, to $3,149,231 for the six months ended June 30, 2001 from $2,446,873 for the six months ended June 30, 2000. G&A was $0.36 per Mcfe for the six months ended June 30, 2001, a decrease of 3% from $0.37 per Mcfe for the six months ended June 30, 2000. The increase was primarily the result of an increase in legal fees associated with non-bankruptcy legal matters for which the Company is primarily the plaintiff incurred during the first six months of 2001.

     Interest Expense. Interest expense decreased $457,000, or 7%, to $6,276,250 for the six months ended June 30, 2001 from $6,733,250 for the six months ended June 30, 2000. The decrease is primarily the result of the bankruptcy filing, and our decision during 2000 to accrue interest at 12% per annum, which was different from the stated rate of prime plus 4%.

     Reorganization Costs. Tri-Union Development Corporation filed a voluntary petition for relief under the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas,

Houston Division on March 14, 2000. As a result, we incurred certain reorganization costs totaling $7,311,108 for the six months ended June 30, 2001, a 699% increase from $914,809 for the six months ended June 30, 2000. These reorganization costs consist of the following:

          Professional fees and other - We were required to hire certain legal and accounting professionals to assist us and certain of our creditors with the bankruptcy proceedings.

          Retention - In an effort to maintain our employees through the bankruptcy period, we paid a retention bonus to our employees during the month of June 2001.

          Additional bank and refinancing charges - We incurred additional fees and costs associated with the payoff of our previous bank debt.

          Satisfaction of certain related party transactions - We entered into an agreement whereby we transferred to Atasca certain minor oil and gas properties owned by Tribo Petroleum Corporation and assigned to Atasca the net obligations owed to us by Richard Bowman. Additionally, we released Tribo Production Company, Ltd., BL Production Co., Ltd., and Atasca Properties, Ltd. from the net obligations they each owe to us. After giving effect to these transactions, all balances owing to and from us and these related parties is satisfied.

          Interest - Interest income has been recorded as an offset to reorganization costs as prescribed by SOP 90-7.

     The following table summarizes our reorganization costs incurred:

                                                              SIX MONTHS ENDED JUNE 30,
                                                              -------------------------
                                                                 2000          2001
                                                              ----------   ------------
Professional fees and other.................................   $956,463     $3,524,152
Retention bonus.............................................         --        301,740
Additional bank and refinancing charges.....................         --      1,754,750
Interest and amounts paid to creditors......................         --        793,198
Satisfaction of certain related party transactions..........         --      1,882,989
Interest income.............................................    (41,654)      (945,721)
                                                               --------     ----------
          Total reorganization costs........................   $914,809     $7,311,108
                                                               ========     ==========

     Hedging Contract. Upon the issuance of the senior secured notes, approximately 80% of our projected oil and natural gas production from proved developed producing reserves, and the basis differential attributable to approximately 80% of our projected proved developed producing natural gas production from our California properties, were hedged through May 31, 2003 at estimated net realized prices that we expect will exceed $4.50 per Mcf and $25.00 per Bbl, or a weighted natural gas-equivalent price of approximately $4.30 per Mcfe. In connection with the issuance of the notes, we have agreed to maintain, on a monthly basis, a rolling two-year hedge program until the maturity of the notes, subject to certain conditions. The estimated fair value of these hedge arrangements resulted in a net current asset of approximately $1,649,000 and a net non-current asset of approximately $1,937,000, with an offsetting amount of $3,586,000, recorded as other income.

     Provision for Income Taxes. A $391,441 provision for income tax was made for the six months ended June 30, 2001, primarily as a result of alternative minimum tax requirements. No provision for federal income tax was required for the six months ended June 30, 2000.

  Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

     For the year ended December 31, 2000, consolidated net loss was $5,786,026, a 37% decrease in the consolidated net loss of $9,150,034 for the year ended December 31, 1999.

     Oil and Natural Gas Revenues. Oil and natural gas revenues increased $37,181,711, or 103%, to $73,452,054 for the year ended December 31, 2000 from
$36,270,343 for the year ended December 31, 1999. The increase in oil and natural gas revenues was the result of an increase in production volumes as a consequence of a successful capital expenditure and workover program and an increase in the average price received for sales of oil and natural gas during the period. The following table summarizes the consolidated results of oil and natural gas production and related pricing for the years ended December 31, 2000 and 1999:

                                                          YEARS ENDED DECEMBER 31,
                                                        ----------------------------
                                                         1999      2000     % CHANGE
                                                        -------   -------   --------
Oil production volumes (MBbls)........................    1,145     1,333     16%
Gas production volumes (MMcf).........................    7,007     8,314      19
     Total (MMcfe)....................................   13,874    16,313      18
Average oil price (per Bbl)...........................  $ 17.27   $ 28.95     68%
Average gas price (per Mcf)...........................     2.36      4.19      78
     Per Mcfe.........................................     2.61      4.50      72

     Gain on Marketable Securities. Gains on marketable securities were $995,180 for the year ended December 31, 2000. Certain marketable securities were bought and held principally for the purpose of selling them in the near term and are classified as trading securities. Trading securities are recorded at fair value on the balance sheet as current assets, with the change in fair value recognized during the period included in earnings.

     Other Income. Other income decreased $1,466,989, or 98%, to $28,404 for the year ended December 31, 2000 from $1,495,393 for the year ended December 31, 1999. The decrease was primarily the result of a change in accounting method for the year ended December 31, 2000, by which interest income was recorded as an offset to reorganization costs in accordance with SOP 90-7 and the non-recurring revision of prior year estimated accruals in 1999.

     Lease Operating Expenses. Lease operating expenses increased $3,943,082, or 25%, to $19,485,359 for the year ended December 31, 2000 from $15,542,277 for the year ended December 31, 1999. Lease operating expense was $1.19 per Mcfe for the year ended December 31, 2000, an increase of 6% from $1.12 per Mcfe for the year ended December 31, 1999. The increase was primarily the result of a general increase in oilfield related service costs, with the increase on a per unit of production basis partially offset by increases in production. Additionally, several non-recurring expenditures associated with returning over 50 wells to production at our Hastings, Sour Lake and AWP fields, the installation of an Amine unit and compressor at our Word field and regulatory compliance and compressor installations at several offshore locations contributed to the increase in lease operating expenses for the year ended December 31, 2000.

     Workover Expense. Workover expense increased $4,238,664, or 176%, to $6,649,074 for the year ended December 31, 2000 from $2,410,410 for the year ended December 31, 1999. Workover expense was $0.41 per Mcfe for the year ended December 31, 2000, an increase of 141% from $0.17 per Mcfe for the year ended December 31, 1999. In 2000, a workover program was completed that included normal recurring workovers, a backlog of workovers from 1998 and 1999 and workovers associated with certain of the 50 wells that we returned to production during the year. Expenses also included artificial lift and saltwater disposal system installations for certain wells in our Hastings, AWP, Ord Bend and Powderhorn fields.

     Production Taxes. Production taxes increased $1,263,487, or 179%, to $1,968,342 for the year ended December 31, 2000 from $704,855 for the year ended December 31, 1999. Production taxes were $0.12 per Mcfe for the year ended December 31, 2000, an increase of 140% from $0.05 per Mcfe for the year ended December 31, 1999. Production taxes are computed by multiplying produced volumes or revenues by a tax rate specified by the taxing authority. The taxing authorities, upon meeting certain conditional requirements, offered drilling and development incentives in the form of tax rate reductions over a specified period of time. Certain of these incentives expired during early 2000, resulting in an increase in tax rates for the remainder of that year. Increases in oil and natural gas volumes and revenues during the year ended December 31, 2000 also contributed to the increase in the amount of production taxes paid during the period.

     Depreciation, Depletion and Amortization Expense. DD&A increased $2,466,442, or 22%, to $13,506,477 for the year ended December 31, 2000 from
$11,040,035 for the year ended December 31, 1999. DD&A was $0.83 per Mcfe for the year ended December 31, 2000, an increase of 4% from $0.80 per Mcfe for the year ended December 31, 1999. An increase in oil and natural gas volumes produced during the year ended December 31, 2000 resulted in an increase in the amount of depletion computed on those volumes. DD&A per unit of production remained relatively steady as a result of increased production and reserves from the successful completion of a relatively low cost development program.

     General and Administrative Expense. G&A decreased $908,375, or 17%, to $4,328,358 for the year ended December 31, 2000 from $5,236,733 for the year ended December 31, 1999. G&A was $0.27 per Mcfe for the year ended December 31, 2000, a decrease of 29% from $0.38 per Mcfe for the year ended December 31, 1999. The decrease was primarily the result of a reversal of a provision for doubtful accounts, which had been recorded for a receivable owed by a working interest owner at December 31, 1999. A settlement agreement with the working interest owner during 2000 lead to the reversal of the provision for the account. Certain reorganization efforts and cost saving measures were implemented which also contributed to the decrease in G&A expenses for the period.

     Interest Expense. Interest expense increased $776,403, or 6%, to $12,757,863 for the year ended December 31, 2000 from $11,981,460 for the year ended December 31, 1999. The increase was primarily the result of an increase in outstanding borrowings.

     Reorganization Costs. Tri-Union Development Corporation filed for bankruptcy protection on March 14, 2000. We incurred reorganization costs of $21,487,191 for the year ended December 31, 2000. Reorganization costs primarily included the following:

          Rejection of fixed-price physical delivery contract -- The bankruptcy court approved a motion to reject a fixed-price physical delivery contract. A claim was filed by the damaged party resulting in a liability of $17,559,272. The contract was not a financial instrument that would qualify to be treated as a hedge for financial reporting purposes, accordingly the full amount of the claim was recorded as an expense for the year ended December 31, 2000. The full amount of the claim was satisfied in accordance with our amended plan of reorganization.

          Professional fees and other -- We retained certain legal and accounting professionals to assist with the bankruptcy proceedings and have incurred or estimated legal and accounting fees associated with these proceedings totaling $3,611,760 for the year ended December 31, 2000.

          Employee retention costs -- In an effort to maintain employees through the bankruptcy period, we sought approval from creditors and the bankruptcy court to compensate the employees when certain conditions are met. For the year ended December 31, 2000, estimated retention expenses of $855,000 were recorded.

          Interest -- Interest income of $538,841 was earned from March 14, 2000 through December 31, 2000. As prescribed by SOP 90-7, interest earned is off-set against reorganization costs, as described above.

     Provision for Income Taxes. A $79,000 provision for income tax was made for the year ended December 31, 2000, primarily as a result of alternative minimum tax considerations. No provision for federal income tax was required for the year ended December 31, 1999.

  Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

     Effective March 31, 1998, we purchased certain oil and gas properties from Apache for $63,000,000. The results of operations for the year ended December 31, 1998 include oil and natural gas revenue and related costs associated with the properties acquired from Apache from the effective date of the acquisition.

     For the year ended December 31, 1999, consolidated net loss was $9,150,034, a 42% decrease in the consolidated net loss of $15,795,085 for the year ended December 31, 1998.

     Oil and Natural Gas Revenues. Oil and natural gas revenues increased $10,433,447, or 40%, to $36,270,343, for the year ended December 31, 1999, from
$25,836,896 for the year ended December 31, 1998. The increase in oil and natural gas revenues was primarily the result of the receipt of a full 12 months of revenue from the properties acquired from Apache on March 31, 1998. Additionally, the average prices received for oil and natural gas production during the year ended December 31, 1999 were an average of $0.61 per Mcfe greater than for the year ended December 31, 1998. The following table summarizes the consolidated results of oil and natural gas production and related pricing for the years ended December 31, 1999 and 1998:

                                                         YEARS ENDED DECEMBER 31,
                                                       ----------------------------
                                                        1998      1999     % CHANGE
                                                       -------   -------   --------
Oil production volumes (MBbls).......................    1,030     1,145      11%
Natural gas production volumes (MMcf)................    6,711     7,007       4
     Total (MMcfe)...................................   12,890    13,874       8
Average oil price (per Bbl)..........................  $ 12.43   $ 17.27      39%
Average natural gas price (per Mcf)..................     1.94      2.36      22
     Per MMcfe.......................................     2.00      2.61      31

     Other Income. Other income increased $952,749, or 176%, to $1,495,393 for the year ended December 31, 1999 from $542,644 for the year ended December 31, 1998. The increase is primarily the result of sales of emissions reduction credits and a revision of estimates of prior year expenses.

     Lease Operating Expenses. Lease operating expenses decreased $1,907,811, or 11%, to $15,542,277 for the year ended December 31, 1999 from $17,450,088 for the year ended December 31, 1998. Lease operating expense was $1.12 per Mcfe for the year ended December 31, 1999, a decrease of 17% from $1.35 per Mcfe for the year ended December 31, 1998. This decrease was primarily the result of efforts to shut-in production on uneconomical wells during the low commodity price period that began in 1998 and continued into 1999. Wells that were shut-in during 1999 were not brought back into production during 1999.

     Workover Expense. Workover expenses increased $1,810,720, or 302%, to $2,410,410 for the year ended December 31, 1999 from $599,690 for the year ended December 31, 1998. Workover expense was $0.17 per Mcfe for the year ended December 31, 1999, an increase of 240% from $0.05 per Mcfe for the year ended December 31, 1998. The increase was primarily the result of a workover program begun in late 1998 and continued during 1999 that we implemented on properties we purchased from Apache. Through July 1998, Apache continued to operate the properties we purchased on March 31, 1998. As a result, we commenced the workover program in late 1998, with 1999 being the first full year of workover activity on these properties.

     Production Taxes. Production taxes increased by $65,900, or 10%, to $704,855 for the year ended December 31, 1999 from $638,955 for the year ended December 31, 1998. Production taxes were $0.05 per Mcfe for the years ended December 31, 1999 and 1998. Increases in oil and natural gas production during the year ended December 31, 1999 resulted in an increase in the amount of production taxes paid, offset on a unit of production basis by the increase.

     Depreciation, Depletion and Amortization Expense. DD&A decreased by $1,357,765, or 11% to $11,040,035 for the year ended December 31, 1999 from
$12,397,800 for the year ended

December 31, 1998. DD&A was $0.80 per Mcfe for the year ended December 31, 1999, a decrease of 17% from $0.96 per Mcfe for the year ended December 31, 1998. The decrease is attributable to increased reserve volumes apportioned to certain oil and gas properties at December 31, 1999, decreasing the rate at which those properties were depleted.

     General and Administrative Expense. G&A increased by $1,909,986, or 57%, to $5,236,733 for the year ended December 31, 1999 from $3,326,747 for the year ended December 31, 1998. G&A was $0.38 per Mcfe for the year ended December 31, 1999, an increase of 46% from $0.26 per Mcf for the year ended December 31, 1998. The increase is the result of our acquisition of the Apache properties and the increased overhead and operations expense associated with our assumption of the operations and administration of those properties on August 31, 1998.

     Interest Expense. Interest expense increased $4,247,529, or 55%, to $11,981,460 for the year ended December 31, 1999 from $7,733,931 for the year ended December 31, 1998. The increase was the result of our acquisition of the properties from Apache, which increased our outstanding debt by $63,000,000 in 1998.

LIQUIDITY AND CAPITAL RESOURCES

     In March 1998, Tri-Union Development Corporation acquired certain onshore Texas oil and natural gas properties from Apache Corporation. Prior to the acquisition, we had approximately $35 million in debt outstanding. We incurred approximately another $63 million in debt in connection with the acquisition. We utilized funds from a short-term, amortizing bank loan in connection with the acquisition of Reunion. In August 1998, before we were able to refinance our bank loan, commodity prices began falling, with oil prices ultimately reaching a 12-year low in December of that year. The resultant negative effect on our cash flow from the deterioration of commodity prices, coupled with the required amortization payment on our bank loan, severely restricted the amount of capital we were able to dedicate to development drilling. Consequently, our oil and natural gas production declined, further negatively affecting our cash flow. In October 1998, our short-term loan matured and we arranged a forbearance agreement providing for interest payments to be partially capitalized and providing us with additional time to refinance our obligations. In July 1999, this forbearance agreement terminated and we made negotiated interest payments while attempting to negotiate a restructuring of our obligations. By March 2000, the aggregate principal balance of our bank debt had increased as a result of capitalized interest and expenses to approximately $105 million. In February 2000, the bank declared a default on the loan, demanded payment of all principle and interest and posted the shares of Tribo Petroleum Corporation, our parent corporation and a guarantor of the loan, for foreclosure. As a consequence of the bank's foreclosure action, on March 14, 2000, we filed for bankruptcy protection. After the filing, we operated as a "debtor-in-possession," continuing in possession of our estate, the operation of our business and the management of our properties. Under Chapter 11, certain claims against us in existence prior to the filing of the petition were stayed from enforcement or collection. These claims are reflected in full in the consolidated December 31, 2000 and June 30, 2001 balance sheets as "pre-petition liabilities subject to compromise." We filed our amended plan of reorganization in the bankruptcy court on May 9, 2001. Our plan was confirmed by a court order entered as of May 23, 2001, subject to the completion of the original offering of the old notes and class A common stock. On June 18, 2001, the original offering closed and we exited bankruptcy. The proceeds of the offering and our available cash balances at closing were sufficient to allow us to pay or segregate funds for the payment of all claims.

     At June 30, 2001, we had $130.0 million of debt. Our significant leverage creates certain risks, as set forth under the heading "Risk Factors -- Our significant leverage and lack of capital resources may affect our ability to successfully operate and service our debt obligations."

     During the six months ended June 30, 2001, our cash balances decreased by $20,025,189 to $12,964,750 from $32,989,939 for the year ended December 31,
2001.

     Net cash used by operating activities before reorganization costs was $19,739,547 for the six months ended June 30, 2001. The increase is the result of a decrease in accounts payable, accounts receivables and prepaid expenses for the six months ended June 30, 2001. Additionally, we deposited $13,566,895 into restricted cash as required by our plan of reorganization to satisfy the payment in full of all remaining disputed pre-petition claims. These uses of cash were partially offset by an increase in net income of $19,180,647 after reorganization costs of $7,311,108 and income from hedging contract of $3,586,626 for the six months ended June 30, 2001, when compared to net income of $2,806,530 after reorganization costs of $914,809 for the six months ended June 30, 2000.

     Net cash used in investing activities was $1,977,850 for the six months ended June 30, 2001 when compared to $2,854,514 for the six months ended June 30, 2000. The decrease is primarily the result of an increase in proceeds from the sales of oil and natural gas properties of $1,844,029, to $2,225,529 for the six months ended June 30, 2001 from $381,500 for the six months ended June 30, 2000. Additionally, proceeds from the sale of marketable securities decreased $1,181,668 to $236 for the six months ended June 30, 2001 from $1,181,904 for the six months ended June 30, 2000.

     Net cash provided by financing activities was $6,566,408 for the six months ended June 30, 2001 when compared to net cash used of $668,673 for the six months ended June 30, 2000. The increase is the result of the completion of the senior notes offering on June 18, 2001 resulting in our exit from bankruptcy. The net cash proceeds from the offering provided sufficient available cash, allowing us to pay or segregate funds for the payment of all claims.

     During the years ended December 31, 2000 and 1999, we used $10,117,790 and $11,943,495, respectively, in investment activities. We deposited $355,000 during the year ended December 31, 2000, as compared to $3,664,957 during the year ended December 31, 1999, into restricted cash accounts for future plugging and abandonment liabilities. Additionally, we reduced our investments in property development by $2,694,787 to $10,877,657 for the year ended December 31, 2000 as compared to $13,572,444 for the year ended December 31, 1999. However, when we include amounts expensed for workovers during these periods, we increased amounts expensed for workovers and development costs to $16.7 million and $15.7 million for the years ended December 31, 2000 and 1999, respectively, from $10.1 million for the year ended December 31, 1998.

     The following table sets forth information concerning our oil and natural gas property acquisition, exploration and development activities and the related costs during the year's ended December 31, 1998, 1999 and 2000 and the six months ended June 30, 2001:

                                                                          SIX MONTHS
                                              YEAR ENDED DECEMBER 31,       ENDED
                                            ---------------------------    JUNE 30,
                                             1998      1999      2000        2001
                                            -------   -------   -------   ----------
                                                         (IN THOUSANDS)
Property acquisition -- proved............  $62,477   $   250   $   408     $   --
Development costs.........................    9,515    13,322    10,080      3,339
Exploration costs.........................       --        --       389         --
                                            -------   -------   -------     ------
          Total costs incurred............  $71,922   $13,572   $10,878     $3,339
                                            =======   =======   =======     ======

     For the years ended December 31, 2000 and 1999, net cash used in financing activities was $401,047 and $42,314, respectively. The increase was the result of the financing of certain well control insurance policies in 1999.

CAPITAL REQUIREMENTS

     Historically, our principal sources of capital have been cash flow from operations, short-term reserve-based bank loans, private placement units, and proceeds from asset sales. Our principal uses for capital have been the acquisition and development of oil and natural gas properties.

     At June 30, 2001, our cash balance was $13.0 million. Our budget for 2001 will include capital expenditures of $17.1 million, representing an increase of 57% over our total capital expenditures for 2000. We expect to use approximately $14.6 million of this amount for development drilling and recompletions, approximately $1.7 million to conduct two 3-D seismic surveys over certain leases in California and $0.8 million for other geological and geophysical expenditures. In addition, we are currently evaluating 24 behind pipe opportunities in the Sacramento Basin that were not classified as proved at December 31, 2000. These projects may be added to our budgeted projects during the remainder of 2001 depending on our capital resources. We anticipate we may expend an additional $720,000 in 2001 should we decide to fund these 24 projects. Further, depending on our capital resources we may substitute some of these projects for currently budgeted projects as these behind pipe opportunities are less expensive than many of our budgeted development projects.

  Qualitative Disclosures About Market Risk

     Revenues from our operations are highly dependent on the price of oil and natural gas. The markets for oil and natural gas are volatile and prices for oil and natural gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas and a variety of additional factors that are beyond our control, including the level of consumer demand, weather conditions, domestic and foreign governmental regulations, market uncertainty, the price and availability of alternative fuels, political conditions in the Middle East, foreign imports and overall economic conditions. It is impossible to predict future oil and natural gas prices with any certainty. To reduce our exposure to oil and natural gas price risks, from time to time we may enter into commodity price derivative contracts to hedge commodity price risks.

     Approximately 80% of our projected oil and natural gas production from proved developed producing reserves (and the basis differential attributable to approximately 80% of our projected proved developed producing natural gas production from our California properties) are hedged through June 30, 2003 at swap prices of $4.19 per Mcf and $25.30 per Bbl, or a weighted-average natural gas-equivalent price of approximately $4.20 per Mcfe. In connection with the issuance of the old notes, we agreed to maintain, on a monthly basis, a rolling two-year hedge program until the maturity of the old notes and the new notes, subject to certain conditions.

  Recently Issued Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("FAS 133"), "Accounting for Derivative Instruments and Hedging Activities." FAS 133, as amended by FAS 137, is effective for transactions entered into after June 15, 2000. FAS 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded for each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and the type of hedge transaction. The ineffective portion of all hedges will be recognized in earnings. The adoption of FAS 133 on January 1, 2001 did not have a significant impact on the financial statements; however it may have a significant impact in the future.

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In June 2000, the SEC issued SAB 101B that delayed the implementation date of SAB 101 until the quarter ended December 31, 2000, with retroactive application to the beginning of our fiscal year.

The adoption of SAB 101 did not have a material impact on our financial position or results of operations.

     In March 2000, the Financial Accounting Standards Board issued interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- An interpretation of APB No. 25" ("FIN 44"). FIN 44 clarified the application of Opinion No. 25 in certain respects, including; the definition of "employee" for purposes of applying Opinion No. 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequences of various modifications to the terms of a previously fixed stock option or award; and the accounting for an exchange of stock compensation awards in a business combination. In general, FIN 44 became effective July 1, 2000. The adoption of FIN 44 did not have a material impact on our financial position or results of operation.

     In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also required that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142 that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141. SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142. Currently, the Company is assessing but has not yet determined how the adoption of SFAS 141 and SFAS 142 will impact its financial position and results of operations.

                            BUSINESS AND PROPERTIES

THE COMPANY

     We are an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties in three core areas. Our core areas are located onshore Gulf Coast, primarily in Texas and Louisiana, offshore Gulf Coast in the shallow waters of the Gulf of Mexico and in the Sacramento Basin of northern California. We have established significant operating expertise in our core areas and, since 1999, have achieved substantial production growth with a limited capital budget.

     We have one subsidiary, Tri-Union Operating Company, which is wholly owned by us. Tri-Union Operating's principal asset is a net profits interest in a field operated by us. This interest is the only oil and natural gas property of Tri-Union Operating and represents less than 5% of our consolidated proved reserves.

     At December 31, 2000, we had net proved reserves of 180.1 Bcfe, approximately one-half of which were natural gas, with a reserve life of 11.0 years. Our reserve base is diversified across our three core areas, with 64% of our proved reserves located onshore Gulf Coast, 12% offshore Gulf Coast and 24% in California. Each of these core areas are characterized by years of stable, historical production and numerous producing wells. We operate approximately 92% of our proved reserves.

     We have a significant presence in the Gulf Coast Basin. As of December 31, 2000, we owned interests in 44 fields located onshore Gulf Coast and owned interests in 33 producing blocks offshore Gulf Coast, representing over 172,000 gross acres. In the first half of 2001, these fields produced approximately 37 MMcfe per day.

     We also have a significant presence in the Sacramento Basin. As of December 31, 2000, we owned interests in 16 fields representing over 65,000 gross acres in the Sacramento Basin. In the first half of 2001, these fields produced approximately 10 MMcfe per day.

     We have a large inventory of development projects that we have only recently begun to exploit. Because we operate in older, more mature fields with long production histories and many producing wells, we believe these projects represent low-risk opportunities to add to our reserves. We completed 28 of these projects during 1999 and 2000 for $10.6 million in development capital expenditures for drilling and recompletions, resulting in a 42% increase in our daily production. We experienced a 75% drilling success rate over that period. We have identified another 175 similar projects on our existing fields to pursue through 2003. Of these projects, 116 are proved behind pipe and proved undeveloped projects and two are 3-D seismic surveys in California. We have allocated $14.9 million of our capital budget for the second half of 2001, $19.3 million for 2002 and $3.5 million for 2003 for these projects. The balance of 57 projects are behind pipe opportunities in the Sacramento Basin that were not classified as proved at December 31, 2000. Of these projects, 24 and 33 may be added to our budgeted projects during 2001 and 2002, respectively, depending on our capital resources. We anticipate that we may expend an additional $720,000 during the remainder of 2001 and $990,000 in 2002 should we decide to fund these projects. Further, depending on our capital resources, we may substitute some of these projects for currently budgeted projects as these behind pipe opportunities are less expensive than many of our budgeted development projects.

     From June through December 2001, we expect to drill 23 development wells, conduct 3 sidetrack/deepening and stimulation projects of existing wells and acquire approximately 28 square miles of 3-D seismic data over certain of our Sacramento Basin properties. Approximately 80% of our projected oil and natural gas production from proved developed producing reserves (and the basis differential attributable to approximately 80% of our projected proved developed producing natural gas production from our California properties) is hedged through June 30, 2003 at swap prices of $4.19 per Mcf and $25.30 per Bbl, or a weighted-average natural gas-equivalent price of approximately $4.20 per Mcfe. In connection with the issuance of the old notes, we agreed to maintain, on a monthly basis, a rolling two-year hedge program until the maturity of the old notes and the new notes, subject to certain conditions. We believe this hedging program will provide us with the financial capacity to successfully execute our development plans and profitably grow production from current levels.

     We acquired our first significant reserves in 1996 with the Reunion acquisition and have grown substantially since that time. Since January 1997, our first full year following the Reunion acquisition, our reserves increased from 46.9 Bcfe to 180.1 Bcfe, representing a compound annual growth rate of 40% and an annual average reserves replacement rate of over 520%. Similarly, annual production increased from 2.0 Bcfe in 1996 to 16.3 Bcfe in 2000, representing a compound annual growth rate of 69%. EBITDA increased from $2.7 million in 1996 to $42.0 million in 2000, representing a compound annual growth rate of 99%. Since 1996 we have achieved growth profitably, investing $118.0 million in acquisition and drilling capital expenditures and generating 237.0 Bcfe of additional proved reserves.

     On July 27, 2001, we were the surviving corporation in a merger with our parent corporation, Tribo Petroleum Corporation. As a consequence of this merger, we assumed all of the rights and obligations of Tribo.

OUR STRATEGY

     Our objective is to increase our cash flow and proved reserves through a balanced growth strategy focused on efforts to:

     Develop our large inventory of behind pipe and undeveloped projects. We plan to pursue 118 development and exploitation projects in our three core areas through 2003 for approximately $37.7 million in capital expenditures, as compared to 28 development drilling and recompletion projects completed in 1999 and 2000 for $10.6 million in capital expenditures. Our capital budget through 2003 will be focused on 69 development wells and proved behind pipe objectives onshore Gulf Coast, 10 proved behind pipe and proved undeveloped objectives offshore Gulf Coast and 39 proved undeveloped and behind pipe objectives and 3-D seismic surveys in California. We expect that over 66% of these projects will be natural gas focused.


                                                              FOR THE PERIOD JUNE 1, 2001
                                                               THROUGH DECEMBER 31, 2003
                                                              ---------------------------
                                                               BUDGETED       BUDGETED
                                                              DEVELOPMENT       COST
AREA OF OPERATION                                              PROJECTS     (IN MILLIONS)
-----------------                                             -----------   -------------
Onshore Gulf Coast..........................................       69           $23.0
Offshore Gulf Coast.........................................       10             3.7
California..................................................       39            11.0
                                                                  ---           -----
          Total.............................................      118           $37.7
                                                                  ===           =====


     Additionally, we are currently evaluating 57 behind pipe opportunities in the Sacramento Basin that were not classified as proved at December 31, 2000. Of these projects, 24 and 33 may be added to our budgeted projects during 2001 and 2002, respectively, depending on our capital resources. We anticipate that we may expend an additional $720,000 during the remainder of 2001 and $990,000 in 2002 should we decide to fund these projects. Further, depending on our capital resources we may substitute some of these projects for currently budgeted projects as these behind pipe opportunities are less expensive than many of our budgeted development projects.

     Maintain our geographic focus and operating control. We will concentrate our activities in our onshore Gulf Coast, offshore Gulf and California areas, where 100% of our proved reserves were located at December 31, 2000. We believe that our region-specific geological, engineering and production experience allows us to maximize our reserve potential. Our operated properties currently comprise approximately 92% of our proved reserves, allowing us to maintain control over the planning, incurrence and timing of many capital and operating expenditures. Our geographic focus and operating control should allow us to promptly implement our expanded capital budget and increase our core area development activity, which we expect will lead to additional increases in production and cash flow.

     Pursue selective acquisitions in our core areas. We plan to selectively acquire producing oil and natural gas properties in our core areas where we have or will assume operations. We believe there will continue to be attractive acquisition opportunities as major and large independent oil and natural gas companies continue to focus their resources away from smaller, lower-risk development opportunities in favor of higher-risk exploration opportunities internationally and in the deepwater Gulf of Mexico.

     Mitigate volatility in our cash flow through a prudent hedging program. We believe that current oil and natural gas prices are attractive, providing us with the opportunity to realize substantial value for our production. In connection with the issuance of the old notes, we agreed to maintain, on a monthly basis, a rolling two-year hedge program until the maturity of the old notes and the new notes, subject to certain conditions. We believe this hedging program will improve the predictability of our cash flow, add certainty to our rate of return on drilling activities and, in all but the worst price scenarios, cover our interest expense and required amortization payments while the notes are outstanding. Approximately 80% of our projected oil and natural gas production from proved developed producing reserves is hedged through June 30, 2003 at swap prices of $4.19 per Mcf and $25.30 per Bbl, or a weighted-average natural gas-equivalent price of approximately $4.20 per Mcfe.

OUR BANKRUPTCY AND RECAPITALIZATION

     In March 1998, we acquired certain onshore Texas oil and natural gas properties from Apache Corporation. Prior to the acquisition, we had approximately $35 million in debt outstanding. We incurred approximately another $63 million in debt in connection with the acquisition. A portion of this debt was in the form of a short-term, amortizing bank loan. In August 1998, before we were able to refinance our bank loan, commodity prices began falling, with oil prices ultimately reaching a 12-year low in December 1998. The resultant negative effect on our cash flow from the deterioration of commodity prices, coupled with the required amortization payments on our bank loan, severely restricted the amount of capital we were able to dedicate to development drilling. Consequently, our oil and natural gas production declined, further negatively affecting our cash flow. In October 1998, our short-term loan matured and we arranged a forbearance agreement providing for interest payments to be partially capitalized and providing us additional time to refinance our obligations. In July 1999, the forbearance agreement terminated and we made negotiated interest payments while attempting to negotiate a restructuring of our obligations. By March 2000, the aggregate principal balance of our bank debt had increased as a result of capitalized interest and expenses to approximately $105 million. In February 2000, the bank declared a default on the loan, demanded payment of all principle and interest and posted the shares of Tribo Petroleum Corporation, our parent corporation and a guarantor of the loan, for foreclosure. As a consequence of the bank's foreclosure action, on March 14, 2000, we chose to seek protection under Chapter 11 of the Bankruptcy Code in U.S. Bankruptcy Court for the Southern District of Texas, Houston Division. Tri-Union Operating continued to operate outside of bankruptcy.

     As a result of the redeployment of funds formerly utilized for amortization payments, we have conducted a limited but highly successful development drilling program, which has resulted in an increase of approximately 42% of our average daily production over the last two years. This production increase, coupled with improved commodity prices, allowed us to increase our cash position to approximately $66.7 million immediately prior to closing of the offering of the old notes from approximately $1.4 million on March 14, 2000. The old notes were issued on June 18, 2001 as part of a private unit offering, with each unit consisting of one old note in the principal amount of $1,000 and one share of class A common stock of our former parent corporation, Tribo Petroleum

Corporation, with which we merged on July 27, 2001. The units were sold to Jefferies & Company, Inc., as initial purchaser. The initial purchaser sold the units to qualified institutional buyers in reliance on Rule 144A under the Securities Act. The proceeds of the offering of the old notes and our available cash balances allowed us to satisfy all creditor claims in full, including interest, in accordance with the amended plan of reorganization that we filed on May 9, 2001 and to exit bankruptcy on June 18, 2001.

     The old notes are our only material long-term indebtedness. Our level of indebtedness as of June 30, 2001, was $130.0 million as compared to adjusted EBITDA on a pro forma basis for the six months then ended of $36.8 million and for the year ended December 31, 2000, of $42.0 million. Our significant leverage creates risks for holders of the notes, including the risk that we will be unable to satisfy the amortization payments due on the notes on June 1, 2002, 2003 and 2004. See "Risk Factors -- Our significant leverage and lack of capital resources may affect our ability to successfully operate and service our debt obligations."

OUR PRINCIPAL OIL AND NATURAL GAS PROPERTIES

     Our oil and natural gas properties are primarily located in three core areas of operation: (1) onshore Gulf Coast, primarily in Texas and Louisiana;
(2) offshore Gulf Coast in the shallow waters of the Gulf of Mexico; and (3) in the Sacramento Basin of northern California. All of our oil and natural gas properties are subject to the lien of the indenture that secures the notes, as well as liens imposed by operation of law, such as mechanic's liens and liens for property taxes not yet due. None of our properties has an attached payment or performance obligation.

     Our onshore Gulf Coast properties accounted for 64% of our proved reserves at December 31, 2000 and 64% of our production for the six months ended June 30, 2001. At December 31, 2000, our onshore Gulf Coast proved reserves were distributed among 44 fields. These reserves are further distributed among approximately 370 producing wells and a number of undeveloped locations. Most of our onshore Gulf Coast producing wells have been on production for several years and their respective production decline rates are relatively slow and well established. Our working interests in the fields range from 0.16% to 100% with an average working interest of 70%. We operate 36 of our 44 fields in the onshore Gulf Coast area and nine of our 14 top value properties are located in the area. Each of these nine top value properties are operated by us and, in aggregate, accounted for approximately 82% of the area's production for the six months ended June 30, 2001 and 86% of our proved reserves in the area at the end of 2000. Our $8.5 million capital budget for the area during the remainder of 2001 includes 15 low-risk development projects targeting 13.5 Bcfe of proved undeveloped reserves.

     Our offshore Gulf Coast properties accounted for 12% of our proved reserves at December 31, 2000 and 15% of our production for the six months ended June 30, 2001. At December 31, 2000, our offshore Gulf Coast proved reserves were distributed among 33 fields. Our working interests in the fields range from 4.23% to 100% with an average working interest of 50%. We operate 22 of our 33 fields in the offshore Gulf Coast area and 61% of the proved reserves are developed. Additionally, the offshore Gulf Coast properties have 8.5 Bcfe proved undeveloped reserves which we intend to exploit through farm out and joint venture arrangements with industry partners. These farm out and joint venture arrangements will allow us to benefit from the reserve and cash flow potential of the projects without incurring the associated risks of significant capital investment. Recently, we have finalized farm out agreements covering two of our offshore Gulf Coast properties and we expect to have wells completed pursuant to those farm out agreements during 2001. Two of our 14 top value properties are located offshore Gulf Coast. These two properties accounted for approximately 4% of the production from the area for the six months ended June 30, 2001 and 39% of our proved reserves in the area at the end of 2000.

     Our California properties accounted for 24% of our proved reserves at December 31, 2000 and 21% of our production for the six months ended June 30, 2001. At December 31, 2000, our proved reserves in the area were distributed among 16 fields. The majority of these reserves are further distributed among 137 producing wells and 22 undeveloped locations. Most of our producing wells in California benefit from long production histories and well established decline curves. Additionally, we have recently benefited from a net sales price for our natural gas production in this area that has exceeded NYMEX natural gas prices. Our working interests in California range from approximately 2.5% to 100% with an average working interest of 57%. We operate 12 of our 16 fields in the area. Three of our top value properties are located in California. We operate all three of these properties which account for approximately 32% of the production from the area for the six months ended June 30, 2001 and 82% of our proved reserves in the area at the end of 2000. Recently, we identified approximately 57 behind pipe objectives in existing wellbores that we believe represent significant reserve potential in addition to our proved reserves. We plan to conduct 3-D seismic surveys covering approximately 28 square miles of our leasehold during the last half of 2001. We anticipate that the 3-D seismic surveys will confirm specific locations for previously identified development prospects and may additionally yield opportunities to drill exploratory wells in our Grimes and Sutter City fields. Our $6.4 million capital budget for the area during the remainder of 2001 includes the 3-D seismic surveys and 11 low-risk development drilling projects targeting 13.9 Bcfe of proved undeveloped reserves.

     The following table and discussion provides proved reserves, PV-10 Values, first half production and descriptive information for our three core areas and the principal properties within each core area. These principal properties accounted for approximately 80% of our estimated proved reserves at December 31, 2000. These same properties accounted for 60% of our total oil and natural gas production in the first half of 2001, which averaged 47 MMcfe per day.

                                   NET PROVED                                      % OF NET
                                    RESERVES                       % OF NET         PROVED
FIELD                               (MMCFE)     PV-10 VALUE(1)   PRODUCTION(2)   RESERVES(1)
-----                              ----------   --------------   -------------   ------------
                                                (IN THOUSANDS)
Onshore Gulf Coast:
  Hastings Complex...............    52,873        $ 53,561           25.9%          29.4%
  Constitution...................    11,684          60,348           14.2            6.5
  Word...........................     7,405          36,140            1.1            4.1
  AWP............................     7,189          32,112            2.0            4.0
  Clear Branch...................     5,470          28,324            1.0            3.0
  Sour Lake......................     5,192           8,829            2.4            2.9
  Scott..........................     3,063          22,095            3.1            1.7
  North Alvin....................     3,031           7,984            1.0            1.7
  South Liberty..................     2,708           6,654            2.2            1.5
  Other..........................    15,972          42,928           11.5            8.8
                                    -------        --------          -----          -----
          Subtotal...............   114,587         298,975           64.4           63.6
Offshore Gulf Coast:
  South Pass 27..................     5,542          14,325            0.4            3.1
  Eugene Island 277..............     3,077          11,543            0.2            1.7
  Other..........................    13,274          75,622           14.2            7.4
                                    -------        --------          -----          -----
          Subtotal...............    21,893         101,490           14.8           12.2
California:
  Sutter Buttes..................    28,493         153,391            3.1           15.8
  Grimes.........................     4,155          21,457            2.9            2.3
  Greeley........................     3,344           7,939            0.6            1.9
  Other..........................     7,665          46,750           14.2            4.2
                                    -------        --------          -----          -----
          Subtotal...............    43,657         229,537           20.8           24.2
                                    -------        --------          -----          -----
          Total..................   180,137        $630,002          100.0%         100.0%
                                    =======        ========          =====          =====

---------------

(1) Based on our PV-10 Value and proved reserve estimates as of December 31, 2000.

(2) For the six months ended June 30, 2001.

  Onshore Gulf Coast

     Hastings Complex. The Hastings Complex includes three fields, encompasses approximately 8,800 acres and is located approximately 30 miles south of Houston in Brazoria County, Texas. In March 1998 we acquired working interests in the three fields ranging from 68.3% to 100%. The fields produce from multiple Miocene and Frio reservoirs at depths ranging from 2,000 feet to 7,000 feet. At the time of our acquisition, the fields had produced in excess of 682 MMBbls and 259 Bcf since discovery in 1934 by Stanolind Oil and Gas Co. Production from the fields was approximately 11,808 Mcfe per day and net operating cash flow was approximately $357,000 per month.

     Since assuming operations in August 1998, we have increased production and reduced operating expenses in the field. The increased production and reduced operating expenses, combined with higher commodity prices, have resulted in a 268% increase in the field's operating cash flow. We were able to achieve this increase with minimal capital investment by re-engineering the field's artificial lift system, exploiting behind pipe opportunities and eliminating uneconomic wells. Net daily production from the Hastings Complex during the first half of 2001 averaged 12,257 Mcfe and at December 31, 2000 we had proved reserves of 52,873 MMcfe. During the remainder of 2001 we intend to continue our production and cost optimization efforts and drill one proved undeveloped location.

     Constitution Field. In March 1998 we acquired our working interests in the Constitution field, which is located in Jefferson County, Texas. Our working interests range from 25.0% to 100.0%. The field produces from the Yegua reservoir at depths ranging from 13,500 feet to 15,011 feet. As of the date we assumed operations, the net daily production from the field was approximately 339 Mcfe. In the second quarter of 2000 we recompleted our Westbury Farms #1 well to the Yegua Sand and then fracture stimulated the reservoir. Initial net production after stimulation was approximately 10,013 Mcfe per day. Our success in the Westbury Farms #1 resulted in reserve additions from four additional proved undeveloped locations. Net daily production from the Constitution field during the first half of 2001 was 6,730 Mcfe and at December 31, 2000 we had proved reserves of 11,684 MMcfe. During the remainder of 2001 we intend to drill two proved undeveloped locations.

     Word Field. The Word field is located in Lavaca County, Texas and produces from the Lower Wilcox and Edwards Limestone reservoirs at depths from 8,100 feet to 13,200 feet. In March 1998 we acquired working interests that range from 87.5% to 100.0%. At the time of our acquisition, the field had produced over 47 Bcfe since its discovery in 1944 and was then producing at a net daily rate of 702 Mcfe per day. Net daily production from the field during the first half of 2001 averaged 523 Mcfe per day and at December 31, 2000 we had proved reserves of 7,405 MMcfe, including reserves from one proved behind pipe objective and five proved undeveloped Edwards locations. During the remainder of 2001 we intend to drill one development well targeting proved undeveloped reserves in the Edwards Limestone. Additionally, we plan to drill one or more of the Edwards locations horizontally in order to maximize ultimate recoveries.

     AWP Field. Our interest in the AWP field is comprised of a working interest covering 5,144 acres in McMullen County, Texas. The field produces from the Olmos and Wilcox reservoirs at depths ranging from 5,775 feet to 8,950 feet. In March 1998 we acquired the working interests in the field, which range from 97.2% to 100.0%. At the time of our acquisition, the field had produced over 430 Bcfe since its discovery in 1981. Net daily production from the field during the first half of 2001 averaged approximately 963 Mcfe and we had proved reserves of 7,189 MMcfe at December 31, 2000, including reserves attributable to eight proved undeveloped locations. During recent years, the field has experienced a resurgence of activity by other operators due to advances in fracture stimulation technology. Consequently, we believe that significant low-risk drilling opportunities exist on our acreage that we intend to exploit. We plan to utilize these fracture stimulation technologies to exploit our existing inventory of eight proved undeveloped locations and other potential locations on our acreage. During the remainder of 2001 we intend to drill one such development well.

     Clear Branch Field. We acquired our working interests in the Clear Branch field in July 1997. We operate the two active wells in the field and our working interests range from 84.4% to 99.0%. The field produces from the Hosston reservoir at depths ranging from 9,700 to 9,900 feet. Net daily production from the field during the first half of 2001 averaged approximately 451 Mcfe and we had proved reserves of 5,470 MMcfe at December 31, 2000, including reserves attributable to two proved undeveloped locations that we intend to drill in 2001. Additional proved reserves are attributable to one behind pipe objective that will be completed following depletion of the current producing intervals. We also plan to fracture stimulate one of the producing wells during 2001.

     Sour Lake Field. The Sour Lake field, discovered in 1902, is the second oldest field in Texas. It is located 15 miles west of Beaumont, Texas in Hardin County and produces from the Miocene, Frio and Yegua reservoirs at depths ranging from 800 feet to 7,577 feet. Our acreage was acquired from Apache in March 1998. Apache had acquired the acreage from Texaco, which discovered the field. We own 100% of the working interests and mineral estate in fee under 930 acres in the field. Our largest contiguous lease position in the field, 815 acres, is situated over the structural high and is the field's most prolific area. Net daily production from the field during the first half of 2001 averaged approximately 1,115 Mcfe and we had proved reserves of 5,192 MMcfe at December 31, 2000, including reserves attributable to five proved behind pipe objectives and ten proved undeveloped locations. We plan to drill three of the proved undeveloped locations and recomplete two behind pipe objectives in 2002.

     Scott Field. The Scott field is located in Lafayette Parish, Louisiana and produces from the Stutes and Bol Mex reservoirs at depths ranging from 11,500 feet to 15,200 feet. We acquired our working interests, which range from 13.2% to 27.4% in June 1997. The field had been on production since the 1980's and recovered 8.0 Bcfe, but had never been exploited with the benefit of modern 3-D seismic data and production had declined to 633 Mcfe per day. In the fourth quarter of 1999, after completing a 3-D seismic evaluation, we drilled the Falcon #2 and completed the well in the Bol Mex V reservoir. Net daily production from the field during the first half of 2001 averaged approximately 1,468 Mcfe and we had proved reserves of 3,063 MMcfe at December 31, 2000, including reserves attributable to one proved behind pipe objective and one proved undeveloped location. Additional potential exists in two step-out drilling locations that are based upon 3-D seismic surveys. During 2001, our capital budget provides $275,000 for deepening the Falcon #1 to recover proved undeveloped reserves of 1.1 Bcfe.

     North Alvin Field. In 1996, as part of the Reunion acquisition, we acquired working interests ranging from 34.3% to 41.6% in the North Alvin field, located in Brazoria County, Texas. The field produces from Frio sandstones at depths ranging from 7,900 feet to 8,600 feet. At the time of our acquisition the field had produced over 28.4 Bcfe. Net daily production from the field during the first half of 2001 averaged approximately 465 Mcfe and we had proved reserves of 3,031 MMcfe at December 31, 2000. The proved reserves in the field include undeveloped reserves attributable to four reservoirs that we believe can be accessed by one wellbore, scheduled to be drilled during 2001.

     South Liberty Field. The South Liberty field is located 35 miles east of Houston in Liberty County, Texas. We own a 100% working interest in the field. We acquired our interest in South Liberty in March 1998 and at the time of the acquisition the field had produced over 632 Bcfe since its discovery in 1925. The field produces from Miocene, Frio, Yegua and Cook Mountain reservoirs at depths ranging from 1,500 feet to 11,000 feet. Net daily production from the field during the first half of 2001 averaged approximately 1,028 Mcfe and we had proved reserves of 2,708 MMcfe at December 31, 2000.

  Offshore Gulf Coast

     South Pass 27 Field. In 1997, we acquired non-operating working interests ranging from 27% to 41% in the South Pass 27 field from Statoil. The field is located in federal waters offshore

Louisiana in approximately 120 feet of water. Net daily production from the field during the first half of 2001 averaged approximately 201 Mcfe and we had proved reserves of 5,542 MMcfe at December 31, 2000. The proved reserves in the field include undeveloped reserves attributable to six reservoirs.

     Eugene Island 277 Field. We acquired a 100% working interest in the Eugene Island 277 field in 1997. The field is located in federal waters offshore Louisiana in approximately 300 feet of water. Net daily production from the field during the first half of 2001 averaged approximately 83 Mcfe and we had proved reserves of 3,077 MMcfe at December 31, 2000.

  California

     Sutter Buttes Field. Our largest contiguous operation is in the Sutter Buttes field in northern California, located approximately 40 miles north of Sacramento in Sutter and Colusa Counties. Our working interests range from 53.2% to 85.5%. The Sutter Buttes field is comprised of over 43,000 contiguous gross acres of leasehold with approximately 62 producing wells, which we operate. At December 31, 2000 we owned 38,000 net acres in the field. We have extensive operating expertise in this area and significant experience with the Forbes and Kione reservoirs. From November 1998 to February 2000, we drilled 10 development wells targeting the Forbes and Kione reservoirs at depths of 3,100 feet to 7,100 feet. Nine of the wells were successful and resulted in significant increases in our production and cash flow. Our net daily production during the first half of 2001 averaged 1,469 Mcfe and our proved reserves at December 31, 2000 were 28,493 MMcfe. Our planned capital budget for the remainder of 2001 provides $4.2 million to drill ten development wells targeting the Forbes reservoir and 11.5 Bcf of proved undeveloped reserves. Additionally, we plan to survey six square miles in the Sutter City leases with 3-D seismic. The Sutter City leases have produced from the Kione sand, but the Sutter City wells have not tested the deeper Forbes interval that has been prolific on our adjacent acreage.

     Grimes Field. Our Grimes field, also acquired in 1996, is located to the southwest of Sutter Buttes and also produces from the Forbes sandstone. Our working interests range from 6.3% to 96.0%. Net daily production during the first half of 2001 averaged 1,365 Mcfe and we had proved reserves of 4,155 MMcfe at December 31, 2000. There has been limited development in the field during recent years, and during 2001 we plan to conduct a 22 square mile 3-D survey over our acreage in the Grimes field. We believe that the 3-D survey will result in multiple development and exploitation drilling opportunities similar to those that we have completed in the Sutter Buttes area since late 1998.

     Greeley Field. The Greeley field is located in Kern County, California and is our only oil producing property in California. We own an 85.4% working interest in this field. Unlike most California properties, the Greeley field produces light, sweet crude oil from the Olcese Sand at a depth of approximately 10,500 feet. Net daily production during the first half of 2001 averaged 280 Mcfe and we had proved reserves of 3,344 MMcfe at December 31, 2000. During 2001 we plan to drill one development well targeting 1.5 Bcfe of proved undeveloped reserves.

OIL AND NATURAL GAS RESERVES

     The following table sets forth information with respect to our estimated net proved oil and natural gas reserves and the related present values of such reserves at the dates shown. The reserve and present value data for our existing properties as of December 31, 1998, 1999 and 2000 have been prepared by Huddleston & Co., Inc.

                                                            AT DECEMBER 31,
                                                     ------------------------------
                                                       1998       1999       2000
                                                     --------   --------   --------
Proved Reserves:
  Oil and condensate (MBbls).......................    11,319     15,851     15,073
  Natural gas (MMcf)...............................   111,149    110,092     89,699
          Total (MMcfe)............................   179,063    205,198    180,137
Proved Developed Reserves:
  Oil and condensate (MBbls).......................     9,124     12,957     12,290
  Natural gas (MMcf)...............................    58,088     58,265     45,575
          Total (MMcfe)............................   112,832    136,007    119,315
PV-10 Value (in thousands)(1)......................  $118,151   $292,495   $630,002
Standardized Measure (in thousands)(2).............  $105,403   $231,564   $472,279
Reserve life (in years)............................      13.9       14.8       11.0

---------------

(1) The average prices used in calculating PV-10 Value as of December 31, 2000 were $10.31 per Mcf and $25.90 per Bbl. Assuming benchmark prices of $4.25 per Mcf and $25.00 per Bbl (or net realized prices of $4.82 per Mcf and $24.10 per Bbl), our PV-10 Value would have been $309.3 million at December 31, 2000.

(2) Represents PV-10 Value adjusted for the effects of future estimated income tax expense.

     Effective February 1, 2001, we gained an incremental 4.1 Bcfe of proved reserves, estimated at December 31, 2000, in our Hastings Complex due to the resolution of certain litigation which resulted in an assignment of additional interests.

     Estimated quantities of proved reserves and future net revenues therefrom are affected by oil and natural gas prices, which have fluctuated widely in recent years. There are numerous uncertainties inherent in estimating oil and natural gas reserves and their values, including many factors beyond the control of the producer. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers, including those used by us, may vary. In addition, estimates of reserves are subject to revision based upon actual production, results of future development and exploration activities, prevailing oil and natural gas prices, operating costs and factors, which revisions may be material. Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered and are highly dependent upon the accuracy of the assumptions upon which they are based.

     In general, the volume of production from oil and natural gas properties declines as reserves are depleted. Except to the extent we acquire properties containing proved reserves or conduct successful exploration and development activities, or both, our proved reserves will decline as reserves are produced. Our future oil and natural gas production is, therefore, highly dependent upon our level of success in finding or acquiring additional reserves. Exploring for, developing or acquiring new reserves requires substantial amounts of capital.

     We file reports of our estimated oil and natural gas reserves with the Department of Energy. The reserves reported to this agency are required to be reported on a gross operated basis and therefore are not comparable to the reserve data reported herein.

NET PRODUCTION, UNIT PRICES AND COSTS

     The following table sets forth certain information with respect to oil and natural gas production, prices and costs attributable to all of our oil and natural gas property interests for the periods shown:

                                                                            SIX MONTHS ENDED
                                               YEARS ENDED DECEMBER 31,         JUNE 30,
                                              ---------------------------   -----------------
                                               1998      1999      2000      2000      2001
                                              -------   -------   -------   -------   -------
Production Volumes:
  Oil and condensate (MBbls)................    1,030     1,145     1,333       540       692
  Natural gas (MMcf)........................    6,711     7,007     8,314     3,413     4,615
          Total (MMcfe).....................   12,890    13,874    16,313     6,653     8,767
Average Daily Production:
  Oil and condensate (Bbls).................    2,821     3,136     3,643     2,983     3,823
  Natural gas (Mcf).........................   18,387    19,196    22,716    18,856    25,497
          Total (Mcfe)......................   35,314    38,011    44,574    36,757    48,436
Average Realized Prices:(1)
  Oil and condensate (per Bbl)..............  $ 12.43   $ 17.27   $ 28.95   $ 29.27   $ 27.62
  Natural gas (per Mcf).....................     1.94      2.36      4.19      2.93      7.78
          Per Mcfe..........................     2.00      2.61      4.50      3.94      6.24
Expenses (per Mcfe):
  Lease operating (excluding workover
     expenses and production taxes).........  $  1.35   $  1.12   $  1.19   $  1.02   $  1.20
  Workover..................................     0.05      0.17      0.41      0.26      0.38
  Production taxes..........................     0.05      0.05      0.12      0.11      0.15
  Depletion, depreciation and
     amortization...........................     0.96      0.80      0.83      0.81      0.83
  General and administrative, net...........     0.26      0.38      0.27      0.37      0.36

---------------

(1) Reflects the actual realized prices received, including the results of hedging activities. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PRODUCING WELLS

     The following table sets forth the number of productive wells in which we owned an interest as of December 31, 2000:

                                                GROSS WELLS   NET WELLS
                                                -----------   ---------
Oil...........................................     449.0        287.4
Natural Gas...................................     183.0         91.4
                                                   -----        -----
          Total...............................     632.0        378.8
                                                   =====        =====

     Productive wells consist of producing wells and wells capable of production, including natural gas wells awaiting pipeline connections and oil wells awaiting connection to production facilities. Wells that are completed in more than one producing horizon are counted as one well.

ACREAGE

     The following table sets forth our developed and undeveloped gross and net leasehold acreage as of December 31, 2000:

                                                   GROSS      NET
                                                  -------   -------
Developed.......................................   20,122    14,729
Undeveloped.....................................  217,543    91,339
                                                  -------   -------
          Total.................................  237,665   106,068
                                                  =======   =======

     Undeveloped acreage includes leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas, regardless of whether or not such acreage contains proved reserves.

DRILLING ACTIVITIES

     The table below sets forth our drilling activity on our properties for the periods ending December 31, 1998, 1999, and 2000:

                                                    YEARS ENDED DECEMBER 31,
                                           ------------------------------------------
                                               1998           1999           2000
                                           ------------   ------------   ------------
                                           GROSS   NET    GROSS   NET    GROSS   NET
                                           -----   ----   -----   ----   -----   ----
Development wells:
  Productive.............................  2.00    1.47   4.00    2.38   5.00    3.95
  Non-productive.........................    --      --   3.00    1.70     --      --
                                           ----    ----   ----    ----   ----    ----
          Total..........................  2.00    1.47   7.00    4.08   5.00    3.95
                                           ====    ====   ====    ====   ====    ====
Exploratory wells:
  Productive.............................    --      --     --      --   1.00    0.15
  Non-productive.........................    --      --     --      --     --      --
                                           ----    ----   ----    ----   ----    ----
          Total..........................    --      --     --      --   1.00    0.15
                                           ====    ====   ====    ====   ====    ====

OIL AND NATURAL GAS MARKETING AND HEDGING

     The revenues generated by our operations are highly dependent upon the prices of and demand for oil and natural gas. The price we receive for our oil and natural gas production depends on numerous factors beyond our control. Historically the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply and demand for oil and natural gas, market uncertainty and a variety of additional factors. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East, the actions of OPEC, the foreign supply of oil and natural gas and overall economic conditions. It is impossible to predict future oil and natural gas price movements with any certainty.

     We, from time to time, use swap and option contracts to mitigate the volatility of price changes on commodities we produce and sell, as well as to lock in prices to protect the economics related to certain capital projects.

     Approximately 80% of our projected oil and natural gas production from proved developed producing reserves (and the basis differential attributable to approximately 80% of our projected proved developed producing natural gas production from our California properties) is hedged through June 30, 2003 at swap prices of $4.19 per Mcf and $25.30 per Bbl, or a weighted-average natural gas-equivalent price of approximately $4.20 per Mcfe. In connection with the issuance of the old notes, we agreed to maintain, on a monthly basis, a rolling two-year hedge program until the maturity of the old notes and the new notes, subject to certain conditions.

COMPETITION AND MARKETS

     Competition is intense in all areas of the our operations. Major and independent oil and natural gas companies and oil and natural gas syndicates actively bid for desirable oil and natural gas properties, as well as for the equipment and labor required to operate and develop such properties. Many of our competitors have financial resources and acquisition, exploration and development budgets that are substantially greater than ours, which may adversely affect our ability to compete with these companies. Many of our competitors have been engaged in the energy business for a much longer time than us. Such companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Our ability to acquire additional properties and to discover reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

     The market for oil and natural gas produced by us depends on factors beyond our control, including domestic and foreign political conditions, the overall level of supply of and demand for oil and natural gas, the price of imports of oil and natural gas, weather conditions, the price and availability of alternative fuels, the proximity and capacity of natural gas pipelines and other transportation facilities and overall economic conditions. The oil and natural gas industry as a whole also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers.

REGULATION

     General. Various aspects of our oil and natural gas operations are subject to extensive and continually changing regulation, as legislation affecting the oil and natural gas industry is under constant review for amendment or expansion. Numerous departments and agencies, both federal and state, are authorized by statute to issue, and have issued, rules and regulations binding upon the oil and natural gas industry and its individual members. The Federal Energy Regulatory Commission ("FERC") regulates the transportation and sale of natural gas in interstate commerce pursuant to the Natural Gas Act of 1938 ("NGA") and the Natural Gas Policy Act of 1978 ("NGPA"). In the past, the federal government has regulated the prices at which oil and natural gas could be sold. While sales by producers of natural gas and all sales of crude oil, condensate and natural gas liquids can currently be made at uncontrolled market prices, Congress could reenact price controls in the future. Deregulation of wellhead sales in the natural gas industry began with the enactment of the NGPA in 1978. In 1989, Congress enacted the Natural Gas Wellhead Decontrol Act (the "Decontrol Act"). The Decontrol Act removed all remaining NGA and NGPA price and nonprice controls affecting wellhead sales of natural gas effective January 1, 1993.

     Regulation of Sales and Transportation of Natural Gas. Our sales of natural gas are affected by the availability, terms and cost of transportation. The price and terms for access to pipeline transportation are subject to extensive regulation. In recent years, the FERC has undertaken various initiatives to increase competition within the natural gas industry. As a result of initiatives like FERC Order No. 636, issued in April 1992, the interstate natural gas transportation and marketing system has been substantially restructured to remove various barriers and practices that historically limited non-pipeline natural gas sellers, including producers, from effectively competing with interstate pipelines for sales to local distribution companies and large industrial and commercial customers. The most significant provisions of Order No. 636 require that interstate pipelines provide firm and interruptible transportation service on an open access basis that is equal for all natural gas supplies. In many instances, the results of Order No. 636 and related initiatives have been to substantially reduce or eliminate the interstate pipelines' traditional role as wholesalers of natural gas in favor of providing only storage and transportation services. While the United States Court of Appeals upheld most of Order No. 636 last year, certain related FERC orders, including the individual pipeline restructuring proceedings, are still subject to judicial review and may be reversed or remanded in whole or in part. While the outcome of these proceedings cannot be predicted with certainty, we do not believe that we will be affected materially differently than our competitors.

     The FERC has also announced several important transportation-related policy statements and proposed rule changes, including a statement of policy and a request for comments concerning alternatives to its traditional cost-of-service rate making methodology to establish the rates interstate pipelines may charge for their services. A number of pipelines have obtained FERC authorization to charge negotiated rates as one such alternative. In February 1997, the FERC announced a broad inquiry into issues facing the natural gas industry to assist the FERC in establishing regulatory goals and priorities in the post-Order No. 636 environment. Similarly, the Texas Railroad Commission has been reviewing changes to its regulations governing transportation and gathering services provided by intrastate pipelines and gatherers. While the changes being considered by these federal and state regulators would affect us only indirectly, they are intended to further enhance competition in natural gas markets. We cannot predict what further action the FERC or state regulators will take on these matters, however, we do not believe that any action taken will affect us materially differently than other natural gas producers with which we compete.

     Additional proposals and proceedings that might affect the natural gas industry are pending before Congress, the FERC, state commissions and the courts. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue.

     Oil Price Controls and Transportation Rates. Our sales of crude oil, condensate and natural gas liquids are not currently regulated and are made at market prices. The price we receive from the sale of these products may be affected by the cost of transporting the products to market.

     Environmental Matters. Extensive federal, state and local laws regulating the discharge of materials into the environment or otherwise relating to the protection of the environment affect our oil and natural gas operations. Numerous governmental departments issue rules and regulations to implement and enforce such laws, which are often difficult and costly to comply with and which carry substantial administrative, civil and even criminal penalties for failure to comply. These laws, rules and regulations may require the acquisition of certain permits, restrict or prohibit the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production, restrict or prohibit drilling activities that could impact wetlands, endangered or threatened species or other protected natural resources and impose substantial liabilities for pollution resulting from our operations. Some laws, rules and regulations relating to protection of the environment may, in certain circumstances, impose strict liability for environmental contamination, rendering a person liable for environmental damages and cleanup costs without regard to negligence or fault on the part of such person. Other laws, rules and regulations may restrict the rate of oil and natural gas production below the rate that would otherwise exist. In addition, state laws often require various forms of remedial action to prevent pollution, such as closure of inactive pits and plugging of abandoned wells. The regulatory burden on the oil and natural gas industry increases our cost of doing business and consequently affects our profitability. We believe that we are in substantial compliance with current applicable environmental laws, rules and regulations, that we have no material commitments for capital expenditures to comply with existing environmental requirements and that continued compliance with existing requirements will not have a material adverse impact on our operations. However, environmental laws, rules and regulations have been subject to frequent changes over the years, and the imposition of more stringent requirements could have a material adverse effect upon our capital expenditures, earnings or competitive position as well as those of the oil and gas industry in general.

     The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund Law," and analogous state laws impose liability without regard to fault or the legality of the original conduct on certain classes of persons that are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the current or former owner or operator of the site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Under CERCLA, such persons may be subject to joint and several liability for the costs of investigating and cleaning up hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. In addition, companies that incur liability frequently also confront third party claims because it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment.

     The Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 ("RCRA"), regulates the generation, transportation, storage, treatment and disposal of hazardous wastes and can require cleanup of hazardous waste disposal sites. RCRA currently excludes drilling fluids, produced waters and other wastes associated with the exploration, development or production of oil and natural gas from regulation as "hazardous waste." Disposal of such non-hazardous oil and natural gas exploration, development and production wastes usually are regulated by state law. Other wastes handled at exploration and production sites or generated in the course of providing well services may not fall within this exclusion. Moreover, stricter standards for waste handling and disposal may be imposed on the oil and natural gas industry in the future. From time to time legislation is proposed in Congress that would revoke or alter the current exclusion of exploration, development and production wastes from the RCRA definition of "hazardous wastes" thereby potentially subjecting such wastes to more stringent handling, disposal and cleanup requirements. State initiatives to further regulate the disposal of oil and natural gas wastes and naturally occurring radioactive materials could have a similar impact on us. If such legislation were enacted it could have a significant impact on our operating costs, as well as those of the oil and natural gas industry in general. The impact of future revisions to environmental laws and regulations cannot be predicted.

     We own or lease, and have in the past owned or leased, properties that have been used for the exploration and production of oil and natural gas. Although we have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under these properties or on or under other locations where such wastes have been taken for storage or disposal. In addition, many of these properties have been operated by third parties whose treatment and release of hydrocarbons or other wastes was not under our control. These properties and the wastes disposed thereon may be subject to CERCLA, RCRA and analogous state laws. Under such laws, we could be required to remove or remediate previously released wastes or property contamination.

     The Oil Pollution Act of 1990 ("OPA") and rules and regulations promulgated pursuant thereto impose a variety of obligations on "responsible parties" with respect to the prevention of oil spills and liability for damages resulting from such spills. A "responsible party" includes the owner or operator of an onshore facility, vessel, or pipeline or the lessee or permittee of the area in which an offshore facility is located. Under OPA, a person owning or operating a facility from which there is a discharge or threat of a discharge of oil into navigable waters or adjoining shorelines is subject to strict joint and several liability for all containment and cleanup costs and certain other damages, including natural resource damages. OPA establishes a liability limit for onshore facilities of $350 million and for offshore facilities, all removal costs plus $75 million; however, a party cannot take advantage of this liability limit if the spill is caused by gross negligence or willful misconduct, resulted from a violation of a federal safety, construction, or operating regulation, or if a party fails to report a spill or cooperate in the cleanup. Few defenses exist to the liability imposed by OPA. OPA also imposes ongoing requirements on a responsible party, including preparation of an oil spill contingency plan and proof of financial responsibility to cover a substantial portion of environmental cleanup and restoration costs that could be incurred by governmental entities in connection with an oil spill. Under OPA and rules adopted by the Minerals Management Service ("MMS"), responsible parties of covered offshore facilities that have a worst case oil spill of more than 1,000 barrels must demonstrate financial responsibility in amounts ranging from at least $10 million in state waters to at least $35 million in Outer Continental Shelf ("OCS") waters, with higher amounts of up to $150 million in certain limited circumstances where the MMS believes such a level is justified by the risks posed by the operations or if the worst case oil spill discharge volume possible at the facility may exceed applicable threshold volumes specified in the MMS's rules. We believe that we are in substantial compliance with OPA, including having appropriate spill contingency plans and certificates of financial responsibility in place.

     We have resolved claims by the MMS relating to civil penalties for incidences of noncompliance with certain regulatory requirements on certain of our offshore platforms, as discussed under the heading "Legal
Proceedings -- Minerals Management Service."

     The Federal Water Pollution Control Act ("FWPCA") and analogous state laws impose strict controls regarding the discharge of pollutants, including produced waters and other oil and natural gas wastes, into state waters or waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accord with the terms of a permit issued by EPA or the state. Sanctions for unauthorized discharges include administrative, civil and criminal penalties, as well as injunctive relief. We believe we are in substantial compliance with applicable FWPCA requirements and that any non-compliance would not have a material adverse effect on us.

     Our operations are also subject to the Clean Air Act ("CAA") and comparable state and local requirements. Amendments to the CAA were adopted in 1990 and contain provisions that may result in the gradual imposition of certain pollution control requirements with respect to air emissions from our operations. We may be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions. However, we believe our operations will not be materially adversely affected by any such requirements, and the requirements are not expected to be any more burdensome to us than to other similarly situated companies involved in oil and natural gas exploration and production activities.

     We maintain insurance against "sudden and accidental" occurrences, which may cover some, but not all, of the risks described above. The insurance we maintain may not cover the risks described above. There can be no assurance that such insurance will continue to be available to cover all such costs or that such insurance will be available at premium levels that justify its purchase. The occurrence of a significant event not fully insured or indemnified against could have a material adverse effect on our financial condition and operations.

     Regulation of Oil and Natural Gas Exploration and Production. Our exploration and production operations are subject to various types of regulation at the federal, state and local levels. Such regulations include requiring permits and drilling bonds for the drilling of wells, regulating the location of wells, the method of drilling and casing wells, and the surface use and restoration of properties upon which wells are drilled. Many states also have statutes or regulations addressing conservation matters, including provisions for the utilization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells and the regulation of spacing, plugging and abandonment of such wells. Some state statutes limit the rate at which oil and natural gas can be produced from our properties.

EMPLOYEES

     As of June 30, 2001, we had approximately 54 full time salaried employees and approximately 16 contract employees. None of our employees are subject to a collective bargaining agreement. In addition to our employees, we may utilize the services of independent geological, engineering, land and other consultants from time to time.

TITLE TO PROPERTIES

     We have obtained title reports on substantially all of our producing properties and believe that we have satisfactory title to such properties in accordance with standards generally accepted in the oil and natural gas industry. As is customary in the oil and natural gas industry, we perform a minimal title investigation before acquiring undeveloped properties. We also obtain title opinions prior to the commencement of drilling operations on such properties. Our properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens which we believe do not materially interfere with the use of or materially affect the value of such properties.

LEGAL PROCEEDINGS

     From time to time, we are party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. Other than as set forth below, we are not involved in any legal proceedings nor are we party to any pending or threatened claims that could reasonably be expected to have a materially adverse effect on our financial condition, cash flow or results of operations.

  Bankruptcy filing

     On March 14, 2000, we filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. We filed our amended plan of reorganization in the bankruptcy proceeding on May 9, 2001. Our plan provided for payment in cash, or segregation of funds for the payment, to each creditor of its full, allowed claim, including interest, on the closing date of the original offering. Our plan was confirmed by a court order on May 23, 2001, subject to the completion of the offering of the old notes. Upon the closing of the offering, we paid or segregated funds for the payment of all allowed claims in accordance with our plan and the court order and, except as specifically discussed below, lawsuits, administrative actions and other proceedings that arose prior to the confirmation were dismissed as to us. Claims that we dispute will be heard by the bankruptcy court. If claims are resolved for less than the amount segregated by us, we will receive the balance of the funds.

  Credit Lyonnais and Credit Lyonnais Securities

     In March 2000, we and Richard Bowman filed suit against Credit Lyonnais, New York Branch and Credit Lyonnais Securities (USA), Inc. in the 16th Judicial District Court of Harris County, Texas asserting claims for violations of the Federal Bank Tying Act, fraud and tortious interference. Credit Lyonnais filed a counterclaim against us seeking repayment of monies loaned by Credit Lyonnais to us, interest and attorney's fees. At the time these claims arose, Credit Lyonnais was our senior secured lender. Specifically, we alleged that we were wrongfully induced into incurring additional secured indebtedness associated with the acquisition of certain oil and natural gas properties from Apache Corporation. This additional indebtedness was to be refinanced on a short term basis by a debt or equity offering underwritten or privately placed by Credit Lyonnais and/or its securities affiliate, Credit Lyonnais Securities, Inc. We alleged that Credit Lyonnais advised us that it would not increase our credit facility to an amount necessary to consummate the acquisition from Apache unless we entered into an agreement with Credit Lyonnais Securities to act as our exclusive financial advisor for such an offering. We agreed to enter into such an arrangement based upon representations made to us regarding the ability, experience and expertise of Credit Lyonnais Securities to assist us in such an offering. We further alleged that no meaningful effort was made on the part of Credit Lyonnais or Credit Lyonnais Securities to assist us in raising the funds necessary to refinance our credit facility.

     As part of the confirmation of our plan we and Richard Bowman reached a settlement of this litigation in May 2001. The terms of the settlement included a reduction in the amount of the secured claim of Credit Lyonnais in the approximate amount of $3.3 million and our agreement not to dispute, other than for arithmetic error, the remainder of Credit Lyonnais' secured claim, in the approximate amount of $127.3 million, including principal, interest, fees and expenses as of May 31, 2001. Richard Bowman assigned his interest in the settlement to us.

  Chieftain International

     On March 31, 1999, Chieftain International (U.S.) Inc. filed suit against us in the United States District Court for the Eastern District of Louisiana (the "bankruptcy court") alleging that we owe joint interest expenses in the amount of approximately $3.0 million, together with accrued interest, attorneys' fees and costs, in connection with Chieftain's operation of two mineral leases. No action on this suit was taken during our bankruptcy. The plaintiff has filed a motion with the United States

Bankruptcy Court for the Southern District of Texas, Houston Division, requesting that the state district court in Louisiana be allowed to liquidate the claim. The motion is currently pending. We intend to continue to vigorously defend this suit. Funds in the amount of approximately $5.5 million were segregated in accordance with our plan, pending the trial or resolution of this dispute in Louisiana.

  Seitel Data, Ltd. and DDD Energy, Inc.

     On December 13, 2000, Seitel Data, Ltd., and DDD Energy, Inc., filed suit against Tribo Petroleum Corporation in the 334th Judicial District of Harris County, Texas, alleging that Tribo owed approximately $0.8 million in damages, together with interest and attorney's fees for goods and services delivered for our benefit. We paid the full amount of this claim, together with interest, in accordance with our plan.

  Minerals Management Service

     We have reached a settlement with the MMS that resolves a civil enforcement action first brought against us in August 2000, with respect to certain alleged violations of MMS rules relating to the operation of our offshore facilities prior to the commencement of our bankruptcy proceedings. As part of the settlement, we have agreed to pay civil penalties in the amount of $506,500, with $25,325 paid out initially, and the remaining $481,175 paid out in quarterly installments over a two-year period. We have also agreed to provide the MMS with approximately $9.8 million in operators bonds. The settlement between the MMS and us is not an admission of liability with respect to the violations alleged by the MMS.

  Arch W. Helton, Helton Properties, Inc., and Linda Barnhill

     On May 28, 1997, Arch W. Helton and Helton Properties, Inc., filed suit against us in the 80th Judicial District Court of Harris County, Texas ("state court"). Subsequently, Linda Barnhill joined as a plaintiff. The suit alleges that we owe additional royalties on oil and natural gas produced from February 1987 to date as to certain completions in oil and natural gas properties located in Alvin, Texas, that oil and natural gas was drained from approximately 18 acres in which they claim interests and seeks the recovery of attorneys' fees. This suit has been dismissed from state court. The plaintiff's proof of claim in our bankruptcy is all that remains. This claim is currently pending in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. We intend to continue to vigorously defend this suit. Funds in the amount of approximately $1.0 million have been segregated in accordance with our plan pending the resolution of this dispute by the bankruptcy court. We believe these funds are sufficient to cover our net interest in the full proof of claim filed in the amount of $3.0 million.

OPERATING HAZARDS AND RISKS

     The oil and natural gas business involves a variety of operating risks, including the risk of fire, explosions, blow outs, pipe failure, abnormally pressured formations and environmental hazards such as oil spills, natural gas leaks, ruptures or discharges of toxic gases. Any of these occurrences could result in substantial losses to us due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations.

     Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. We cannot assure you that new wells drilled by us will be productive or that we will recover all or any portion of our investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating or other costs. The cost of drilling, completing and operating wells is often uncertain. Our drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond our control, including title problems, weather conditions, mechanical problems, compliance with governmental requirements and shortages and delays in the delivery of equipment and services. Our future drilling activities may not be successful and, if unsuccessful, such failure may have a material adverse effect on our future results of operations and financial condition.

     Although we currently maintain insurance coverage considered to be customary in each industry in which we participate, we are not fully insured against certain risks, either because insurance is not available or because of the high premium costs. We do maintain certain forms of physical damage, employer's liability, comprehensive commercial general liability and workers' compensation insurance. We cannot assure you that any insurance obtained by us will be adequate to cover any losses or liabilities, or that such insurance will continue to be available or available on terms which are acceptable to us.

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

                                   MANAGEMENT

     Our directors and principal executive officers are:

                 NAME                   AGE                  POSITION
                 ----                   ---                  --------
Richard Bowman........................  36    Founder, President, Chief Executive
                                                Officer and Director
Jeffrey T. Janik......................  48    Vice President, Operations
Suzanne R. Ambrose....................  41    Vice President, Treasurer and Chief
                                                Accounting Officer
G. Bryan Dutt.........................  42    Director
Michel T. Halbouty....................  92    Director
Donald W. Riegle, Jr. ................  63    Director
Oliver G. Richard III.................  48    Director

     Richard Bowman has served as President, Chief Executive Officer and Director since our formation in 1996. Mr. Bowman also served as Chairman of the Board, President and Chief Executive Officer of Tribo Petroleum Corporation, our former parent corporation, since its formation in 1992. Prior to founding Tribo, Mr. Bowman was employed as an independent landman, serving Coastal Corporation, Torch Energy and other independent oil and natural gas companies.

     Jeffery T. Janik has served with us since June 1998 when he joined us as Operations Manager. In June 2001, Mr. Janik became our Vice President, Operations. Prior to joining us, Mr. Janik served as Vice President of Operations at Baker-MO Services, Inc., an oil and gas service contractor from April 1993 to June 1998.

     Suzanne R. Ambrose has served with us since November 1998 when she joined us as an accounting consultant. In February 2000, Ms. Ambrose became our Vice President, Accounting. In June 2001, Ms. Ambrose became our Vice President, Treasurer and Chief Accounting Officer. Prior to joining us, Ms. Ambrose provided accounting advice and services, on a contract basis, to WRT Energy, Inc., an oil and natural gas exploration and production company, from May 1996 to November 1998, and HLS Offshore, L.L.C., an oil field services company, from January 1998 through May 1998. Ms. Ambrose served as controller of Offshore Petroleum Divers, Inc., a wholly-owned subsidiary of Offshore Pipeline, Inc., an oil field services company, from March 1989 through November 1995.

     G. Bryan Dutt founded Ironman Energy Capital, L.P., a private investment limited partnership, in 1999 and serves as its Managing Partner. Mr. Dutt served as managing partner of Centennial Energy Partners, a private investment limited partnership, from 1995 to 1999. From 1985 to 1995, he was an energy analyst at Howard, Weil, Labouisse, Friedrichs Inc., an energy investment banking firm. He is a past president of the New Orleans Financial Analyst Society and is a director of Aurion Technologies, LLC, an energy technology company.

     Michel T. Halbouty has been Chairman of the Board and Chief Executive Officer of Michel T. Halbouty Energy Co., an independent oil and natural gas producer and operator, for over 20 years. Mr. Halbouty has served as President of the American Association of Petroleum Geologists and is a member of the National Academy of Engineering. Mr. Halbouty chaired President Reagan's Energy Policy Advisory Task Force and later was appointed by President Reagan as leader of the transition team on energy.

     Donald W. Riegle, Jr. served in the U.S. Senate from 1976 through 1994 and in the U.S. House of Representatives from 1967 through 1975. He served on the Senate Banking Committee for eighteen years and as its chairman from 1989 to 1994. In March 2001, Mr. Riegle became Chairman of Government Relations for APCO Worldwide, a global public affairs and strategic communications firm headquartered in Washington, D.C. In January 1995, following his retirement from the Senate, Mr. Riegle joined Shandwick International, a public relations and public affairs firm, and component of the Interpublic Group of Companies, where he served until March 2001 as Chairman of Government Relations.

     Oliver G. Richard III served as Chairman, President and Chief Executive Officer of Columbia Energy Group from April 1995 until its acquisition in November 2000. From November 2000 to present, Mr. Richard has been engaged in private investment activities. Mr. Richard has served as Chairman, Chief Executive Officer and President of New Jersey Resources and President and Chief Executive Officer of Northern Natural Gas Pipeline, a subsidiary of Enron. Mr. Richard was appointed to the Federal Energy Regulatory Commission by President Ronald Reagan and served from 1982 to 1985. While at the FERC, he was instrumental in forging initiatives to increase competition and efficiencies among federally regulated energy providers.


     In 1997, Mr. Richard consented to the entry of a cease-and-desist order to settle issues related to reports filed with the SEC by New Jersey Resources Corporation (NJR) in 1992, while Mr. Richard was its chairman and chief executive officer. Mr. Richard neither admitted nor denied the issues identified in the order in agreeing to the settlement.



     The settlement related to long-term natural gas supply and purchase contracts between subsidiaries of NJR and a third party, which the SEC found had been arranged for the purpose of avoiding a write down of NJR's properties under the full-cost ceiling test and were not bona fide transactions. As a result, the SEC found that certain filings by NJR with the SEC during 1992 were materially inaccurate and that NJR's reported net income and earnings per share for that period were materially affected. The SEC did not require NJR to restate its income or earnings for the period and did not impose any civil penalties.



     Tri-Union does not believe that this order has had any adverse affect on Mr. Richard's service as a board member of other publicly held companies or that it will have any adverse affect on his service as a director of Tri-Union.


MANAGEMENT OF TRI-UNION OPERATING COMPANY

     The principal executive officers of Tri-Union Operating Company are the same as the principal executive officers of Tri-Union Development Corporation. The sole director of Tri-Union Operating is Richard Bowman.

DIRECTOR COMPENSATION

     We intend to compensate our directors for their services and provide them with equity incentives to allow them to participate in our future growth. Currently our intention is to pay each director $75,000 per year, offer options to purchase, subject to certain conditions, up to 0.5% of our common equity at a nominal exercise price and to reimburse reasonable out of pocket expenses incurred in connection with attending board meetings.

EXECUTIVE COMPENSATION

     The following table sets forth certain information for fiscal years 1998, 1999 and 2000 with respect to the compensation paid to Mr. Bowman, our Chief Executive Officer and our other executive officers that received annual compensation (including salary and bonuses earned) that exceeded $100,000 for those years. Mr. Bowman has historically determined the compensation of our executive officers.

                                                                        ALL OTHER
NAME AND PRINCIPAL POSITIONS            YEAR    SALARY     BONUS    COMPENSATION(1)(3)
----------------------------            ----   --------   -------   ------------------
Richard Bowman........................  2000   $330,000   $10,000        $ 9,424
  President and Chief                   1999    382,500        --          8,305
  Executive Officer                     1998    787,243        --         10,463
*R. Kelly Plato(2)....................  2000    110,000    27,500          7,619
  Vice President and                    1999    100,000     8,000             --
  Chief Financial Officer               1998         --        --             --
Jeffrey T. Janik......................  2000    145,000    18,750         15,271
  Vice President, Operations            1999    145,000    25,000         14,171
                                        1998     75,604        --          3,548
Suzanne Ambrose(2)....................  2000    135,000    21,250          2,501
  Vice President, Treasurer and         1999    142,653    10,000             --
  Chief Accounting Officer              1998         --        --             --

---------------

  * Resigned September 2001.

(1) Amount includes automobiles furnished by us and premium payments we made for health, dental, disability and life insurance policies for the referenced individuals.

(2) Amount includes employment on a contract basis until February 2000.

(3) We had no stock option plans during 1998, 1999 or 2000.

RETENTION BONUSES

     To provide an incentive for our executive officers and key employees through the pendency of our bankruptcy, we have accrued $855,000 at December 31, 2000 for retention bonuses payable following our exit from bankruptcy. Following the closing of the original offering and our exit from bankruptcy those funds were distributed to 67 persons, including approximately $100,000 to R. Kelly Plato, $100,000 to Jeffrey T. Janik and $100,000 to Suzanne Ambrose.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

     We are negotiating but have not yet finalized an employment agreement with Richard Bowman to serve as our Chairman of the Board, President and Chief Executive Officer. We anticipate that this agreement will provide for a term commencing on June 18, 2001 and continuing through April 30, 2006, unless renewed for additional periods. We anticipate that Mr. Bowman will receive a base salary of $350,000 annually during the initial calendar year, increasing annually by the greater of 5% or an amount approved by our Board of Directors. Mr. Bowman will also be entitled to other benefits including, but not limited to, paid vacation, an automobile allowance, reimbursement of out-of-pocket business expenses and a performance bonus which is expected to be equal to the greater of (i) an amount approved by our Board of Directors or (ii) (A) zero, if our EBITDA is less than $40 million and (B) if our EBITDA is $40 million or more, then the sum of (1) .5% of our EBITDA between zero and $59,999,999 and (2) 1% of our EBITDA greater than $60,000,000. The employment agreement is also expected to contain a severance package and a payment upon a change of control, the terms of which are currently being negotiated.

     We do not currently have employment agreements with our other executive officers. We intend to enter into employment agreements with each of them on terms that are reflective of current market conditions and are in the process of negotiating these terms.

                             PRINCIPAL STOCKHOLDERS

     An aggregate of 433,333 shares of our common stock were issued and outstanding on June 30, 2001, consisting of 368,333 shares of class A common stock and 65,000 shares of class B common stock. Of these shares, Richard Bowman, our President and Chief Executive Officer, owns 238,333 shares of class A common stock (or 55% of our common stock), the purchasers of units in the original offering own an aggregate of 130,000 shares of class A common stock (or 30% of our common stock) and Jefferies owns 65,000 shares of class B common stock (or 15% of our common stock).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As a private company, we historically have had a series of informal relationships with Richard Bowman and his affiliated companies, including advances to Richard Bowman, our sole shareholder, for travel and other business expenses.

     Under the terms of the indenture, on a prospective basis, all transactions with affiliates must be on terms as favorable to us as could be obtained from unaffiliated third parties.

OFFICE LEASE WITH TRIBO PRODUCTION CO. LTD.

     Effective April 1, 2001, we relocated our executive offices to 530 Lovett Boulevard, Houston, Texas, in a building owned by our affiliate, Tribo Production Co. Ltd., which is beneficially owned by Richard Bowman, our President, Chief Executive Officer and director. We occupy the entire building, which has approximately 9,355 square feet of office space. We currently occupy this space at a base rental of $26,000 per month, which was determined based upon independent market data. The base rental is subject to adjustment for changes in the consumer price index during the term of the lease. Pursuant to the lease, we are responsible for certain expenses associated with the building, including property taxes, insurance, maintenance and utilities. The lease expires on March 31, 2006. The lease contains five one-year renewal options at the then prevailing market rental rate which may be exercised upon six months notice to our landlord. We believe the terms of this lease are as favorable to us as could be obtained from unaffiliated third parties.

CERTAIN TRANSACTIONS WITH ATASCA RESOURCES, INC.

     We have historically provided and intend to continue to provide limited general and administrative services, such as accounting, landman and engineering services to Atasca Resources, Inc., an entity owned and controlled by Richard Bowman ("Atasca"). Annually, we commission an independent peer group analysis of companies similar to Atasca in order to determine market levels for such services. Based upon this analysis and the actual services performed, we allocated certain general and administrative expenses to Atasca. For the year ended December 31, 2000, we received reimbursements totaling $60,000 from Atasca for these services. Through June 30, 2001, we allocated $5,000 per month to Atasca for the rendering of such services. We believe the terms of these arrangements are as favorable to us as could be obtained from unaffiliated third parties.

     In addition, during 2000 and continuing until Tribo's properties were assigned to Atasca and we merged with Tribo, a small number of Tribo's oil and natural gas properties were operated by Atasca. Tribo paid Atasca for ordinary and customary lease operating expense incurred in connection with the operation of these properties. During the year ended December 31, 2000, we received oil and natural gas revenues of $585,692 and incurred production and overhead expenses of $237,807. For the period from January 1, 2001 through June 18, 2001, we received oil and natural gas revenues of $146,902 and incurred production and overhead expenses of $88,745.

CASH ADVANCES WITH AFFILIATED ENTITIES

     Historically, we have made cash advances to, and have received cash advances from, Atasca, Tribo Production Co., Ltd., BL Production Co., Ltd., and Atasca Properties, Ltd., entities that are beneficially owned or controlled by Richard Bowman. The advances were made primarily for insurance, oilfield services and related activities and reimbursement of corporate expenses. Cash advanced from these affiliates was $488,308 for the year ended December 31, 2000, and $161,265 for the period from January 1, 2001 through June 18, 2001, reducing the net balance owed to us from these entities to $364,667 at December 31, 2000 and $203,402 at June 18, 2001. On June 18, 2001, all net amounts due from Mr. Bowman and entities owned by him were forgiven as partial consideration for the assignment by Mr. Bowman of his interest in a $3.3 million litigation settlement with Credit Lyonnais as more fully described in the "Satisfaction of Certain Related Party Obligations" section.

OTHER TRANSACTIONS WITH RICHARD BOWMAN

     The total amount owed to us by Mr. Bowman for travel and other business expenses was $142,165, $354,953 and $625,199 at December 31, 1998, 1999 and
2000, respectively and $581,975 at June 18, 2001. These advances were non-interest bearing and due on demand. On June 18, 2001, all net amounts due from Mr. Bowman and entities owned by him were forgiven as partial consideration for the assignment by Mr. Bowman of his interest in a $3.3 million litigation settlement with Credit Lyonnais as more fully described in the "Satisfaction of Certain Related Party Obligations" section.

SATISFACTION OF CERTAIN RELATED PARTY OBLIGATIONS

     As noted in "Business and Properties -- Legal Proceedings," Richard Bowman agreed to assign his interest in a $3.3 million litigation settlement with Credit Lyonnais to us. Mr. Bowman's interest in this settlement has not yet been determined, however, he agreed to assign this interest to us in return for our transfer to Atasca of certain oil and natural gas properties (totaling approximately 1.2 Bcfe, or 0.7% of our proved reserves, as of December 31, 2000) at their book value of approximately $1.1 million owned by Tribo Petroleum Corporation and the net obligations owed to us by Richard Bowman. Additionally, we released Tribo Production Company, Ltd., BL Production Co., Ltd., and Atasca Properties, Ltd., (all wholly owned by Richard Bowman) from the net obligations they each owed to us. In July 2001, we merged with Tribo Petroleum Corporation. After giving effect to these transactions, all balances owing to and from us and these related parties were satisfied. As a consequence of these transactions, we recorded a one time non-cash reorganization expense of $1,882,990. The following table summarizes the oil and gas properties transferred to Atasca, the net balances owing to us by Richard Bowman, Atasca Resources, Inc., and all other companies controlled by Richard Bowman that we forgave in this transaction.

     ASSETS TRANSFERRED AND RECEIVABLES FORGIVEN BY TDC
     --------------------------------------------------
Oil and gas properties transferred to Atasca Resources,
  Inc.......................................................  $1,097,611
Richard Bowman..............................................     581,975
Due from Tribo Production Co................................     491,878
Due from Atasca Resources, Inc..............................     109,796
Due from BL Production, LLC.................................      55,844
                                                              ----------
          TOTAL.............................................  $2,337,105
                                                              ==========

                LIABILITIES OF TDC CANCELLED
                ----------------------------
Due to Tribo Production Co..................................  $    2,388
Due to Atasca Resources, Inc................................     396,742
Due to Atasca Properties, Inc...............................      16,885
Due to BL Production, LLC...................................      23,458
Due to Atasca Properties....................................      14,643
                                                              ----------
          TOTAL LIABILITIES CANCELLED.......................     454,116
                                                              ==========
          NET ASSETS TRANSFERRED AND RECEIVABLES FORGIVEN...  $1,882,990
                                                              ==========

                    DESCRIPTION OF THE SENIOR SECURED NOTES

     The terms and provisions of the old notes and the new notes are identical, except that the transfer restrictions and registration rights applicable to the old notes will generally not apply to the new notes, and the following description is applicable to both the old notes and the new notes.

     The old notes have been, and the new notes will be, issued under an indenture among Tri-Union, as issuer, and Firstar Bank, National Association, as trustee. You can find some of the definitions of certain terms used in this description under "-- Certain Definitions" below. Capitalized terms not otherwise defined in this "Description of the Senior Secured Notes" have the meanings given to them in the indenture.

     The following description is a summary of the material provisions of the indenture, the Guaranty Agreement and the Security Documents. This summary does not restate those documents in their entirety. We urge you to read the indenture, the Guaranty Agreement and the Security Documents because they, and not this description, define your rights as a Holder. A copy of the form of indenture, the Guaranty Agreement and the Security Documents may be obtained from us.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

  The Notes

     The Notes:

     - are senior secured obligations of Tri-Union;

     - are secured by a first priority Lien, subject only to Permitted Liens and certain payment priorities set forth in the Security Documents, on substantially all of the oil and gas assets of Tri-Union;

     - rank equally in contractual right of payment with all of Tri-Union's current and future senior Indebtedness;

     - rank senior to all of Tri-Union's current and future Subordinated Obligations; and

     - are unconditionally guaranteed by Tri-Union Operating Company and will be unconditionally guaranteed by any future Subsidiary Guarantors.

  The Guarantees

     The Notes are guaranteed by Tri-Union Operating Company and any future Subsidiary Guarantor.

     The guarantees of the Notes:

     - are and will be senior secured obligations of the Subsidiary Guarantors;

     - are and will be secured by a first priority Lien, subject only to Permitted Liens and certain payment priorities set forth in the Security Documents, on substantially all of the oil and gas assets of the Subsidiary Guarantors;

     - rank equally in contractual right of payment with all of the current and future senior Indebtedness of the Subsidiary Guarantors; and

     - rank senior to all of the Subsidiary Guarantor's current and future Subordinated Obligations.

PRINCIPAL, MATURITY AND INTEREST

     Tri-Union may issue Notes from time to time with a maximum aggregate principal amount of $150,000,000, of which $130,000,000 were issued in the original offering that closed on June 18, 2001 (the "Old Notes"). Any Tack-On Senior Secured Notes will be subject to the debt incurrence covenant described in the first paragraph under the heading "-- Certain Covenants -- Limitation on Indebtedness." Any Tack-On Senior Secured Notes that are actually issued will be treated as issued and outstanding Notes (as the same class as the Old Notes) for all purposes of the indenture and this "Description of the Senior Secured Notes," unless the context indicates otherwise. The indenture also provides for the issuance of up to $150,000,000 of Notes (the "New Notes") that may be issued in exchange for either the Old Notes pursuant to the exchange offer described in this prospectus under "Registration Rights" or any Tack-On Senior Secured Notes pursuant to a similar exchange offer. Unless the content indicates otherwise, the Old Notes, the New Notes and any Tack-On Senior Secured Notes are collectively referred to as the "Notes" in this Description of Senior Secured Notes.

     Any Old Notes that remain outstanding after the completion of the exchange offer, together with the New Notes and any Tack-On Senior Secured Notes issued in the future, will be treated as a single class of securities under the indenture.

     Principal on the Notes is payable in installments beginning on June 1, 2002. The Notes will mature on June 1, 2006. The Notes bear interest at the rate of 12.5% per annum payable semiannually on June 1 and December 1 of each year, respectively, commencing on December 1, 2001.

     Interest will accrue and be payable before and after the filing of a bankruptcy petition at the rate and on the dates set forth above. Interest on overdue principal and on overdue installments of interest, to the extent permitted by law, will accrue at 1% per annum in excess of the rate. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     The Notes are issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of the Notes, but Tri-Union may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

AMORTIZATION PAYMENTS

     Principal on the Notes is payable in installments beginning on June 1, 2002 as set forth in the table below, together with accrued and unpaid interest to such date. All amortization payments prior to the stated maturity of the Notes will be made on a pro rata basis.

DATE                                             AMOUNT
----                                             ------
June 1, 2002          The greater of:
                      (a) $20,000,000 or (b) 15.3% of the aggregate principal
                      amount of the Notes originally issued (including any Tack-On
                      Senior Secured Notes)
June 1, 2003          The greater of:
                      (a) $20,000,000 or (b) 15.3% of the aggregate principal
                      amount of the Notes originally issued (including any Tack-On
                      Senior Secured Notes) reduced by any amortization payments made prior to the payment date
June 1, 2004          The greater of:
                      (a) $15,000,000 or (b) 11.5% of the aggregate principal
                      amount of the Notes originally issued (including any Tack-On
                      Senior Secured Notes) reduced by any amortization payments made prior to the payment date

OPTIONAL REDEMPTION

     At any time prior to June 1, 2003, Tri-Union may redeem in the aggregate up to 30% of the then outstanding aggregate principal amount of the Notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 112.5% of the stated principal amount of the Notes, together with accrued and unpaid interest to the redemption date; provided that:

          (1) the redemption occurs within 60 days after the consummation of the Equity Offering; and

          (2) at least 70% of the then outstanding aggregate principal amount of the Notes remain outstanding after each redemption.

     Except pursuant to the preceding paragraph, the Notes will not be redeemable at Tri-Union's option prior to June 1, 2004.

     On or after June 1, 2004, Tri-Union may redeem all or part of the Notes upon not less than 30 nor more than 60 days' notice, from the date and at the redemption prices (expressed as percentages of the principal amount) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed to the applicable redemption date:

DATE                                                        PERCENTAGE
----                                                        ----------
On or after June 1, 2004..................................     104%
On or after June 1, 2005..................................     100%

GUARANTEES

     Tri-Union's Obligations are guaranteed (all the obligations guaranteed being herein called the "Guaranteed Obligations" and each guarantee being herein called a "Guarantee") by the Subsidiary Guarantors, which initially will be Tri-Union Operating Company, pursuant to the Guaranty Agreement. Substantially all of the oil and gas assets of the Subsidiary Guarantor will be pledged to secure its obligations under the Guarantee. The Guarantees will rank equally in contractual right of payment with all of the current and future senior Indebtedness of the Subsidiary Guarantors, and senior to all of their respective current and future Subordinated Obligations.

     Each Subsidiary Guarantor will irrevocably and unconditionally guarantee, on a joint and several basis, the performance and the punctual payment when due, of all the Obligations of Tri-Union under the indenture and the Notes. Each Subsidiary Guarantee will be limited as necessary to prevent the Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

     The Guarantee is a continuing guarantee and shall:

          (1) remain in full force and effect until payment in full in cash of all the Guaranteed Obligations;

          (2) be binding upon the relevant Subsidiary Guarantor; and

          (3) inure to the benefit of and be enforceable by the trustee, the Holders and their successors, transferees and assigns as provided in the indenture.

     Pursuant to the indenture, any Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person if:

          (1) immediately after giving effect to the transaction, no Default or Event of Default exists; and

          (2) immediately after giving effect to the transaction on a pro forma basis, Tri-Union would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (1) of the covenant described under the heading
     "-- Limitation on Indebtedness";

provided that if the Person is not Tri-Union or a Subsidiary Guarantor, the guarantor's obligations under the Guaranty Agreement must be expressly assumed by the other Person.

     Upon the sale or disposition, by merger or otherwise, of any Subsidiary Guarantor to a Person permitted by the indenture, the Subsidiary Guarantor will be released and relieved from all its obligations under the Guaranty Agreement. Please read "-- Certain Covenants -- Limitation on Sales of Assets" and
"-- Merger and Consolidation." Any Subsidiary Guarantor that is designated an Unrestricted Subsidiary in accordance with the indenture will be likewise released and relieved from all such obligations.

SECURITY; RANKING

     All of the Obligations and the Guaranteed Obligations are secured by

          (1) a first priority Lien in favor of the Collateral Agent for the benefit of the Approved Hedge Counterparties or the Hedge Liquidity Providers, the trustee and the Holders, subject only to Permitted Liens and certain payment priorities set forth in the Intercreditor Agreement, on substantially all of the oil and gas assets of Tri-Union and the Subsidiary Guarantors owned on the Closing Date; and

          (2) a first priority Lien, subject only to Permitted Liens, on substantially all of the oil and gas assets of Tri-Union and the Subsidiary Guarantors, including any future Subsidiary Guarantor, acquired or developed thereafter;

provided that, with respect to any property securing Acquired Indebtedness, Tri-Union's and each Subsidiary Guarantor's obligation to provide Liens on the property will be limited to the extent that granting the Lien is not prohibited by the terms of the instruments creating the Acquired Indebtedness, including any Refinancing; and the Lien, if not otherwise prohibited, may be junior to the Lien securing the Acquired Indebtedness. Please read "-- Certain
Covenants -- Lien on Additional Collateral."

     If an Event of Default is continuing under the indenture, the trustee shall have the right to direct the Collateral Agent to take all actions necessary or appropriate, in accordance with the indenture, the Security Documents and applicable law, subject to the Intercreditor Agreement. However, only the Collateral Agent will be the secured party and entitled to enforce the Liens granted under the Security Documents. The Collateral Agent will also be obligated to take instructions from the

Approved Hedge Counterparties or the Hedge Liquidity Providers following an early termination of any Approved Hedge Agreement pursuant to which Tri-Union owes a termination payment that has not been paid or following an event of default, however designated, under a Hedge Liquidity Agreement. The proceeds received from the sale of any Collateral that is the subject of a foreclosure or collection suit by the Collateral Agent will be applied in the following priority:

          (1) to pay and reimburse all fees, expenses and indemnities owed to the Collateral Agent;

          (2) to pay to:

             (a) the Approved Hedge Counterparties under Approved Hedge Agreements for which an early termination date has been designated of the net amount due to the Approved Hedge Counterparty and all accrued and unpaid interest and all fees, expenses, cash collateralization amounts, indemnities and other amounts owed to the Approved Hedge Counterparty;

             (b) the Approved Hedge Counterparties of regularly scheduled payments under Approved Hedge Agreements for which no early termination date has been designated; or

             (c) Hedge Liquidity Providers and their agents or representatives, if any, all cash collateralization amounts, principal, interest, fees, expenses and indemnities owed under their Hedge Liquidity Agreement;

        provided that if the moneys are insufficient to pay the entire amount then outstanding, then to make pro rata payments, without any preference or priority, to all Approved Hedge Counterparties or Hedge Liquidity Providers, as applicable;

          (3) to pay and reimburse all fees, expenses and indemnities owed to the trustee under the indenture;

          (4) to pay accrued and unpaid interest on the Notes, and if the moneys are insufficient to pay the entire amount then outstanding, then to make pro rata payments, without any preference or priority, to each Holder;

          (5) to pay the outstanding principal balance of the Notes, including any premium then due; and if the moneys are insufficient to pay the entire amount then outstanding, then to make pro rata payments, without any preference or priority, to each Holder;

          (6) to the Collateral Agent to hold as cash collateral to make payments or deposits due under the Approved Hedge Agreements, the Hedge Liquidity Agreement and the indenture until it determines that all such obligations have been paid in full or pay any other amounts which may be due and owing thereunder or under any Security Document; and

          (7) to the pay the remainder to Tri-Union or as a court of competent jurisdiction may otherwise direct.

     The Collateral Agent has the power to institute and maintain such suits and proceedings as it may deem expedient to prevent impairment of, or to preserve or protect its, the Approved Hedge Counterparties' or Hedge Liquidity Providers', as applicable, and the Holders' interest in, the Collateral.

     Under the terms of the Intercreditor Agreement, following a Triggering Event, any Approved Hedge Counterparty or the Hedge Liquidity Provider, if applicable, until such time as all amounts due to it are paid, and thereafter the trustee may direct the circumstances and manner in which the Collateral will be disposed of; and, in any event, the Collateral Agent may take any action permitted under the Intercreditor Agreement or any Security Document or otherwise permitted or required by law.

     Under the terms of the Intercreditor Agreement, the Approved Hedge Counterparties or Hedge Liquidity Providers, as applicable, will be obligated to meet with the trustee to reach a consensus on the order and which properties to foreclose on, provided there is no obligation to reach any consensus and the failure to reach a consensus will not impair the right of such Person, or their representative, to proceed to enforce the Liens provided by the Security Documents. The Intercreditor Agreement will also provide that if, following a Triggering Event, any amounts are received by any of the Holders or any Approved Hedge Counterparty or Hedge Liquidity Providers, the trustee or the Collateral Agent, the amounts shall be distributed in a priority which will result in the Approved Hedge Counterparty or Hedge Liquidity Providers receiving payment in full for all amounts due to them under the Approved Hedge Agreements prior to any distribution being made to repay principal, interest or premium on the Notes.

     There can be no assurance that the Collateral Agent will be able to sell the Collateral without substantial delays or that the proceeds obtained will be sufficient to pay all amounts owing to the Approved Hedge Counterparties or Hedge Liquidity Providers, as applicable, and Holders and owners of Permitted Liens, if any.

     The Collateral release provisions of the indenture and the Security Documents will permit the release of Collateral without substitution of collateral of equal value under certain circumstances. Please read
"-- Possession, Use and Release of Collateral."

     As senior obligations of Tri-Union and the relevant Subsidiary Guarantors, the Obligations and the Guaranteed Obligations will be senior to all of Tri-Union's and the relevant Subsidiary Guarantor's Subordinated Obligations and pari passu in contractual right of payment to all of Tri-Union's and the relevant Subsidiary Guarantor's other current and future senior Indebtedness. The Notes and the Guarantee will effectively, however, be senior as to other senior Indebtedness not granted a payment priority under the Security Documents on the basis of the Liens granted under the indenture and the Security Documents to the extent of the value of the Collateral.

CERTAIN COVENANTS

     The indenture contains covenants including, among others, the following:

  Limitation on Indebtedness

     (1) Tri-Union shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided that Tri-Union or a Restricted Subsidiary may Incur Indebtedness if, on the date of the Incurrence and after giving effect thereto, both:

          (a) the Consolidated Coverage Ratio equals or exceeds 2.5 to 1.0; and

          (b) Adjusted Consolidated Net Tangible Assets equals or exceeds 150% of the aggregate consolidated Indebtedness of Tri-Union and the Restricted Subsidiaries.

     (2) Notwithstanding the preceding paragraph (1), Tri-Union and any Restricted Subsidiary may Incur the following Indebtedness:

          (a) Indebtedness Incurred pursuant to any Working Capital Revolver, so long as the aggregate principal amount of all Indebtedness outstanding under all Working Capital Revolvers does not at any one time exceed $20,000,000;

          (b) Indebtedness owed to and held by Tri-Union or a Wholly Owned Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness, other than to Tri-Union or another Wholly Owned Subsidiary, shall be deemed, to constitute the Incurrence of such Indebtedness by the issuer thereof;

          (c) the Notes (other than the Tack-On Senior Secured Notes), the indenture, the Security Documents and the Subsidiary Guarantees;

          (d) Indebtedness outstanding on the Closing Date, to the extent not discharged in Tri-Union's bankruptcy case;

          (e) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (1) or pursuant to clause (c) or (d) above or clause
     (f) below;

          (f) Indebtedness of Tri-Union or a Restricted Subsidiary represented by Capital Lease Obligations, mortgage financings or purchase money obligations Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the oil and gas business and Incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided that the principal amount of all such Indebtedness at any one time outstanding shall not exceed $5,000,000;

          (g) Indebtedness consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by Tri-Union and the Restricted Subsidiaries pursuant to this covenant;

          (h) Indebtedness under oil and gas hedging contracts entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of Tri-Union and the Restricted Subsidiaries or required to be entered into by Tri-Union and the Restricted Subsidiaries as described under the heading "-- Hedging Obligations," and under certain revolving credit or loan agreements or letters of credit reimbursement agreements ("Hedge Liquidity Agreements") to permit Tri-Union or any of the Restricted Subsidiaries to provide letters of credit in lieu of the collateral to secure excess market exposure and settlement and related amounts due on early termination under the Approved Hedge Agreement and Security Documents;

          (i) Non-Recourse Indebtedness;

          (j) the guarantee by Tri-Union or any of the Restricted Subsidiaries of Indebtedness that was permitted to be incurred by another provision of this covenant; and

          (k) Indebtedness in an aggregate principal amount which, together with the principal amount of all other Indebtedness of Tri-Union and the Restricted Subsidiaries outstanding on the date of the Incurrence (other than Indebtedness permitted by clauses (a) through (j) above or paragraph
     (1)) does not exceed $5,000,000.

     (3) Notwithstanding the preceding, Tri-Union and the Restricted Subsidiaries shall not Incur any Indebtedness pursuant to the preceding paragraph (2) if the proceeds are used, directly or indirectly, to Refinance any Subordinated Obligations unless the Indebtedness shall be subordinated to the Notes to at least the same extent as the Subordinated Obligations.

     (4) For purposes of determining compliance with the preceding covenant:

          (a) if an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, Tri-Union, in its sole discretion, will classify the item of Indebtedness and only be required to include the amount and type of the Indebtedness in one of the above clauses; and

          (b) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

  Limitation on Restricted Payments

     (1) Tri-Union shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment unless, at the time of the Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence;

          (b) immediately after giving effect to the Restricted Payment on a pro forma basis, Tri-Union could incur at least $1.00 of additional Indebtedness under clause (1) of the covenant described under the heading "-- Limitation on Indebtedness"; and

          (c) the Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Tri-Union and its Restricted Subsidiaries after the Closing Date, is less than the sum of:

             (i) 25% of the Consolidated Net Income of Tri-Union for the period (taken as one accounting period) from January 1, 2002 to the end of Tri-Union's most recently ended fiscal quarter for which internal financial statements are available at the time of the Restricted Payment (or, if the Consolidated Net Income for the period is a deficit, less 100% of the deficit), plus

             (ii) 100% of the aggregate net cash proceeds received by Tri-Union since the Closing Date from the issue or sale of Capital Stock of Tri-Union (other than Disqualified Stock) or of Disqualified Stock or debt securities of Tri-Union that have been converted into, or exchanged for, the Capital Stock (other than any Capital Stock, Disqualified Stock or convertible debt securities sold to a Restricted Subsidiary of Tri-Union and other than Disqualified Stock or convertible debt securities that have been converted into, or exchanged for, Disqualified Stock), plus

             (iii) to the extent that any Permitted Investment that was made after the Closing Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to the Permitted Investment (less the cost of disposition, if any) (B) and the initial amount of the Permitted Investment, plus

             (iv) in the event that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, the lesser of (A) an amount equal to the fair market value of the Investments in the Subsidiary previously made by Tri-Union and its Restricted Subsidiaries as of the date of the redesignation and (B) the amount of the Investments, plus

             (v) $1,000,000.

     (2) The provisions of the preceding paragraph (1) shall not prohibit:

          (a) the payment of any dividend within 60 days after the date of declaration of the dividend if the dividend would have been permitted on the date of declaration;

          (b) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock (other than Disqualified Stock) of Tri-Union or any Restricted Subsidiary, either (i) solely in exchange for shares of Capital Stock of Tri-Union (other than Disqualified Stock) or (ii) through the application of net cash proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary) of shares of Capital Stock (other than Disqualified Stock) of Tri-Union;

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          (c) if no Default or Event of Default shall have occurred and be continuing, the acquisition or retirement for value of any Subordinated Obligations (other than Disqualified Stock) of Tri-Union or a Subsidiary Guarantor either:

             (i) solely in exchange for shares of Capital Stock (other than Disqualified Stock) of Tri-Union;

             (ii) through the application of net cash proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary) of shares of Capital Stock (other than Disqualified Stock) of Tri-Union; or

             (iii) through Refinancing Indebtedness that also constitutes Subordinated Obligations; or

          (d) net advances to Richard Bowman and his Affiliates, excluding Tri-Union and the Restricted Subsidiaries, provided that any net advances in excess of $150,000 shall not be outstanding for more than 30 consecutive days.

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     Tri-Union will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on or in respect of its Capital Stock;

          (2) make loans or advances, or pay any Indebtedness or other obligation owed, to Tri-Union or any Restricted Subsidiary;

          (3) guarantee the Notes, the Approved Hedge Agreements or any Hedge Liquidity Agreement;

          (4) transfer any of its property or assets to Tri-Union or any other Restricted Subsidiary; or

          (5) grant Liens on its property or assets to secure the Obligations, the Approved Hedge Agreements or any Hedge Liquidity Agreement (each such encumbrance or restriction, a "Payment Restriction").

     The preceding will not apply to encumbrances or restrictions existing under or by reason of the following:

          (1) applicable law;

          (2) the indenture or any Security Document;

          (3) customary non-assignment provisions of any contract or any lease governing a leasehold interest of Tri-Union or any Restricted Subsidiary;

          (4) any instrument governing Acquired Indebtedness, provided that the restriction is limited only to the properties or assets the subject of such Capital Lease, mortgage or purchase money financing;

          (5) agreements existing on the Closing Date to the extent and in the manner such agreements were in effect on the Closing Date;

          (6) customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock or assets of the Restricted Subsidiary to be consummated in accordance with the terms of the indenture solely in respect of the assets or Capital Stock to be sold or disposed of;

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          (7) any instrument governing a Permitted Lien, only to the extent the instrument restricts the transfer or other disposition of assets subject to the Permitted Lien;

          (8) an agreement governing Refinancing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above; provided that the provisions relating to such encumbrance or restriction contained in any such Refinancing Indebtedness are no less favorable to the Holders in any material respect as determined by the Board of Directors of Tri-Union in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in the applicable agreement referred to in clause (2), (4) or (5); and

          (9) any instrument governing a Working Capital Revolver, only to the extent the instrument restricts the transfer or other disposition of accounts receivable, related general intangibles and related proceeds of Tri-Union and the Restricted Subsidiaries securing the Working Capital Revolver.

  Limitation on Sales of Assets

     (1) Tri-Union will not, and will not cause or permit any of the Restricted Subsidiaries to, consummate an Asset Disposition unless:

          (a) Tri-Union or the relevant Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value of the assets sold or otherwise disposed of, as determined in good faith by the Board of Directors of Tri-Union; and

          (b) at least 70% of the consideration received by Tri-Union or the Restricted Subsidiary shall be in the form of cash or Temporary Cash Investments and is received at the time of the disposition.

     Within 270 days after an Asset Disposition, Tri-Union or the Restricted Subsidiary shall apply or cause to be applied the Net Available Cash of the Asset Disposition as follows:

     Tri-Union shall make an offer to purchase (the "Excess Proceeds Offer") from the Holders, on a pro rata basis, an aggregate stated principal amount of Notes equal to the Excess Proceeds (rounded down to the nearest multiple of $1,000) at a purchase price equal to the Accreted Value of the Notes, together with accrued interest (if any) to the date of purchase (the "Excess Proceeds Payment"); provided that Tri-Union will not be required to apply the Net Available Cash from any Asset Disposition pursuant to this clause if, and only to the extent that the Net Available Cash is applied to, within 270 days of the Asset Disposition:

          (a) an Investment or Investments in Additional Assets;

          (b) an Investment or Investments in properties or assets that replace the properties or assets that were the subject of the Asset Disposition (the "Replacement Assets"), and the assets constituting the Additional Assets or Replacement Assets and any non-cash consideration received are made subject to the Lien of the indenture and the Security Documents in accordance with the covenant described under the heading "-- Lien on Additional Collateral"; or

          (c) to the extent the Net Available Cash is received from an Asset Disposition not involving the sale, transfer or disposition of Collateral, to repay any Indebtedness secured by the assets involved in the Asset Disposition together with a concomitant permanent reduction in the amount of the Indebtedness so repaid;

provided that the use of Net Available Cash shall not exceed $7,000,000 in any one year. For purposes of this paragraph, "Excess Proceeds" means any Net Available Cash from Asset Dispositions remaining after investments in any Additional Assets or Replacement Assets as provided for in the preceding sentence.

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     Tri-Union may defer the Excess Proceeds Offer until there are aggregate unutilized Excess Proceeds equal to or in excess of $5,000,000 resulting from one or more Asset Dispositions, at which time the entire unutilized Excess Proceeds, and not just the amounts in excess of $5,000,000, shall be applied as required pursuant to the preceding paragraph.

     Notwithstanding the foregoing, in the event that Tri-Union or any of the Restricted Subsidiaries consummates or causes to be consummated a single or a series of related Asset Dispositions representing more than 20% of the consolidated proved reserves of Tri-Union and the Restricted Subsidiaries (a "Major Asset Sale"), Tri-Union shall make an offer to purchase (the "Major Asset Sale Offer") from the Holders on a pro rata basis an aggregate stated principal amount of Notes equal to 50% of the gross proceeds from the Major Asset Sale at a purchase price equal to 100% of the stated principal amount of the Notes, together with accrued interest to the date of purchase. Any Net Available Cash remaining following the completion of the Major Asset Sale Offer shall be applied to, within 270 days of the date of completion of the Major Asset Sale Offer, an Investment or Investments in Additional Assets or Replacement Assets.

     Notice of an Excess Proceeds Offer or Major Asset Sale Offer shall comply with the procedures set forth in the indenture. Upon receiving notice of the Excess Proceeds Offer or Major Asset Sale Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 principal amount in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Available Cash, Notes of tendering Holders will be repurchased on a pro rata basis (based on amounts tendered).

     (2) In the event of the transfer of substantially all, but not all, the property and assets of Tri-Union as an entirety to a Person in a transaction not constituting a Change of Control, the Successor Company shall be deemed to have sold the properties and assets of Tri-Union not so transferred, and shall comply with the provisions of this covenant with respect to the deemed sale as if it were an Asset Disposition and the Successor Company shall be deemed to have received Net Available Cash in an amount equal to the fair market value, as determined in good faith by the Board of Directors of Tri-Union, of the properties and assets not so transferred or sold.

     (3) All Net Available Cash shall constitute Trust Moneys and shall be delivered by Tri-Union to the Collateral Agent and shall be deposited in the Collateral Account in accordance with the Intercreditor Agreement. Net Available Cash so deposited may be withdrawn from the Collateral Account for application by Tri-Union in accordance with this covenant or otherwise pursuant to the indenture as described under the heading "-- Possession, Use and Release of Collateral -- Deposit, Use and Release of Trust Moneys."

  Limitation on Affiliate Transactions

     (1) Tri-Union shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction with any Affiliate of Tri-Union (an "Affiliate Transaction") unless the terms of the transaction:

          (a) are no less favorable to Tri-Union or the Restricted Subsidiary than those that could be obtained at the time of the transaction in arm's-length dealings with a Person who is not an Affiliate;

          (b) if the Affiliate Transaction involves an amount between $500,000 and $3,000,000, are certified in an officers' certificate to the effect that the Affiliate Transaction complies with this covenant, and have been approved by a majority of the members of the Board of Directors of Tri-Union having no personal stake in the Affiliate Transaction; or

          (c) if the Affiliate Transaction involves an amount in excess of $3,000,000, are certified in an officers' certificate to the effect that the Affiliate Transaction complies with this covenant, has been approved by a majority of the members of the Board of Directors of Tri-Union having no personal stake in the Affiliate Transaction and has been determined by a nationally recognized

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

     investment banking firm to be fair, from a financial standpoint, to Tri-Union or the Restricted Subsidiary, as the case may be. In addition, the net balance of advances made by Tri-Union and the Restricted Subsidiaries to Richard Bowman and his Affiliates shall not exceed $150,000 for more than 30 consecutive days.

     (2) The provisions of the preceding paragraph (1) shall not prohibit:

          (a) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of Tri-Union or any Restricted Subsidiary as determined in good faith by the Board of Directors of Tri-Union;

          (b) transactions exclusively between or among the Restricted Subsidiaries; provided that the transactions are not otherwise prohibited by the indenture; and

          (c) Restricted Payments permitted by the indenture.

  Change of Control

     Upon the occurrence of a Change of Control, each Holder shall have the right to require that Tri-Union repurchase its Notes at a purchase price in cash equal to 101% of the stated principal amount of the Notes, together with accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders on the relevant record date to receive interest on the relevant interest payment date), in accordance with the terms contemplated below.

     Within 30 days following any Change of Control, Tri-Union shall mail a notice to each Holder with a copy to the trustee stating:

          (1) that a Change of Control has occurred and that the Holder has the right to require Tri-Union to purchase its Notes at a purchase price in cash equal to 101% of the stated principal amount of the Notes, together with accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders on the relevant record date to receive interest on the relevant interest payment date);

          (2) the circumstances and relevant facts regarding the Change of Control, including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control;

          (3) the repurchase date, which shall be no earlier than 30 days nor later than 60 days from the date the notice is mailed; and

          (4) the instructions determined by Tri-Union, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

     Tri-Union shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, Tri-Union shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this covenant by virtue thereof.

     The Change of Control purchase feature is a result of negotiations between Tri-Union and Jefferies. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that Tri-Union would decide to do so in the future. Subject to the limitations discussed below, Tri-Union could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at the time or otherwise affect Tri-Union's capital structure or credit ratings. Restrictions on the ability of Tri-Union to incur additional Indebtedness are contained in the covenants described under the heading "-- Limitation on Indebtedness,"
"-- Limitation on Liens" and "-- Limitation on Synthetic Leases."

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Except for the limitations contained in such covenants, the indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

     The provisions under the indenture relating to Tri-Union's obligation to make an offer to repurchase the Notes as a result of a Change of Control or Asset Disposition may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

     Tri-Union will not be required to make an offer to purchase the Notes as a result of a Change of Control if a third party:

     (1) makes the offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to Tri-Union and

     (2) purchases all Notes validly tendered and not withdrawn under the an offer.

  Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

     Tri-Union shall not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except:

          (1) to Tri-Union or a Wholly Owned Subsidiary;

          (2) if all shares of Capital Stock of the Restricted Subsidiary (other than Tri-Union) are sold or otherwise disposed of; or

          (3) to the extent the shares represent directors' qualifying shares or shares required by applicable law to be held by a Person other than Tri-Union or a Restricted Subsidiary;

provided that in the case of clause (2), Tri-Union complies with the provisions of the covenant described under the heading "-- Limitation on Sales of Assets" and provided further, Tri-Union shall not sell or otherwise dispose of any Capital Stock of Tri-Union. If Tri-Union or a Restricted Subsidiary shall dispose of all of the Capital Stock of any Subsidiary Guarantor, the Subsidiary Guarantor shall be released from the obligations under its Subsidiary Guarantee.

  Limitation on Liens

     Tri-Union will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist or remain in effect any Liens other than Permitted Liens.

  Limitation on Synthetic Leases

     Tri-Union shall not, and shall not permit any Restricted Subsidiary to, enter into any Synthetic Lease Transaction with respect to any property unless:

          (1) Tri-Union or the Restricted Subsidiary would be entitled to Incur Indebtedness in an amount equal to the Attributable Debt with respect to the Synthetic Lease pursuant to the covenant described under the heading "-- Limitation on Indebtedness;"

          (2) the net cash proceeds received by Tri-Union or any Restricted Subsidiary in connection with the Synthetic Lease are at least equal to the fair value, as determined by the Board of Directors of Tri-Union of the property; and

          (3) Tri-Union or the Restricted Subsidiary shall apply or cause to be applied the proceeds of the transaction in compliance with the covenant described under the heading "-- Limitation on Sales of Assets."

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  Future Subsidiary Guarantors

     Tri-Union shall cause each of its Subsidiaries which is or becomes a Restricted Subsidiary to execute an Assumption Agreement required by the Guaranty Agreement.

  Merger and Consolidation

     Tri-Union shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless:

          (1) Tri-Union shall be the resulting, surviving or transferee corporation (the "Successor Company");

          (2) the Successor Company, if not Tri-Union, shall expressly assume by a supplemental indenture, in a form acceptable to the trustee, all the obligations of Tri-Union under the indenture and the Security Documents;

          (3) immediately after giving effect to the transaction on a pro forma basis, and treating any Indebtedness which becomes an obligation of the Successor Company as a result of the transaction as having been issued by the Person at the time of the transaction, no Default shall have occurred and be continuing;

          (4) immediately after giving effect to the transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (1) of the covenant described under the heading "-- Limitation on Indebtedness";

          (5) immediately after giving effect to the transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of Tri-Union immediately prior to the transaction; and

          (6) Tri-Union delivers to the trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and the supplemental indenture, if any, complies with the indenture.

The Successor Company shall be the successor to Tri-Union and shall succeed to, and be substituted for, and may exercise every right and power of, Tri-Union under the indenture.

  SEC Reports

     Notwithstanding that Tri-Union may not at any time be subject to the reporting requirements of Section 13 or 15 of the Exchange Act, Tri-Union shall provide the trustee and the Holders, in each case within 15 days after the time periods specified for the filings in the SEC's rules and regulations:

          (1) all quarterly and annual financial information that would be required to be contained in a filing by Tri-Union with the SEC on Forms 10-Q and 10-K if Tri-Union were required to file such form, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Tri-Union certified independent accountants; and

          (2) all current reports that would be required to be filed with the SEC on Form 8-K if Tri-Union were required to file the reports;

provided that after the date that the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is due to be filed, and notwithstanding that Tri-Union may not be subject to the reporting requirements of Section 13 or 15 of the Exchange Act, Tri-Union will file with the SEC, to the extent permitted, and provide the trustee and the Holders with the annual and quarterly reports and the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

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  Limitation on Impairment of Lien

     Neither Tri-Union nor any of its Affiliates will take or omit to take any action which action or omission would have the result of adversely affecting or impairing the Lien in favor of the Collateral Agent, on behalf of itself, the Approved Hedge Counterparties or Hedge Liquidity Providers, as applicable, the trustee and the Holders or the priority thereof, with respect to the Collateral, and neither Tri-Union nor any of its Affiliates shall grant to any Person, or suffer any Person, other than Tri-Union and the Restricted Subsidiaries, to have (other than to the Collateral Agent on behalf of the Approved Hedge Counterparties or Hedge Liquidity Providers, as applicable, the trustee and the Holders) any interest whatsoever in the Collateral other than Permitted Liens. Neither Tri-Union nor any of the Restricted Subsidiaries will enter into any agreement or instrument that by its terms requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness, other than pursuant to the indenture and the Security Documents.

  Limitation on Conduct of Business

     Tri-Union will not, and will not permit any of the Restricted Subsidiaries to, engage in the conduct of any business other than the oil and gas business.

  Lien on Additional Collateral

     (1) If, after the Closing Date, Tri-Union or any of the Restricted Subsidiaries shall (a) acquire any oil and gas assets or other assets as non-cash consideration for any Asset Disposition or (b) engage in successful drilling and exploration activities resulting in the creation of new proved oil and gas reserves having a PV-10 Value in excess of $500,000, then Tri-Union shall, and shall cause each of the Restricted Subsidiaries to, execute and file in the appropriate filing offices additional Security Documents granting to the Collateral Agent for the benefit of the Approved Hedge Counterparties or Hedge Liquidity Providers, as applicable, the trustee and the Holders a first Lien, subject only to Permitted Liens (or in the case of property securing Acquired Indebtedness, to the extent not prohibited by the terms of the instruments creating the Acquired Indebtedness, a junior Lien), as is necessary or appropriate to ensure that the Lien of the indenture and the Security Documents covers substantially all of the new assets.

     (2) On the date any oil and gas assets or interests in a Permitted Joint Venture shall be acquired in exchange for or replacement of any Collateral, Tri-Union shall, and shall cause each of the Restricted Subsidiaries to, execute and file in the appropriate filing offices additional Security Documents granting to the Collateral Agent, for the benefit of the Approved Hedge Counterparties or Hedge Liquidity Providers, as applicable, the trustee and the Holders, a first Lien, subject only to Permitted Liens (or in the case of property securing Acquired Indebtedness, to the extent not prohibited by the terms of the instruments creating the Acquired Indebtedness, a junior Lien), on the portion of the assets as is necessary to ensure that the Lien of the indenture and the Security Documents covers substantially all of the assets received in exchange or trade or on the interests in the Permitted Joint Venture.

     (3) In connection with any Security Documents executed and filed under clause (1) or (2), Tri-Union shall, and shall cause each Restricted Subsidiary to, comply with the terms of the Trust Indenture Act to the extent applicable.

     (4) On March 15th of each year that the Notes are outstanding, beginning with March 15, 2002, Tri-Union shall review the oil and gas assets of Tri-Union and the Restricted Subsidiaries as of the preceding January 1st to ascertain whether substantially all of the oil and gas assets as of such January 1st are then subject to the Lien of the indenture and the Security Documents, provided that to the extent any such oil and gas assets secure Acquired Indebtedness, the discounted future net revenues attributable to the oil and gas assets may be excluded to the extent the instruments securing the Acquired Indebtedness prohibit the Incurrence of a Lien on the assets. If substantially

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all of the assets are not then subject to the Lien of the indenture and the
Security Documents, then Tri-Union shall, and shall cause the Restricted Subsidiaries to, execute and file in the appropriate filing offices additional Security Documents granting to the Collateral Agent for the benefit of the Approved Hedge Counterparties or Hedge Liquidity Providers, as applicable, the trustee and the Holders a first Lien, subject only to Permitted Liens (or in the case of property securing Acquired Indebtedness, to the extent not prohibited by the terms of instruments creating the Acquired Indebtedness, a junior Lien), as is necessary or appropriate to encumber substantially all the assets.

  Reserve Reports

     Not later than March 15 of each year, commencing March 15, 2002, Tri-Union shall furnish to the trustee a Reserve Report that (a) evaluates the oil and gas assets of Tri-Union and the Restricted Subsidiaries as of the immediately preceding January 1st, and (b) sets forth the projected production from proved producing properties for each month during the period commencing on such March 15 and ending 36 months after such date, for both crude oil and natural gas production, individually, and in the aggregate on an Mcfe basis. In addition, not later than 30 days following any acquisition or exchange, or series of such transactions, of any oil and gas assets having aggregate volumes of proved developed producing reserves in excess of 20% of the aggregate proved producing reserves set forth in the most recently delivered Reserve Report, Tri-Union shall furnish to the trustee a supplemental Reserve Report pertaining to the oil and gas assets acquired in the exchange. Each such Reserve Report of each year shall be prepared by certified independent petroleum engineers or other independent petroleum consultant(s) of recognized national standing.

  Hedging Obligations

     Tri-Union and/or a Restricted Subsidiary will enter into and maintain oil and gas Hedging Contracts with an Approved Hedge Counterparty pursuant to which Tri-Union and/or a Restricted Subsidiary will receive a fixed price payment or a minimum floor price so that at all times to July 1, 2006, Tri-Union and/or a Restricted Subsidiary will have a Hedged Revenue Ratio of not less than 3.0 to
1.0 as of the first business day of each month for the then current Hedge Period; provided that:

          (1) in no event shall Tri-Union and/or a Restricted Subsidiary enter into oil and gas hedging contracts that, when in effect, hedge aggregate volumes in excess of 80% of (a) the Projected Proved Developed Producing Production of each of crude oil and natural gas and (b) the Projected Proved Developed Producing Production of both crude oil and natural gas, in each case, from the oil and gas assets of Tri-Union and/or the Restricted Subsidiaries for the then current Hedge Period and each month in the then current Hedge Period, except that Tri-Union and/or a Restricted Subsidiary may enter into oil and gas hedging contracts which are price floor contracts, options for a price floor or other similar arrangements (and for which neither Tri-Union nor any Restricted Subsidiary has any liability other than the payment of an initial premium price) which, with all oil and gas hedging contracts then in effect, result in the aggregate volumes exceeding 80%, but in no event in excess of 100%, of the Projected Proved Developed Producing Production of each of oil and natural gas of Tri-Union and the Restricted Subsidiaries;

          (2) any oil and gas hedging contract executed pursuant to this covenant may be terminated, for any reason, without violation of this covenant if either (a) termination is required pursuant to clause (4) below or (a) a replacement oil and gas hedging contract with an Approved Hedge Counterparty is entered into such that, after giving effect to the termination and the execution and delivery of the replacement oil and gas hedging contract, the Hedged Revenue Ratio is not less than 3.0 to 1.0, subject to clause (1) of this covenant;

          (3) if, as of any date of determination, NYMEX prices available for natural gas (Henry Hub) and crude oil (West Texas Intermediate) are less than $2.75 per MMBtu of natural gas (Henry Hub) or $18.00 per barrel of crude oil (West Texas Intermediate) for the one or more months

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     during the then current Hedge Period (such period during which such prices are not available being the "Make-Up Period"), then the Hedged Revenue Ratio shall not be tested during the Make-Up Period, and as soon thereafter as available hedge prices for the Make-Up Period or any month during the Make-Up Period exceed the relevant minimum levels, then Tri-Union and/or a Restricted Subsidiary shall be required to have a Hedged Revenue Ratio for the then current Hedge Period of not less than 3.0 to 1.0, subject to clause (1) of this covenant; and

          (4) in the event of any sale, exchange or other disposition of oil and gas assets by Tri-Union and/or any Restricted Subsidiary, Tri-Union and/or a Restricted Subsidiary shall calculate its Hedged Revenue Ratio on a pro forma basis (to exclude the oil and gas asset disposed of utilizing the Projected Proved Developed Producing Production for the asset reflected in the most recently delivered Reserve Report) as of the first day of the month during which the sale, exchange or other disposition occurred for the Hedge Period commencing on such date and shall either (a) be in compliance with this covenant as of such day for the entirety of the Hedge Period or
     (b) terminate one or more oil and gas hedging contracts such that after giving effect to the termination, it would be in compliance with this covenant.

     Notwithstanding anything herein to the contrary, Tri-Union and/or a Restricted Subsidiary will enter into oil and gas hedging contracts for ordinary business purposes, to hedge their and the Restricted Subsidiaries' actual exposure to fluctuations in commodity prices and not for speculative purposes.

     It is the intention of the parties that if (a) as of the first business day of each month for the then current Hedge Period the Hedged Revenue Ratio is less than 3.0 to 1.0, and (b) a Reserve Report is delivered which indicates an increase in the Projected Proved Producing Production for any month or months in the then current Hedge Period or in the aggregate Projected Proved Producing Production, then Tri-Union and/or a Restricted Subsidiary shall be obligated to enter into and maintain incremental oil and gas hedging contracts with an Approved Hedge Counterparty to hedge incremental volumes such that it has either met the minimum Hedge Revenue Ratio of 3.0 to 1.0 or hedged the maximum amount of revenue for each month in the then current Hedge Period possible without violating the volume caps set forth in clause (1) of this covenant.

  Excess Cash Flow Offer

     On the 45th day following the end of each fiscal quarter, commencing with the quarter ended June 30, 2004, Tri-Union shall calculate its Excess Cash Flow for the most recently ended fiscal quarter, certify to the trustee in writing the calculations to compute the Excess Cash Flow, and if Tri-Union has Excess Cash Flow of at least $1,000,000, Tri-Union will make an offer (an "Excess Cash Flow Offer") to purchase Notes at 100% of the aggregate principal amount of the Notes, plus accrued interest, to the date of purchase; provided that the amount required to be paid by Tri-Union to repurchase the Notes shall be limited to an amount equal to 50% of the Excess Cash Flow.

     Tri-Union must commence its Excess Cash Flow Offer not later than the date on which the certificate computing the Excess Cash Flow is delivered to the trustee. If the aggregate purchase price for the Notes, exclusive of interest, tendered pursuant to the Excess Cash Flow Offer is less than the Excess Cash Flow, then Tri-Union and the Restricted Subsidiaries may use the remaining Excess Cash Flow for general corporate purposes not prohibited by the terms of the indenture.

     Each Excess Cash Flow Offer shall remain open for a period of 20 Business Days, unless a longer period is required by law (the "Excess Cash Flow Offer Period"). Promptly after the termination of the Excess Cash Flow Period (the "Excess Cash Flow Payment Date"), Tri-Union shall purchase and mail or deliver payment for the Notes or portions of the Notes tendered pro rata or by such other method as may be required by law.

     Tri-Union shall make a public announcement of the results of the Excess Cash Flow Offer as soon as practicable after the Excess Cash Flow Payment Date.

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  Independent Board of Tri-Union

     Within 45 days of the Closing Date, the Board of Directors of Tri-Union shall consist of at least three directors, at least 60% of whom shall be Independent Directors, and the composition of the Board of Directors shall be maintained so long as any of the Notes remain outstanding. Until a Board of Directors meeting the requirements of this covenant shall have been appointed, Tri-Union and the Restricted Subsidiaries shall not engage in any activities requiring the approval of the Board of Directors of Tri-Union under the terms of the indenture except for the transactions disclosed in this prospectus. Jefferies shall have the right to require that Tri-Union cause to be appointed to its Board of Directors a person designated by Jefferies for so long as any of the Notes remain outstanding.

  Exploration Costs

     Tri-Union and the Restricted Subsidiaries shall not incur exploration costs (as reported in the supplemental oil and natural gas information in Tri-Union's annual financial statements in accordance with GAAP) in excess of $10,000,000 in any fiscal year.

DEFAULTS

     An "Event of Default" is defined in the indenture as:

          (1) a default in the payment of interest on the Notes when due, continued for 30 days;

          (2) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

          (3) the failure by Tri-Union to comply with its obligations described under the heading "-- Certain Covenants -- Merger and Consolidation" or the failure by any Subsidiary Guarantor to comply with its obligations described in the final paragraph under the heading "-- Guarantees;"

          (4) the failure by Tri-Union or any Restricted Subsidiaries to comply for 30 days after notice from the trustee or any Holder with any of its obligations, if any, in the covenants described under the heading
     "-- Certain Covenants -- Limitation on Indebtedness," "-- Limitation on Restricted Payments," "-- Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries," "-- Limitation on Sales of Assets" (other than a failure to purchase Notes), "-- Limitation on Affiliate Transactions," "-- Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "-- Change of Control," "-- Limitation on Liens," "-- Limitation on Synthetic Leases," "-- Future Subsidiary Guarantors," "-- SEC Reports," "-- Limitation on Impairment of Lien,"
     "-- Limitation on Conduct of Business," "-- Lien on Additional Collateral," "-- Reserve Reports," "-- Hedging Obligations," "-- Excess Cash Flow Offer," "-- Independent Board of Tri-Union," or "Exploration Costs;"

          (5) the failure by Tri-Union or any Subsidiary Guarantor to comply for 60 days after notice from the trustee or any Holder with its other agreements contained in the indenture or any Security Document;

          (6) principal of, or interest on, any Indebtedness of Tri-Union or any Restricted Subsidiary in excess of $5,000,000 is not paid when due, after giving effect to any applicable grace period, or any default shall occur and be continuing under any Indebtedness of Tri-Union or any Restricted Subsidiary in excess of $5,000,000 and the maturity thereof is accelerated by the holders thereof (the "cross acceleration provision");

          (7) certain events of bankruptcy, insolvency or reorganization of Tri-Union or a Restricted Subsidiary (the "bankruptcy provisions");

          (8) any judgment or decree for the payment of money in excess of $5,000,000 is rendered against Tri-Union or a Restricted Subsidiary, remains outstanding for a period of 60 days

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     following the judgment and is not discharged, waived or stayed within 10 days after notice from the trustee or any Holder (the "judgment default provision");

          (9) the Guaranty Agreement or any Security Document ceases to be in full force and effect (other than in accordance with the terms of the Guaranty Agreement or the Security Document) or Tri-Union or a Subsidiary Guarantor denies or disaffirms its obligations under any Security Document to which it is a party or the Guaranty Agreement, as applicable, if the default continues for a period of 10 days after notice from the trustee or any Holder thereof to Tri-Union; or

          (10) a material breach of any of the representations or warranties contained in any Security Document or in the indenture or a material misstatement in any certification provided pursuant to any Security Document or the indenture.

However, a default under clauses (4), (5), (8) and (10) will not constitute an Event of Default until the trustee or the Holders of 25% in principal amount of the outstanding Notes notify Tri-Union of the default and Tri-Union or the relevant Subsidiary Guarantor does not cure the default within the time specified after receipt of the notice.

     If an Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, the principal and interest shall be due and payable immediately. If an Event of Default relating to the bankruptcy provisions occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the Holders unless the Holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to the indenture, the Notes or any Subsidiary Guarantee unless:

          (1) the Holder has previously given the trustee notice that an Event of Default is continuing;

          (2) Holders of at least 25% in principal amount of the outstanding Notes have requested the trustee to pursue the remedy;

          (3) the Holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

          (4) the trustee has not complied with the request within 60 days after the receipt of the request and the offer of security or indemnity; and

          (5) the Holders of a majority in principal amount of the outstanding Notes have not given the trustee a direction inconsistent with the request within the 60-day period.

     Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the trustee in personal liability. No Holder may enforce any right or remedy provided in any other Security Document. Such rights and remedies will be enforced by the Collateral Agent subject to the terms of the Intercreditor Agreement.

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     If a Default occurs and is continuing and is known to the trustee, the trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders. In addition, Tri-Union is required to deliver to the trustee, within 120 days after the end of each fiscal year, an officers' certificate indicating whether the signer of the certificate knows of any Default that occurred during the fiscal year. Tri-Union also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action Tri-Union is taking or proposes to take in respect thereto.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or noncompliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, no amendment may, among other things:

          (1) reduce the amount of Notes whose Holders must consent to an amendment;

          (2) reduce the rate of or extend the time for payment of interest on any Note;

          (3) reduce the principal of or extend the Stated Maturity of any Note;

          (4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed;

          (5) make any Note payable in any currency other than that stated in the Note;

          (6) impair the right of any Holder to receive payment of principal of and interest and any additional interest on the Holder's Notes on or after the due dates therefor (other than a payment required by one of the covenants described above under the heading "-- Certain
     Covenants -- Limitation on Sales of Assets" or "-- Change of Control") or to institute suit for the enforcement of any payment on or with respect to the Holder's Notes;

          (7) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions;

          (8) make any change in any Subsidiary Guarantee or any Security Document that could adversely affect the Holder; or

          (9) release any Collateral from the Liens created pursuant to the indenture and the Security Documents or release any Subsidiary Guarantor from any of its obligations under the indenture or the Guaranty Agreement, as the case may be, in any case otherwise than in accordance with the terms of the indenture, the Guaranty Agreement and the Security Documents.

     Without notice to or the consent of any Holder, the trustee, Tri-Union and the Subsidiary Guarantors may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a Successor Company of the obligations of Tri-Union or a Subsidiary Guarantor under the indenture, the Security Documents or the Guaranty Agreement, as the case may be, to provide for uncertificated Notes in addition to or in place of certificated Notes, to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

     The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if the consent approves the substance of the proposed amendment.

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

     Amendments, modifications, supplements, waivers, consents and approvals of or in connection with the Guaranty Agreement, the Intercreditor Agreement and any Security Document may be effectuated only upon the written consent of each of the Approved Hedge Counterparties then a party thereto, Hedge Liquidity Providers having greater than 50% of the aggregate commitments of the Hedge Liquidity Providers if a Hedge Liquidity Agreement is in place and Holders having 50% or more of the outstanding principal amount of the then outstanding principal amount of the Notes (and, if the rights or duties of the Collateral Agent or the trustee or any of the Issuer or Subsidiary Guarantors are affected thereby, by the Collateral Agent, the trustee, the Issuer or the applicable Subsidiary Guarantor, as the case may be); provided that

          (1) the provisions of the Intercreditor Agreement governing application of proceeds shall not be amended without the unanimous written consent of each creditor and, if the rights or duties of the Collateral Agent, the trustee or any of the Issuer or Subsidiary Guarantors are affected thereby, by the Collateral Agent, the trustee or the Issuer, or applicable Subsidiary Guarantor, as the case may be;

          (2) any waiver of Triggering Events, Releases of Collateral (except Asset Dispositions, Released Working Capital Revolver Interests and Releases of Collateral Account Assets in accordance with the terms of the Intercreditor Agreement) and any release of the Issuer, or any Subsidiary Guarantor requires approval of the Approved Hedge Counterparties; and

          (3) no Security Document may be amended if the effect of the amendment would be:

             (a) to secure additional obligations, other than additional Notes issued under the indenture, or any other obligations

             (b) to secure indebtedness or obligations owed in favor of any other creditor or groups of creditors;

             (c) to change the priority of or subordinate the Liens created thereby;

             (d) to modify any material remedy provided for therein; or

             (e) to cause the obligations owed to any Holder, Hedge Liquidity Provider or Approved Hedge Counterparty to not be equally and ratably secured thereby (subject to the priorities set forth herein).

     After an amendment under the indenture, the Guaranty Agreement or any Security Document becomes effective, Tri-Union is required to mail to Holders a notice briefly describing the amendment. However, the failure to give the notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

POSSESSION, USE AND RELEASE OF COLLATERAL

     Unless an Event of Default or a Termination Event under the indenture, the Approved Hedge Agreement or the Hedge Liquidity Agreements (the "Principal Agreements") shall have occurred and be continuing, Tri-Union and the Restricted Subsidiaries will have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any cash, securities, obligations and Temporary Cash Investments constituting part of the Collateral and deposited with the Collateral Agent in the Collateral Account and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income thereon or therefrom.

  Release of Collateral

     Upon compliance by Tri-Union and the Restricted Subsidiaries with the conditions set forth in the indenture in respect of any sale, lease, transfer or other disposition to any Person involving Collateral (including the disposition of all of the Capital Stock of a Subsidiary Guarantor), the trustee will direct

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the Collateral Agent to release the Collateral from the Lien of the Security
Documents and reconvey the Released Interests to the Collateral to Tri-Union or the relevant Restricted Subsidiary or such other Person as Tri-Union or the relevant Restricted Subsidiary may direct in writing. Tri-Union and the Restricted Subsidiaries will have the right to obtain a release of items of Collateral subject to any sale, lease, transfer or other disposition or owned by a Subsidiary Guarantor all of the Capital Stock of which is the subject of a disposition under limited circumstances.

     Upon compliance by Tri-Union and the Restricted Subsidiaries, with the conditions set forth in the indenture in respect of any instrument governing a Working Capital Revolver, to the extent and only to the extent the instrument involves the creation of Permitted Liens on accounts receivable, related general intangibles and related proceeds of Tri-Union and the Restricted Subsidiaries to secure Indebtedness Incurred under the Working Capital Revolver, the trustee will direct the Collateral Agent to release the Collateral from the Lien of the indenture and the Security Documents and reconvey the Collateral to Tri-Union or the Restricted Subsidiaries or such other Person as they may direct in writing. Tri-Union and the Restricted Subsidiaries will have the right to obtain a release of the accounts receivable, related general intangibles and related proceeds of Tri-Union and the Restricted Subsidiaries to secure Indebtedness Incurred under the Working Capital Revolver.

     Notwithstanding the provisions described under this heading "-- Release of Collateral," so long as no Event of Default or Termination Event under any of the Principal Agreements shall have occurred and be continuing or would result therefrom, Tri-Union or a Restricted Subsidiary may engage in any number of ordinary course activities in respect of the Collateral, in limited dollar amounts specified by the Trust Indenture Act, upon satisfaction of certain conditions. For example, among other things, subject to the dollar limitations and conditions, Tri-Union or a Restricted Subsidiary would be permitted to:

          (1) sell or otherwise dispose of any property subject to the Lien of the Security Documents, which may have become worn out or obsolete;

          (2) abandon, terminate, cancel, release or make alterations in or substitutions of any leases or contracts subject to the Lien of the Security Documents;

          (3) surrender or modify any franchise, license or permit subject to the Lien of the Security Documents which it may own or under which it may be operating;

          (4) alter, repair, replace, change the location or position of and add to its structures, machinery, systems, equipment, fixtures and appurtenances;

          (5) demolish, dismantle, tear down or scrap any Collateral or abandon any Collateral thereof; and

          (6) grant farm-outs, leases or sub-leases in respect of real property to the extent any of the preceding does not constitute an Asset Disposition.

  Deposit, Use and Release of Trust Moneys

     All Net Available Cash aggregating in excess of $1,000,000 in any fiscal year from any Asset Dispositions involving Collateral shall be deposited into a securities account maintained by the Collateral Agent at its corporate offices or at any securities intermediary selected by the trustee having a combined capital and surplus of at least $250,000,000 and having a long-term debt rating of at least "A3" by Moody's Investors Service, Inc. and at least "A -- " by Standard & Poor's Ratings Services styled the "Tri-Union Collateral Account" (such account being the "Collateral Account") which shall be under the exclusive dominion and control of the Collateral Agent.

     All amounts on deposit in the Collateral Account shall be treated as financial assets and cash funds on deposit in the Collateral Account may be invested by the Collateral Agent, at the direction of Tri-Union, as applicable, in Temporary Cash Investments; provided, however, in no event shall Tri-Union have the right to withdraw funds or assets from the Collateral Account except in compliance

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with the terms of the Intercreditor Agreement and all assets credited to the
Collateral Account shall be subject to a perfected, first priority Lien in favor of the Collateral Agent for the benefit of the Approved Hedge Counterparties or Hedge Liquidity Providers (as applicable), the trustee and the Holders.

     Any such funds will be released to Tri-Union by it delivering to the Collateral Agent and the trustee an officers' certificate stating that:

          (1) no Event of Default or Termination Event under any Principal Agreement has occurred and is continuing as of the date of the proposed release;

        (2) (a) if the Trust Moneys represent Net Available Cash subject to the covenant described under the heading "-- Certain Covenants -- Limitation on Sales of Assets" in respect of an Asset Disposition, that the funds will be applied in accordance with the covenant; or

             (b) if the Trust Moneys do not represent Net Available Cash, subject to the covenant described under the heading "-- Certain Covenants -- Limitation on Sales of Assets," that the amounts will be utilized in connection with the business of Tri-Union and the Restricted Subsidiaries in compliance with the terms of the Approved Hedging Agreements, the Hedge Liquidity Agreements (if applicable) and the indenture;

          (3) all other terms and conditions in the Approved Hedge Agreements, the Hedge Liquidity Agreements (if applicable) and the indenture relating to the release in question have been complied with; and

          (4) all documentation required by the Trust Indenture Act, if any, prior to the release of the Trust Moneys has been delivered to the Collateral Agent and the trustee.

     Notwithstanding the preceding, (1) if no Triggering Event has occurred and is continuing and Tri-Union so elects by giving written notice to the Collateral Agent, the Collateral Agent shall apply Trust Moneys credited to the Collateral Account to the payment of amounts due under any Approved Hedge Agreement (whether regularly scheduled payments or termination payments) or Hedge Liquidity Agreements (if applicable) or any Note, including interest due on any interest payment date, and (2) if Tri-Union so elects, by giving written notice to the Collateral Agent, the Collateral Agent shall, subject to the priorities set forth in the Intercreditor Agreement, apply Trust Moneys credited to the Collateral Account to the payment of amounts specified in the Intercreditor Agreement as being secured by the Collateral, including the principal of, and accrued and unpaid interest on, any Notes at their Stated Maturity or upon redemption or to the purchase of Notes upon tender or in the open market or at private sale or upon any exchange or in any one or more of such ways, in each case in compliance with the indenture and at the direction of Tri-Union.

TRANSFER

     The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. Tri-Union may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

     Tri-Union at any time may terminate all its obligations under the Notes and the indenture and all of the obligations of the Subsidiary Guarantors under the Guaranty Agreement and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a Registrar and Paying Agent in respect of the Notes. Tri-Union at any time may terminate its obligations under the covenants described under the heading "-- Certain Covenants" (other than the covenant described under the heading "-- Certain Covenants -- Merger

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and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Restricted Subsidiaries and the judgment default provision described under the heading "-- Defaults" above and the limitations contained under "-- Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

     Tri-Union may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Tri-Union exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If Tri-Union exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Restricted Subsidiaries) or (8) under the heading "-- Defaults" above or because of the failure to comply with the covenants under "-- Certain
Covenants -- Merger and Consolidation" above. If Tri-Union exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor, if any, will be released from all its obligations with respect to its Guarantee and the Lien of the Security Documents will also be released.

     In order to exercise either defeasance option, Tri-Union must irrevocably deposit in trust (the "defeasance trust") with the trustee money or United States Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

CONCERNING THE TRUSTEE

     Firstar Bank, National Association, is to be the trustee under the indenture and has been appointed by Tri-Union as the initial Registrar and initial Paying Agent with regard to the Notes.

     The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions and the terms of the Intercreditor Agreement. If an Event of Default occurs (and is not cured), the indenture requires that the trustee, in the exercise of its power, use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder, unless the Holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture.

BOOK-ENTRY; DELIVERY AND FORM

     The Notes initially will be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (collectively, the "Global Note") and will be deposited with the trustee as custodian for, and registered in the name of, a nominee of DTC.

     Ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

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     So long as DTC, or its nominee, is the registered owner or holder of the
Global Note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture and, if applicable, those of a participant through which the Note is held.

     Payments of the principal of, and interest on, the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Note. Neither Tri-Union, the trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     Tri-Union expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. Tri-Union also expects that payments by participants to owners of beneficial interests in the Global Note held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for the customers. Such payments will be the responsibility of the participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will to be settled in same-day funds.

     Tri-Union expects that DTC will take any action permitted to be taken by a Holder (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note is credited and only in respect of the portion of the aggregate principal amount of any Note as to which the participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC may exchange the applicable Global Note for certificated Notes, as discussed below under the heading "-- Certificated Notes," which it will distribute to its participants.

     Tri-Union understands that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC is expected to follow the preceding procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform or continue to perform the procedures, and the procedures may be discontinued at any time. Neither Tri-Union nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     The indenture requires that payments in respect of Notes, including principal and interest, be made by wire transfer of immediately available funds to the account specified by the Holders of the

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Notes or, if no such account is specified, by mailing a check to each such
Holder's registered address.

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by Tri-Union within 90 days, Tri-Union will issue certificated Notes in exchange for the Global Note.

GOVERNING LAW

     The indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York. The Security Documents and the Guaranty Agreement will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent the law of another jurisdiction otherwise mandatorily applies to certain issues.

CERTAIN DEFINITIONS

     "Accreted Value" means $945.00 per Note, initially, increasing by $27.50 for each quarter following the Closing Date, not to exceed $1,000.00 at any time.

     "Acquired Indebtedness" means Indebtedness of Tri-Union or any of the Restricted Subsidiaries of the type described under clause (2)(f) of the covenant described under the heading "-- Certain Covenants -- Limitation on Indebtedness."

     "Additional Assets" means:

          (1) any property or assets (other than cash or cash equivalents, Indebtedness and Capital Stock) used or useful in the oil and gas business; or

          (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of the Capital Stock by Tri-Union or a Restricted Subsidiary;

provided that any such Restricted Subsidiary described in clause (2) above is primarily engaged in the oil and gas business.

     "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination,

          (1) the sum of:

             (a) discounted future net revenues from proved oil and gas reserves of Tri-Union and any Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of Tri-Union's most recently completed fiscal year, which reserve report is prepared or reviewed by independent petroleum engineers, as increased by, as of the date of determination, the discounted future net revenues of (i) estimated proved oil and gas reserves of Tri-Union and any Restricted Subsidiaries attributable to any material acquisition consummated since the date of the year-end reserve report, and (ii) estimated proved oil and gas reserves of Tri-Union and any Restricted Subsidiaries attributable to material extensions, discoveries and other additions and upward determinations of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of the year-end reserve report which would, in the case of determinations made pursuant to clauses (i) and (ii), in accordance with standard industry practice, result in such additions or revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in the year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenues of (iii) estimated proved oil and gas reserves of Tri-Union and any Restricted Subsidiaries produced or disposed of since the date of the year-end reserve report and (iv) reductions in the estimated proved oil and gas reserves of Tri-Union and any
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

        Restricted Subsidiaries since the date of the year-end reserve report attributable to material downward determinations of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of the year-end reserve report which would, in the case of determinations made pursuant to clauses (iii) and (iv), in accordance with standard industry practice, result in such determinations, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in the year-end reserve report); provided that, in the case of each of the determinations made pursuant to clauses (i) through (iv), the increases and decreases shall be as estimated by Tri-Union's engineers unless, if as a result of the acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change, then the increases and decreases in the discounted future net revenue shall be confirmed in writing by an independent petroleum engineer;

             (b) the capitalized costs that are attributable to oil and gas properties of Tri-Union and any Restricted Subsidiaries to which no proved oil and gas reserves are attributed, based on Tri-Union's and the Restricted Subsidiaries' books and records as of a date no earlier than the date of Tri-Union's latest annual or quarterly financial statements;

             (c) the Net Working Capital on a date no earlier than the date of Tri-Union's latest annual or quarterly financial statements; and

             (d) the greater of (i) the net book value on a date no earlier than the date of Tri-Union's latest annual or quarterly financial statements and (ii) the appraised value, as estimated by independent appraisers, of other tangible assets of Tri-Union and any Restricted Subsidiaries as of a date no earlier than the date of Tri-Union's latest audited financial statements (provided that Tri-Union shall not be required to obtain such an appraisal of the assets if no such appraisal has been performed); minus

          (2) the sum of:

             (a) minority interests;

             (b) any gas balancing liabilities of Tri-Union and any Restricted Subsidiaries reflected in Tri-Union's latest audited financial statements;

             (c) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in Tri-Union's year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

             (d) the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the same prices utilized in Tri-Union's year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of Tri-Union and any Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

             (e) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenues specified in the immediately preceding clause (1)(a) (utilizing the same prices utilized in Tri-Union's year-end reserve report), would be necessary to satisfy fully the obligations of Tri-Union and any Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with the specified Person, and if the Person

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

is an individual, any family member of the Person within four degrees of consanguinity and spouses of the persons. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of the Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the preceding. For purposes of the provisions described under the heading "-- Certain
Covenants -- Limitation on Restricted Payments," "-- Limitation on Sales of Assets" and "-- Limitation on Affiliate Transactions" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of a Person or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Affiliate Transactions" has the meaning given to the term under the heading "-- Certain Covenants -- Limitation on Affiliate Transactions."

     "Approved Hedge Agreement" means:

          (1) any oil and gas hedging contract with Bank of America, N.A.;

          (2) any oil and gas hedging contract with any other Approved Hedge Counterparty (a) which designates in the confirmation or other transaction statement pursuant to which the oil and gas hedging contract is evidenced that it is an "Approved Hedge Agreement" for purposes of the Intercreditor Agreement, the indenture and the Security Documents; and (b) a copy of which has been delivered to the Collateral Agent and the trustee, in case of either (1) or (2) until (i) the Approved Hedge Counterparty ceases to be an Approved Hedge Counterparty under the Intercreditor Agreement or (ii) the Approved Hedge Counterparty specifies in writing to the Collateral Agent, the trustee and Tri-Union that the contract ceased to be an Approved Hedge Agreement; and

          (3) any oil and gas hedging contract that is a price floor, option for a price floor or other similar arrangement for which, upon entering into the contract, neither Tri-Union nor any Restricted Subsidiary will have any liability other than the payment of an initial premium price.

     "Approved Hedge Counterparties" means:

          (1) Bank of America, N.A., unless it has ceased to be an Approved Hedge Counterparty;

          (2) any other Person that (a) executes an Oil and Gas Hedging Contract with Tri-Union or a Restricted Subsidiary, (b) has, or receives credit support in the form of an unconditional guarantee of payment from a parent who has a long-term unsecured senior debt rating of at least BBB- by Standard & Poor's Rating Service or Baa3 by Moody's Investors Service, Inc., (c) is designated as such by Tri-Union in writing to the trustee and the Collateral Agent and (d) if no Hedge Liquidity Provider is then (or thereafter) providing letters of credit as collateral for the Hedging Obligations owed to the Person or the Person has not otherwise ceased to be an Approved Hedge Counterparty, executes and delivers to the Collateral Agent and the trustee a supplement to the Intercreditor Agreement; and

          (3) for purposes of the covenant "-- Hedging Obligations" and the definition of "Hedged Revenues" only, the Persons in Clauses (1) and (2) above and any Person who meets the requirement set forth in subclause
     (2)(b) above and who enters into any oil and gas hedging contract with Tri-Union or a Restricted Subsidiary that is a price floor, option for a price floor or other similar arrangement for which, upon entering into the contract, neither Tri-Union nor any Restricted Subsidiary will have any liability other than the payment of an initial premium price.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Tri-Union or any Restricted Subsidiary, including any

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disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

          (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than Tri-Union or a Restricted Subsidiary);

          (2) all or substantially all the assets of any division or line of business of Tri-Union or any Restricted Subsidiary; or

          (3) any other assets of Tri-Union or any Restricted Subsidiary outside of the ordinary course of business of Tri-Union or the Restricted Subsidiary.

Notwithstanding the preceding, none of the following shall be deemed to be an Asset Disposition:

          (1) a disposition by a Restricted Subsidiary to Tri-Union or by Tri-Union or a Restricted Subsidiary to a Wholly Owned Subsidiary;

          (2) the sale or transfer, whether or not in the ordinary course of business, of oil and gas properties; provided that at the time of the sale or transfer the properties do not have associated with them any proved reserves;

          (3) the abandonment, farm-out, lease or sublease of developed or undeveloped oil and gas properties in the ordinary course of business;

          (4) the trade or exchange by Tri-Union or any Restricted Subsidiary of any oil and gas property owned or held by Tri-Union or the Restricted Subsidiary for any oil and gas property owned or held by another Person, provided that if any property so contains proved reserves, then the property received therefor contains a reasonably equivalent value of proved reserves;

          (5) the trade or exchange by Tri-Union or any Restricted Subsidiary of any oil and gas property owned or held by Tri-Union or the Restricted Subsidiary for any Investment in equity interests of a Person engaged in the oil and gas business, provided that if any property so traded or exchanged contains proved reserves, then (a) Tri-Union's or the Restricted Subsidiary's pro rata Investment in the Person shall represent a reasonably equivalent value of proved reserves and (b) the Person is or becomes by virtue of the Investment a Restricted Subsidiary; or

          (6) the sale or transfer of hydrocarbons or other mineral products or surplus or obsolete equipment all in the ordinary course of business.

     "Attributable Debt" in respect of a Synthetic Lease means, as at the time of determination, the present value (discounted at the interest rate implicit in the Synthetic Lease, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in the Synthetic Lease, including any period for which the lease has been extended.

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of the Indebtedness or redemption or similar payment with respect to the Preferred Stock multiplied by the amount of the payment by (2) the sum of all the payments.

     "Board of Directors" means with respect to any Person, the board of directors of the Person or any committee thereof duly authorized to act on behalf of the board of directors.

     "Business Day" means each day which is not a Legal Holiday (as defined in the indenture).

     "Capital Expenditures" means the amount of any expenditures in respect of fixed or capital assets.

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     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by the obligation shall be the capitalized amount of the obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under the lease prior to the first date upon which the lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of the Person, including any Preferred Stock, but excluding any debt securities convertible into the equity and any warrants or options granted to directors, officers or employees of the Person in the ordinary course of business and the issuance of equity upon the exercise thereof.

     "Change of Control" means the occurrence of any of the following events:

          (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) the person shall be deemed to have "beneficial ownership" of all shares that the person has the right to acquire, whether the right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Tri-Union; provided that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Tri-Union than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of its Board of Directors (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined in this clause (1)), directly, or indirectly, of more than 35% of the voting power of the Voting Stock of the parent corporation and the Permitted Holders beneficially own (as defined in this provision), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of the parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the parent corporation);

          (2) during any period of two consecutive years from and after the Closing Date, individuals who at the beginning of the period constituted the Board of Directors of Tri-Union (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of Tri-Union was approved by a vote of a majority of the directors of Tri-Union then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Tri-Union then in office other than as a result of the election of directors by the holders of the class B common stock; or

          (3) the merger or consolidation of Tri-Union with or into another Person or the merger of another Person with or into Tri-Union, or the sale of all or substantially all the assets of Tri-Union to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of Tri-Union that are outstanding immediately prior to the transaction and which represent 100% of the aggregate voting power of the Voting Stock of Tri-Union are changed into or exchanged for cash, securities or property, unless pursuant to the transaction the securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after the transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

     "Closing Date" means the date on which the indenture is executed.

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     "Code" means the Internal Revenue Code of 1986, as amended.

     "Collateral" means, collectively, all of the property and assets, including, without limitation, Trust Moneys, that are from time to time subject to, or purported to be subject to, the Lien of the indenture or any of the Security Documents.

     "Collateral Account" has the meaning given to the term under the heading "-- Possession, Use and Release of Collateral -- Deposit, Use and Release of Trust Moneys."

     "Collateral Agent" means Wells Fargo Bank Minnesota, National Association.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of:

          (1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are available prior to the date of the determination to

          (2) Consolidated Interest Expense for the four fiscal quarters; provided that:

             (a) if Tri-Union or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of the period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for the period shall be calculated after giving effect on a pro forma basis to the Indebtedness as if the Indebtedness had been Incurred on the first day of the period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of the new Indebtedness as if the discharge had occurred on the first day of the period

             (b) if Tri-Union or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for the period shall be calculated on a pro forma basis as if the discharge had occurred on the first day of the period and as if Tri-Union or the Restricted Subsidiary has not earned the interest income actually earned during the period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge the Indebtedness;

             (c) if since the beginning of the period Tri-Union or any Restricted Subsidiary shall have made any Asset Disposition, other than an Asset Disposition involving assets having a fair market value of less than the greater of one percent (1%) of Adjusted Consolidated Net Tangible Assets as of the end of Tri-Union's then most recently completed fiscal year and $2,000,000, then EBITDA for the period shall be reduced by an amount equal to EBITDA (if positive) or increased by an amount equal to EBITDA (if negative), in each case, directly attributable thereto for the period and Consolidated Interest Expense for the period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Tri-Union or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Tri-Union and the continuing Restricted Subsidiaries in connection with the Asset Disposition for the period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for the period directly attributable to the Indebtedness of the Restricted Subsidiary to the extent Tri-Union and the continuing Restricted Subsidiaries are no longer liable for the Indebtedness after the sale);

             (d) if since the beginning of the period Tri-Union or any Restricted Subsidiary, by merger or otherwise, shall have made an Investment in any Restricted Subsidiary, or any Person which becomes a Restricted Subsidiary, or an acquisition, including by way of lease, of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Interest Expense
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        for the period shall be calculated after giving pro forma effect thereto, including the Incurrence of any Indebtedness, as if the Investment or acquisition occurred on the first day of the period; and

             (e) if since the beginning of the period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Tri-Union or any Restricted Subsidiary since the beginning of the period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (c) or (d) above if made by Tri-Union or a Restricted Subsidiary during the period, EBITDA and Consolidated Interest Expense for the period shall be calculated after giving pro forma effect thereto as if the Asset Disposition, Investment or acquisition occurred on the first day of the period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition or disposition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of Tri-Union. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of the Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to the Indebtedness if the Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of Tri-Union and the Restricted Subsidiaries for the period, determined on a consolidated basis in accordance with GAAP, plus, to the extent not included in the total interest expense, without duplication:

          (1) interest expense attributable to capital leases and imputed interest with respect to Attributable Debt;

          (2) capitalized interest;

          (3) non-cash interest expenses;

          (4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

          (5) net costs, including amortization of fees and upfront payments, associated with interest rate caps and other interest rate and currency options that, at the time entered into, resulted in Tri-Union and the Restricted Subsidiaries being net payees as to future payouts under such caps or options, and interest rate and currency swaps and forwards for which Tri-Union or the Restricted Subsidiaries has paid a premium;

          (6) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than Tri-Union or a Wholly Owned Subsidiary, to the extent that, by the terms of the Preferred Stock, failure to pay the dividends would result in a bankruptcy of the issuer thereof; and

          (7) interest accruing on any Indebtedness of any other Person to the extent the Indebtedness is guaranteed by Tri-Union or any Restricted Subsidiary or secured by a Lien on assets of Tri-Union or any Restricted Subsidiary to the extent the Indebtedness constitutes Indebtedness of Tri-Union or any Restricted Subsidiary (whether or not the guarantee or Lien is called upon);

provided "Consolidated Interest Expense" shall not include any:

          (a) amortization of costs relating to debt issuances (including the amortization of debt discount) other than the amortization of debt discount related to the issuance of securities with an original issue price of not more than 90% of the principal thereof;

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          (b) amortization of debt discount to the extent it relates to revaluations of financial instruments recognized in connection with the consolidation; and

          (c) noncash interest expense Incurred in connection with interest rate caps and other interest rate and currency options that, at the time entered into, resulted in Tri-Union and the Restricted Subsidiaries being either neutral or net payors as to future payouts under the caps or options.

     "Consolidated Net Income" means, for any period, the net income of Tri-Union and the consolidated Subsidiaries; provided that there shall not be included in the Consolidated Net Income any of the following (without duplication):

          (1) any net income of any Person, other than Tri-Union, if the Person is not a Restricted Subsidiary, except that

             (a) subject to the exclusion contained in clause (4) below, Tri-Union's equity in the net income of the Person for the period shall be included in the Consolidated Net Income up to the aggregate amount of cash actually distributed by the Person during the period to Tri-Union or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

             (b) Tri-Union's equity in a net loss of the Person for the period shall be included in determining the Consolidated Net Income;

          (2) any net income or loss of any Restricted Subsidiary acquired by Tri-Union or a consolidated Subsidiary in a pooling of interests transaction for any period prior to the date of the acquisition;

          (3) any net income of any Restricted Subsidiary if the Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by the Restricted Subsidiary, directly or indirectly, to Tri-Union, except that

             (a) subject to the exclusion contained in clause (4) below, Tri-Union's equity in the net income of the Restricted Subsidiary for the period shall be included in the Consolidated Net Income up to the aggregate amount of cash actually distributed by the Restricted Subsidiary during the period to Tri-Union or another Restricted Subsidiary as a dividend or other distribution, subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and

             (b) Tri-Union's equity in a net loss of the Restricted Subsidiary for the period shall be included in determining the Consolidated Net Income;

          (4) any gain or loss realized upon the sale or other disposition of any assets of Tri-Union or its consolidated Restricted Subsidiaries, including pursuant to any sale-and-leaseback arrangement, which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

          (5) extraordinary gains or losses; and

          (6) the cumulative effect of a change in accounting principles.

     "Consolidated Net Worth" means, with respect to any Person, the total of the amounts shown on the balance sheet of the Person and its Restricted Subsidiaries, determined on a consolidated

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basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Person for which financial statements are available, as:

          (1) the par or stated value of all outstanding Capital Stock of the Person; plus

          (2) paid-in capital or capital surplus relating to the Capital Stock; plus

          (3) any retained earnings or earned surplus less

             (a) any accumulated deficit; and

             (b) any amounts attributable to Disqualified Stock.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock to the extent that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, it:

          (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

          (2) is convertible or exchangeable for Indebtedness or Disqualified Stock; or

          (3) is redeemable, in whole or in part, at the option of the holder of the Capital Stock;

in each case described in clause (3) and in the immediately preceding clauses
(1) and (2), on or prior to the Stated Maturity of the Notes;

provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Person to repurchase or redeem the stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to the Capital Stock are not more favorable to the holders of the Capital Stock than the provisions described under the heading "-- Certain Covenants -- Limitation on Sales of Assets" and "-- Change of Control."

     "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "EBITDA" for any period means the sum of Consolidated Net Income for the period, Consolidated Interest Expense for the period, and each of the following (without duplication) to the extent deducted in calculating the Consolidated Net Income for the period:

          (1) provision for taxes based on income or profits;

          (2) depletion and depreciation expense;

          (3) amortization expense;

          (4) exploration costs;

          (5) reorganization costs; and

          (6) all other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period except the amounts as Tri-Union determines in good faith are nonrecurring);

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

and less, to the extent included in calculating the Consolidated Net Income and in excess of any costs or expenses attributable thereto and deducted in calculating the Consolidated Net Income, the sum of

          (1) the amount of deferred revenues that are amortized during the period and are attributable to reserves that are subject to Volumetric Production Payments; and

          (2) amounts recorded in accordance with GAAP as repayments of principal, premium, if any, and interest pursuant to Dollar-Denominated Production Payments.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent, and in the same proportion, that the net income of the Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Tri-Union by the Subsidiary without prior approval (that has not been obtained) pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to the Subsidiary or its stockholders. Solely for the purpose of calculating EBITDA for determining Excess Cash Flow, EBITDA shall be reduced by estimated cash income tax expense for any quarter or increased for any cash income tax credits for any quarter to the extent not already reflected in the calculation of EBITDA.

     "Equity Offering" means a primary public offering of shares of Capital Stock of Tri-Union.

     "Event of Default" has the meaning given to the term under the heading "-- Defaults."

     "Excess Cash Flow" means for any fiscal quarter, EBITDA for Tri-Union and the Restricted Subsidiaries for the quarter, minus each of the following:

          (1) interest expense of Tri-Union and the Restricted Subsidiaries determined in accordance with GAAP; and

          (2) all Capital Expenditures made during the quarter by Tri-Union and the Restricted Subsidiaries.

     "Excess Proceeds" has the meaning given to the term under the heading "-- Certain Covenants -- Limitation on Sales of Assets."

     "Excess Proceeds Offer" has the meaning given to the term under the heading "-- Certain Covenants -- Limitation on Sales of Assets."

     "Excess Proceeds Payment" has the meaning given to the term under the heading "-- Certain Covenants -- Limitation on Sales of Assets."

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" means generally accepted accounting principles in the United States as in effect from time to time, including those set forth in:

          (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

          (2) statements and pronouncements of the Financial Accounting Standards Board;

          (3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

          (4) the rules and regulations of the SEC governing the inclusion of financial statements, including pro forma financial statements, in periodic reports required to be filed pursuant to

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     Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "Guarantee" has the meaning given to the term in the section
"-- Guarantees."

     "Guaranteed Obligations" has the meaning given to the term in the section "-- Guarantees."

     "Guaranty Agreement" means the Guaranty Agreement, dated as of the Closing Date, by Tri-Union and the Subsidiary Guarantors party thereto in favor of the trustee, the Approved Hedge Counterparties party to the Intercreditor Agreement, the Hedge Liquidity Providers party to the Intercreditor Agreement and each Holder, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof and of the Intercreditor Agreement.

     "Hedge Liquidity Agreements" has the meaning set forth in clause (2)(h) under the heading "-- Certain Covenants -- Limitation on Indebtedness."

     "Hedge Liquidity Providers" means the financial institutions party to Hedge Liquidity Agreements.

     "Hedge Period" means, as of the first business day of any month, the period commencing on the date of determination pro forma to be entered into and ending on the date which is two years after the date of determination.

     "Hedged Revenue Ratio" means for Tri-Union and the Restricted Subsidiaries, the ratio, calculated on a consolidated basis as of the first business day of each month for the then current Hedge Period, of (1) Hedged Revenues for the period to (2) Projected Consolidated Interest Expense for the period.

     "Hedged Revenues" means, for Tri-Union and the Restricted Subsidiaries, the amount, calculated on a consolidated basis as of the first business day of each month for the then current Hedge Period, equal to:

          (1) for all oil and gas hedging contracts with an Approved Hedge Counterparty which are price swaps or fixed price purchase and sales contracts, the sum of the products attained by multiplying the notional or physical volume of crude oil or natural gas for each month during the Hedge Period hedged therein and the fixed price for the month; plus

          (2) for all oil and gas hedging contracts with an Approved Hedge Counterparty which are price collars or price floors, the sum of the products attained by multiplying the notional volume of crude oil or natural gas for each month during the Hedge Period hedged therein and the fixed price floor for the month; minus

          (3) both

             (a) the sum of each premium for any oil and gas hedging contract for which a premium has been paid during the Hedge Period by Tri-Union or any Restricted Subsidiary; and

             (b) all amounts due under any oil and gas hedging contract for which the counterparty thereunder is either in default or in respect of which a termination event has occurred and is continuing.

     "Hedging Obligations" of any Person means the obligations of the Person pursuant to any oil and gas hedging contract or Interest Rate Agreement.

     "Holder" means the Person in whose name a Note is registered on the Registrar's books.

     "Immediate Family" means a Person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law and anyone who resides in the Person's home (other than a domestic servant).

     "Incur" means issue, assume, guarantee, incur or otherwise become liable for, provided that any Indebtedness, Capital Stock or Lien of a Person existing at the time the Person becomes a Subsidiary, whether by merger, consolidation, acquisition or otherwise, shall be deemed to be Incurred by the Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication);

          (1) the principal of and premium, if any, in respect of (a) indebtedness of the Person for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Person is responsible or liable;

          (2) all Capital Lease Obligations of the Person and all Attributable Debt of the Person;

          (3) all obligations of the Person issued or assumed as the deferred purchase price of property (which purchase price is due more than six months after the date of taking delivery of title to the property), including all obligations of the Person for the deferred purchase price of property under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (4) all obligations of the Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of the Person to the extent the letters of credit are not drawn upon or, if and to the extent drawn upon, the drawing is reimbursed no later than the tenth Business Day following receipt by the Person of a demand for reimbursement following payment on the letter of credit);

          (5) the amount of all obligations of the Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of the Person the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (6) all obligations of the Person relating to any Production Payment or in respect of production imbalances (but excluding production imbalances arising in the ordinary course of business);

          (7) all obligations of the type referred to in clauses (1) through (6) of other Persons and all dividends of other Persons for the payment of which, in either case, the Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee (including, with respect to any Production Payment, any warranties or guarantees of production or payment by the Person with respect to the Production Payment but excluding other contractual obligations of the Person with respect to the Production Payment);

          (8) all obligations of the type referred to in clauses (1) through (7) of other Persons secured by any Lien on any property or asset of the first-mentioned Person (whether or not the obligation is assumed by the first-mentioned Person), the amount of the obligation being deemed to be the lesser of the value of the property or assets or the amount of the obligation so secured; and

          (9) to the extent not otherwise included in this definition, Hedging Obligations of the Person.

     The "amount" or "principal amount" of Indebtedness at any time of determination as used herein represented by:

          (1) any Capital Lease Obligation shall be the amount determined in accordance with the definition thereof;

          (2) all other unconditional obligations shall be the amount of the liability thereof determined in accordance with GAAP; and

          (3) all other contingent obligations shall be the maximum liability at such date of such Person.

     None of the following shall constitute Indebtedness:

          (1) indebtedness arising from agreements providing for indemnification or adjustment of purchase price or from guarantees securing any obligations of Tri-Union or any of its Subsidiaries pursuant to the agreements, incurred or assumed in connection with the disposition of any business, assets or Subsidiary of Tri-Union, other than guarantees or similar credit support by Tri-Union or any of its Subsidiaries of Indebtedness incurred by any Person acquiring all or any portion of the business, assets or Subsidiary for the purpose of financing the acquisition;

          (2) any trade payables and other accrued current liabilities incurred in the ordinary course of business (including as the deferred purchase price of property);

          (3) obligations arising from guarantees to suppliers, lessors, licensees, contractors, franchisees or customers incurred in the ordinary course of business;

          (4) obligations (other than express guarantees of indebtedness for borrowed money) in respect of Indebtedness of other Persons arising in connection with (a) the sale or discount of accounts receivable, (b) trade acceptances and (c) endorsements of instruments for deposit in the ordinary course of business;

          (5) obligations in respect of performance bonds provided by Tri-Union or its Subsidiaries in the ordinary course of business and refinancings thereof;

          (6) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that the obligation is extinguished within two business days of its incurrence; and

          (7) obligations in respect of any obligations under workers' compensation laws and similar legislation.

     "Independent Director" means a director who has no relationship to Tri-Union or a Restricted Subsidiary or other Affiliate that could reasonably be expected to interfere with the exercise of his or her independence from management and the company on whose board the director sits. In addition, the following persons may not serve as Independent Directors:

          (1) Persons employed by Tri-Union or any of the Restricted Subsidiaries or other Affiliates of the foregoing during the current year or any of the three past years;

          (2) Persons who during the current year are or any of the past three years were partners, controlling shareholders or executive officers of an organization that has a business relationship or who have direct business relationships with Tri-Union or any of the Restricted Subsidiaries or other Affiliates of the foregoing;

          (3) a Person who is employed as an executive officer of another entity where any of Tri-Union's or a Restricted Subsidiaries' or other Affiliates' executive officers serve on that entity's compensation committee; and

          (4) Persons who are Immediate Family of an individual who is, or has been, during the current year or any of the past three years, employed by Tri-Union or any Restricted Subsidiary or other Affiliate as an executive officer of such.

     "Intercreditor Agreement" means the Intercreditor and Collateral Agency Agreement among Tri-Union and the Subsidiary Guarantors party thereto, the Approved Hedge Counterparties or Hedge Liquidity Providers party thereto, the Collateral Agent and the trustee, dated as of the Closing Date, as the same may be amended, supplemented or modified from time to time in accordance with its terms.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect a Person and its Subsidiaries against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers or joint interest partners or drilling partnerships sponsored by Tri-Union or any Restricted Subsidiary in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, short sale or acquisition of Capital Stock, Indebtedness or other similar instruments issued by the Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under the heading "-- Certain Covenants -- Limitation on Restricted Payments":

          (1) "Investment" shall include the portion (proportionate to Tri-Union's equity interest in the Subsidiary) of the fair market value of the net assets of any Subsidiary of Tri-Union at the time that the Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of the Subsidiary as a Restricted Subsidiary, Tri-Union shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to Tri-Union's "Investment" in the Subsidiary at the time of the redesignation less the portion (proportionate to Tri-Union's equity interest in the Subsidiary) of the fair market value of the net assets of the Subsidiary at the time of the redesignation; and

          (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of the transfer, in each case as determined in good faith by the Board of Directors of Tri-Union.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement or lease in the nature thereof.

     "Major Asset Sale" has the meaning given to the term under the heading "-- Certain Covenants -- Limitation on Sales of Assets."

     "Major Asset Sale Offer" has the meaning given to the term under the heading "-- Certain Covenants -- Limitation on Sales of Assets."

     "Make-Up Period" has the meaning ascribed to the term in clause (3) of the covenant "-- Hedging Obligations."

     "Material Change" means an increase or decrease (excluding changes that result solely from changes in prices) of more than 10% during a fiscal quarter in the discounted future net revenues from proved oil and gas reserves of Tri-Union and the Restricted Subsidiaries, calculated in accordance with clause (1)(a) of the definition of Adjusted Consolidated Net Tangible Assets; provided that the following will be excluded from the calculation of Material Change:

          (1) any acquisitions during the fiscal quarter of oil and gas reserves that have been estimated by independent petroleum engineers and with respect to which a report or reports of the engineers exist; and

          (2) any disposition of properties existing at the beginning of the fiscal quarter that have been disposed of in compliance with the covenant described under the heading "-- Certain Covenants -- Limitation on Sales of Assets."

     "MMBtu" means one million British thermal units.

     "Mortgage" means mortgage, deed of trust, assignment of production, security agreement, fixture filing and financing statement granted by Tri-Union or any Subsidiary Guarantor to the Collateral Agent for the benefit of the Approved Hedge Counterparties or Hedge Liquidity Providers, as applicable, trustee and the Holders and pursuant to which one or more Liens on oil and gas assets or interests therein are created, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof and of the Intercreditor Agreement.

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets or received in any other noncash form) in each case net of:

          (1) all legal, title and recording tax expenses, commissions and other fees (including financial and other advisory fees) and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of the Asset Disposition;

          (2) all payments made on any Indebtedness (including termination payments made on Approved Hedge Agreements on account of settlement amounts, unpaid amounts, interest and other amounts due thereunder, but excluding Subordinated Obligations) which is secured by a senior Lien on any assets subject to the Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to the assets, or which must by its terms, or in order to obtain a necessary consent to the Asset Disposition, or by applicable law, be repaid out of the proceeds from the Asset Disposition;

          (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of the Asset Disposition; and

          (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in the Asset Disposition and retained by Tri-Union or any Restricted Subsidiary after the Asset Disposition.

     "Net Cash Proceeds" means, with respect to any Equity Offering, the cash proceeds of the issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with the issuance or sale and net of taxes paid or payable as a result thereof.

     "Net Working Capital" means all current assets of Tri-Union and its Restricted Subsidiaries minus all current liabilities of Tri-Union and its Restricted Subsidiaries, except current liabilities included in Indebtedness, determined in accordance with GAAP.

     "New Notes" has the meaning given to the term under the heading
"-- General."

     "Non-Recourse Indebtedness" with respect to any Person means Indebtedness of the Person for which:

          (1) the sole legal recourse for collection of principal, premium, if any, and interest on the Indebtedness is against the specific property identified in the instruments evidencing or securing the Indebtedness and the property was acquired with the proceeds of the Indebtedness or the Indebtedness was incurred within 90 days after the acquisition of the property; and

          (2) no other assets of the Person may be realized upon in collection of principal or interest on the Indebtedness;

provided that any such Indebtedness shall not cease to be "Non-Recourse Indebtedness" solely as a result of the instrument governing the Indebtedness containing terms pursuant to which the Indebtedness becomes recourse upon

          (1) fraud or misrepresentation by the Person in connection with the Indebtedness;

          (2) the Person failing to pay taxes or other charges that result in the creation of liens on any portion of the specific property securing the Indebtedness or failing to maintain any insurance on the property required under the instruments securing the Indebtedness;

          (3) the conversion of any of the collateral for the Indebtedness;

          (4) the Person failing to maintain any of the collateral for the Indebtedness in the condition required under the instruments securing the Indebtedness;

          (5) any income generated by the specific property securing the Indebtedness being applied in a manner not otherwise allowed in the instruments securing the Indebtedness;

          (6) the violation of any applicable law or ordinance governing hazardous materials or substances or otherwise affecting the environmental condition of the specific property securing the Indebtedness; or

          (7) the rights of the holder of the Indebtedness to the specific property becoming impaired, suspended or reduced by any act, omission or misrepresentation of the Person; provided, further that upon the occurrence of any of the foregoing clauses (1) through (7) above, any such Indebtedness which shall have ceased to be "Non-Recourse Indebtedness" shall be deemed to have been Indebtedness incurred by the Person at such time.

     "Notes" has the meaning given to the term under the heading "-- General."

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the indenture and other documentation governing the Notes.

     "Old Notes" has the meaning given to the term under the heading
"-- General."

     "Payment Restrictions" has the meaning given to the term under the heading "-- Certain Covenants -- Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries."

     "Permitted Business Investment" means any Investment or expenditure made in the ordinary course of, and of a nature that is or shall have become customary in, the oil and gas business as a means of actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of oil and gas business jointly with third parties, including:

          (1) ownership interests in oil and gas properties, processing facilities, gathering systems or ancillary real property interests; and

          (2) Investments in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements with third parties.

     "Permitted Holders" means:

          (1) Richard Bowman;

          (2) any Affiliates of Richard Bowman or Tri-Union;

          (3) Richard Bowman's heirs, estate and any trust or family limited partnership (or similar estate planning vehicle) in which Mr. Bowman and/or his Immediate Family members own, directly or indirectly, at least a majority of the outstanding beneficial interests; and

          (4) Jefferies & Company, Inc. and its Affiliates.

     "Permitted Investment" means an Investment by Tri-Union or any Restricted Subsidiary in:

          (1) a Restricted Subsidiary or a Person that will, upon the making of the Investment, become a Restricted Subsidiary; provided that the primary business of the Restricted Subsidiary is an oil and gas business;

          (2) another Person if as a result of the Investment the other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Tri-Union or a Restricted Subsidiary; provided that the Person's primary business is an oil and gas business;

          (3) Temporary Cash Investments;

          (4) receivables owing to Tri-Union or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that the trade terms may include the concessionary trade terms as Tri-Union or any such Restricted Subsidiary deems reasonable under the circumstances;

          (5) payroll, travel and similar advances to cover matters that are expected at the time of the advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (6) loans or advances to employees made in the ordinary course of business;

          (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Tri-Union or any Restricted Subsidiary or in satisfaction of judgments;

          (8) any Person to the extent the Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under the heading "-- Certain Covenants
      -- Limitation on Sales of Assets"; and

          (9) Permitted Business Investments.

     "Permitted Joint Venture" means any Person engaged in the oil and gas business in which Tri-Union or a Restricted Subsidiary makes a Permitted Business Investment and which cannot, by the terms of the Person's constituent documents, Incur or guarantee Indebtedness.

     "Permitted Liens" means, with respect to any Person:

          (1) pledges or deposits by the Person under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Person is a party, or deposits to secure public, statutory or regulatory obligations of the Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which the Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

          (2) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings;

          (3) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings;

          (4) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of the Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of the Person;

          (5) Liens securing Indebtedness Incurred under clause (2)(f) of the covenant described under the heading "-- Certain Covenants -- Limitation on Indebtedness"; provided that the Lien may not extend to any other property owned by the Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness secured by the Lien may not be Incurred more than 365 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

          (6) Liens existing on the Closing Date;

          (7) Liens securing Indebtedness or other obligations of a Subsidiary of the Person owing to the Person or a wholly owned Subsidiary of the Person (or, in the case of Tri-Union, a Wholly Owned Subsidiary);

          (8) Liens securing Hedging Obligations pursuant to any Interest Rate Agreement so long as the Hedging Obligations relate to Indebtedness that is, and is permitted to be Incurred under the indenture, secured by a Lien on the same property, other than Collateral, securing the Hedging Obligations;

          (9) Liens securing Hedging Obligations under the Approved Hedge Agreements required to be maintained by Tri-Union under the covenant described under the heading "-- Certain Covenants -- Hedging Obligations" or securing obligations to Hedge Liquidity Providers under Hedge Liquidity Agreements;

          (10) Liens on accounts receivable, related general intangibles and related proceeds of Tri-Union and its Restricted Subsidiaries to secure up to $20,000,000 of Indebtedness under the Working Capital Revolver;

          (11) Liens arising in the ordinary course of business in favor of the United States, any state of the United States, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute;

          (12) Liens on pipeline or pipeline facilities which arise out of operation of law;

          (13) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of the leases;

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          (14) Liens arising under partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation or processing (but not the refining) of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, development agreements, operating agreements, area of mutual interest agreements and other similar agreements which are customary in the oil and gas business;

          (15) Liens arising out of judgments or awards against the Person with respect to which the Person shall then be proceeding with an appeal or other proceedings for review; and

          (16) Liens arising pursuant to the indenture or any Security Document or otherwise securing the Obligations or the Subsidiary Guarantees.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Plan" means Tri-Union's First Amended Plan of Reorganization dated May 9, 2001, pursuant to Chapter 11 of the United States Bankruptcy Code.

     "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes, however designated, which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of the Person over shares of Capital Stock of any other class of the Person.

     "Principal" of a Note means the stated principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

     "Projected Consolidated Interest Expense" means, for Tri-Union and the Restricted Subsidiaries, the amount, calculated on a consolidated basis as of the first business day of each month for the then current Hedge Period, equal to the pro forma Consolidated Interest Expense of Tri-Union and the Restricted Subsidiaries for the Hedge Period, calculated based upon the following assumptions:

          (1) all obligations giving rise to any amount characterized as interest in the definition of Consolidated Interest Expense will be outstanding for the entire balance of the Hedge Period, except that all scheduled amortization of the obligations will be paid when due;

          (2) if any such obligation bears interest at a floating rate, interest expense shall be calculated as if the rate in effect on the date of determination will be in effect for the entire Hedge Period (taking into account any Interest Rate Agreements in respect of the obligations); and

          (3) balances of Indebtedness used to calculate interest expense shall be increased or decreased, as the case may be, to the extent that asset acquisitions or dispositions result in additions to or reductions in interest expense of Tri-Union and the Restricted Subsidiaries.

     "Projected Proved Developed Producing Production" means, as of any date of determination, for Tri-Union and the Restricted Subsidiaries, the volumes of hydrocarbons (either crude oil or natural gas or crude oil and natural gas, on an Mcfe basis, as applicable) that are projected to be produced from the Persons' proved developed producing oil and natural gas properties during the then current Hedge Period, in each case as reflected as of the most recently delivered Reserve Report and after giving effect to any acquisition, sale, exchange or other disposition of any such Person's oil and gas assets.

     "PV-10 Value" means with respect to any oil and gas assets of Tri-Union and the Restricted Subsidiaries the aggregate net present value of the oil and gas assets calculated before income

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taxes and discounted at 10 percent in accordance with SEC guidelines (including using pricing provisions based on the most recent year-end prices), as reported in the most recently prepared or audited report of Tri-Union's independent petroleum engineers.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, the Indebtedness (including an Incurrence pursuant to the covenant described under the heading "-- Certain Covenants -- Merger and Consolidation"). "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of Tri-Union or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with the indenture, including Indebtedness that Refinances Refinancing Indebtedness and Indebtedness that is deemed to be Incurred at the time of a merger or consolidation pursuant to the covenant described under the heading "-- Certain Covenants -- Merger and Consolidation," provided that:

          (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

          (2) the Refinancing Indebtedness has an Average Life at the time the Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

          (3) the Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further that Refinancing Indebtedness shall not include:

             (a) Indebtedness of a Subsidiary (other than a Subsidiary Guarantor) that Refinances Indebtedness of Tri-Union or another Subsidiary; or

             (b) Indebtedness of Tri-Union or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Replacement Assets" has the meaning given to the term under the heading "-- Certain Covenants -- Limitation on Sales of Assets."

     "Reserve Report" means the most recently delivered annual report of one or more independent petroleum engineers of recognized national standing delivered by Tri-Union pursuant to the covenant "-- Reserve Reports."

     "Restricted Payment" with respect to any Person means:

          (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Person) or similar payment to the direct or indirect holders of its Capital Stock (other than:

             (a) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (y) dividends or distributions payable solely to Tri-Union or a Restricted Subsidiary; and

             (b) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

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          (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Tri-Union held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of Tri-Union (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of Tri-Union that is not Disqualified Stock);

          (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations; or

          (4) the making of any Investment in any Person (other than a Permitted Investment).

     "Restricted Subsidiary" means any Subsidiary of Tri-Union that is not an Unrestricted Subsidiary.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Security Documents" means, collectively, the Intercreditor Agreement, the Mortgages, and all security agreements, mortgages, deeds of trust, collateral assignments or other instruments evidencing or creating any Lien in favor of the Collateral Agent in all or any portion of the Collateral, in each case as amended, supplemented or modified from time to time in accordance with their terms and the terms of the indenture.

     "Stated Maturity" means, with respect to any security, the date specified in the security as the fixed date on which the final payment of principal of the security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of the security at the option of the holder of the security upon the happening of any contingency unless the contingency has occurred).

     "Subordinated Obligations" means any Indebtedness or Preferred Stock of Tri-Union, or any Subsidiary Guarantor (whether outstanding on the Closing Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes, or any Subsidiary Guarantee pursuant to a written agreement to the effect.

     "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

          (1) the Person;

          (2) the Person and one or more Subsidiaries of the Person; or

          (3) one or more Subsidiaries of the Person. Unless otherwise indicated, references to Subsidiaries in this Description of the Senior Secured Notes refer to Subsidiaries of Tri-Union.

     "Subsidiary Guarantor" means each Subsidiary that is or becomes a Subsidiary Guarantor of the Notes in compliance with the provisions of the indenture.

     "Successor Company" has the meaning given to the term under the heading "-- Certain Covenants -- Merger and Consolidation."

     "Synthetic Leases" means in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of United States federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or
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pay upon early termination an amount in excess of, 80% of the residual value of the property subject to the operating lease upon expiration or early termination of the lease.

     "Tack-On Senior Secured Notes" means additional Notes not to exceed $20,000,000 in aggregate principal amount issued by Tri-Union after the Closing Date in accordance with clause (1) of the covenant described under the heading "-- Certain Covenants -- Limitation on Indebtedness."

     "Temporary Cash Investments" means any of the following:

          (1) any investment in direct obligations of the United States or any agency of the United States or obligations guaranteed by the United States or any agency of the United States having maturities not more than 180 days from the date of acquisition;

          (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States, any state of the United States or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as used in the Securities Act and the Exchange Act and the rules promulgated thereunder) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

          (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

          (4) investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a Person (other than an Affiliate of Tri-Union) organized and in existence under the laws of the United States or any foreign country recognized by the United States with a rating at the time as of which any investment therein is made of "P-2" (or higher) according to Moody's Investors Service, Inc. or "A-2" (or higher) according to Standard & Poor's Ratings Services; and

          (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority of the United States, and rated at least "A" by Standard & Poor's Ratings Services or "A" by Moody's Investors Service, Inc.

     "Trust Moneys" means all cash or Temporary Cash Investments received by the trustee:

          (1) upon the release of Collateral from the Lien of the indenture and the Security Documents, including investment earnings thereon;

          (2) pursuant to the provisions of any Mortgage;

          (3) as proceeds of any Asset Disposition or other sale or other disposition of all or any part of the Collateral by or on behalf of the trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the indenture or any of the Security Documents or otherwise; or

          (4) for application under the indenture as provided for in the indenture or the Security Documents, or whose disposition is not elsewhere specifically provided for in the indenture or in the Security Documents; provided that Trust Moneys shall not include any property deposited with the trustee pursuant to any Change of Control offer, Excess Proceeds Offer or redemption or defeasance of any Notes.

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     "United States Government Obligations" means direct obligations (or certificates representing an ownership interest in the obligations) of the United States, including any agency or instrumentality of the United States, for the payment of which the full faith and credit of the United States is pledged and which are not callable at the issuer's option.

     "Unrestricted Subsidiary" means:

          (1) any Subsidiary of Tri-Union that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Tri-Union in the manner provided below; and

          (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of Tri-Union may designate any Subsidiary of Tri-Union, including any newly acquired or newly formed Subsidiary, to be an Unrestricted Subsidiary unless the Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, Tri-Union or any other Subsidiary of Tri-Union that is not a Subsidiary of the Subsidiary to be so designated. The Board of Directors of Tri-Union may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to the designation:

             (a) Tri-Union could Incur $1.00 of additional Indebtedness under paragraph (1) of the covenant described under the heading "-- Certain Covenants -- Limitation on Indebtedness"; and

             (b) no Default (including no Default under the covenant described under the heading "-- Certain Covenants -- Limitation on Restricted Payments") shall have occurred and be continuing or would result from the action.

For the avoidance of doubt, on the date any Restricted Subsidiary is redesignated to be an Unrestricted Subsidiary, the redesignation shall be deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value of the assets of that Unrestricted Subsidiary. Any such designation by the Board of Directors of Tri-Union shall be evidenced by Tri-Union to the trustee by promptly filing with the trustee a copy of the board resolution giving effect to the designation and an officers' certificate certifying that the designation complied with the preceding provisions.

     "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Voting Stock" of a Person means all classes of Capital Stock of the Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which, other than directors' qualifying shares and shares held by other Persons to the extent the shares are required by applicable law to be held by a Person other than Tri-Union or a Restricted Subsidiary, is owned by Tri-Union or one or more Wholly Owned Subsidiaries.

     "Working Capital Revolver" means with respect to Tri-Union or any Restricted Subsidiary, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving working capital loans.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a
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result of market-making activities or other trading activities. We have agreed, for a period of 180 days after consummation of the exchange offer, to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any publicly registered note acquired in the exchange offer. In addition, until 90 days after the date of this prospectus, all dealers effecting transactions in the new notes may be required to deliver a prospectus.


     We will not receive any proceeds from any sales of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We will furnish copies of the prospectus included in this registration statement, including any preliminary prospectus, and any amendment or supplement thereto, as any broker-dealer may reasonably request. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                              REGISTRATION RIGHTS

     Pursuant to a registration rights agreement, we agreed to file with the SEC a registration statement on the appropriate form under the Securities Act with respect to an offer to exchange the old notes for publicly registered new notes with substantially identical terms. Upon the effectiveness of the registration statement, we will offer to the holders of old notes who are able to make certain representations the opportunity to exchange their old notes for publicly registered notes. Such offer shall remain open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to holders of the old notes. For each old note surrendered to us under the exchange offer, the holder will receive a publicly registered note of equal principal amount. Interest on each publicly registered note will accrue from the last interest payment date on which interest was paid on the old notes so surrendered or, if no interest has been paid on such notes, from the date of original issuance of the old notes.

     If we effect the exchange offer, we will be entitled to close the exchange offer 30 days after the commencement thereof, provided, however, that we have accepted all old notes previously and validly surrendered in accordance with the terms of the exchange offer. Old notes not tendered in the exchange offer, together with any publicly registered new notes will be treated as a single class of securities under the indenture. However, any old notes not tendered in the exchange offer will remain subject to the transfer restrictions originally placed on the old notes.

     If (i) we are not permitted to file the exchange offer registration statement or to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy or (ii) any holder of old notes notifies us within the specified time period that (A) due to a change in law or policy it is not entitled to participate in the exchange offer, (B) due to a change in law or policy it
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may not resell the publicly registered notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by holders or (C) it is a broker-dealer and owns old notes acquired directly from us or an affiliate of us, we will file with the SEC a shelf registration statement to cover resales of any transfer restricted notes (as described below) by the holders thereof, and we will use our best efforts to cause the applicable registration statement to be declared effective within specified periods by the SEC. For purposes of the foregoing, "transfer restricted notes" means each old note until (i) the date on which such note has been exchanged by a person other than a broker-dealer for a publicly registered note in the exchange offer, (ii) following the exchange by a broker-dealer in the exchange offer of an old note for a publicly registered note, the date on which such publicly registered note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement, (iii) the date on which such old note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement or (iv) the date on which such old note may be distributed to the public pursuant to Rule 144(k) under the Securities Act.

     Under existing SEC interpretations, any transfer restricted notes would, in general, be freely transferable by the holders (other than our affiliates) after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act will be delivered upon resale by such broker-dealer in connection with resales of the publicly registered notes. We have agreed, for a period of 180 days after consummation of the exchange offer, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any publicly registered note acquired in the exchange offer. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement (including certain indemnification rights and obligations).

     Each holder of the old notes who wishes to exchange such notes for publicly traded notes in the exchange offer will be required to make certain representations, including representations that (i) any publicly traded notes to be received by it will be acquired in the ordinary course of its business, (ii) it is not participating in, and it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the publicly traded notes, (iii) it is not an "affiliate" of us, as defined in Rule 405 of the Securities Act, and (iv) it is not a broker-dealer tendering notes acquired directly from us for its own account. If the holder is a broker-dealer that will receive publicly traded notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such publicly traded notes.

     The registration rights agreement provides that: (i) unless the exchange offer would not be permitted by applicable law or SEC policy, we will file an exchange offer registration statement with the SEC on or prior to 60 days after the date of original issuance of the old notes, (ii) unless the exchange offer would not be permitted by applicable law or SEC policy, we will use our best efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 120 days after the date of original issuance of the old notes, (iii) unless the exchange offer would not be permitted by applicable law or SEC policy, we will commence the exchange offer and use our best efforts to issue, on or prior to 60 days after the date on which the exchange offer registration statement was declared effective by the SEC, publicly registered notes, in exchange for all old notes tendered prior thereto in the exchange offer and (iv) if obligated to file the shelf registration statement, we will file on or prior to the earlier of (x) 180 days after the date of original issuance of the old notes or (y) 30 days after such filing obligation arises and use our best efforts to cause the shelf registration statement to be declared effective by the SEC on or prior to 90 days after such

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obligation arises; provided that if we have not consummated the exchange offer within 180 days of the date of original issuance of the old notes, then we will file the shelf registration statement with the SEC on or prior to the 181st day after the date of original issuance of the old notes and use our best efforts to cause the shelf registration statement to be declared effective within 60 days after such filing. We will be required to use our best efforts to keep such shelf registration statement continuously effective, supplemented and amended until the second anniversary of the date of original issuance of the old notes or such shorter period that will terminate when all the transfer restricted notes covered by the shelf registration statement have been sold pursuant thereto.

     We will, in the event that a shelf registration statement is filed with respect to the old notes, provide each holder with copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the old notes has become effective and take certain other actions as are required to permit unrestricted resales of the old notes. A holder that sells pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations).

     If (i) we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing,
(ii) any of such registration statements is not declared effective by the SEC or prior to the date specified for such effectiveness, (iii) we fail to consummate the exchange offer within 60 days of the date specified for effectiveness with respect to the exchange offer registration statement, or (iv) the shelf registration statement with respect to the old notes or the exchange offer registration statement is declared effective but thereafter, subject to certain exceptions, ceases to be effective or usable in connection with the exchange offer or resales of transfer restricted notes, as the case may be, during the periods specified in the registration rights agreement, then the interest rate on transfer restricted notes will increase, with respect to the first 90-day period immediately following the occurrence of any default referred to in clauses (i) through (iv) above by 0.50% per annum and will increase by an additional 0.50% per annum with respect to each subsequent 90-day period until all such defaults have been cured, up to a maximum amount of 2% per annum with respect to all such defaults. Following the cure of all such defaults, the accrual of all such additional interest will cease and the interest rate will revert to the original rate.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of the material U.S. federal income tax considerations to holders of the old notes and new notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings, and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor's decision to purchase or exchange notes, and it is not intended to be wholly applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations, regulated investment companies, persons holding notes as a hedge against currency risks or as a position in a straddle for tax purposes, or persons whose functional currency is not the United States dollar, may be subject to special rules. In addition, this discussion is limited to persons that will hold the notes as a capital asset (generally, property held for investment). Further, the old notes were sold only to United States persons that are qualified institutional buyers and, therefore, the comments are addressed primarily to such persons as holders. Finally, this summary does not describe any tax considerations arising under the U.S. estate tax, the U.S. alternative minimum tax, or the laws of any applicable foreign, state, or local jurisdiction.

     YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAW OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

NOTES

     Stated Interest and Original Issue Discount. The notes were issued with, and the new notes will be deemed to have, original issue discount ("OID") for U.S. federal income tax purposes. OID is the excess of the stated redemption price at maturity of a note over its issue price.

     The stated redemption price at maturity of a note is the sum of all payments provided by the instrument, whether denominated as interest or principal, required to be made on the note other than payments of qualified stated interest. Qualified stated interest is interest that is unconditionally payable at least annually at a single fixed rate of interest. Interest is payable on the notes on June 1 and December 1 of each year, beginning December 1, 2001, at a rate of 12.5%. The stated interest payments on the notes will constitute qualified stated interest and will not be included in a note's stated redemption price at maturity. You will be required to include stated interest in your income at the time it accrues or is received, depending on whether you use the cash or accrual method of accounting.

     Each note will be treated by the IRS as having been issued as part of an investment unit consisting of the note and the associated class A common stock. The issue price of a unit is the first price at which a substantial amount of the units was sold to the public, ignoring sales to underwriters or placement agents. We allocated the issue price of a unit between the note and the associated class A common stock on the basis of their relative fair market values. The units were sold to the public for $945. Each unit was comprised of a note having an issue price of $888.00 and a share of class A common stock with an ascribed value of $57.00. You may make a different allocation, provided that you explicitly disclose to the IRS that your allocation is different from the one made by us. Disclosure must be made on a form prescribed by the IRS and must be attached to your timely filed federal income tax return for the taxable year that includes the acquisition date of the unit. In all other instances, the allocation to be made by us will be binding on us and all holders. The allocation is not binding on the IRS, however, and it is possible that the IRS will assert that a different allocation is appropriate. If such an assertion were made successfully, the amount of OID associated with the notes would be increased or decreased accordingly.

     All notes that you acquire will be treated as a single debt instrument for purposes of applying the OID rules. You will be required to include OID in gross income as ordinary income as it accrues under a constant yield method before you receive cash payments attributable to such income, regardless of your regular method of accounting.

     The amount of OID includable in your income will equal the sum of the daily portions of OID for each day during the taxable year when you held a note. The daily portion is determined by allocating the OID for an accrual period equally to each day in that accrual period. The accrual period for a note may be of any length up to one year, so long as each scheduled payment of principal or interest occurs either on the first or final day of an accrual period, and may vary in length over the term of a note. The amount of OID for an accrual period is generally equal to the product of the note's adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on the basis of a compounding assumption that reflects the length of the accrual period, less the amount of any qualified stated interest allocable to the accrual period. The adjusted issue price of a note at the beginning of any accrual period equals the issue price of the note increased by the amount of all previously accrued OID and reduced by the amount of all prior cash payments on the note, other than qualified stated interest payments. The yield to maturity of a note is the interest rate that, when used in computing the present value of all payments to be made on a note, produces an amount equal to the issue price of the note. Under these rules, you generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

     Acquisition Premium. If you purchase a note for an amount greater than its adjusted issue price as of the purchase date but less than or equal to its stated redemption price at maturity, you will have purchased the note at an "acquisition premium." You will reduce the amount of OID that you must include in your gross income for a taxable year by the amount of acquisition premium properly allocable to that year.

     Bond Premium. If you purchase a note for an amount greater than its stated redemption price at maturity, the note has "bond premium." You may elect to amortize bond premium over the remaining term of the note or, if it results in a smaller amount of amortizable bond premium, until an earlier call date.

     If you elect to amortize bond premium, you will reduce the amount of interest that you must include in income. The reduction will equal the portion of premium allocable to the period ending on an interest payment date or at the stated maturity, as the case may be, as computed based on the note's yield to maturity. If an election to amortize bond premium is not made, you must include the full amount of each interest payment in income in accordance with your regular method of accounting. In that case, you will receive a tax benefit from the premium only in computing your gain or loss on the sale or other disposition or payment of the principal amount of a note.

     If you elect to amortize bond premium, that election will apply to all notes and other debt instruments that you hold during the first taxable year to which the election applies or that you subsequently acquire. You may revoke the election only with the consent of the IRS.

     Market Discount. If you purchase a note, other than at original issue, for an amount that is less than its revised issue price, the amount of the difference will be "market discount," unless the difference is de minimis. You will be required to treat any gain realized on a partial principal payment or on the sale or other disposition of a note purchased with market discount as ordinary income, not capital gain, to the extent of the accrued market discount that you have not previously included in income. In addition, you may be required to defer, until the maturity date of the note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any debt incurred or continued to purchase or carry the note.

     Any market discount will accrue on a straight line basis from the date when acquired to the maturity date, unless you elect to accrue market discount on a constant interest method. You may elect to include market discount in income currently as it accrues under either the straight line or constant interest method. If you make this election, it will apply to all market discount obligations acquired during or after the first taxable year to which the election applies. You may revoke this election only with IRS consent. If you make the election, you would not be required to defer interest deductions on debt incurred or maintained to purchase or carry the note.

     Election to Treat All Interest as OID. You may elect, subject to certain limitations, to include all interest that accrues on a note in gross income on a constant yield basis. For purposes of this election, interest includes stated interest, OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.

     If you make this election, the issue price of a note will equal your basis in the note immediately after you acquire it. The issue date of a note will be the date when you acquire the note. This election generally will apply only to the note for which it is made. The election may be revoked only with IRS consent.

     If you make this election for a note on which there is market discount, you will be treated as having made the election to include market discount in income currently over the life of all debt instruments you hold or subsequently acquire. See "Market Discount."

     Sale, Exchange, and Retirement of Notes. You generally will recognize gain or loss upon the sale, exchange, repurchase, redemption, retirement or other disposition of a note measured by the difference (if any) between the amount of cash and the fair market value of any property you receive and your adjusted tax basis in that note. To the extent that the cash or other property is attributable to the payment of accrued interest not previously included in income, that amount will be taxable as ordinary income. Your adjusted tax basis in a note will equal the cost of the note to you (not including the portion of the purchase price that is allocated to the class A common stock) plus any amounts included in income as OID and less any payments received by you, other than stated interest, and any premium amortized by you. Any gain or loss recognized on the sale, exchange, repurchase, redemption, retirement or other disposition of a note should be capital gain or loss, except to the extent of market discount, and will be long-term capital gain or loss if the note has been held by you for more than one year. If you are a noncorporate holder, any long-term capital gain you recognize may be taxable at reduced rates. Your ability to deduct capital losses may be limited.

THE EXCHANGE OFFER

     The exchange of old notes for new notes under the exchange offer should not constitute a significant modification of the terms of the notes and should have no U.S. federal income tax consequences to you. You will continue to be required to include qualified stated interest payments and OID in your gross income on the notes received in the exchange in the same manner as when you held the notes given up in the exchange.

     If there is a default in connection with the exchange offer, liquidated damages will be paid to you through an increased interest rate on the notes. Because there is only a remote possibility that the liquidated damages will become payable, we believe that the liquidated damages will not be treated as OID. Instead, any liquidated damages should be taken into account by you as ordinary income only to the extent and at such time that such amounts become fixed or are actually paid, in accordance with your method of accounting for U.S. federal income tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     We are required to provide the IRS and holders of record other than corporations and other exempt holders with information returns each year stating the amount of OID that accrued on the notes during the calendar year.

     In general, information reporting requirements may apply to principal and interest payments on a note and to payments of the proceeds of a sale of a note. In addition, a backup withholding tax may apply to such payments at the applicable rate, which is 31% now and will be 30.5% for payments made after August 6, 2001. The backup withholding tax may apply unless you (i) are a corporation or come within certain other exempt categories and, when required, demonstrate your exemption, or (ii) provide a correct taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with applicable requirements of the backup withholding rules. If you do not provide us with your correct taxpayer identification number, you may be subject to penalties imposed by the IRS.

     Any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability if the required information is furnished to the IRS.

                                 LEGAL MATTERS

     The validity of the new notes offered pursuant to this prospectus will be passed upon for us by Thompson & Knight LLP, Houston, Texas.

CHANGE IN ACCOUNTANTS

     On March 14, 2001, we terminated Hidalgo, Banfill, Zlotnik & Kermali, P.C. ("Hidalgo") as our independent auditors and engaged BDO Seidman, LLP ("BDO") as our new auditors. Prior to such engagement, we had not consulted with BDO on issues relating to our accounting principles or the type of audit opinion to be issued with respect to our financial statements. Hidalgo's reports for the years ended December 31, 1998 and 1999 contained a "going concern" qualification due to our default under our bank loan resulting from the commodity price decreases experienced during the latter half of 1998 and our subsequent bankruptcy. Hidalgo's reports for such periods did not contain any adverse opinion or disclaimer of opinion, nor were they qualified (other than as described above), or modified as to uncertainty, audit scope or accounting principles. There was no disagreement between us and Hidalgo during any period of their engagement through the date of their dismissal on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of Hidalgo, would have caused them to make reference to the matter in their reports.

EXPERTS

     The financial statements included in this prospectus and in the Registration Statement have been audited by BDO Seidman, LLP and by Hidalgo, Banfill, Zlotnik & Kermali, P.C., independent certified public accountants, to the extent and for the periods set forth in the respective reports of such firms contained herein and in the Registration Statement. All such financial statements have been included in reliance upon such reports given upon the authority of such firms as experts in auditing and accounting.

                               RESERVE ENGINEERS

     Information in this prospectus and in our attached financial statements relating to our estimated proved reserves of oil and natural gas and the related estimates of future net revenues and present values thereof as of December 31, 1998, 1999 and 2000, have been prepared by Huddleston & Co., Inc., independent petroleum engineers.

                             AVAILABLE INFORMATION

     We are not subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Under the terms of the indenture governing the old notes and the new notes, we have agreed to provide to the holders of these notes with annual reports and the information, documents and other reports otherwise required pursuant to Section 13 of the Exchange Act. While any notes remain outstanding, we will make available, upon request, to any holder and any prospective purchaser of notes, the information required pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended, during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to the Secretary of Tri-Union at 530 Lovett Boulevard, Houston, Texas 77006; (713) 533-4000.

     This prospectus is part of a registration statement on Form S-4 filed by us with the Securities and Exchange Commission under the Securities Act. This prospectus omits certain information contained in the registration statement. Reference is hereby made to the registration statement and to the exhibits to the registration statement for further information about us and the securities offered by this prospectus. Statements contained in this prospectus concerning the provisions of instruments, contracts or other documents are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of the applicable instrument, contract or other document filed with the SEC. The registration statement, its exhibits and any other documents that we file with the SEC may be read and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following regional offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can call the SEC at 1-800-SEC-0330 for more information about the public reference rooms. In addition, the SEC maintains a site on the Internet that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The SEC's Internet address is http://www.sec.gov.

                     GLOSSARY OF OIL AND NATURAL GAS TERMS

     The following are abbreviations and definitions of terms commonly used in the oil and natural gas industry that are used in this prospectus. All volumes of natural gas referred to herein are stated at the legal pressure base to the state or area where the reserves exit and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

     Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume of oil, condensate or natural gas liquids.

     Bcf.  One billion cubic feet of natural gas.

     Bcfe. One billion cubic feet of natural gas equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil condensate or natural gas liquids.

     Behind pipe. Oil and natural gas in a potentially producing horizon penetrated by a well bore the production of which has been postponed pending the production of oil and natural gas from another formation penetrated by the well bore.

     Boe. Barrel of oil equivalent, determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas.

     Completion. The installation of permanent equipment for the production of oil and natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

     Development. The drilling and bringing into production of wells in addition to the exploratory or discovery well on a lease.

     Development well. A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

     Dry hole or well. A well found to be incapable of producing oil or natural gas in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

     Exploration. The search for oil and natural gas. Exploration operations include: aerial surveys, geophysical surveys, geological studies, core testing, and the drilling of test wells (wildcat wells).

     Exploratory well. A well drilled to find and produce oil or natural gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir or to extend a known reservoir.

     Field. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

     Gross acres or gross wells. The total acres or wells, as the case may be, in which working interests are owned.

     Horizontal drilling. A drilling technique that permits the operator to contact and intersect a larger portion of the producing horizon than conventional vertical drilling techniques and can result in both increased production rates and greater ultimate recoveries of oil and natural gas.

     MBbls.  One thousand barrels of oil.

     MBoe. One thousand barrels of oil equivalent, determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas.

     Mcf.  One thousand cubic feet of natural gas.

     Mcfd.  One thousand cubic feet of natural gas per day.

     Mcfe. One thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     MMBbls.  One million barrels of crude oil or other liquid hydrocarbons.

     MMcf.  One million cubic feet.

     MMcfe. One million cubic feet of natural gas equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     MMS.  The Minerals Management Service.

     Net acres or net wells. The sum of the fractional working interests owned in gross acres or gross wells, as the case may be.

     NYMEX.  The New York Mercantile Exchange.

     Oil.  Crude oil, condensate and natural gas liquids.

     Present value and PV-10 Value. When used with respect to oil and natural gas reserves, represents the estimated future net revenue to be generated from the production of proved reserves, determined in all material respects in accordance with the rules and regulations of the SEC (generally using prices and costs in effect as of the date indicated) without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expenses or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%.

     Productive well. A well that is found to be capable of producing oil or natural gas in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

     Proved developed producing reserves. Proved developed reserves that are expected to be recovered from completion intervals currently open in existing wells and capable of production.

     Proved developed reserves. Proved reserves that are expected to be recovered from existing wellbores, whether or not currently producing, without drilling additional wells. Production of such reserves may require a recompletion.

     Proved reserves. The estimated quantities of crude oil, natural gas, and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved undeveloped location. A site on which a development well can be drilled consistent with spacing rules for purposes of recovering proved undeveloped reserves.

     Proved undeveloped reserves. Proved reserves that are expected to be recovered from new wells on undrilled acreage.

     Recompletion. The completion for production of an existing wellbore in another formation from that in which the well has been previously completed.

     Reserve life. A ratio determined by dividing proved reserves by production from such reserves for the prior 12-month period.

     Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reserves.

     Royalty interest. An interest in an oil and natural gas property entitling the owner to a share of oil or natural gas production free of costs of production.

     Standardized Measure. The estimated future net revenue, including the effects of estimated future income tax expense, to be generated from the production of proved reserves, determined in all material respects in accordance with the rules and regulations of the SEC (generally using prices and costs in effect as of the date indicated) without giving effect to non-property related expenses such as general and administrative expenses and debt service or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%.

     Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

     Wellbore.  The hole made by the drill bit.

     Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

     Workover. Operations on a producing well to restore or increase production.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                               ----
TRI-UNION DEVELOPMENT CORPORATION (FORMERLY TRIBO PETROLEUM
  CORPORATION) CONSOLIDATED FINANCIAL STATEMENTS:
  Report of Independent Certified Public Accountants........   F-2
  Report of Independent Certified Public Accountants........   F-3
  Consolidated Balance Sheets as of December 31, 1999 and
     2000 (audited) and June 30, 2001 (unaudited)...........   F-4
  Consolidated Statements of Operations and Comprehensive
     Income (Loss) for the Years Ended December 31, 1998,
     1999 and 2000 (audited) and for the Six Months Ended
     June 30, 2000 and 2001 (unaudited).....................   F-5
  Consolidated Statements of Stockholders' Equity (Capital
     Deficit) for the Years Ended December 31, 1998, 1999
     and 2000 (audited) and for the Six Months Ended June
     30, 2000 and 2001 (unaudited)..........................   F-6
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1998, 1999 and 2000 (audited) and for the
     Six Months Ended June 30, 2000 and 2001
     (unaudited)............................................   F-7
  Notes to Consolidated Financial Statements................   F-8

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholder and Board of Directors
Tri-Union Development Corporation (formerly Tribo Petroleum Corporation) Houston, Texas

     We have audited the accompanying consolidated balance sheet of Tri-Union Development Corporation (formerly Tribo Petroleum Corporation) and subsidiaries as of December 31, 2000, and the related consolidated statements of operations and comprehensive income (loss), stockholder's equity (capital deficit) and cash flows for the year ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tri-Union Development Corporation and subsidiaries at December 31, 2000, and the results of their operations and their cash flows for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

                                                      BDO SEIDMAN, LLP

Houston, Texas
March 21, 2001, except for

  Notes 13 and 14 which is

  as of July 30, 2001

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Director and Stockholder
Tri-Union Development Corporation (formerly Tribo Petroleum Corporation) Houston, Texas

     We have audited the accompanying consolidated balance sheet of Tri-Union Development Corporation (formerly Tribo Petroleum Corporation) and subsidiaries as of December 31, 1999, and the related consolidated statements of operations and comprehensive income (loss), stockholder's equity (capital deficit) and cash flows for the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tri-Union Development Corporation and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the years ended December 31, 1998 and 1999, in conformity with generally accepted accounting principles.

     As discussed in Note 11 to the consolidated financial statements, the Company restated the valuation allowance to eliminate deferred tax assets.

                                            HIDALGO, BANFILL, ZLOTNIK &
                                              KERMALI, P.C.

Houston, Texas
April 22, 2000, except as to Note 11,
which is as of March 23, 2001, and

Notes 13 and 14 which is as of

July 30, 2001

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

                          CONSOLIDATED BALANCE SHEETS

                                                                    AT DECEMBER 31,
                                                              ---------------------------   AT JUNE 30,
                                                                  1999           2000           2001
                                                              ------------   ------------   ------------
                                                                                            (UNAUDITED)
                                                 ASSETS

Current assets:
  Cash and cash equivalents.................................  $  2,813,996   $ 32,989,939   $ 12,964,750
  Restricted cash...........................................            --             --     13,566,895
  Accounts receivable net of allowance for doubtful accounts
    of $867,864, $351,505 and $336,668......................     9,157,640     24,281,409     22,257,363
  Marketable securities.....................................       235,000        472,248        214,728
  Prepaid and other.........................................       926,286      1,777,763      1,499,245
  Derivative contracts......................................            --             --      1,649,326
                                                              ------------   ------------   ------------
         Total current assets...............................    13,132,922     59,521,359     52,152,307
                                                              ------------   ------------   ------------
Oil and natural gas properties -- full cost method, net.....    89,640,441     87,132,723     80,046,064
Other assets
  Restricted cash and bonds.................................     4,181,507      4,674,645      5,095,251
  Furniture, fixtures and equipment, net....................       256,515        175,521        438,375
  Receivables from affiliates, net..........................     1,192,937        989,866             --
  Deferred loan costs, net..................................       498,499         99,700     19,284,697
  Derivative contracts......................................            --             --      1,937,300
                                                              ------------   ------------   ------------
         Total other assets.................................     6,129,458      5,939,732     26,755,263
                                                              ------------   ------------   ------------
                                                              $108,902,821   $152,593,814   $158,953,994
                                                              ============   ============   ============

                         LIABILITIES AND STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)

Liabilities not subject to compromise:
  Current liabilities:
    Accounts payable and accrued liabilities................  $ 23,411,646   $ 26,609,284   $ 28,228,755
    Accounts payable subject to renegotiation...............            --             --     10,119,904
    Accrued interest........................................     4,784,286      7,224,477        586,806
    Notes payable...........................................       358,427        333,880         82,643
    Current maturities of senior secured notes..............            --             --     20,000,000
    Notes payable -- in default.............................   104,700,000             --             --
                                                              ------------   ------------   ------------
                                                               133,254,359     34,167,641     59,018,108
                                                              ------------   ------------   ------------
Pre-petition liabilities subject to compromise:
  Note payable -- in default................................            --    104,323,500             --
  Accrued interest..........................................            --      6,226,808             --
  Accounts payable and accrued liabilities -- unsecured.....            --     38,015,232             --
                                                              ------------   ------------   ------------
         Total pre-petition liabilities subject to
           compromise.......................................            --    148,565,540             --
                                                              ------------   ------------   ------------
Senior secured notes........................................            --             --     85,512,472
                                                              ------------   ------------   ------------
Commitments and contingencies (Notes 1, 3, 8, 9, 12 and 14)
Stockholders' equity (capital deficit):
  Class A common stock, $0.01 par value, 445,000 shares
    authorized; 238,333, 238,333 and 368,333 shares issued
    and outstanding.........................................         2,383          2,383          3,683
  Class B common stock, $0.01 par value, 65,000 shares
    authorized; none, none, and 65,000 shares issued and
    outstanding.............................................            --             --            650
  Additional paid in capital................................            --             --     25,380,183
  Deficit...................................................   (24,355,724)   (30,141,750)   (10,961,102)
  Accumulated other comprehensive income....................         1,803             --             --
                                                              ------------   ------------   ------------
         Total stockholders' equity (capital deficit).......   (24,351,538)   (30,139,367)    14,423,414
                                                              ------------   ------------   ------------
                                                              $108,902,821   $152,593,814   $158,953,994
                                                              ============   ============   ============

          See accompanying notes to consolidated financial statements.

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

     CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

                                          YEARS ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                                  ----------------------------------------   -------------------------
                                      1998          1999          2000          2000          2001
                                  ------------   -----------   -----------   -----------   -----------
                                                                                    (UNAUDITED)
Revenues and other:
  Oil and natural gas
    revenues....................  $ 25,836,896   $36,270,343   $73,452,054   $26,187,263   $54,666,487
  Gain (loss) on marketable
    securities..................       (27,414)           --       995,180       902,696      (417,180)
  Gain on derivative
    contracts...................            --            --            --            --     3,586,626
  Other.........................       542,644     1,495,393        28,404       419,306       896,922
                                  ------------   -----------   -----------   -----------   -----------
         Total revenues and
           other................    26,352,126    37,765,736    74,475,638    27,509,265    58,732,855
                                  ------------   -----------   -----------   -----------   -----------
Expenses:
  Lease operating expense.......    17,450,088    15,542,277    19,485,359     6,804,142    10,480,429
  Workover expense..............       599,690     2,410,410     6,649,074     1,696,898     3,340,129
  Production taxes..............       638,955       704,855     1,968,342       712,441     1,341,576
  Depreciation, depletion and
    amortization................    12,397,800    11,040,035    13,506,477     5,394,322     7,262,043
  General and administrative....     3,326,747     5,236,733     4,328,358     2,446,873     3,149,231
  Interest expense (contractual
    interest during 2000 of
    $13,100,000)................     7,733,931    11,981,460    12,757,863     6,733,250     6,276,250
                                  ------------   -----------   -----------   -----------   -----------
         Total expenses.........    42,147,211    46,915,770    58,695,473    23,787,926    31,849,658
                                  ------------   -----------   -----------   -----------   -----------
Income (loss) before
  reorganization costs and
  income taxes..................   (15,795,085)   (9,150,034)   15,780,165     3,721,339    26,883,197
Reorganization costs............            --            --    21,487,191       914,809     7,311,108
                                  ------------   -----------   -----------   -----------   -----------
Income (loss) before income
  taxes.........................   (15,795,085)   (9,150,034)   (5,707,026)    2,806,530    19,572,089
Provisions for income taxes.....            --            --        79,000            --       391,441
                                  ------------   -----------   -----------   -----------   -----------
Net income (loss)...............   (15,795,085)   (9,150,034)   (5,786,026)    2,806,530    19,180,648
Other comprehensive income
  (loss):
  Unrealized gains (losses) on
    available-for-sale
    securities..................            97         1,803        (1,803)       (1,803)           --
                                  ------------   -----------   -----------   -----------   -----------
Comprehensive income (loss).....  $(15,794,988)  $(9,148,231)  $(5,787,829)  $ 2,804,727   $19,180,648
                                  ============   ===========   ===========   ===========   ===========
Net income (loss) per share --
  basic and diluted.............  $     (66.27)  $    (38.39)  $    (24.28)  $     11.77   $     76.01
                                  ============   ===========   ===========   ===========   ===========
Weighted average shares
  outstanding...................       238,333       238,333       238,333       238,333       252,339
                                  ============   ===========   ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

       CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (CAPITAL DEFICIT)

                                       CLASS A            CLASS B                                     ACCUMULATED
                                     COMMON STOCK      COMMON STOCK     ADDITIONAL      RETAINED         OTHER
                                   ----------------   ---------------     PAID IN       EARNINGS     COMPREHENSIVE
                                   SHARES    AMOUNT   SHARES   AMOUNT     CAPITAL      (DEFICIT)     INCOME (LOSS)      TOTAL
                                   -------   ------   ------   ------   -----------   ------------   -------------   ------------
FOR THE YEARS ENDED DECEMBER 31,
  1998, 1999 AND 2000:
Balance, January 1, 1998.........  238,333   $2,383       --    $ --    $        --   $    589,395      $   (97)     $    591,681
  Net loss.......................       --       --       --      --             --    (15,795,085)          --       (15,795,085)
  Change in unrealized gains on
    available-for-sale
    securities...................       --       --       --      --             --             --           97                97
                                   -------   ------   ------    ----    -----------   ------------      -------      ------------
Balance, December 31, 1998.......  238,333    2,383       --      --             --    (15,205,690)          --       (15,203,307)
  Net loss.......................       --       --       --      --             --     (9,150,034)          --        (9,150,034)
  Change in unrealized gains on
    available-for-sale
    securities...................       --       --       --      --             --             --        1,803             1,803
                                   -------   ------   ------    ----    -----------   ------------      -------      ------------
Balance, December 31, 1999.......  238,333    2,383       --      --             --    (24,355,724)       1,803       (24,351,538)
  Net loss.......................       --       --       --      --             --     (5,786,026)          --        (5,786,026)
  Change in unrealized gains on
    available-for-sale
    securities...................       --       --       --      --             --             --       (1,803)           (1,803)
                                   -------   ------   ------    ----    -----------   ------------      -------      ------------
Balance, December 31, 2000.......  238,333   $2,383       --    $ --    $        --   $(30,141,750)     $    --      $(30,139,367)
                                   =======   ======   ======    ====    ===========   ============      =======      ============

FOR THE SIX MONTHS ENDED JUNE 30,
  2000 AND 2001 (UNAUDITED):

Balance, January 1, 2000.........  238,333   $2,383       --    $ --    $        --   $(24,355,724)     $ 1,803      $(24,351,538)
  Net income (unaudited).........       --       --       --      --             --      2,806,530           --         2,806,530
  Change in unrealized gains on
    available-for-sale securities
    (unaudited)..................       --       --       --      --             --             --       (1,803)           (1,803)
                                   -------   ------   ------    ----    -----------   ------------      -------      ------------
Balance, June 30, 2000
  (unaudited)....................  238,333   $2,383       --    $ --    $        --   $(21,549,194)     $    --      $(21,546,811)
                                   =======   ======   ======    ====    ===========   ============      =======      ============
Balance, January 1, 2001.........  238,333   $2,383       --    $ --             --   $(30,141,750)     $    --      $(30,139,367)
  Net income (unaudited).........       --       --       --      --             --     19,180,648           --        19,180,648
  Stock issued in conjunction
    with unit offering
    (unaudited)..................  130,000    1,300   65,000     650     25,380,183             --           --        25,382,133
                                   -------   ------   ------    ----    -----------   ------------      -------      ------------
Balance, June 30, 2001
  (unaudited)....................  368,333   $3,683   65,000    $650    $25,380,183   $(10,961,102)     $    --      $ 14,423,414
                                   =======   ======   ======    ====    ===========   ============      =======      ============

          See accompanying notes to consolidated financial statements.

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                 YEARS ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
                                                        ------------------------------------------   ----------------------------
                                                            1998           1999           2000           2000           2001
                                                        ------------   ------------   ------------   ------------   -------------
                                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...................................  $(15,795,085)  $ (9,150,034)  $ (5,786,026)  $  2,806,530   $  19,180,648
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities:
    Depletion, depreciation and amortization..........    12,397,800     11,040,035     13,506,477      5,394,322       7,262,042
    Amortization of bond discount.....................            --             --             --             --         262,472
    Amortization of deferred loan costs...............            --             --             --             --         206,291
    Loss (gain) on sale of marketable securities......        27,414             --       (995,179)      (902,696)        417,180
    Accretion of bond interest........................       (24,400)      (219,478)      (138,040)       (82,229)        (45,606)
    Loss on sale of equipment.........................         5,373             --             --             --           7,042
    Reorganization costs..............................            --             --     21,487,191        914,809       7,311,108
    Gain on derivative contracts......................            --             --             --             --      (3,586,626)
    Changes in assets and liabilities:
      Deposit of restricted cash......................            --             --             --             --     (13,566,895)
      Accounts receivable.............................      (584,097)    (3,085,313)   (15,123,769)       352,469       2,649,245
      Prepaid expenses................................      (499,256)      (239,304)      (851,477)      (433,880)        278,518
      Receivables from affiliates.....................      (157,664)      (752,554)       203,071        226,228        (420,711)
      Accounts payable and accrued liabilities........    11,798,139     14,533,644     12,346,569      3,706,164      (5,572,120)
      Accounts payable subject to renegotiation.......            --             --             --             --      10,119,904
      Pre-petition liabilities subject to
        compromise....................................            --             --     18,043,910     (1,424,676)    (44,242,039)
                                                        ------------   ------------   ------------   ------------   -------------
        Net cash provided by (used in) operating
          activities before reorganization items......     7,168,224     12,126,996     42,692,727     10,557,041     (19,739,547)
                                                        ------------   ------------   ------------   ------------   -------------
Operating cash flows from reorganization items:
  Bankruptcy related professional fees paid...........            --             --     (2,536,788)      (610,710)     (5,819,922)
  Interest earned during bankruptcy...................            --             --        538,841         41,654         945,722
                                                        ------------   ------------   ------------   ------------   -------------
  Net cash used for reorganization items..............            --             --     (1,997,947)      (569,056)     (4,874,200)
                                                        ------------   ------------   ------------   ------------   -------------
        Net cash provided by (used in) operating
          activities..................................     7,168,224     12,126,996     40,694,780      9,987,985     (24,613,747)
                                                        ------------   ------------   ------------   ------------   -------------
Cash flows from investing activities
  Purchase of marketable securities...................            --       (232,268)    (1,118,069)      (630,321)       (159,897)
  Proceeds from sale of marketable securities.........       319,217             --      1,874,245      1,181,904             236
  Additions to oil and natural gas properties.........   (71,992,146)   (13,572,444)   (10,877,657)    (3,609,141)     (3,339,202)
  Purchase of furniture, fixtures and equipment.......      (326,718)       (40,185)       (31,280)       (17,456)       (336,016)
  Proceeds from disposal of equipment.................        73,905          4,059             --             --           6,500
  Proceeds from sales of oil and natural gas
    properties........................................            --      2,262,300        389,971        381,500       2,225,529
  Purchase of restricted cash and bonds...............            --     (3,664,957)      (355,000)      (161,000)       (375,000)
  Proceeds from restricted marketable securities......            --      3,300,000             --             --              --
                                                        ------------   ------------   ------------   ------------   -------------
        Net cash used in investing activities.........   (71,925,742)   (11,943,495)   (10,117,790)    (2,854,514)     (1,977,850)
                                                        ------------   ------------   ------------   ------------   -------------
Cash flows from financing activities:
  Proceeds from long-term debt........................    66,460,000             --             --             --              --
  Proceeds from unit offering.........................            --             --             --             --     113,444,294
  Payments of long-term debt..........................            --       (300,000)      (376,500)      (381,500)   (104,323,500)
  Payments of loan fees...............................    (1,142,550)       (20,927)            --             --      (2,303,149)
  Increase (decrease) in notes payable................      (164,249)       278,613        (24,547)      (287,173)       (251,237)
                                                        ------------   ------------   ------------   ------------   -------------
        Net cash provided by (used in) financing
          activities..................................    65,153,201        (42,314)      (401,047)      (668,673)      6,566,408
                                                        ------------   ------------   ------------   ------------   -------------
Net increase (decrease) in cash and cash
  equivalents.........................................       395,683        141,187     30,175,943      6,464,798     (20,025,189)
Cash and cash equivalents beginning of period.........     2,277,126      2,672,809      2,813,996      2,813,996      32,989,939
                                                        ------------   ------------   ------------   ------------   -------------
Cash and cash equivalents end of period...............  $  2,672,809   $  2,813,996   $ 32,989,939   $  9,278,794   $  12,964,750
                                                        ============   ============   ============   ============   =============
Supplemental disclosures of cash flow information
  Interest paid during the period.....................  $  4,684,493   $  7,100,562   $  4,039,520   $  2,739,520   $  19,182,654
Non cash transactions:
  Accrued interest added to debt......................            --      3,600,000             --             --              --
  Transfer of long-term debt to pre-petition
    liabilities subject to compromise.................            --             --    104,700,000    104,700,000              --
  Discount on unit offering...........................            --             --             --             --     (24,750,000)
  Issuance of Class B common stock....................            --             --             --             --      11,000,000
  Transfer of oil and natural gas properties
    to affiliate......................................            --             --             --             --       1,097,611
  Reorganization costs accrued in accounts payable and
    accrued liabilities...............................            --             --      1,914,753             --              --
  Reorganization costs accrued in pre-petition
    liabilities subject to compromise.................            --             --     17,794,272             --              --

          See accompanying notes to consolidated financial statements.

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION

  Basis of Presentation

     Tri-Union Development Corporation ("New TDC") (formerly Tribo Petroleum Corporation ("Tribo")) was incorporated in the state of Texas in September, 1992. New TDC and its subsidiaries ("the Company") is an independent oil and natural gas company engaged in the acquisition, operation and development of oil and natural gas properties primarily in areas of Texas and Louisiana, offshore in the shallow waters of the Gulf of Mexico, and in the Sacramento Basin of northern California.

     The consolidated financial statements include the accounts of New TDC and its wholly-owned subsidiary Tri-Union Development Corporation ("TDC"), which was incorporated in the state of Texas in November, 1967, and TDC's wholly-owned subsidiary Tri-Union Operating Company ("TOC"), which was incorporated in the state of Delaware in November, 1974. New TDC purchased TDC and its subsidiary TOC in 1996 in a purchase transaction with an unrelated entity. All significant intercompany accounts and transactions have been eliminated in consolidation. In July 2001, New TDC and TDC merged and the surviving corporation was New TDC.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Interim Presentation

     The accompanying unaudited consolidated interim financial statements and disclosures for the six months ended June 30, 2000 and 2001, have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America and, in the opinion of management, reflect all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation in all material respects of the results for the interim periods. The interim unaudited financial statements for the six months ended June 30, 2000 and 2001 should be read in conjunction with the Company's annual consolidated financial statements for the years ended December 31, 1999 and 2000. The results of operations for the six months ended June 30, 2001 are not necessarily indicative of results to be expected for the full year.

  Use of Estimates

     The accompanying financial statements are prepared in conformity with accounting principles generally accepted in the United States of America which require management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant assumptions are required in the valuation of proved oil and natural gas reserves, which as described herein may affect the amount at which oil and natural gas properties are recorded. Actual results could differ from these estimates.

  Restricted Cash and Bonds

     The Company had restricted cash balances at December 31, 1999 and 2000 of $340,957 and $372,697, respectively. These restricted cash balances are pledged for regulatory operating deposits and performance bonds.

     In addition, the Company has zero coupon U.S. Treasury Bonds with a 2019 maturity value of $12,250,000, held in trust and pledged to the Minerals Management Service ("MMS") for the plugging and abandonment of certain wells and the decommissioning of offshore platforms. At

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

December 31, 1999 and 2000, these bonds had a carrying value of $3,840,550 and $4,301,948, respectively.

  Marketable Securities

     The Company's marketable securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. Trading securities are recorded at fair value on the balance sheet as current assets, with the change in fair value during the period included in earnings.

     Marketable securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and recorded at amortized cost. Marketable securities not classified as either held-to-maturity or trading securities are classified as available-for-sale securities. Available-for-sale securities are recorded at fair value in the accompanying balance sheet, with the change in fair value during the period excluded from earnings and recorded net of tax as a component of other comprehensive income.

  Oil and Natural Gas Interests

     The Company follows the full cost method of accounting for oil and natural gas property acquisition, exploration and development activities. Under this method, all productive and nonproductive costs incurred in connection with the acquisition of, exploration for and development of oil and natural gas reserves for each cost center are capitalized. Capitalized costs include lease acquisitions, geological and geophysical work, delay rentals and the costs of drilling, completing and equipping oil and natural gas wells. Gains or losses are recognized only upon sales or dispositions of significant amounts of oil and natural gas reserves. Proceeds from all other sales or dispositions are treated as reductions to capitalized costs.

     Internal costs, including salaries, benefits and other internal salary related costs, which can be directly identified with acquisition, exploration or development activities are capitalized while any costs related to production, general corporate overhead, or similar activities are charged to expense. Geological and geophysical costs not directly associated with a specific unevaluated property are included in the amortization base as incurred. Capitalized internal costs directly identified with the Company's acquisition, exploration and development activities amounted to approximately $680,000, $764,000 and $767,000 in 1998, 1999 and 2000, respectively. Internal costs included in capitalized oil and gas properties amounted to approximately $1,444,000 and $2,211,000 at December 31, 1999 and 2000, respectively.

     The capitalized costs of oil and natural gas properties, plus estimated future development costs relating to proved reserves and estimated costs of plugging and abandonment, net of estimated salvage value, are amortized on the unit-of-production method based on total proved reserves. The computation of depreciation, depletion and amortization ("DD&A") takes into consideration restoration, dismantlement and abandonment costs and the anticipated proceeds from equipment salvage. The estimated restoration, dismantlement and abandonment costs for onshore properties are expected to be offset by the estimated salvage value of lease and well equipment. The Company has recorded an offshore abandonment liability of $2,675,000 as of December 31, 2000 based in total expected abandonment costs of $14,627,000. This liability is included in accumulated DD&A on the consolidated balance sheets. For the years ended December 31, 1998, 1999, and 2000, the Company recorded accretion of its offshore abandonment liability of $687,000, $905,000, and $1,083,000, respectively. This accretion is recorded as a component of DD&A expense in the consolidated statements of operations. (See Note 12).

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The costs of unproved properties are excluded from amortization until the properties are evaluated, subject to an annual assessment of whether impairment has occurred. In determining whether impairment of unevaluated properties has occurred, management evaluates, among other factors, current oil and natural gas industry conditions, capital availability, primary lease terms of the properties, holding periods of the properties, and available geological and geophysical data. Any impairment assessed is added to the costs being amortized. Costs of drilling exploratory dry holes are included in the amortization base immediately upon determination that a well is dry. At December 31, 2000, all of the Company's oil and gas properties were classified as evaluated and are included in the amortization base. The Company's proved oil and natural gas reserves were estimated by an independent petroleum engineering firm.

     The capitalized oil and natural gas property costs, less accumulated depreciation, depletion and amortization and related deferred income taxes, if any, are generally limited to an amount (the ceiling limitation) equal to the sum of (a) the present value of estimated future net revenues computed by applying current prices in effect as of the balance sheet date (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil and natural gas reserves, less estimated future expenditures (based on current costs) to be incurred in developing and producing the reserves using a discount factor of 10% and assuming continuation of existing economic conditions; and (b) the cost of investments in unevaluated properties excluded from the costs being amortized. No ceiling writedown was recorded in 1998, 1999 or 2000.

     General and administrative expenses are reported net of amounts allocated to working interest owners of the oil and natural gas properties operated by Tribo, net of amounts charged for administrative and overhead costs and net of amounts capitalized pursuant to the full cost method of accounting.

  Furniture, Fixtures and Equipment

     Furniture, fixtures and equipment are carried at cost. Depreciation is provided on the straight-line basis using estimated useful lives of five to ten years. At the time of a retirement or sale, the related cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is recorded to income. Maintenance and repairs are charged to expense as incurred. Renewals, betterments and expenditures which increase the value of the property or extend its useful life, are capitalized.

  Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Financial Instruments and Concentration of Credit Risk

     Financial instruments that subject the Company to credit risk consist of accounts receivable. The receivables are primarily from companies in the oil and natural gas industry or from individual oil and

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

natural gas investors. During 1998, 1999 and 2000, the Company had revenues from certain customers exceeding 10% of total revenues as follows:

                                                     1998   1999   2000
                                                     ----   ----   ----
Customer A.........................................   13%    35%    31%
Customer B.........................................   12%    18%    16%
Customer C.........................................   22%    11%    --
Customer D.........................................   --     --     11%

     In the case of receivables from joint interest owners, the Company may have the ability to offset amounts due against the participant's share of production from the related property.

     The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. The fair value of these instruments approximates their carrying value at December 31, 1999 and 2000.

  Income Taxes

     The Company accounts for income taxes using the "liability method." Accordingly, deferred tax liabilities or assets are determined based on temporary differences between the financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

  Environmental Matters

     Environmental costs are expensed or capitalized depending on their future economic benefit. Costs that relate to an existing condition caused by past operations and have no future economic benefit are expensed. Liabilities for future expenditures of a noncapital nature are recorded when future environmental expenditures and/or remediation is deemed probable, and the costs can be reasonably estimated. Costs of future expenditures for environmental remediation obligations are not discounted to their present value.

  Derivative Transactions

     The Company sometimes enters into fixed-price physical delivery contracts and commodity price swap derivatives to manage price risk with regard to a portion of its natural gas and crude oil production. The Company recognizes revenues under fixed-price physical delivery contracts as the gas is sold. Prior to January 1, 2001, the Company followed the guidance in Statement of Financial Accounting Standards No. 80 ("SFAS No. 80"), "Accounting for Futures Contracts", in accounting for its commodity price swap derivative contracts. Under SFAS No. 80, commodity price swap derivative contracts were accounted for using the hedge method of accounting. Under this method, realized gains and losses on qualifying hedges were recognized in oil and gas revenues when the associated production occurred and the resulting cash flows were reported as cash flows from operations. These swap contracts were designated as hedges and changes in their fair value correlated with changes in the price of anticipated future production such that the Company's exposure to the effects of commodity price changes was reduced. If a contract does not qualify as a hedge, any changes in its fair value are recorded currently.

     Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging
Activities -- Deferral of the Effective Date of FASB No. 133",

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" was effective for the Company as of January 1, 2001. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities measured at fair value. The accounting for changes in the fair value of a derivative depends on the use of the derivative. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The adoption of these new accounting standards had no impact on the Company's financial statements because the Company had no derivatives at January 1, 2001.

  Earnings (Loss) Per Share

     Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity. The Company had no potentially dilutive securities for the years ended December 31, 1998, 1999 or 2000.

  Comprehensive Income

     The Company has elected to report comprehensive income in a consolidated statement of comprehensive income. Comprehensive income is comprised of net income and all changes to stockholders' equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders, and is presented net of income taxes.

  Reclassifications

     Certain reclassifications have been made to the 1998 and 1999 balances to conform to the 2000 presentation.

  Recently Issued Accounting Pronouncements

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 outlines the basic criteria that must be met to recognize revenue, and provides guidance for disclosure related to revenue recognition policies. In June 2000, the SEC issued SAB 101B, that delayed the implementation date of SAB 101 until the quarter ended December 31, 2000, with retroactive application to the beginning of the Company's fiscal year. The adoption of SAB 101 did not have a material impact on the Company's financial position or results of operations.

     In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- An Interpretation of APB No. 25 ("FIN 44"). FIN 44 clarified the application of Opinion No. 25 for certain issues, including: a) the definition of employee for purposes of applying Opinion No. 25; b) the criteria for determining whether a plan qualifies as a non-compensatory plan; c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award; and d) the accounting for an exchange of stock compensation awards in a business combination. In general, FIN 44 is effective July 1, 2000. The adoption of FIN 44 did not have a material impact on the Company's financial position or results of operations.

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations ("SFAS 141"), and Statement No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141. SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142. Currently, the Company is assessing but has not yet determined how the adoption of SFAS 141 and SFAS 142 will impact its financial position and results of operations.

NOTE 3 -- BANKRUPTCY

     In October, 1997, the Company obtained a short-term bank loan of $105 million (the "Acquisition Facility") to finance the purchase of certain oil and gas properties. During 1997 and through May 1998, the Company drew approximately $35 million and $69 million, respectively, against the Acquisition Facility. In August, 1998 before the Company was able to refinance the Acquisition Facility with term debt, commodity prices began falling, with oil prices ultimately reaching a twelve-year low in December of that year. The resultant negative effect on the Company's cash flow from the deterioration of commodity prices, coupled with the required amortization payments on the Acquisition Facility, severely restricted the amount of capital the Company was able to dedicate to development drilling. Consequently, the Company's oil and natural gas production declined which further exacerbated its liquidity problem.

     During February 2000, due to the Company's default under the terms of the Acquisition Facility, the bank demanded payment of all principle and interest. On March 14, 2000, TDC (the "Debtor") sought protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division ("Bankruptcy Court").

     Under Chapter 11, certain claims against the Debtor in existence prior to the filing of the petition are stayed while the Debtor continues business operations as debtor-in-possession. These claims are reflected in the December 31, 2000 balance sheet as "liabilities subject to compromise." Additional claims (liabilities subject to compromise) may arise subsequent to the bankruptcy filing date resulting from rejection of executory contracts by the Bankruptcy Court (or agreed to by parties in interest). Claims secured against the Debtor's assets are also stayed, although the holders of such claims have the right to move the court for relief from the stay.

     All payments made from TDC to TOC, TPC or any related party are required to be approved by the Bankruptcy Court.

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Reorganization Costs -- As a result of TDC filing for protection under Chapter 11 of the U.S. Bankruptcy Code, the Company incurred certain reorganization costs totaling $21,487,191 during the year ended December 2000 which include the following:

          Amended Rejection of fixed-price physical delivery contract -- The bankruptcy court approved a motion to reject a fixed-price physical delivery contract. A claim has been filed by the damaged party resulting in a liability of $17,059,272 (see Note 9).

          Professional fees and other -- The Company was required to hire certain legal and accounting professionals to help the Company in its bankruptcy proceedings. The Company has estimated these fees to be $3,611,760 through December 31, 2000. During the year ended December 31, 2000, the Company paid $1,692,007 of these professional fees.


          Retention costs -- In an effort to maintain certain key employees through the bankruptcy period, the Company obtained approval from the creditors committee and the bankruptcy court to set aside approximately $855,000 to pay employees on the earlier of (a) the closing date of a sale of all or substantially all of the Company's assets, (b) the date an employee was released because his/her services were no longer required, (c) the date a reorganization plan was confirmed which proposed payment of the bank debt, (d) the date of a change of control of the Company, as defined, or (e) September 1, 2001.


          Interest -- The Company earned interest income of $538,841 from March 14, 2000 through December 31, 2000.

     These reorganization costs were accrued on the accompanying consolidated balance sheet as of December 31, 2000, as follows:

                                                            PRE-PETITION    ACCOUNTS
                                                            LIABILITIES      PAYABLE
                                                             SUBJECT TO    AND ACCRUED
                                                             COMPROMISE     EXPENSES
                                                            ------------   -----------
Cancellation of fixed-price physical delivery contract....  $17,059,272    $       --
Professional fees and other...............................      860,000     1,059,753
Retention.................................................           --       855,000

     The plan of reorganization also required the Company to pay additional bank charges and interest of $7.7 million of which $4.0 million was accrued for the three months ended March 31, 2001, and $3.7 million was accrued for the period from April 1, 2001 to June 18, 2001, and additional professional fees of $4.0 million. The additional professional fees were reduced by $3.3 million upon completion of the proposed offering as a condition of the settlement of the Company's counterclaim against the bank. These costs were expensed in June 2001 when the Company emerged from bankruptcy.

     During the six month period ended June 30, 2001, the Company incurred additional reorganization costs totalling $7,311,108, which comprised:

                                                                AMOUNT
                                                              ----------
Professional fees...........................................  $3,727,279
Interest....................................................   1,700,839
Forgiveness of indebtedness with and transfers of oil and
  gas properties to related parties (see Note 14(d))........   1,882,990
                                                              ----------
          Total.............................................  $7,311,108
                                                              ==========

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4 -- ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The activity of the allowance for doubtful accounts for the year ended December 31, was as follows:

                                                     1998        1999       2000
                                                   ---------   --------   ---------
Balance, beginning of year.......................  $ 310,071   $695,791   $ 867,864
  Additions (Recoveries).........................    629,612    225,739    (498,436)
  Write offs.....................................   (243,892)   (53,666)    (17,923)
                                                   ---------   --------   ---------
Balance, end of year.............................  $ 695,791   $867,864   $ 351,505
                                                   =========   ========   =========

NOTE 5 -- MARKETABLE SECURITIES

     Securities classified as available-for-sale at December 31, were as follows:

                                                1999                  2000
                                         -------------------   -------------------
                                          MARKET                MARKET
                                          VALUE       COST      VALUE       COST
                                         --------   --------   --------   --------
Classified as available-for-sale:
  Common stock.........................  $172,500   $140,721   $     --   $     --
  Common stock warrants................    62,500     91,547         --         --
                                         --------   --------   --------   --------
          Total classified as
            available-for-sale.........  $235,000   $232,268   $     --   $     --
                                         ========   ========   ========   ========

     At December 31, 1999, unrealized gains and losses from available-for-sale securities were $31,779, and $29,047, respectively. The net unrealized gains at December 31, 1999, was $2,732, resulting in net of tax charges of $1,803, recorded to Other Comprehensive Income. The Company held no available-for-sale securities during 2000.

     Proceeds, realized gains, and realized losses from the sales of securities classified as available-for-sale for the year ended December 31, 1998 were $319,217, $35,736, and $63,150, respectively. For the year ended December 31, 1999, the Company did not sell any available-for-sale securities. For the purposes of determining realized gains and losses, the cost of securities sold was based on specific identification.

     During 2000, the Company began to buy and sell marketable equity securities to take advantage of favorable market conditions. Accordingly, all available-for-sale securities were recategorized to trading securities.

                                                1999                  2000
                                         -------------------   -------------------
                                          MARKET                MARKET
                                          VALUE       COST      VALUE       COST
                                         --------   --------   --------   --------
Classified as trading securities -- all
  common stock.........................  $     --   $     --   $472,248   $308,850

     During 2000, gross gains and gross losses included in results of operations that resulted from transfers of securities from the available-for-sale category into the trading category were $510,670 and $42,688, respectively. No such transfers occurred in 1999 or 1998. All of these securities were sold in 2000.

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Proceeds, realized gains, realized losses, unrealized gains, and unrealized losses related to securities classified as trading securities for the year ended December 31, 2000 were $1,874,245, $879,458, $47,676, $230,429 and $67,031, respectively. Realized and unrealized gains and losses on such securities are reflected as gain (loss) on marketable securities in the accompanying statements of operations. For the purposes of determining realized gains and losses, the cost of securities sold was based on specific identification. The Company held no securities classified as trading securities during 1998 or 1999.

NOTE 6 -- RELATED PARTY TRANSACTIONS

     Balances owed by/(to) affiliated companies comprised the following at December 31:

                                                                 1999        2000
                                                              ----------   ---------
Receivable:
  Atasca Resources, Inc.....................................  $  558,716   $ 408,632
  Sole Shareholder and Chief Executive Officer..............     339,962     625,199
  Other Affiliates..........................................     477,678     553,304
Payable:
  Atasca Resources, Inc.....................................    (146,380)   (537,119)
  Other Affiliates..........................................     (37,039)    (60,150)
                                                              ----------   ---------
Receivable from affiliates, net.............................  $1,192,937   $ 989,866
                                                              ==========   =========

     Atasca Resources, Inc. and the Other Affiliates referred to above, are all owned by the Company's sole shareholder and chief executive officer. With the Company's issuance of class A and B common stock on June 18, 2001 (see note 14), the sole shareholder's shareholdings were effectively reduced to 55%.

     The net amounts receivable from affiliates are recorded in the accompanying consolidated balance sheets as Receivables from Affiliates. The amounts due to or from affiliates have no established repayment terms and no interest is charged.

     The receivables and payables with Atasca Resources, Inc. primarily relate to: cash advances, transfers, reimbursement of corporate expenses, oil and gas sales, production expenses, and related activities. In addition, Atasca Resources, Inc. paid the Company a management fee of $118,929, $55,000, and $60,000 in 1998, 1999, and 2000, respectively.

     The receivable from the Company's sole shareholder and chief executive officer principally relates to cash and travel advances and other business expenses.

     The receivables from other affiliates of the Company are primarily for cash advances.

     The Company earned revenues and incurred production expenses through Atasca Resources, Inc. for the years ended December 31, as follows:

                                                       1998       1999       2000
                                                     --------   --------   --------
Oil sales..........................................  $380,257   $321,747   $473,072
Natural gas sales..................................   446,502    131,736    112,620
Production expenses................................   675,605    381,995    237,807

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 7 -- OIL AND NATURAL GAS PROPERTIES

     The following table sets forth information concerning the Company's oil and natural gas properties at December 31:

                                                            1999           2000
                                                        ------------   ------------
Costs of oil and natural gas properties, all
  evaluated...........................................  $115,690,605   $126,178,261
Accumulation, depreciation, depletion and
  amortization........................................   (26,050,164)   (39,045,538)
                                                        ------------   ------------
                                                        $ 89,640,441   $ 87,132,723
                                                        ============   ============

     At December 31, 2000, all of the Company's oil and gas properties were evaluated and, accordingly, were included in the amortization base.

NOTE 8 -- NOTE PAYABLE -- IN DEFAULT

     The note payable as of December 31, 2000 is included in pre-petition liabilities subject to compromise in the accompanying consolidated balance sheet.

     The note payable balance at December 31, 1999 and 2000 of $104,700,000 and $104,323,500, respectively, resulted from a $105,000,000 acquisition facility with a bank dated October 15, 1997. The borrowings available under the acquisition facility were to be redetermined after December 31 and June 30 of each year based upon the Company's proven reserves of oil and natural gas. Interest accrued at prime plus 4%, payable at 90 day intervals.

     The acquisition facility was collateralized by deeds of trust, mortgages, assignments of oil and natural gas production, security agreements and financing statements on substantially all of the real and personal property of the Company. Additional collateral includes the assignment of the common stock of the Company and the personal guarantee of the Company's stockholder.

     In February 2000, due to the Company's violations of the terms of the acquisition facility, the bank demanded payment of the note and all accrued interest. On March 14, 2000 TDC filed for protection under Chapter 11 of the United States Bankruptcy Code (see Note 3).

     Beginning March 14, 2000, the Company accrued interest at 12% per annum, which is different from the stated rate of prime plus 4% (12.5% at December 31, 2000). Because of their adversarial relationship with the bank, the Company was unable to obtain sufficient information from the bank regarding the rates charged on the outstanding balance of the loan. The 12% rate accrued by the Company through December 31, 2000 was consistent with rates the Company had been charged by the bank prior to the bankruptcy. The actual rate charged by the bank from March 14, 2000 through the date of the Company's emergence from bankruptcy in June 2001 could not be determined by the Company; however, the final amount paid to the bank differed only $100,000 from the Company's estimate.

NOTE 9 -- DERIVATIVE TRANSACTIONS

     The Company may use derivative instruments to manage exposures to commodity prices. The Company's objectives for holding derivatives are to minimize the risks using the most effective methods to eliminate or reduce the impacts of this exposure.

     In April 1999, the Company entered into a thirty-two month fixed-price physical delivery contract with Aquila Energy Marketing Corporation ("Aquila") that obligated the Company to deliver specified volumes of natural gas to Aquila at a certain price. For the years 1999, 2000, and 2001, the

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Company agreed to deliver approximately 1,525,000 Mbtu, 3,098,000 Mbtu, and 2,894,000 Mbtu, respectively, with prices ranging from $2.353/Mcf to $2.697/Mcf.

     With the authorization of the bankruptcy court, the Company rejected this fixed-price physical delivery contract effective December 20, 2000. Aquila filed a claim against the Company for damages relating to the cancellation of the contract for $17,559,272. The claim has been accrued by the Company and is included in pre-petition "liabilities subject to compromise" in the accompanying consolidated balance sheet as of December 31, 2000.

     In June, 2001 the Company entered into three commodity swap derivative contracts as a condition of the issuance of the Notes described in Note 14(f). Under the terms of the Notes, the Company must use these contracts to mitigate the volatility of the commodity prices to ensure that the Company has sufficient cash flows to service the Notes. These commodity swap derivative contracts are designated as cash flow hedges. The contracts do not qualify for hedge accounting under FAS No. 133, therefore, the Company recorded these contracts at their estimated fair values, and included the changes in their fair value in the statement of operations.

     As of June 30, 2001 the Company had three outstanding commodity price swap agreements. The following table sets forth the volumes and hedge prices of the contracts:

                                     CONTRACT 1                 CONTRACT 2                 CONTRACT 3
                              ------------------------   ------------------------   ------------------------
                                     CRUDE OIL                 NATURAL GAS                NATURAL GAS
                              ------------------------   ------------------------   ------------------------
DATE                          VOLUME/DAY   HEDGE PRICE   VOLUME/DAY   HEDGE PRICE   VOLUME/DAY   HEDGE PRICE
----                          ----------   -----------   ----------   -----------   ----------   -----------
July 1 - December 31,
  2001......................   2.5 Mbbl    $25.30/bbl    10.7 MMcf     $3.96/mcf     7.3 MMcf     $4.62/mcf
January 1 - June 30, 2002...   2.2 Mbbl     25.30/bbl     6.7 MMcf      3.96/mcf     4.3 MMcf      4.62/mcf
July 1 - December 31,
  2002......................   2.2 Mbbl     25.30/bbl     6.7 MMcf      3.96/mcf     4.3 MMcf      4.36/mcf
January 1 - June 30, 2003...   1.9 Mbbl     25.30/bbl     7.7 MMcf      3.96/mcf     3.4 MMcf      4.36/mcf

     The contracts call for the Company to receive or make payments based upon the differential between the hedge prices and the market prices, as defined in the contracts, for the notional quantities. The estimated fair value of these contracts at June 30, 2001 of $3,586,626 is included in the accompanying balance sheet as a current asset of $1,649,326 and as a non-current asset of $1,937,300. The unrealized gain of $3,586,626 is included in the accompanying statement of operations as "Gain on Derivative Contracts".

     The Company is exposed to credit risk in the event of nonperformance by the counterparty in the commodity price swap contracts; however, the Company does not anticipate nonperformance by the counterparty.

NOTE 10 -- ACQUISITION OF OIL AND NATURAL GAS PROPERTIES

     On March 31, 1998, the Company purchased certain oil and gas properties from Apache for approximately $63,000,000. The acquisition was accounted for using the purchase method of accounting, and accordingly, the purchase price was allocated to the oil and gas properties acquired based on estimated fair values at the date of acquisition. In this transaction, the Company acquired only oil and gas properties from Apache and assumed no liabilities. The operating results of the assets acquired have been included in the accompanying consolidated statement of loss and comprehensive loss beginning March 31, 1998. The unaudited pro forma information for the year ended December 31, 1998 shown below assumes that the acquisition occurred on January 1, 1998.

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

This information is not necessarily reflective of the results of operations which would have been obtained had the acquisition occurred at an earlier date nor is it reflective of future operating results.

                                                           AMOUNT
                                                        ------------
                                                        (UNAUDITED)
Revenues.............................................   $ 31,439,436
                                                        ============
Net loss.............................................   $(14,951,999)
                                                        ============
Loss per common share................................   $     (62.74)
                                                        ============

NOTE 11 -- INCOME TAXES

     The provision for income taxes for the years ended December 31, consisted of the following:

                                                         1998      1999      2000
                                                        -------   -------   -------
Current...............................................  $    --   $    --   $79,000
Deferred..............................................       --        --        --
                                                        -------   -------   -------
                                                        $    --   $    --   $79,000
                                                        =======   =======   =======

     Deferred income taxes result from differences between the bases of assets and liabilities as measured for income tax and financial reporting purposes. The significant components of deferred tax assets and liabilities as of December 31, were as follows:

                                                             1999           2000
                                                         ------------   ------------
Deferred Tax Assets:
  Net operating loss carryforwards.....................  $ 14,349,400   $ 16,273,000
  Contract loss accrual................................            --      5,661,000
  Oil and natural gas properties and other equipment...       336,669             --
  Accrued expenses -- other............................            --        632,000
  Plugging and abandonment costs.......................       255,000             --
  Other................................................            --         41,000
                                                         ------------   ------------
          Total........................................    14,941,069     22,607,000
                                                         ------------   ------------
Deferred Tax Liabilities:
  Oil and natural gas properties and other equipment...            --     (6,402,000)
  Unrealized securities gains..........................          (929)            --
                                                         ------------   ------------
          Total........................................          (929)    (6,402,000)
                                                         ------------   ------------
Valuation Allowance....................................   (14,940,140)   (16,205,000)
                                                         ------------   ------------
Net deferred tax asset.................................  $         --   $         --
                                                         ============   ============

     The Company recorded a valuation allowance at December 31, 1999 and 2000 equal to the excess of deferred tax assets over deferred tax liabilities as management is unable to determine that these tax benefits are more likely than not to be realized.

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following reconciles statutory federal income tax with the provision for income tax for the years ended December 31:

                                                 1998          1999          2000
                                              -----------   -----------   -----------
Income tax benefit at statutory rate........  $(5,370,300)  $(3,111,000)  $(1,940,000)
Alternative minimum tax.....................           --            --        79,000
Non-deductible expenses.....................       13,400        71,200         2,000
Increase in valuation allowance.............    5,356,900     3,039,800     1,938,000
                                              -----------   -----------   -----------
Provision for income taxes..................  $        --   $        --   $    79,000
                                              ===========   ===========   ===========

     At December 31, 2000, the Company had net operating loss carryforwards for income tax reporting purposes of approximately $48,000,000 which will expire during the years 2001 through 2019. The Internal Revenue Code significantly limits the amount of acquired net operating loss carryforwards that are available to offset future taxable income when a change of ownership occurs. As of December 31, 2000, the Company has approximately $7,800,000 of its net operating losses that are subject to such limitations, of which, the Company can utilize $658,000 per year.

     As of December 31, 2000, the Company's net operating losses expire as follows:

YEAR                                                       AMOUNT
----                                                     -----------
2001..................................................   $ 2,697,685
2007..................................................     1,661,522
2008..................................................       264,780
2009..................................................     1,726,300
2010..................................................     1,455,967
2012..................................................     2,207,196
2018..................................................    18,136,659
2019..................................................    19,710,242
                                                         -----------
                                                         $47,860,351
                                                         ===========

     Retained earnings as of January 1, 1998 have been restated from previously issued financial statements due to an increase in the Company's valuation allowance of $590,742 against the deferred tax asset.

NOTE 12 -- COMMITMENTS AND CONTINGENCIES

  Lease commitments

     The Company has non-cancelable operating leases covering certain equipment and buildings. The following is a schedule of future minimum lease payments as of December 31, 2000:

YEARS ENDING DECEMBER 31,                                   AMOUNT
-------------------------                                 ----------
2001...................................................   $1,064,091
2002...................................................      227,182
2003...................................................        5,080
                                                          ----------
                                                          $1,296,353
                                                          ==========

     Rent expense incurred under operating leases amounted to $836,140, $2,637,376 and $3,390,383 for the years ended December 31, 1998, 1999 and 2000, respectively.

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Lawsuits

     The Company is the defendant in several lawsuits filed by companies for breach of contract with claims and joint interest disputes totaling approximately $9,285,000. The Company has accrued such amount which is included in pre-petition liabilities subject to compromise in the accompanying balance sheet as of December 31, 2000.

     The Company is a defendant in various lawsuits arising from normal business activities. Management has reviewed pending litigation with legal counsel and believes that these actions are without merit or that the ultimate liability, if any, resulting from them will not materially affect the Company's financial position.

  Regulatory and environmental contingencies

     During 2000, the Company reached a settlement with the MMS resolving a civil enforcement action related to non-environmental infractions of platform construction brought against the Company in August 2000 by the MMS. The Company agreed to pay civil penalties of $506,600 with $25,325 to be paid out initially, and the remaining $481,175 to be paid out in quarterly installments over a two-year period. The settlement between the MMS and the Company was not an admission of liability by the Company with respect to the violations alleged by the MMS.

     The Company, as an owner and operator of oil and natural gas properties, is subject to various federal, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under an oil and natural gas lease for the cost of pollution clean-up resulting from operations and subject the lessee to liability for pollution damages. The Company maintains insurance coverage, which it believes, is customary in the industry, although it is not fully insured against all environmental risks.

     The Company is not aware of any environmental claims existing as of December 31, 2000 which would have a material impact on its financial position or results of operations. There can be no assurance however, that current regulatory requirements will not change, or past non-compliance with environmental laws will not be discovered on the Company's properties.

  Other

     As of December 31, 2000, the Company expects the future cost of restoration, dismantlement and abandonment of certain offshore wells and the decommissioning of offshore platforms to be approximately $14,627,000. In connection therewith, the Company has provided zero coupon U.S. Treasury Bonds with a 2019 maturity value of $12,250,000 to be held in trust and pledged to the MMS for a portion of such estimated costs. At December 31, 1999 and 2000, these bonds had a carrying value of $3,840,550 and $4,301,948, respectively.

NOTE 13 -- CAPITAL STOCK

     Effective June 15, 2001, the Company was authorized to issue two classes of common stock, class A and class B. The holders of the common stock are entitled to one vote for each share on all matters voted upon by shareholders, including the election of directors. Such holders are not entitled to vote cumulatively for the election of directors. Holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the rights of holders of class B common stock described below.

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Holders of class A and class B common stock are together entitled to participate pro rata in such dividends as may be declared in the discretion of the board of directors out of funds legally available therefore. Holders of class A and class B common stock together are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential rights. Holders of common stock have no preemptive rights to purchase shares of stock of the Company. Shares of common stock are not subject to any redemption provisions and are not convertible into any other securities of the Company, except that each share of class B common stock is convertible into one share of class A common stock under certain circumstances.

  Special Rights of Class B Common Stock

     In addition to the rights of the holders of common stock set forth above, the holders of a majority of the class B common stock, voting together as a single class, are entitled to designate one person to serve as a non-voting advisory observer to the Company's board of directors, and further, at any time, to cause the Company to increase the size of its board of directors and to immediately elect to the board of directors a number of directors (having full voting power) nominated by a majority of the holders of the class B common stock sufficient to constitute a majority of the board of directors. Until there are no outstanding shares of class B common stock, the board of directors may not consist of more than seven directors other than those nominated by the holders of the class B common stock in accordance with the foregoing. Only the holders of the class B common stock may remove the directors that such holders are entitled to designate.

     In addition to any vote required by law, all matters submitted to a vote of the Company's shareholders will require the approval of the holders of a majority of the issued and outstanding shares of class B common stock, voting separately as a single class. In addition, any amendment to the Company's Bylaws will require the approval of the holders of the majority of the issued and outstanding shares of class B common stock.

NOTE 14 -- SUBSEQUENT EVENTS

     (a) During March, 2001, the Company entered into a lease agreement with a related party, which is owned and controlled by the Company's chief executive officer, for the lease of its current office facilities. The lease is on a month to month basis and requires the Company to pay the related party $26,000 per month.

     (b) On June 5, 2001, the Company sold certain oil and natural gas property for $2.2 million.

     (c) On May 23, 2001, TDC's plan of reorganization was confirmed by the bankruptcy court, pending the completion of the proposed securities offering. In accordance with this plan, the Company paid all pre-petition liabilities in full. In addition, the Company paid interest at 6% per annum for all unsecured pre-petition liabilities subject to compromise, and interest at prime plus 2% (11.5% at December 31, 2000) on the liability relating to the cancellation of a fixed-price physical delivery contract. In finalizing the plan, TDC's largest creditor agreed to a $3,300,000 reduction in its professional fees related to TDC's bankruptcy filing and a transfer of certain oil and gas properties to the Company's the sole shareholder and chief executive officer (see 14(d) below), in return for settlement of a lawsuit filed against the creditor by Tribo, TDC, and Tribo's then sole shareholder and chief executive officer. The $3,300,000 reduction in the creditor's professional fees was accounted for as a decrease in the Company's reorganization costs.

     (d) As a condition of TDC's plan of reorganization, on May 25, 2001, the Company agreed to transfer all of the oil and natural gas properties in Texas that were owned by Tribo Petroleum Corporation with a net book value at December 31, 2000 of approximately $1,098,000 to its affiliate,

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Atasca Resources, Inc., a company owned by the Company's then sole shareholder and chief executive officer, at their net book value. Revenues from these properties totaled $1,142,932, $895,644, $1,777,649, $879,943, and $527,047 for
the years ended December 31, 1998, 1999 and 2000, and the six months ended June 30, 2000 and 2001, respectively. In connection with this transaction, all balances owing to and from the Company by its affiliates on May 25, 2001 were forgiven. These balances aggregated to a net receivable from the affiliates of $1,883,000. As a consequence of these transactions, the Company recorded a one-time reorganization expense of approximately $1,883,000 in the second quarter of 2001.


     (e) On June 13, 2001, the Company increased its authorized share capital to 445,000 shares of class A common stock and 65,000 shares of class B common stock. The Company also effected a 238.333:1 stock split of its class A common stock. The consolidated financial statements give retroactive effect to the stock split for all periods presented. In connection with the stock split, the par value of the class A common stock decreased from $1.00 to $0.01 per share. The par value of the class B common stock is $0.01. The class B common stock is convertible into class A common stock upon the occurrence of certain events, as defined.


     (f) On June 18, 2001, the Company completed a unit offering of (1) $130 Million of 12.5% senior secured notes due 2006 ("Notes") and (2) 130,000 shares of class A common stock of Tribo. Each unit consisted of a Note in the principal amount of $1,000 and one share of class A common stock. The Notes are guaranteed by TDC.

  Notes

     The Notes mature on June 1, 2006 and require amortization payments of the greater of $20 million and 15.3% as of June 1, 2002 and 2003 and an amortization payment of the greater of $15 million and 11.5% as of June 1, 2004. Interest is payable semi-annually on June 1 and December 1 of each year.


     The Notes were issued at a 5.5% discount from their face amount resulting in an aggregate discount of $7,150,000 that is being amortized as additional interest expense over the term of the Notes. The 5.5% discount, together with value of the class A common stock issued in the offering which was also accounted for as bond discount, the allocated value of the class B common stock, and other offering costs aggregating a total of $44,241,000 (see below), make the effective interest rate on the Notes 21.7%.


     At any time prior to June 1, 2003, New TDC may redeem in the aggregate up to 30% of the then outstanding aggregate principal amount of the Notes with the Net Cash Proceeds of one or more equity offerings at a redemption price of 112.5% of the Notes, together with accrued and unpaid interest to the redemption date.

  Class A Common Stock


     The Company issued 130,000 shares of class A common stock with an estimated fair value of $17.6 million. This amount was allocated to the value of the class A common stock from the total proceeds received by the Company in the unit offering, thereby creating an additional bond discount which is being amortized to interest expense over the life of the bonds using the effective interest method.

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Class B Common Stock

     In conjunction with the offering, the Company issued 65,000 shares of class B common stock to the initial purchaser of the Notes. These shares had a fair value of $11,000,000 and this value was considered to be offering costs of the Company's unit offering. Accordingly, $9,427,000 was allocated to the debt component of the unit offering, and $1,573,000 was allocated to the equity component of the unit offering. The portion of the offering costs associated with the issuance of the Notes is being amortized as additional interest expense over the term of the Notes. The class B common stock has special voting rights and the ability to control the board of directors of New TDC, subject to certain limitations (See Note 13).

     In addition, the Company incurred other offering costs of $11,709,000. Of these costs $10,064,000 was allocated to the debt component of the unit offering, and $1,645,000 was allocated to the equity component of the unit offering. The portion of the offering costs associated with the issuance of the Notes is being amortized as additional interest expense over the term of the Notes.


     Effective with the issuance of the class A and class B common stock, the Company's chief executive officer is no longer the sole shareholder as his shareholdings were effectively reduced to 55%.


     (g) On June 18, 2001, the Company entered into an agreement to hedge approximately 80% of the Company's projected oil and gas production from proved developed producing reserves through June 30, 2003 (See Note 9).

     (h) On July 27, 2001, New TDC merged with TDC, one of its wholly-owned subsidiaries. As a result of the merger, the surviving corporation was New TDC.

NOTE 15 -- SUPPLEMENTAL OIL AND NATURAL GAS INFORMATION

     Information with respect to the Company's oil and natural gas producing activities is presented in the following tables. Estimates of reserve quantities, as well as future production and discounted cash flows before income taxes, were determined by an independent petroleum engineering firm, as of December 31, 1998, 1999 and 2000.

  Oil and Natural Gas Related Costs

     The following table sets forth information concerning costs related to the Company's oil and gas property acquisition, exploration and development activities in the United States during the years ended December 31,1998, 1999 and 2000:

                                               1998          1999          2000
                                            -----------   -----------   -----------
Property acquisition -- proved............  $62,477,242   $   249,971   $   408,231
Less -- proceeds from sales of
  properties..............................           --    (2,262,300)     (389,971)
Development costs.........................    9,514,904    13,322,473    10,080,396
Exploration costs.........................           --            --       389,030
                                            -----------   -----------   -----------
                                            $71,992,146   $11,310,144   $10,487,686
                                            ===========   ===========   ===========

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Results of Operations from Oil and Natural Gas Producing Activities

     The following table sets forth the Company's results of operations from oil and natural gas producing activities for the years ended December 31:

                                              1998           1999           2000
                                          ------------   ------------   ------------
Revenues................................  $ 25,836,896   $ 36,270,343   $ 73,452,054
Production costs and taxes..............   (18,688,733)   (18,657,542)   (28,102,775)
Depreciation, depletion and
  amortization..........................   (11,782,496)   (10,526,878)   (12,995,403)
                                          ------------   ------------   ------------
Income (loss) from oil and natural gas
  producing activities..................  $ (4,634,333)  $  7,085,923   $ 32,353,876
                                          ============   ============   ============
Depletion rate per thousand cubic feet
  (Mcf) of natural gas equivalent.......  $       0.91   $       0.76   $       0.80
                                          ============   ============   ============

     In the presentation above, no deduction has been made for indirect costs such as corporate overhead or interest expense. No income taxes are reflected above due to the Company's tax loss carryforwards.

  Oil and Natural Gas Reserves (Unaudited)

     The following table sets forth the Company's net proved oil and natural gas reserves at December 31, 1998, 1999 and 2000 and the changes in net proved oil and natural gas reserves for the years then ended. Proved reserves represent the estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in the future years from known reservoirs under existing economic and operating conditions. The reserve information indicated below requires substantial judgment on the part of the reserve engineers, resulting in estimates which are not subject to precise determination. Accordingly, it is expected that the estimates of reserves will change as future production and development information becomes available and that revisions in these estimates could be significant. Reserves

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

are measured in barrels (Bbls) in the case of oil, and units of one thousand cubic feet (Mcf) in the case of natural gas.

                                                              OIL (BBLS)   GAS (MCF)
                                                              ----------   ---------
                                                                   (AMOUNTS IN
                                                                    THOUSANDS)
Proved reserves
  Balance, December 31, 1997................................     1,521       79,583
     Purchases of reserves in place.........................     9,816       28,542
     Discoveries and extensions.............................       940        9,424
     Revisions of previous estimates........................        72          311
     Production.............................................    (1,030)      (6,711)
                                                                ------      -------
  Balance, December 31, 1998................................    11,319      111,149
     Discoveries and extensions.............................       609       21,774
     Revisions of previous estimates........................     5,132       (9,515)
     Sale of reserves in place..............................       (64)      (6,309)
     Production.............................................    (1,145)      (7,007)
                                                                ------      -------
  Balance, December 31, 1999................................    15,851      110,092
     Discoveries and extensions.............................       644       13,176
     Revisions of previous estimates........................       208      (13,258)
     Expiration of leases...................................      (244)     (11,542)
     Sale of reserves in place..............................       (53)        (455)
     Production.............................................    (1,333)      (8,314)
                                                                ------      -------
  Balance, December 31, 2000................................    15,073       89,699
                                                                ======      =======
Proved developed reserves at December 31, 1998..............     9,124       58,088
                                                                ======      =======
Proved developed reserves at December 31, 1999..............    12,957       58,265
                                                                ======      =======
Proved developed reserves at December 31, 2000..............    12,290       45,575
                                                                ======      =======

     Of the Company's total proved reserves as of December 31, 1998, 1999 and 2000, approximately 48%, 48% and 57%, respectively, were classified as proved developed producing, 15%, 18% and 9%, respectively, were classified as proved developed non-producing and 37%, 34% and 34%, respectively, were classified as proved undeveloped. All of the Company's reserves are located in the continental United States.

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Standardized Measure of Discounted Future Net Cash Flows (unaudited)

     The standardized measure of discounted future net cash flows from the Company's proved oil and natural gas reserves is presented in the following table:

                                                             DECEMBER 31,
                                                  ----------------------------------
                                                    1998        1999         2000
                                                  ---------   ---------   ----------
                                                        (AMOUNTS IN THOUSANDS)
Future cash inflows.............................  $ 339,260   $ 733,163   $1,316,621
Future production costs and taxes...............   (117,128)   (208,427)    (275,236)
Future development costs........................    (41,622)    (56,621)     (57,384)
Future income tax expenses......................    (21,558)   (102,553)    (249,779)
                                                  ---------   ---------   ----------
Net future cash flows...........................    158,952     365,562      734,222
Discount at 10% for timing of cash flows........    (53,549)   (133,998)    (261,943)
                                                  ---------   ---------   ----------
Discounted future net cash flows from proved
  reserves......................................  $ 105,403   $ 231,564   $  472,279
                                                  =========   =========   ==========

     The following table sets forth the changes in the standardized measure of discounted future net cash flows from proved reserves during 1998, 1999 and 2000:

                                                              DECEMBER 31,
                                                     ------------------------------
                                                       1998       1999       2000
                                                     --------   --------   --------
                                                         (AMOUNTS IN THOUSANDS)
Balance, beginning of year.........................  $ 73,938   $105,403   $231,564
Sales, net of production costs and taxes...........    (7,148)   (17,613)   (45,349)
Discoveries and extensions.........................    10,362     41,619    139,327
Purchases and sales of reserves in place...........    50,024     (4,647)      (738)
Changes in prices and production costs.............   (36,687)   101,748    294,404
Revisions of quantity estimates....................       582     49,998    (59,897)
Expiration of leases...............................        --         --    (21,380)
Net changes in development costs...................      (316)    (7,582)     4,156
Interest factor -- accretion of discount...........     9,317     11,206     25,959
Net change in income taxes.........................     6,486    (48,183)   (96,791)
Changes in production rates and other..............    (1,155)      (385)     1,024
                                                     --------   --------   --------
Balance, end of year...............................  $105,403   $231,564   $472,279
                                                     ========   ========   ========

     Estimated future net cash flows represent an estimate of future net revenues from the production of proved reserves using current sales prices, along with estimates of the operating costs, production taxes and future development and abandonment costs (less salvage value) necessary to produce such reserves. The average prices used at December 31, 1998, 1999 and 2000, were $11.17, $25.57 and $25.90 per Bbl and $1.86, $2.96 and $10.31 per Mcf,
respectively. No deduction has been made for depreciation, depletion or any indirect costs such as general corporate overhead or interest expense.

     Operating costs and production taxes are estimated based on current costs with respect to producing oil and natural gas properties. Future development costs are based on the best estimate of such costs assuming current economic and operating conditions.

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Income tax expense is computed based on applying the appropriate statutory tax rate to the excess of future cash inflows less future production and development costs over the current tax basis of the properties involved, less applicable carryforwards, for both regular and alternative minimum tax.

     The future net revenue information assumes no escalation of costs or prices, except for oil and natural gas sales made under terms of contracts which include fixed and determinable escalation. Future costs and prices could significantly vary from current amounts and, accordingly, revisions in the future could be significant.

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 16 -- CONSOLIDATING INFORMATION

                          CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1999

                                            TRI-UNION     TRI-UNION       TRIBO
                                           DEVELOPMENT    OPERATING     PETROLEUM     ELIMINATIONS   CONSOLIDATED
                                           ------------   ----------   ------------   ------------   ------------
ASSETS

Current assets:
  Cash and cash equivalents..............  $  1,987,514   $  402,153   $    424,329   $        --    $  2,813,996
  Accounts receivable, net...............     8,717,753      214,350        435,806      (210,269)      9,157,640
  Marketable securities..................            --           --        235,000            --         235,000
  Prepaid and other......................       925,213           --          1,073            --         926,286
                                           ------------   ----------   ------------   -----------    ------------
         Total current assets............    11,630,480      616,503      1,096,208      (210,269)     13,132,922
                                           ------------   ----------   ------------   -----------    ------------
Oil and natural gas properties, net......    87,932,096           --      1,708,345            --      89,640,441
Other assets
  Restricted cash and bonds..............     4,181,507           --             --            --       4,181,507
  Furniture, fixtures and equipment,
    net..................................       198,514       41,131         16,870            --         256,515
  Receivables from affiliates, net.......     1,752,359    1,137,788     (1,697,210)           --       1,192,937
  Deferred loan costs, net...............       498,499           --             --            --         498,499
  Investment in subsidiary...............     1,795,372           --    (25,373,174)   23,577,802              --
                                           ------------   ----------   ------------   -----------    ------------
         Total other assets..............     8,426,251    1,178,919    (27,053,514)   23,577,802       6,129,458
                                           ------------   ----------   ------------   -----------    ------------
                                           $107,988,827   $1,795,422   $(24,248,961)  $23,367,533    $108,902,821
                                           ============   ==========   ============   ===========    ============

LIABILITIES AND STOCKHOLDER'S EQUITY (CAPITAL DEFICIT)

  Current liabilities:
    Accounts payable and accrued
      liabilities........................  $ 23,595,448   $       50   $     26,417   $  (210,269)   $ 23,411,646
    Accrued interest.....................     4,784,286           --             --            --       4,784,286
    Notes payable........................       282,267           --         76,160            --         358,427
  Note payable -- in default.............   104,700,000           --             --            --     104,700,000
                                           ------------   ----------   ------------   -----------    ------------
                                            133,362,001           50        102,577      (210,269)    133,254,359
                                           ------------   ----------   ------------   -----------    ------------
Commitments and Contingencies
  Stockholder's equity (capital deficit)
  Class A common stock...................         1,000        1,000          2,383        (2,000)          2,383
  Retained earnings (deficit)............   (25,374,174)   1,794,372    (24,355,724)   23,579,802     (24,355,724)
  Accumulated other comprehensive
    income...............................            --           --          1,803            --           1,803
                                           ------------   ----------   ------------   -----------    ------------
         Total stockholder's equity
           (capital deficit).............   (25,373,174)   1,795,372    (24,351,538)   23,577,802     (24,351,538)
                                           ------------   ----------   ------------   -----------    ------------
                                           $107,988,827   $1,795,422   $(24,248,961)  $23,367,533    $108,902,821
                                           ============   ==========   ============   ===========    ============

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                          CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 2000

                                            TRI-UNION     TRI-UNION       TRIBO
                                           DEVELOPMENT    OPERATING     PETROLEUM     ELIMINATIONS   CONSOLIDATED
                                           ------------   ----------   ------------   ------------   ------------
ASSETS

Current assets:
  Cash and cash equivalents..............  $ 32,426,157   $ (112,690)  $    676,472   $        --    $ 32,989,939
  Accounts receivable, net...............    23,680,382      451,033        618,809      (468,815)     24,281,409
  Marketable securities..................            --           --        472,248            --         472,248
  Prepaid and other......................       973,632      365,965        438,166            --       1,777,763
                                           ------------   ----------   ------------   -----------    ------------
         Total current assets............    57,080,171      704,308      2,205,695      (468,815)     59,521,359
                                           ------------   ----------   ------------   -----------    ------------
Oil and natural gas properties, net......    85,670,289      386,616      1,075,818            --      87,132,723
Other assets
  Restricted cash and bonds..............     4,674,546           --             99            --       4,674,645
  Furniture, fixtures and equipment,
    net..................................       122,391       30,732         22,398            --         175,521
  Receivables from affiliates, net.......       122,459    1,965,510     (1,098,103)           --         989,866
  Deferred loan costs, net...............        99,700           --             --            --          99,700
  Investment in subsidiary...............     3,030,900           --    (32,113,482)   29,082,582              --
                                           ------------   ----------   ------------   -----------    ------------
         Total other assets..............     8,049,996    1,996,242    (33,189,088)   29,082,582       5,939,732
                                           ------------   ----------   ------------   -----------    ------------
                                           $150,800,456   $3,087,166   $(29,907,575)  $28,613,767    $152,593,814
                                           ============   ==========   ============   ===========    ============

LIABILITIES AND STOCKHOLDER'S EQUITY (CAPITAL DEFICIT)

Liabilities not subject to compromise:
  Current liabilities:
    Accounts payable and accrued
      liabilities........................  $ 26,790,041   $   56,266   $    231,792   $  (468,815)   $ 26,609,284
    Accrued interest.....................     7,224,477           --             --            --       7,224,477
    Notes payable........................       333,880           --             --            --         333,880
                                           ------------   ----------   ------------   -----------    ------------
                                             34,348,398       56,266        231,792      (468,815)     34,167,641
                                           ------------   ----------   ------------   -----------    ------------
Pre-petition liabilities subject to
  compromise:
  Note payable -- in default.............   104,323,500           --             --            --     104,323,500
  Accrued interest.......................     6,226,808           --             --            --       6,226,808
  Accounts payable and accrued
    liabilities -- unsecured.............    38,015,232           --             --            --      38,015,232
                                           ------------   ----------   ------------   -----------    ------------
         Total pre-petition liabilities
           subject to compromise.........   148,565,540           --             --            --     148,565,540
                                           ------------   ----------   ------------   -----------    ------------
Commitments and Contingencies
Stockholder's equity (capital deficit):
  Class A common stock...................         1,000        1,000          2,383        (2,000)          2,383
  Retained earnings (deficit)............   (32,114,482)   3,029,900    (30,141,750)   29,084,582     (30,141,750)
                                           ------------   ----------   ------------   -----------    ------------
         Total stockholder's equity
           (capital deficit).............   (32,113,482)   3,030,900    (30,139,367)   29,082,582     (30,139,367)
                                           ------------   ----------   ------------   -----------    ------------
                                           $150,800,456   $3,087,166   $(29,907,575)  $28,613,767    $152,593,814
                                           ============   ==========   ============   ===========    ============

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                          CONSOLIDATING BALANCE SHEET
                                 JUNE 30, 2001
                                  (UNAUDITED)

                                                             TRI-UNION     TRI-UNION       TRIBO
                                                            DEVELOPMENT    OPERATING     PETROLEUM    ELIMINATIONS   CONSOLIDATED
                                                            ------------   ----------   -----------   ------------   ------------
ASSETS

Current assets:
  Cash and cash equivalents...............................  $ 12,159,239   $  748,213   $    57,298          --      $ 12,964,750
  Restricted cash.........................................    13,566,895           --            --          --        13,566,895
  Accounts receivable, net................................    20,751,594      829,186       676,583          --        22,257,363
  Marketable securities...................................            --           --       214,728          --           214,728
  Prepaid and other.......................................     1,085,550          133       413,562          --         1,499,245
  Derivative contracts....................................     1,649,326           --            --          --         1,649,326
                                                            ------------   ----------   -----------     -------      ------------
        Total current assets..............................    49,212,604    1,577,532     1,362,171          --        52,152,307
                                                            ------------   ----------   -----------     -------      ------------
Oil and natural gas properties, net.......................    79,808,520      191,886        45,658          --        80,046,064
Other assets
  Restricted cash and bonds...............................     5,070,251       25,000            --          --         5,095,251
  Furniture, fixtures and equipment, net..................       150,221      217,860        70,294          --           438,375
  Receivables from affiliates, net........................     ( 733,335)   2,527,756    (1,794,421)         --                --
  Investment in subsidiary................................         1,000           --         1,000      (2,000)               --
  Deferred loan costs, net................................    19,284,697           --            --          --        19,284,697
  Derivative contracts....................................     1,937,300           --            --          --         1,937,300
                                                            ------------   ----------   -----------     -------      ------------
        Total other assets................................    25,710,134    2,770,616    (1,723,127)     (2,000)       26,755,623
                                                            ------------   ----------   -----------     -------      ------------
                                                            $154,731,258   $4,540,034   $  (315,298)    $(2,000)     $158,953,994
                                                            ============   ==========   ===========     =======      ============

LIABILITIES AND STOCKHOLDER'S EQUITY (CAPITAL DEFICIT)

Liabilities not subject to compromise:
  Current liabilities:
    Accounts payable and accrued
      liabilities.........................................  $ 28,187,227   $  (26,095)  $    67,623          --      $ 28,228,755
    Accounts payable subject to
      renegotiation.......................................    10,119,904           --            --          --        10,119,904
    Accrued interest......................................       586,806           --            --          --           586,806
    Notes payable.........................................        82,643           --            --          --            82,643
    Current maturities of long-term debt..................    20,000,000           --            --          --        20,000,000
                                                            ------------   ----------   -----------     -------      ------------
                                                              58,976,580      (26,095)       67,623          --        59,018,108
                                                            ------------   ----------   -----------     -------      ------------
    Senior secured notes..................................    85,512,472           --            --          --        85,512,472
                                                            ------------   ----------   -----------     -------      ------------
Commitments and Contingencies
Stockholders' equity (capital deficit):
  Class A common stock....................................         3,683        1,000         1,000      (2,000)            3,683
  Class B common stock....................................           650           --            --          --               650
  Additional paid in capital..............................    25,380,183           --            --          --        25,380,183
  Retained earnings (deficit).............................   (15,142,310)   4,565,129      (383,921)         --       (10,961,102)
                                                            ------------   ----------   -----------     -------      ------------
        Total capital deficit.............................    10,242,206    4,566,129      (382,921)     (2,000)       14,423,414
                                                            ------------   ----------   -----------     -------      ------------
                                                            $154,731,258   $4,540,034   $  (315,298)    $ (2000)     $158,953,994
                                                            ============   ==========   ===========     =======      ============

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                             TRI-UNION     TRI-UNION       TRIBO
                            DEVELOPMENT    OPERATING     PETROLEUM     ELIMINATIONS   CONSOLIDATED
                            ------------   ----------   ------------   ------------   ------------
Revenues and other:
  Oil and natural gas
    revenues..............  $ 24,011,943   $  635,154   $  1,824,953   $   (635,154)  $ 25,836,896
  Loss on marketable
    securities............            --           --        (27,414)            --        (27,414)
  Other...................       257,358      382,894         46,835       (144,443)       542,644
                            ------------   ----------   ------------   ------------   ------------
         Total revenues
           and
           other..........    24,269,301    1,018,048      1,844,374       (779,597)    26,352,126
                            ------------   ----------   ------------   ------------   ------------
Expenses:
  Lease operating
    expense...............    17,263,719      251,688        714,278       (779,597)    17,450,088
  Workover expense........       509,086        6,619         83,985             --        599,690
  Production taxes........       543,298          139         95,518             --        638,955
  Depreciation, depletion
    and amortization......    11,722,824           --        674,976             --     12,397,800
  General and
    administrative........     3,253,853       24,323         48,571             --      3,326,747
  Interest expense........     7,725,395           --          8,536             --      7,733,931
                            ------------   ----------   ------------   ------------   ------------
         Total expenses...    41,018,175      282,769      1,625,864       (779,597)    42,147,211
                            ------------   ----------   ------------   ------------   ------------
Income (loss) before
  income taxes............   (16,748,874)     735,279        218,510             --    (15,795,085)
Provision for income
  taxes...................      (250,000)     250,000             --             --             --
                            ------------   ----------   ------------   ------------   ------------
Income (loss) from
  operations before equity
  in net income (loss) of
  subsidiaries............   (16,498,874)     485,279        218,510             --    (15,795,085)
Equity in net income
  (loss) of
  subsidiaries............       485,279           --    (16,013,595)    15,528,316             --
                            ------------   ----------   ------------   ------------   ------------
Net income (loss).........  $(16,013,595)  $  485,279   $(15,795,085)  $ 15,528,316   $(15,795,085)
                            ============   ==========   ============   ============   ============

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                              TRI-UNION    TRI-UNION      TRIBO
                             DEVELOPMENT   OPERATING    PETROLEUM    ELIMINATIONS   CONSOLIDATED
                             -----------   ---------   -----------   ------------   ------------
Revenues and other:
  Oil and natural gas
     revenues..............  $34,754,526   $619,323    $ 1,515,817   $  (619,323)   $36,270,343
  Other....................    1,484,854    230,145         10,539      (230,145)     1,495,393
                             -----------   --------    -----------   -----------    -----------
          Total revenues
            and other......   36,239,380    849,468      1,526,356      (849,468)    37,765,736
                             -----------   --------    -----------   -----------    -----------
Expenses:
  Lease operating expense..   17,648,597    256,829        405,658    (2,768,807)    15,542,277
  Workover expense.........    2,202,197      5,409        202,804            --      2,410,410
  Production taxes.........      645,187      1,071         58,597            --        704,855
  Depreciation, depletion
     and amortization......   10,642,271         --        397,764            --     11,040,035
  General and
     administrative........    3,237,542      3,095         76,757     1,919,339      5,236,733
  Interest expense.........   11,978,893         --          2,567            --     11,981,460
                             -----------   --------    -----------   -----------    -----------
          Total expenses...   46,354,687    266,404      1,144,147      (849,468)    46,915,770
                             -----------   --------    -----------   -----------    -----------
Income (loss) before income
  taxes....................  (10,115,307)   583,064        382,209            --     (9,150,034)
Provision for income
  taxes....................     (200,000)   200,000             --            --             --
                             -----------   --------    -----------   -----------    -----------
Income (loss) from
  operations before equity
  in net income (loss) of
  subsidiaries.............   (9,915,307)   383,064        382,209            --     (9,150,034)
Equity in net income (loss)
  of subsidiaries..........      383,064         --     (9,532,243)    9,149,179             --
                             -----------   --------    -----------   -----------    -----------
Net income (loss)..........  $(9,532,243)  $383,064    $(9,150,034)  $ 9,149,179    $(9,150,034)
                             ===========   ========    ===========   ===========    ===========

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                            TRI-UNION    TRI-UNION       TRIBO
                           DEVELOPMENT   OPERATING     PETROLEUM    ELIMINATIONS   CONSOLIDATED
                           -----------   ----------   -----------   ------------   ------------
Revenues and other:
  Oil and natural gas
     revenues............  $69,711,445   $2,063,554   $ 1,677,055   $        --    $73,452,054
  Gain on marketable
     securities..........           --           --       995,180            --        995,180
  Other..................      118,969      (33,429)        6,622       (63,758)        28,404
                           -----------   ----------   -----------   -----------    -----------
          Total revenues
            and other....   69,830,414    2,030,125     2,678,857       (63,758)    74,475,638
                           -----------   ----------   -----------   -----------    -----------
Expenses:
  Lease operating
     expense.............   20,394,732      279,267       524,861    (1,713,501)    19,485,359
  Workover expense.......    6,575,999        8,951        64,124            --      6,649,074
  Production taxes.......    1,865,008          882       102,452            --      1,968,342
  Depreciation, depletion
     and amortization....   12,937,325      260,403       308,749            --     13,506,477
  General and
     administrative......    1,730,939      245,094       702,582     1,649,743      4,328,358
  Interest expense.......   12,736,056           --        21,807            --     12,757,863
                           -----------   ----------   -----------   -----------    -----------
          Total
            expenses.....   56,240,059      794,597     1,724,575       (63,758)    58,695,473
                           -----------   ----------   -----------   -----------    -----------
Income before
  reorganization costs
  and income taxes.......   13,590,355    1,235,528       954,282            --     15,780,165
Reorganization costs.....   21,487,191           --            --            --     21,487,191
                           -----------   ----------   -----------   -----------    -----------
Income (loss) before
  income taxes...........   (7,896,836)   1,235,528       954,282            --     (5,707,026)
Provision for income
  taxes..................       79,000           --            --            --         79,000
                           -----------   ----------   -----------   -----------    -----------
Income (loss) from
  operations before
  equity in net income
  (loss) of
  subsidiaries...........   (7,975,836)   1,235,528       954,282            --     (5,786,026)
                           -----------   ----------   -----------   -----------    -----------
Equity in net income
  (loss) of
  subsidiaries...........    1,235,528           --    (6,740,308)    5,504,780             --
                           -----------   ----------   -----------   -----------    -----------
Net income (loss)........  $(6,740,308)  $1,235,528   $(5,786,026)  $ 5,504,780    $(5,786,026)
                           ===========   ==========   ===========   ===========    ===========

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     CONSOLIDATING STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                  (UNAUDITED)

                              TRI-UNION    TRI-UNION     TRIBO
                             DEVELOPMENT   OPERATING   PETROLEUM    ELIMINATIONS   CONSOLIDATED
                             -----------   ---------   ----------   ------------   ------------
Revenues and other:
  Oil and natural gas
     revenues..............  $24,843,405   $385,692    $  958,166   $        --    $26,187,263
  Gain on marketable
     securities............           --         --       902,696            --        902,696
  Other....................      416,170     14,691         3,136       (14,691)       419,306
                             -----------   --------    ----------   -----------    -----------
          Total revenues
            and other......   25,259,575    400,383     1,863,998       (14,691)    27,509,265
                             -----------   --------    ----------   -----------    -----------
Expenses:
  Lease operating
     expense...............    7,226,627    140,904       248,701      (812,090)     6,804,142
  Workover expense.........    1,658,437      5,144        33,317            --      1,696,898
  Production taxes.........      655,784         --        56,657            --        712,441
  Depreciation, depletion
     and amortization......    5,016,626      5,195       372,501            --      5,394,322
  General and
     administrative........    1,335,483     39,811       274,180       797,399      2,446,873
  Interest expense.........    6,723,199         --        10,051            --      6,733,250
                             -----------   --------    ----------   -----------    -----------
          Total expenses...   22,616,156    191,054       995,407       (14,691)    23,787,926
                             -----------   --------    ----------   -----------    -----------
Income before
  reorganization costs.....    2,643,419    209,329       868,591            --      3,721,339
Reorganization costs.......      914,809         --            --            --        914,809
                             -----------   --------    ----------   -----------    -----------
Income from operations
  before equity in net
  income of subsidiaries...    1,728,610    209,329       868,591            --      2,806,530
Equity in net income of
  subsidiaries.............      209,329         --     1,937,939    (2,147,268)            --
                             -----------   --------    ----------   -----------    -----------
Net income.................  $ 1,937,939   $209,329    $2,806,530   $(2,147,268)   $ 2,806,530
                             ===========   ========    ==========   ===========    ===========

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     CONSOLIDATING STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001
                                  (UNAUDITED)

                                 TRI-UNION    TRI-UNION       TRIBO
                                DEVELOPMENT   OPERATING     PETROLEUM    ELIMINATIONS   CONSOLIDATED
                                -----------   ----------   -----------   ------------   ------------
Revenues and other:
  Oil and natural gas
     revenues.................  $51,769,096   $2,158,595   $   738,796    $      --     $54,666,487
  Loss on marketable
     securities...............           --           --      (417,180)          --        (417,180)
  Gain on derivative
     contracts................    3,586,626           --            --           --       3,586,626
  Other.......................      890,030       27,382         5,333      (25,823)        896,922
                                -----------   ----------   -----------    ---------     -----------
          Total revenues and
            other.............   56,245,752    2,185,977       326,949      (25,823)     58,732,855
                                -----------   ----------   -----------    ---------     -----------
Expenses:
  Lease operating expense.....   10,988,831      122,820       106,442     (737,664)     10,480,429
  Workover expense............    3,307,246       14,836        18,047           --       3,340,129
  Production taxes............    1,328,642           47        12,887           --       1,341,576
  Depreciation, depletion and
     amortization.............    6,949,968      218,406        93,669           --       7,262,043
  General and
     administrative...........    1,593,581      294,639       549,170      711,841       3,149,231
  Interest expense............    6,254,469           --        21,781           --       6,276,250
                                -----------   ----------   -----------    ---------     -----------
          Total expenses......   30,422,737      650,748       801,996      (25,823)     31,849,658
                                -----------   ----------   -----------    ---------     -----------
Income (loss) before
  reorganization costs and
  income taxes................   25,823,015    1,535,229      (475,047)          --      26,883,197
Reorganization costs..........    5,428,119           --     1,882,989           --       7,311,108
                                -----------   ----------   -----------    ---------     -----------
Income (loss) before income
  taxes.......................   20,394,896    1,535,229    (2,358,036)          --      19,572,089
Provision for income taxes....      391,441           --            --           --         391,441
                                -----------   ----------   -----------    ---------     -----------
Income (loss) from operations
  before equity in net loss of
  subsidiaries................   20,003,455    1,535,229    (2,358,036)          --      19,180,648
Equity in net loss of
  subsidiaries................     (822,807)          --            --      822,807              --
                                -----------   ----------   -----------    ---------     -----------
Net income (loss).............  $19,180,648   $1,535,229   $(2,358,036)   $ 822,807     $19,180,648
                                ===========   ==========   ===========    =========     ===========

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                    TRI-UNION     TRI-UNION      TRIBO
                                   DEVELOPMENT    OPERATING    PETROLEUM     ELIMINATIONS   CONSOLIDATED
                                   ------------   ---------   ------------   ------------   ------------
Cash flows from operating
  activities:
  Net income (loss)..............  $(16,013,595)  $ 485,279   $(15,795,085)  $ 15,528,316   $(15,795,085)
  Adjustments to reconcile net
    income (loss) to net cash
    provided by operating
    activities:
    Equity in undistributed
      income of subsidiaries.....      (485,279)         --     16,013,595    (15,528,316)            --
    Depletion, depreciation and
      amortization...............    11,722,824          --        674,976             --     12,397,800
    Loss on sale of marketable
      securities.................            --          --         27,414             --         27,414
    Accretion of bond interest...       (24,400)         --             --             --        (24,400)
    Loss on sale of equipment....         5,373          --             --             --          5,373
    Changes in assets and
      liabilities:
      Accounts receivable........      (519,573)    (90,085)      (154,030)       179,591       (584,097)
      Prepaid expenses...........      (441,030)      2,529        (60,755)            --       (499,256)
      Receivables from
         affiliates..............      (105,828)   (193,881)       142,045             --       (157,664)
      Accounts payable and
         accrued liabilities.....    11,910,830        (477)        67,377       (179,591)    11,798,139
                                   ------------   ---------   ------------   ------------   ------------
         Net cash provided by
           operating
           activities............     6,049,322     203,365        915,537             --      7,168,224
                                   ------------   ---------   ------------   ------------   ------------
Cash flows from investing
  activities:
  Proceeds from sales of
    marketable securities........            --          --        319,217             --        319,217
  Additions to oil and natural
    gas properties...............   (71,063,219)     (2,529)      (926,398)            --    (71,992,146)
  Purchase of furniture, fixtures
    and equipment................      (276,696)    (50,022)            --             --       (326,718)
  Proceeds from disposal of
    equipment....................        73,905          --             --             --         73,905
                                   ------------   ---------   ------------   ------------   ------------
         Net cash used in
           investing
           activities............   (71,266,010)    (52,551)      (607,181)            --    (71,925,742)
                                   ------------   ---------   ------------   ------------   ------------
Cash flows from financing
  activities:
  Proceeds from long-term debt...    66,460,000          --             --             --     66,460,000
  Payments of loan fees..........    (1,142,550)         --             --             --     (1,142,550)
  Decrease in notes payable......       (16,812)         --       (147,437)            --       (164,249)
                                   ------------   ---------   ------------   ------------   ------------
         Net cash provided by
           (used in) financing
           activities............    65,300,638          --       (147,437)            --     65,153,201
                                   ------------   ---------   ------------   ------------   ------------
Net increase in cash and cash
  equivalents....................        83,950     150,814        160,919             --        395,683
Cash and cash equivalents --
  beginning of year..............     2,024,154      91,096        161,876             --      2,277,126
                                   ------------   ---------   ------------   ------------   ------------
Cash and cash equivalents -- end
  of year........................  $  2,108,104   $ 241,910   $    322,795   $         --   $  2,672,809
                                   ============   =========   ============   ============   ============

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                TRI-UNION     TRI-UNION      TRIBO
                                               DEVELOPMENT    OPERATING    PETROLEUM    ELIMINATIONS   CONSOLIDATED
                                               ------------   ---------   -----------   ------------   ------------
Cash flows from operating activities:
  Net income (loss)..........................  $ (9,532,243)  $ 383,064   $(9,150,034)  $ 9,149,179    $ (9,150,034)
  Adjustments to reconcile net income (loss)
    to net cash provided by operating
    activities:
    Equity in undistributed income (loss) of
      subsidiaries...........................      (383,064)         --     9,532,243    (9,149,179)             --
    Depletion, depreciation and
      amortization...........................    10,642,271          --       397,764            --      11,040,035
    Accretion of bond interest...............      (219,478)         --            --            --        (219,478)
    Changes in assets and liabilities:
      Accounts receivable....................    (3,103,376)    (29,373)       16,758        30,678      (3,085,313)
      Prepaid expenses.......................      (298,986)         --        59,682            --        (239,304)
      Receivables from affiliates............        (6,071)   (204,918)     (541,565)           --        (752,554)
      Accounts payable and accrued
         liabilities.........................    14,646,330          50       (82,058)      (30,678)     14,533,644
                                               ------------   ---------   -----------   -----------    ------------
         Net cash provided by operating
           activities........................    11,745,383     148,823       232,790            --      12,126,996
                                               ------------   ---------   -----------   -----------    ------------
Cash flows from investing activities:
  Purchase of marketable securities..........            --          --      (232,268)           --        (232,268)
  Additions to oil and natural gas
    properties...............................   (13,599,825)      2,529        24,852            --     (13,572,444)
  Purchase of furniture, fixtures and
    equipment................................       (45,017)      4,832            --            --         (40,185)
  Proceeds from disposal of equipment........            --       4,059            --            --           4,059
  Proceeds from sales of oil and natural gas
    properties...............................     2,262,300          --            --            --       2,262,300
  Purchase of restricted cash and bonds......    (3,664,957)         --            --            --      (3,664,957)
  Proceeds from restricted marketable
    securities...............................     3,300,000          --            --            --       3,300,000
                                               ------------   ---------   -----------   -----------    ------------
         Net cash provided by (used in)
           investing activities..............   (11,747,499)     11,420      (207,416)           --     (11,943,495)
                                               ------------   ---------   -----------   -----------    ------------
Cash flows from financing activities:
  Payments of long-term debt.................      (300,000)         --            --            --        (300,000)
  Payments of loan fees......................       (20,927)         --            --            --         (20,927)
  Increase in notes payable..................       202,453          --        76,160            --         278,613
                                               ------------   ---------   -----------   -----------    ------------
         Net cash provided by (used in)
           financing activities..............      (118,474)         --        76,160            --         (42,314)
                                               ------------   ---------   -----------   -----------    ------------
Net increase (decrease) in cash and cash
  equivalents................................      (120,590)    160,243       101,534            --         141,187
Cash and cash equivalents -- beginning of
  year.......................................     2,108,104     241,910       322,795            --       2,672,809
                                               ------------   ---------   -----------   -----------    ------------
Cash and cash equivalents -- end of year.....  $  1,987,514   $ 402,153   $   424,329   $        --    $  2,813,996
                                               ============   =========   ===========   ===========    ============

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                      TRI-UNION     TRI-UNION       TRIBO
                                                     DEVELOPMENT    OPERATING     PETROLEUM    ELIMINATIONS   CONSOLIDATED
                                                     ------------   ----------   -----------   ------------   ------------
Cash flows from operating activities:
  Net income (loss)................................  $ (6,740,308)  $1,235,528   $(5,786,026)  $  5,504,780   $ (5,786,026)
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating
    activities:
    Equity in undistributed income (loss) of
      subsidiaries.................................    (1,235,528)          --     6,740,308     (5,504,780)            --
    Depletion, depreciation and amortization.......    12,937,325      260,403       308,749             --     13,506,477
    Gain on sale of marketable securities..........            --           --      (995,179)            --       (995,179)
    Accretion of bond interest.....................      (138,040)          --            --             --       (138,040)
    Reorganization items...........................    21,487,191           --            --             --     21,487,191
    Changes in assets and liabilities:
      Accounts receivable..........................   (14,962,629)    (236,683)     (183,003)       258,546    (15,123,769)
      Prepaid expenses.............................       (48,419)    (365,965)     (437,093)            --       (851,477)
      Receivables from affiliates..................     1,629,900     (827,722)     (599,107)            --        203,071
      Accounts payable and accrued liabilities.....    12,343,523       56,216       205,376       (258,546)    12,346,569
      Pre-petition liabilities subject to
        compromise.................................    18,043,910           --            --             --     18,043,910
                                                     ------------   ----------   -----------   ------------   ------------
Net cash provided by (used in) operating activities
  before reorganization items......................    43,316,925      121,777      (745,975)            --     42,692,727
                                                     ------------   ----------   -----------   ------------   ------------
Operating cash flows from reorganization items:
  Bankruptcy related professional fees paid........    (2,536,788)          --            --             --     (2,536,788)
  Interest earned during bankruptcy................       538,841           --            --             --        538,841
                                                     ------------   ----------   -----------   ------------   ------------
  Net cash used in reorganization items............    (1,997,947)          --            --             --     (1,997,947)
                                                     ------------   ----------   -----------   ------------   ------------
  Net cash provided by (used in) operating
    activities.....................................    41,318,978      121,777      (745,975)            --     40,694,780
                                                     ------------   ----------   -----------   ------------   ------------
Cash flows from investing activities:
  Purchase of marketable securities................            --           --    (1,118,069)            --     (1,118,069)
  Proceeds from sales of marketable securities.....            --           --     1,874,245             --      1,874,245
  Additions to oil and natural gas properties......   (10,180,040)    (636,620)      (60,997)            --    (10,877,657)
  Purchase of furniture, fixtures and equipment....       (20,408)          --       (10,872)            --        (31,280)
  Proceeds from sales of oil and natural gas
    properties.....................................            --           --       389,971             --        389,971
  Purchase of restricted cash and bonds............      (355,000)          --            --             --       (355,000)
                                                     ------------   ----------   -----------   ------------   ------------
  Net cash provided by (used in) investing
    activities.....................................   (10,555,448)    (636,620)    1,074,278             --    (10,117,790)
                                                     ------------   ----------   -----------   ------------   ------------
Cash flows from financing activities:
  Payments of long-term debt.......................      (376,500)          --            --             --       (376,500)
  Increase (decrease) in notes payable.............        51,613           --       (76,160)            --        (24,547)
                                                     ------------   ----------   -----------   ------------   ------------
  Net cash used in financing activities............      (324,887)          --       (76,160)            --       (401,047)
                                                     ------------   ----------   -----------   ------------   ------------
  Net increase (decrease) in cash and cash
    equivalents....................................    30,438,643     (514,843)      252,143             --     30,175,943
  Cash and cash equivalents -- beginning of year...     1,987,514      402,153       424,329             --      2,813,996
                                                     ------------   ----------   -----------   ------------   ------------
  Cash and cash equivalents -- end of year.........  $ 32,426,157   $ (112,690)  $   676,472   $         --   $ 32,989,939
                                                     ============   ==========   ===========   ============   ============

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                  (UNAUDITED)

                                                    TRI-UNION    TRI-UNION      TRIBO
                                                   DEVELOPMENT   OPERATING    PETROLEUM    ELIMINATIONS   CONSOLIDATED
                                                   -----------   ---------   -----------   ------------   ------------
Cash flow from operating activities:
 Net income......................................  $1,937,939    $209,329    $ 2,806,530   $(2,147,268)   $ 2,806,530
 Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
   Equity in undistributed income of
     subsidiaries................................    (209,329)         --     (1,937,939)    2,147,268             --
   Depletion, depreciation and amortization......   5,016,626       5,195        372,501            --      5,394,322
   Gain on sale of marketable securities.........          --          --       (902,696)           --       (902,696)
   Accretion of bond interest....................     (82,229)         --             --            --        (82,229)
   Reorganization items..........................     914,809          --             --            --        914,809
   Changes in assets and liabilities:
     Accounts receivable.........................     470,491      60,257       (178,279)           --        352,469
     Prepaid expenses............................      50,047          --       (483,927)           --       (433,880)
     Receivables from affiliates.................     885,218    (227,723)      (431,267)           --        226,228
     Accounts payable and accrued liabilities....   3,457,728      29,089        219,347            --      3,706,164
     Pre-petition liabilities subject to
       compromise................................  (1,424,676)         --             --            --     (1,424,676)
                                                   -----------   ---------   -----------   ------------   -----------
       Net cash provided by (used in) operating
         activities before reorganization
         items...................................  11,016,624      76,147       (535,730)           --     10,557,041
Operating cash flows from reorganization items:
 Bankruptcy related professional fees paid.......    (610,710)         --             --            --       (610,710)
 Interest earned during bankruptcy...............      41,654          --             --            --         41,654
                                                   -----------   ---------   -----------   ------------   -----------
       Net cash used for reorganization items....    (569,056)         --             --            --       (569,056)
       Net cash provided by (used in) operating
         activities..............................  10,447,568      76,147       (535,730)           --      9,987,985
Cash flow from investing activities:
 Purchase of marketable securities...............          --          --       (630,321)           --       (630,321)
 Proceeds from sales of marketable securities....          --          --      1,181,904            --      1,181,904
 Additions to oil and natural gas properties.....  (2,751,068)   (328,870)      (529,203)           --     (3,609,141)
 Purchase of furniture, fixtures and equipment...     (11,163)         --         (6,293)           --        (17,456)
 Proceeds from sales of oil and natural gas
   properties....................................          --          --        381,500            --        381,500
 Purchase of restricted cash and bonds...........    (161,000)         --             --            --       (161,000)
                                                   -----------   ---------   -----------   ------------   -----------
       Net cash provided by (used in) investing
         activities..............................  (2,923,231)   (328,870)       397,587            --     (2,854,514)
Cash flows from financing activities:
 Payments of long-term debt......................    (381,500)         --             --            --       (381,500)
 Decrease in notes payable.......................    (211,013)         --        (76,160)           --       (287,173)
                                                   -----------   ---------   -----------   ------------   -----------
       Net cash used in financing activities.....    (592,513)         --        (76,160)           --       (668,673)
Net increase (decrease) in cash and cash
 equivalents.....................................   6,931,824    (252,723)      (214,303)           --      6,464,798
Cash and cash equivalents -- beginning of
 period..........................................   1,987,514     402,153        424,329            --      2,813,996
                                                   -----------   ---------   -----------   ------------   -----------
Cash and cash equivalents -- end of period.......  $8,919,338    $149,430    $   210,026   $        --    $ 9,278,794
                                                   ===========   =========   ===========   ============   ===========

                       TRI-UNION DEVELOPMENT CORPORATION
                     (FORMERLY TRIBO PETROLEUM CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                  (UNAUDITED)

                                                        TRI-UNION      TRI-UNION       TRIBO
                                                       DEVELOPMENT     OPERATING     PETROLEUM     ELIMINATIONS   CONSOLIDATED
                                                      --------------   ----------   ------------   ------------   -------------
Cash flow from operating activities:
  Net income (loss).................................  $   19,180,648   $1,535,229   $ (2,358,036)  $   822,807    $  19,180,648
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
    Equity in undistributed loss of subsidiaries....         822,807           --             --      (822,807)              --
    Depletion, depreciation and amortization........       6,949,967      218,407         93,668            --        7,262,042
    Amortization of bond discount...................         262,472           --             --            --          262,472
    Amortization of deferred loan costs.............         206,291           --             --            --          206,291
    Loss on sale of marketable securities...........              --           --        417,180            --          417,180
    Accretion of bond interest......................         (45,606)          --             --            --          (45,606)
    Loss on sale of equipment.......................           7,042           --             --            --            7,042
    Reorganization items............................       7,311,108           --             --            --        7,311,108
    Gain on derivatives contracts...................      (3,586,626)          --             --            --       (3,586,626)
    Changes in assets and liabilities:
      Deposit of restricted cash....................     (13,541,895)     (25,000)            --            --      (13,566,895)
      Accounts receivable...........................       3,085,172     (378,152)       (57,775)           --        2,649,245
      Prepaid expenses..............................        (111,918)     365,831         24,605            --          278,518
      Receivables from affiliates...................        (554,783)    (562,245)       696,317            --         (420,711)
      Accounts payable and accrued liabilities......      (6,523,301)     (82,361)     1,033,542            --       (5,572,120)
      Accounts payable subject to renegotiation.....      10,119,904           --             --            --       10,119,904
      Pre-petition liabilities subject to
        compromise..................................     (44,242,039)          --             --            --      (44,242,039)
                                                      --------------   ----------   ------------   ------------   -------------
        Net cash provided by (used in) operating
          activities before reorganization items....     (20,660,757)   1,071,709       (150,499)           --      (19,739,547)
                                                      --------------   ----------   ------------   ------------   -------------
Operating cash flows from reorganization items:
  Bankruptcy related professional fees paid.........      (5,819,922)          --             --            --       (5,819,922)
  Interest earned during bankruptcy.................         945,722           --             --            --          945,722
                                                      --------------   ----------   ------------   ------------   -------------
        Net cash used for reorganization items......      (4,874,200)          --             --            --       (4,874,200)
                                                      --------------   ----------   ------------   ------------   -------------
        Net cash provided by (used in) operating
          activities................................     (25,534,957)   1,071,708       (150,498)           --      (24,613,747)
                                                      --------------   ----------   ------------   ------------   -------------
Cash flow from investing activities:
  Purchase of marketable securities.................              --           --       (159,897)           --         (159,897)
  Proceeds from sales of marketable securities......              --           --            236            --              236
  Additions to oil and natural gas properties.......      (3,072,532)     (11,549)      (255,121)           --       (3,339,202)
  Purchase of furniture, fixtures and equipment.....         (82,865)    (199,256)       (53,895)           --         (336,016)
  Proceeds from disposal of equipment...............           6,500           --             --            --            6,500
  Proceeds from sales of oil and natural gas
    properties......................................       2,225,529           --             --            --        2,225,529
  Purchase of restricted cash and bonds.............        (375,000)          --             --            --         (375,000)
                                                      --------------   ----------   ------------   ------------   -------------
        Net cash used in investing activities.......      (1,298,368)    (210,805)      (468,677)           --       (1,977,850)
                                                      --------------   ----------   ------------   ------------   -------------
Cash flows from financing activities:
  Proceeds from unit offering.......................     113,444,294           --             --            --      113,444,294
  Payments of long-term debt........................    (104,323,500)          --             --            --     (104,323,500)
  Payment of loan fees..............................      (2,303,149)          --             --            --       (2,303,149)
  Decrease in notes payable.........................        (251,237)          --             --            --         (251,237)
                                                      --------------   ----------   ------------   ------------   -------------
        Net cash provided by financing activities...       6,566,408           --             --            --        6,566,408
                                                      --------------   ----------   ------------   ------------   -------------
Net increase (decrease) in cash and cash
  equivalents.......................................     (20,266,917)     860,903       (619,175)           --      (20,025,189)
Cash and cash equivalents -- beginning of period....      32,426,157     (112,691)       676,473            --       32,989,939
                                                      --------------   ----------   ------------   ------------   -------------
Cash and cash equivalents -- end of period..........  $   12,159,240   $  748,212   $     57,298   $        --    $  12,964,750
                                                      ==============   ==========   ============   ============   =============

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING TO YOU OTHER THAN THE INFORMATION CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS DOES NOT OFFER TO SELL OR ASK FOR OFFERS TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL, WHERE THE PERSON MAKING THE OFFER IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON WHO CANNOT LEGALLY BE OFFERED THE SECURITIES. THE INFORMATION IN THIS PROSPECTUS IS CURRENT ONLY AS OF THE DATE ON ITS COVER, AND MAY CHANGE AFTER THAT DATE. FOR ANY TIME AFTER THE COVER DATE OF THIS PROSPECTUS, WE DO NOT REPRESENT THAT OUR AFFAIRS ARE THE SAME AS DESCRIBED OR THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT NOR DO WE IMPLY THOSE THINGS BY DELIVERING THIS PROSPECTUS OR SELLING SECURITIES TO YOU.

                             ---------------------

                               TABLE OF CONTENTS


                                       PAGE
                                       ----
Summary..............................     1
Risk Factors.........................    11
Forward-Looking Statements...........    20
The Company..........................    21
The Exchange Offer...................    22
Use of Proceeds......................    31
Capitalization.......................    32
Selected Historical Consolidated
  Financial Data.....................    33
Unaudited Condensed Pro Forma
  Financial Data.....................    35
Operating Data.......................    37
Reserve Data.........................    37
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    38
Business and Properties..............    49
Management...........................    67
Principal Stockholders...............    70
Certain Relationships and Related
  Transactions.......................    70
Description of the Senior
  Secured Notes......................    72
Plan of Distribution.................   119
Registration Rights..................   120
Material United States Federal Income
  Tax Considerations.................   122
Legal Matters........................   126
Reserve Engineers....................   126
Available Information................   126
Glossary of Oil and Natural Gas
  Terms..............................   128
Index to Financial Statements........   F-1


                             TRI-UNION DEVELOPMENT
                                  CORPORATION

                    [TRI-UNION DEVELOPMENT CORPORATION LOGO]

                               OFFER TO EXCHANGE
                            $130,000,000 REGISTERED
                           12.5% SENIOR SECURED NOTES
                                DUE 2006 FOR ALL
                            OUTSTANDING UNREGISTERED
                           12.5% SENIOR SECURED NOTES
                                    DUE 2006
                            PAYMENT UNCONDITIONALLY
                                   GUARANTEED
                                      ON A
                            SENIOR SECURED BASIS BY
                          TRI-UNION OPERATING COMPANY
                                    --------
                                   PROSPECTUS
                                    --------

                                NOVEMBER 2, 2001

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Tri-Union Development Corporation

     Article 2.02-1 of the Texas Business Corporation Act ("TBCA") provides that a corporation may indemnify any director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation's best interests, and/or (b) in other cases, that his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, has no reasonable cause to believe his conduct was unlawful.

     Subject to certain exceptions, a director or officer may not be indemnified if he is found liable to the corporation or if he is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify a director or officer against reasonable expenses incurred in connection with the proceeding to which such director or officer is named defendant or respondent because he is or was a director or officer if he is wholly successful in defense of the proceeding.

     Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a director or officer, whether or not the corporation would have the power to indemnify him against that liability under Article 2.02-1 of the TBCA.

     Tri-Union's Amended and Restated Articles of Incorporation provide that the liability of directors for monetary damages for an act or omission in the director's capacity as a director shall be limited to the fullest extent permissible under Texas law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director's duty of loyalty to the corporation or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office or (iv) an act or omission for which the liability of the director is expressly provided by statute.

     Pursuant to Tri-Union's bylaws, it has a duty to indemnify directors and board observers to the fullest extent permitted by Texas law. Tri-Union may indemnify its officers, employees and agents to the same scope and effect as the foregoing indemnification of directors and board observers.

     In addition, Tri-Union may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of us or another corporations, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not Tri-Union would have the power to indemnify such person against such expense, liability or loss as permitted by law.

     The above discussion is not intended to be exhaustive and is respectively qualified in its entirety by the TBCA and Tri-Union's Amended and Restated Articles of Incorporation and bylaws.

  Tri-Union Operating Company

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amount paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may also indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent or another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. In addition, where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

     Section 145 of the DGCL also authorizes the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Delaware law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The following exhibits are filed as part of this Registration Statement:

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           2.1           Debtor's First Amended Plan of Reorganization approved on
                            May 23, 2001 by the United States Bankruptcy Court for
                            the Southern District of Texas, Houston Division.
           2.2           Agreement and Plan of Merger between Tribo Petroleum
                            Corporation and Tri-Union Development Corporation, dated
                            July 27, 2001.
           3.1           Restated Articles of Incorporation for Tri-Union Development
                            Corporation, as amended through July 2001.
           3.2           By-laws of Tri-Union Development Corporation as amended and restated through June 18, 2001.
           3.3           Certificate of Incorporation for Tri-Union Operating Company
                            dated as of November 1, 1974, as amended through May 30,
                            1996.
           3.4           By-laws of Tri-Union Operating Company as amended and
                            restated through June 18, 2001.
           4.1           Indenture Agreement by and between Tri-Union Development
                            Corporation, as Issuer, Tribo Petroleum Corporation, as
                            Parent Guarantor, and Firstar Bank, National Association,
                            as Trustee, dated June 18, 2001.
           4.2           Purchase Agreement between Tribo Petroleum Corporation,
                            Tri-Union Development Corporation, Tri-Union Operating
                            Company and Jefferies & Company Inc., dated June 18,
                            2001.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           4.3           Registration Rights Agreement by and among Tri-Union
                            Development Corporation, Tri-Union Operating Company,
                            Tribo Petroleum Corporation and Jefferies & Company,
                            Inc., dated June 18, 2001.
           4.4           Equity Registration Rights Agreement by and between Tribo
                            Petroleum Corporation and Jefferies & Company, Inc.,
                            dated June 18, 2001.
           4.5           Intercreditor and Collateral Agency Agreement among
                            Tri-Union Development Corporation, Tribo Petroleum
                            Corporation, Tri-Union Operating Company and Wells Fargo
                            Bank Minnesota, National Association, as Collateral
                            Agent, and Firstar Bank, National Association, as
                            Trustee, dated June 18, 2001.
           4.6           Pledge and Collateral Account Agreement among Wells Fargo
                            Bank Minnesota, National Association, as Collateral
                            Agent, Tribo Petroleum Corporation, Tri-Union Development
                            Corporation and Tri-Union Operating Company, as Obligors,
                            dated June 18, 2001.
           4.7           Mortgage, Deed of Trust, Assignment of Production, Security
                            Agreement and Financing Statement of Tri-Union
                            Development Corporation, dated June 18, 2001.
           4.8           Form of Exchange Note.
          *5.1           Opinion of Thompson & Knight LLP, dated July 30, 2001.
          *8.1           Opinion regarding Tax Matters (included in Exhibit 5.1).
          10.1           Amended and Restated Lease Agreement between Tribo
                            Production Company, Ltd and Tri-Union Development
                            Corporation, dated June 18, 2001.
          10.2           ISDA Master Agreement by and between Bank of America, N.A.
                            and Tri-Union Development Corporation, dated June 18,
                            2001.
          12.1           Statements regarding Computation of Ratios.
          16.1           Letter from Hildago, Banfill, Zlontnik & Kermali, P.C.
          21.1           Subsidiaries of Registrant.
         *23.1           Consent of BDO Seidman, LLP.
         *23.2           Consent of Hildago, Banfill, Zlontnik & Kermali, P.C.
         *23.3           Consent of Huddleston & Co., Inc.
         *23.4           Consent of Thompson & Knight LLP (included in Exhibit 5.1).
          25.1           Statement of Eligibility of Trustee, Form T-1.
         *99.1           Form of Letter to DTC Participant.
         *99.2           Form of Letter to Beneficial Holders.
         *99.3           Form of Letter of Transmittal.
         *99.4           Form of Notice of Guaranteed Delivery.
          99.5           Form of Exchange Agent Agreement.


* Filed herewith

ITEM 22. UNDERTAKINGS.

     (a) The undersigned Registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants' Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions referred to in Item 20 of this Registration Statement, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to such request.

     (e) The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Tri-Union Development Corporation has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 2nd day of November, 2001.


                                            TRI-UNION DEVELOPMENT CORPORATION

                                            By:       /s/ RICHARD BOWMAN
                                              ----------------------------------
                                                        Richard Bowman
                                                President and Chief Executive
                                                            Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                  TITLE                    DATE
                      ---------                                  -----                    ----
                 /s/ RICHARD BOWMAN                    President, Chief Executive   November 2, 2001
-----------------------------------------------------    Officer, Chief Financial
                   Richard Bowman                        Officer and Director
                                                         (Principal Executive
                                                         Officer)

               /s/ SUZANNE R. AMBROSE                  Vice President, Treasurer    November 2, 2001
-----------------------------------------------------    and Chief Accounting
                 Suzanne R. Ambrose                      Officer (Principal
                                                         Accounting Officer)

                 */s/ G. BRYAN DUTT                    Director                     November 2, 2001
-----------------------------------------------------
                    G. Bryan Dutt

                                                       Director
-----------------------------------------------------
                 Michel T. Halbouty

             */s/ DONALD W. RIEGLE, JR.                Director                     November 2, 2001
-----------------------------------------------------
                Donald W. Riegle, Jr.

                                                       Director
-----------------------------------------------------
                Oliver G. Richard III


---------------
* Pursuant to powers of attorney

     Pursuant to the requirements of the Securities Act of 1933, Tri-Union Operating Company has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 2nd day of November, 2001.


                                            TRI-UNION OPERATING COMPANY

                                            By:       /s/ RICHARD BOWMAN
                                              ----------------------------------
                                                        Richard Bowman
                                                President and Chief Executive
                                                            Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                  TITLE                    DATE
                      ---------                                  -----                    ----
                 /s/ RICHARD BOWMAN                    President, Chief Executive  November 2, 2001
-----------------------------------------------------    Officer, Chief Financial
                   Richard Bowman                        Officer and Director
                                                         (Principal Executive
                                                         Officer)

               /s/ SUZANNE R. AMBROSE                  Vice President, Treasurer   November 2, 2001
-----------------------------------------------------    and Chief Accounting
                 Suzanne R. Ambrose                      Officer (Principal
                                                         Accounting Officer)

                                 EXHIBIT INDEX


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           2.1           Debtor's First Amended Plan of Reorganization approved on
                            May 23, 2001 by the United States Bankruptcy Court for
                            the Southern District of Texas, Houston Division.
           2.2           Agreement and Plan of Merger between Tribo Petroleum
                            Corporation and Tri-Union Development Corporation, dated
                            July 27, 2001.
           3.1           Restated Articles of Incorporation for Tri-Union Development
                            Corporation, as amended through July 2001.
           3.2           By-laws of Tri-Union Development Corporation as amended and restated through June 18, 2001.
           3.3           Certificate of Incorporation for Tri-Union Operating Company
                            dated as of November 1, 1974, as amended through May 30,
                            1996.
           3.4           By-laws of Tri-Union Operating Company as amended and
                            restated through June 18, 2001.
           4.1           Indenture Agreement by and between Tri-Union Development
                            Corporation, as Issuer, Tribo Petroleum Corporation, as
                            Parent Guarantor, and Firstar Bank, National Association,
                            as Trustee, dated June 18, 2001.
           4.2           Purchase Agreement between Tribo Petroleum Corporation,
                            Tri-Union Development Corporation, Tri-Union Operating
                            Company and Jefferies & Company Inc., dated June 18,
                            2001.
           4.3           Registration Rights Agreement by and among Tri-Union
                            Development Corporation, Tri-Union Operating Company,
                            Tribo Petroleum Corporation and Jefferies & Company,
                            Inc., dated June 18, 2001.
           4.4           Equity Registration Rights Agreement by and between Tribo
                            Petroleum Corporation and Jefferies & Company, Inc.,
                            dated June 18, 2001.
           4.5           Intercreditor and Collateral Agency Agreement among
                            Tri-Union Development Corporation, Tribo Petroleum
                            Corporation, Tri-Union Operating Company and Wells Fargo
                            Bank Minnesota, National Association, as Collateral
                            Agent, and Firstar Bank, National Association, as
                            Trustee, dated June 18, 2001.
           4.6           Pledge and Collateral Account Agreement among Wells Fargo
                            Bank Minnesota, National Association, as Collateral
                            Agent, Tribo Petroleum Corporation, Tri-Union Development
                            Corporation and Tri-Union Operating Company, as Obligors,
                            dated June 18, 2001.
           4.7           Mortgage, Deed of Trust, Assignment of Production, Security
                            Agreement and Financing Statement of Tri-Union
                            Development Corporation, dated June 18, 2001.
           4.8           Form of Exchange Note.
          *5.1           Opinion of Thompson & Knight LLP, dated July 30, 2001.
          *8.1           Opinion regarding Tax Matters (included in Exhibit 5.1).
          10.1           Amended and Restated Lease Agreement between Tribo
                            Production Company, Ltd and Tri-Union Development
                            Corporation, dated June 18, 2001.
          10.2           ISDA Master Agreement by and between Bank of America, N.A.
                            and Tri-Union Development Corporation, dated June 18,
                            2001.
          12.1           Statements regarding Computation of Ratios.
          16.1           Letter from Hildago, Banfill, Zlontnik & Kermali, P.C.
          21.1           Subsidiaries of Registrant.
         *23.1           Consent of BDO Seidman, LLP.
         *23.2           Consent of Hildago, Banfill, Zlontnik & Kermali, P.C.
         *23.3           Consent of Huddleston & Co., Inc.
         *23.4           Consent of Thompson & Knight LLP (included in Exhibit 5.1).
          25.1           Statement of Eligibility of Trustee, Form T-1.
         *99.1           Form of Letter to DTC Participant.
         *99.2           Form of Letter to Beneficial Holders.
         *99.3           Form of Letter of Transmittal.
         *99.4           Form of Notice of Guaranteed Delivery.
          99.5           Form of Exchange Agent Agreement.


* Filed herewith